As filed with the Securities and Exchange Commission on February 26, 1997
                                                  Registration No. 333-

                            SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C.  20549
                                     ----------------
                                         FORM S-4
                                  REGISTRATION STATEMENT
                                           UNDER
                                THE SECURITIES ACT OF 1933
                                     ----------------
                                  CAMDEN PROPERTY TRUST

                  (Exact name of registrant as specified in its charter)

            TEXAS                                               6513
 (State or other jurisdiction                       (Primary Standard Industrial
of incorporation or organization)                    Classification Code Number)

                                   76-6088377
                                (I.R.S. Employer
                               Identification No.)

                       3200 SOUTHWEST FREEWAY, SUITE 1500
                              HOUSTON, TEXAS 77027
                                 (713) 964-3555
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

                                RICHARD J. CAMPO
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              CAMDEN PROPERTY TRUST
                       3200 SOUTHWEST FREEWAY, SUITE 1500
                              HOUSTON, TEXAS 77027
                                 (713) 964-3555
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                        Copies to:
        BRYAN L. GOOLSBY                                 J. WARREN GORRELL, JR.
          GINA E. BETTS                                    DUNCAN S. KLINEDINST
LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P.              HOGaN & HARTSON L.L.P.
   2200 ROSS AVENUE, SUITE 900                               COLUMBIA SQUARE
       DALLAS, TEXAS  75201                                555 13TH STREET, N.W.
                                                         WASHINGTON, D.C.  20004

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                              CALCULATION OF REGISTRATION FEE

===================================================================================================
TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM   PROPOSED MAXIMUM     AMOUNT OF
   SECURITIES TO                                  OFFERING PRICE   AGGREGATE OFFERING  REGISTRATION
   BE REGISTERED        AMOUNT TO BE REGISTERED    PER SHARE(2)         PRICE(2)           FEE
---------------------------------------------------------------------------------------------------
Common Shares of
Beneficial Interest,    9,466,346 shares(1)      $17.375           $256,996,491.90     $77,877.72(3)
$.01 par value.....
===================================================================================================

(1) This Registration Statement covers the maximum number of Common Shares of the registrant that are expected to be issued in connection with the transactions described herein.
(2) Determined pursuant to Rule 457(f)(1). (Based on the average high/low sales price on February 21, 1997)
(3) Includes $53,484.85 previously paid by the registrant as computed per Exchange Act Rules 14a-6(i)(1) and 0-11.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   CAMDEN PROPERTY TRUST

                                   Cross-Reference Sheet

ITEM OF FORM S-4                                      LOCATION IN REGISTRATION STATEMENT OR PROSPECTUS
1.    Forepart of Registration Statement
      and Outside Front Cover Page of Prospectus      Facing page of Registration Statement; Cross
                                                      Reference Sheet; outside front cover page of
                                                      Prospectus
2.    Inside Front and Outside Back Cover Pages
      of Prospectus.......................            Inside front cover page of Prospectus; Table of
                                                      Contents; Available Information; Incorporation of
                                                      Certain Information by Reference
3.    Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information.......            Summary; Equivalent Per Share Data; Summary
                                                      Historical and Unaudited Pro Forma Combined
                                                      Financial Data; Risk Factors; Camden Property Trust
                                                      -- Unaudited Pro Forma Combined Financial
                                                      Statements
4.    Terms of the Transaction............            Summary; The Merger; Comparative Rights of
                                                      Shareholders; Annex I; Annex II
5.    Pro Forma Financial Information.....            Camden Property Trust-- Unaudited Pro Forma
                                                      Combined Financial Statements; Incorporation of
                                                      Certain Information by Reference
6.    Material Contacts With the Company
      Being Acquired......................            Summary; The Merger
7.    Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters.....................            Not applicable
8.    Interests of Named Experts and Counsel          Not applicable
9.    Disclosure of Commission Position on
      Indemnification For Securities Act
      Liabilities.........................            Not applicable
10.   Information With Respect to S-3 Registrants     Available Information; Incorporation of Certain
                                                      Information by Reference; Summary; Business of
                                                      Camden
11.   Incorporation of Certain Information by
      Reference...........................            Incorporation of Certain Information by Reference
12.   Information With Respect to S-2 or S-3
      Registrants.........................            Not applicable
13.   Incorporation of Certain Information by
      Reference...........................            Not applicable
14.   Information With Respect to Registrants
      Other Than S-2 or S-3 Registrants...            Not applicable
15.   Information With Respect to S-3
      Companies...........................            Available Information; Incorporation of Certain
                                                      Information by Reference; Summary; Business of
                                                      Paragon
16.   Information With Respect to S-2 or S-3
      Companies...........................            Not applicable
17.   Information with Respect to Companies
      Other Than S-2 or S-3 Companies.....            Not applicable
18.   Information if Proxies, Consents or
      Authorizations Are to be Solicited..            Incorporation of Certain Information By Reference;
                                                      Summary; The Special Meetings; The Merger;
                                                      Dissenters' Rights
19.   Information if Proxies, Consents or
      Authorizations Are Not to be Solicited,
      or in an Exchange Offer.............            Not applicable

                       [Camden Property Trust Letterhead]

                                   ______________, 1997

Fellow Shareholders:

      We cordially invite you to attend a special meeting of shareholders (the "Special Meeting") of Camden Property Trust ("Camden") to be held at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas, on Monday, March 31, 1997 at 10:00 a.m., Central Standard Time.

      At this meeting, you will have an opportunity to consider and vote on the proposed merger of Paragon Group, Inc. ("Paragon") with and into a wholly-owned subsidiary of Camden pursuant to the terms of the Agreement and Plan of Merger between Camden and Paragon (the "Agreement").

      The Agreement provides for a tax-free exchange of each share of Paragon common stock for 0.64 (subject to adjustment) common shares of beneficial interest of Camden (the "Exchange Ratio"). The currently outstanding common shares of beneficial interest, $.01 par value, of Camden (the "Common Shares") will remain outstanding. If the average closing price (the "Average Closing Price") of Camden Common Shares during the period of 15 consecutive trading days commencing on the twenty-second trading day prior to the date of the Paragon Special Meeting (the "Pricing Period") is less than $25.67, at any time during the seven trading days following the Pricing Period, Paragon may give notice to Camden that it is electing to terminate the Agreement. Camden then has the option during the three trading days commencing with its receipt of such notice to increase the consideration to be paid to Paragon stockholders by adjusting the Exchange Ratio to equal a number obtained by dividing $16.43 by the Average Closing Price. If Camden elects to make the adjustment, the Agreement (with the modified Exchange Ratio) will remain in effect. The terms of the proposed merger, including the methods for valuing Paragon common stock and Camden Common Shares and determining the Exchange Ratio, are explained in detail in the accompanying Joint Proxy Statement/Prospectus. I urge you to read it carefully.

      The Board of Trust Managers of Camden is unanimously of the opinion that the proposed merger will be beneficial to Camden shareholders. The Board has received a written opinion from PaineWebber Incorporated as to the fairness to Camden, from a financial point of view, of the Exchange Ratio. See "RISK FACTORS" and "THE MERGER--Background of and Reasons for the Merger-- Camden's Reasons for the Merger" in the accompanying Joint Proxy Statement/Prospectus for a discussion of the potential adverse effects of the merger.

      The proposed merger will be approved if it receives the affirmative vote of a majority of the votes cast at the Special Meeting if a quorum is present or represented by proxy. It is especially important that your shares be represented at the Special Meeting and voted FOR the proposal. Even if you plan to attend the Special Meeting in person, please complete, date, sign and promptly return the proxy in the envelope provided. Your vote is important, regardless of the number of shares that you own. Your promptly completing, signing and returning the proxy saves our company the expense of costly proxy solicitation.

      On behalf of the Board of Trust Managers, I urge you to vote FOR approval of the proposal.


                                   Sincerely,


                                   Richard J. Campo
                                   Chairman of the Board of Trust Managers
                                   and Chief Executive Officer

                              CAMDEN PROPERTY TRUST
                       3200 Southwest Freeway, Suite 1500
                              Houston, Texas 77027

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        To Be Held Monday, March 31, 1997

      NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Camden Property Trust ("Camden") will be held at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas, on Monday, March 31, 1997 at 10:00 a.m., Central Standard Time (the "Special Meeting"), for the following purposes:

            1. To approve and adopt an Agreement and Plan of Merger (the "Agreement") among Camden, Camden Subsidiary, Inc., a wholly-owned subsidiary of Camden ("Sub"), and Paragon Group, Inc. ("Paragon"), dated as of December 16, 1996, pursuant to which: (i) Paragon would merge with and into Sub; (ii) each outstanding share of Paragon Common Stock, $.01 par value, would be converted into the right to receive 0.64 (subject to adjustment) common shares of beneficial interest of Camden, $.01 par value ("Camden Common Shares"), with cash in lieu of the issuance of any fractional share interest; and (iii) the Board of Trust Managers of Camden would be increased from five to seven members, with the two additional positions being filled with two persons designated by Paragon, all as described more fully in the accompanying Joint Proxy Statement/Prospectus.

            2. To approve the postponement or adjournment of the Special Meeting for the solicitation of additional votes, if necessary.

            3. To transact such other business as properly may come before such meeting or any adjournments thereof.

      Only those Camden shareholders of record at the close of business on February 24, 1997 will be entitled to notice of and to vote at the meeting and any adjournments thereof. The Agreement will be approved if it receives the affirmative vote of a majority of the votes cast at the Special Meeting if a quorum is present or represented by proxy.

                                        By Order of the Board of Trust Managers


                                        G. Steven Dawson
                                        Senior Vice President - Finance,
                                        Chief Financial Officer, Treasurer
                                        and Assistant Secretary

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY VOTE PERSONALLY ON ALL MATTERS THAT ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.

Houston, Texas
____________________, 1997

                        [Paragon Group, Inc. Letterhead]

Dear Fellow Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders of Paragon Group, Inc. (the "Paragon Special Meeting") to be held on Monday, March 31, 1997, at 10:00 a.m., central time, at the Doubletree Hotel at Campbell Centre, Houston Room, 8250 North Central Expressway, Dallas, Texas 75206. I look forward to personally greeting those stockholders who are able to attend.

      At this Paragon Special Meeting, we will seek your approval of a proposal to adopt an Agreement and Plan of Merger (the "Agreement") among Camden Property Trust ("Camden"), a wholly-owned subsidiary of Camden ("Sub") and Paragon Group, Inc. ("Paragon"), dated as of December 16, 1996. The Agreement provides for, among other things, the merger of Paragon with and into Sub (the "Merger") through a tax-free exchange of each share of Paragon Common Stock, $.01 par value, for 0.64 common shares of beneficial interest of Camden, $.01 par value (subject to increase at Camden's election to avoid termination of the Agreement by Paragon, all as more fully described in the accompanying Joint Proxy Statement/Prospectus), whereby stockholders of Paragon will become shareholders of Camden. If the average closing price (the "Average Closing Price") of Camden Common Shares during the period of 15 consecutive trading days commencing on the twenty-second trading day prior to the date of the Paragon Special Meeting (the "Pricing Period") is less than $25.67, at any time during the seven trading days following the Pricing Period, Paragon may give notice to Camden that it is electing to terminate the Agreement. Camden then has the option during the three trading days commencing with its receipt of such notice to increase the consideration to be paid to Paragon stockholders by adjusting the Exchange Ratio to equal a number obtained by dividing $16.43 by the Average Closing Price. If Camden elects to make the adjustment, the Agreement (with the modified Exchange Ratio) will remain in effect. Information about the meeting and the various matters contemplated by the Agreement is included in the Notice of Special Meeting and Joint Proxy Statement/Prospectus which follow. Also included is a Proxy Card and postage-paid return envelope.

      The Board of Directors of Paragon has carefully considered the terms and conditions of the proposed Merger and has unanimously determined that the terms of the Agreement and the transactions contemplated thereby are fair to Paragon's stockholders from a financial point of view and are in the best interests of Paragon's stockholders. In addition, the Board of Directors of Paragon has received a written opinion of Merrill Lynch & Co. dated as of the date of the Joint Proxy Statement/Prospectus that the Exchange Ratio (as defined in the accompanying Joint Proxy Statement/Prospectus) is fair to the holders of Paragon Common Stock from a financial point of view. Accordingly, the Board of Directors of Paragon recommends that you vote FOR the proposal. See "RISK FACTORS" and "THE MERGER--Background of and Reasons for the Merger--Paragon's Reasons for the Merger" in the accompanying Joint Proxy Statement/Prospectus for a discussion of the potential adverse effects of the merger.

      The affirmative vote of two-thirds of the outstanding shares of Paragon Common Stock entitled to vote at the Paragon Special Meeting is required in order to approve the Agreement. No matter how many shares you own, please sign, date and mail the enclosed Proxy Card in the return envelope provided. YOUR VOTE IS IMPORTANT! Whether you attend the meeting or not, please complete and return your Proxy Card as promptly as possible. Should you have any questions, please contact our proxy representative at (800) 346-7885.

                                        Sincerely,

                                        William R. Cooper
                                        Chief Executive Officer and
                                        Chairman of the Board of Directors

                               PARAGON GROUP, INC.
                          7557 RAMBLER ROAD, SUITE 1200
                               DALLAS, TEXAS 75281

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 31, 1997

      You are cordially invited to attend a Special Meeting of Stockholders of Paragon Group, Inc. ("Paragon") to be held on Monday, March 31, 1997, at 10:00 a.m., central time, at the Doubletree Hotel at Campbell Centre, Houston Room, 8250 North Central Expressway, Dallas, Texas 75206 for the following purposes:

1. To approve and adopt the Agreement and Plan of Merger (the "Agreement") among Camden Property Trust ("Camden"), Camden Subsidiary, Inc., a wholly-owned subsidiary of Camden ("Sub") and Paragon, dated as of December 16, 1996, pursuant to which: (i) Paragon will merge with and into Sub; and (ii) each outstanding share of Paragon Common Stock, $.01 par value, will be converted into the right to receive 0.64 (subject to increase at Camden's election to avoid termination of the Agreement by Paragon, all as more fully described in the accompanying Joint Proxy Statement/Prospectus) common shares of beneficial interest of Camden, $.01 par value ("Camden Common Shares"), with cash in lieu of fractional shares and subject to adjustment under certain circumstances.

2. To approve the postponement or adjournment of the Special Meeting for the solicitation of additional votes, if necessary.

3. To transact such other business as may properly come before such meeting or any adjournments thereof.

      Only stockholders of record at the close of business on February 24, 1997 will be entitled to vote at the meeting or any adjournments thereof. The affirmative vote of two-thirds of the outstanding shares of Paragon Common Stock entitled to vote at the Paragon Special Meeting is required in order to approve the Agreement.

      IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE AGREEMENT.


                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   Jerry J. Bonner
                                   Secretary

                        JOINT PROXY STATEMENT/PROSPECTUS

Camden Property Trust Special Meeting        Paragon Group, Inc. Special Meeting
   to be Held on March 31, 1997                  to be Held on March 31, 1997

                                   PROSPECTUS

                              CAMDEN PROPERTY TRUST

                                  COMMON SHARES

      This Joint Proxy Statement/Prospectus is being furnished to shareholders of Camden Property Trust, a Texas real estate investment trust (together with its subsidiaries, "Camden"), and stockholders of Paragon Group, Inc., a Maryland corporation (together with its subsidiaries, "Paragon"), in connection with the solicitation of proxies by the Board of Trust Managers of Camden (the "Camden Board") for use at the Special Meeting of Shareholders of Camden (including any adjournments or postponements thereof) (the "Camden Special Meeting") and by the Board of Directors of Paragon (the "Paragon Board") for use at the Special Meeting of Stockholders of Paragon (including any adjournments or postponements thereof) (the "Paragon Special Meeting" and, together with the Camden Special Meeting, the "Shareholder Meetings"), each to be held on Monday, March 31, 1997 at the time and place set forth in the accompanying notices.

      The purpose of the Shareholder Meetings is to consider and vote upon an Agreement and Plan of Merger, dated as of December 16, 1996 (the "Agreement"), among Camden, Camden Subsidiary, Inc. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of Camden, and Paragon. The Agreement is attached to this Joint Proxy Statement/Prospectus as ANNEX I.

      The Agreement provides that Paragon would merge with and into Sub (the "Merger," which term includes, where the context so indicates, the other transactions contemplated by the Agreement). Upon consummation of the Merger, each share of common stock, $.01 par value, of Paragon (the "Paragon Common Stock") would be converted into the right to receive 0.64 (subject to increase at Camden's election to avoid termination of the Agreement by Paragon, all as more fully described herein) common shares of beneficial interest, $.01 par value, of Camden (the "Camden Common Shares"), with cash in lieu of the issuance of any fractional share interest. If the average closing price (the "Average Closing Price") of Camden Common Shares during the period of 15 consecutive trading days commencing on the twenty-second trading day prior to the date of the Paragon Special Meeting (the "Pricing Period") is less than $25.67, at any time during the seven trading days following the Pricing Period, Paragon may give notice to Camden that it is electing to terminate the Agreement. Camden then has the option during the three trading days commencing with its receipt of such notice to increase the consideration to be paid to Paragon stockholders by adjusting the Exchange Ratio to equal a number obtained by dividing $16.43 by the Average Closing Price. If Camden elects to make the adjustment, the Agreement (with the modified Exchange Ratio) will remain in effect. The outstanding Camden Common Shares would remain outstanding as shares of Camden. The Agreement also provides that two persons designated by Paragon would become members of the Camden Board, filling vacancies created by increasing the size of the Camden Board from five to seven trust managers.

      In connection with the Merger, the Second Amended and Restated Agreement of Limited Partnership of Paragon Group, L.P., a Delaware limited partnership ("Paragon Operating Partnership"), will be amended and restated in its entirety (as so amended, the "Operating Partnership Agreement"), which amendment and restatement has been approved unanimously by the limited partners of Paragon Operating Partnership.

      Based on the closing price of Camden Common Shares on the New York Stock Exchange (the "NYSE") of $27.625 per share on February 24, 1997, if the Agreement is approved and the Merger is consummated, the total market value of Camden would be approximately $727,633,080. Based on the number of shares of Camden and Paragon outstanding on that date, approximately 36% of the shares of Camden expected to be outstanding after the Merger would be issued to Paragon stockholders. Based on the exchange ratio and the closing price of Camden Common Shares on the NYSE on February 24, 1997, each Paragon stockholder would receive in the Merger Camden Common Shares worth $17.68 for each share of Paragon Common Stock owned on that date. For a description of the Agreement, see "THE MERGER."

      This Joint Proxy Statement/Prospectus also constitutes a prospectus of Camden in respect of the Camden Common Shares to be issued to stockholders of Paragon in connection with the Merger. The outstanding Camden Common Shares are, and the shares offered hereby will be, listed on the NYSE and traded under the symbol "CPT."

      This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of Camden and stockholders of Paragon on or about _____________, 1997.

      FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 9.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

   The date of this Joint Proxy Statement/Prospectus is _______________, 1997.

                              AVAILABLE INFORMATION

      Both Camden and Paragon are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Camden and Paragon with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048, and can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Camden and Paragon and other registrants that have been filed electronically with the Commission. The address of such site is http://www.sec.gov.

      THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE OFFICE OF THE SECRETARY, CAMDEN PROPERTY TRUST, 3200 SOUTHWEST FREEWAY, SUITE 1500, HOUSTON, TEXAS 77027 (TELEPHONE (713) 964-3555; FAX (713) 964-3599) AND THE OFFICE OF THE SECRETARY, PARAGON GROUP, INC., 7557 RAMBLER ROAD, SUITE 1200, DALLAS, TEXAS 75231 (TELEPHONE (214) 891-2000; FAX (214) 891-2019). IN ORDER TO ALLOW ADEQUATE TIME FOR DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 21, 1997.

      This Joint Proxy Statement/Prospectus is part of a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") filed by Camden with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

      All information contained in this Joint Proxy Statement/Prospectus with respect to Camden and its subsidiaries has been supplied by Camden, and all information with respect to Paragon, its subsidiaries and Paragon Operating Partnership has been supplied by Paragon.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                            PAGE

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..............................1
SUMMARY........................................................................2
      Parties to the Agreement.................................................2
      Shareholder Meetings.....................................................2
      Record Dates; Votes Required.............................................3
      Recommendations..........................................................3
      The Merger...............................................................5
      Opinions of Financial Advisors...........................................5
      Effective Time of the Merger.............................................5
      Exchange Ratio...........................................................6
      Management, Operations and Headquarters After the Merger.................6
      Conditions to Consummation...............................................6
      Anticipated Accounting Treatment.........................................7
      Conduct of Business Pending the Merger...................................7
      Interests of Certain Persons in the Merger...............................7
      Federal Income Tax Consequences of the Merger............................7
      Resales of Camden Common Shares..........................................7
      Termination..............................................................8
      Termination Fees.........................................................8
      Other Related Transactions...............................................8
      Dissenters' Rights.......................................................8
      Differences in the Rights of Security Holders............................8
      Sale of Properties.......................................................8
RISK FACTORS...................................................................9
      Stock Price Fluctuations.................................................9
      Effect of Market Interest Rates on Price of Camden Common Shares.........9
      Benefits to Certain Directors and Officers of Paragon; Possible
          Conflicts of Interest...............................................10
      Loss of Rights by Paragon Stockholders..................................10
      Termination Payments if Merger Fails to Occur...........................10
      Real Estate Investment Risks............................................10
      No Limitation on Amount of Debt that May be Incurred and Possible
          Inability to Repay Debt.............................................11
      Limited Control with Respect to Certain Properties......................11
      Uninsured and Underinsured Losses Could Result in Loss of Value
          of Property.........................................................12
      Possible Environmental Liabilities......................................12
      Costs of Compliance with Fair Housing Amendments Act and
          Similar Laws........................................................12
      Adverse Consequences of Failure to Qualify as a REIT....................13
      Ownership Limits........................................................13
      Consequences of Failure to Qualify Paragon Operating Partnership
          as a Partnership....................................................13
      Competition.............................................................14
      Changes in Policies.....................................................14
EQUIVALENT PER SHARE DATA.....................................................15
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA............17
THE SPECIAL MEETINGS..........................................................23
      Camden Special Meeting .................................................23
      Paragon Special Meeting ................................................24
THE MERGER....................................................................25
      Background of and Reasons for the Merger................................25
      Opinions of Financial Advisors..........................................36
      Exchange Ratio and Exchange for Camden Common Shares ...................46
      Management and Operations After the Merger..............................47
      Effective Time of the Merger............................................49
      Headquarters ...........................................................49
      Conditions to Consummation of the Merger................................49
      Conduct of Business Pending the Merger..................................50
      Extension, Waiver and Amendment; Termination............................52
      Interests of Certain Persons in the Merger..............................53
      Anticipated Accounting Treatment........................................55
      Material Federal Income Tax Consequences................................55
      Resales of Camden Common Shares.........................................55
      Registration Rights Agreement...........................................56
      Other Related Transactions..............................................56
DISSENTERS' RIGHTS ...........................................................57
CAMDEN PROPERTY TRUST UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS...58
CAMDEN PROPERTY TRUST UNAUDITED PRO FORMA COMBINED BALANCE SHEET..............63
BUSINESS OF CAMDEN............................................................67
      General.................................................................67
      Operating Strategy......................................................67
      Financial Strategy......................................................68
      Markets and Competition.................................................69
      Camden Portfolio Summary................................................70
BUSINESS OF PARAGON...........................................................72
      General.................................................................72
      Organizational Structure................................................72
      Business Objectives and Strategy........................................72
      Business Segments.......................................................73
      Paragon Portfolio Summary...............................................75
COMPARATIVE RIGHTS OF SHAREHOLDERS............................................78
      Capitalization..........................................................78
      Voting Rights...........................................................78
      Directors...............................................................78
      Anti-Takeover Provisions................................................79
      REIT Qualification Provisions...........................................80
      Preemptive Rights.......................................................82
      Assessment..............................................................82
      Conversion; Redemption; Sinking Fund....................................82
      Liquidation Rights......................................................82
      Dividends and Other Distributions.......................................83
      Shareholder Meetings....................................................83
      Indemnification.........................................................83
      Trust Manager and Director Liability....................................84
DESCRIPTION OF PARAGON OPERATING PARTNERSHIP..................................84
FEDERAL INCOME TAX CONSIDERATIONS.............................................85
      Tax Considerations Relating to the Merger...............................86
      Continuity of Interest Assumption.......................................86
      Pre-Merger Dividends....................................................86
      Taxation of Camden......................................................87
      Requirements for Qualification..........................................88
      Failure to Qualify......................................................91
      Paragon Operating Partnership...........................................91
      Taxation of Taxable U.S. Shareholders...................................93
      Taxation of U.S. Shareholders on the Disposition of Common Stock........94
      Capital Gains and Losses................................................94
      Information Reporting Requirements and Backup Withholding...............94
      Taxation of Tax-Exempt Shareholders.....................................95
      Taxation of Non-U.S. Shareholders.......................................95
      Other Tax Consequences..................................................96
EXPERTS.......................................................................97
LEGAL OPINIONS................................................................97
SHAREHOLDER PROPOSALS.........................................................97
OTHER MATTERS.................................................................97

Annex I -- Agreement and Plan of Merger
Annex II-A -- Opinion of PaineWebber Incorporated
Annex II-B -- Opinion of Merrill Lynch & Co.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents (File No. 1-12110) filed by Camden with the Commission under the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) Camden's annual report on Form 10-K for the year ended December 31, 1995; (ii) Camden's quarterly report on Form 10-Q for the quarter ended March 31, 1996; (iii) Camden's quarterly report on Form 10-Q for the quarter ended June 30, 1996; (iv) Camden's quarterly report on Form 10-Q for the quarter ended September 30, 1996; (v) Camden's Current Report on Form 8-K dated February 15, 1996; (vi) Camden's Current Report on Form 8-K dated August 1, 1996; (vii) Camden's Current Report on Form 8-K dated October 10, 1996; (viii) Camden's Current Report on Form 8-K dated October 21, 1996; (ix) Camden's Current Report on Form 8-K dated October 31, 1996; (x) Camden's Current Report on Form 8-K dated November 19, 1996; (xi) Camden's Current Report on Form 8-K dated December 16, 1996; and (xii) the description of the Camden Common Shares contained in Camden's registration statement on Form 8-A, filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

      The following documents (File No.1-13220) filed by Paragon with the Commission under the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus: (i) Paragon's annual report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A filed on July 24, 1996; (ii) Paragon's quarterly report on Form 10-Q for the quarter ended March 31, 1996; (iii) Paragon's quarterly report on Form 10-Q for the quarter ended June 30, 1996; (iv) Paragon's quarterly report on Form 10-Q for the quarter ended September 30, 1996; (v) Paragon's Current Report on Form 8-K dated June 3, 1996; (vi) Paragon's Current Report on Form 8-K dated December 16, 1996; and
(vii) the description of the Paragon Common Stock contained in Paragon's registration statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

      All documents filed by Camden and Paragon pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Shareholder Meetings shall be deemed to be incorporated by reference herein. Also incorporated by reference herein is the Agreement, which is attached to this Joint Proxy
Statement/Prospectus as ANNEX I.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                                      SUMMARY

      THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING CAMDEN, PARAGON, PARAGON OPERATING PARTNERSHIP AND THE MATTERS TO BE CONSIDERED AT THE SHAREHOLDER MEETINGS AND IS QUALIFIED IN ALL RESPECTS BY THE INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE ANNEXES HERETO AND THE DOCUMENTS REFERRED TO HEREIN.

PARTIES TO THE AGREEMENT

      CAMDEN. Camden is a self-administered and self-managed Texas real estate investment trust (a "REIT") engaged in the acquisition, renovation, construction, development and management of multifamily properties. As of September 30, 1996, Camden owned and operated 49 multifamily properties located in Houston, Dallas/Fort Worth, Austin, Corpus Christi, El Paso, Phoenix and Tucson (the "Camden Operating Properties") containing 17,855 apartment units. The Camden Operating Properties had a weighted average occupancy rate of 94.5% for the quarter ended September 30, 1996. Camden also owns four properties that it is developing (the "Camden Development Properties") in Houston, Dallas and Phoenix, which will, when completed, add 1,510 units to its portfolio, and intends to begin construction in the future on two properties (the "Camden Future Development Properties" and, collectively with the Camden Operating Properties and the Camden Development Properties, the "Camden Properties"), which Camden anticipates will, when completed, add 448 units.

      Camden's principal executive offices are located at 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027, and its telephone number is (713) 964-3555. For further information concerning Camden, see "BUSINESS OF CAMDEN."

      PARAGON. Paragon, a Maryland corporation, is a fully integrated REIT headquartered in Dallas, Texas whose business is the operation, development and acquisition of multifamily residential communities in the Southwest, Midwest, Carolina and Florida markets. Paragon is a self-administered and self-managed REIT that, as of September 30, 1996, owned (either directly or through interests in other entities) interests in 57 multifamily residential communities totalling 15,882 apartment units (the "Paragon Residential Properties") located in six states, with three additional multifamily communities, totaling 856 residential units, currently under construction (collectively, with the Paragon Residential Properties, the "Paragon Properties"). Paragon also has indirect minority ownership interests in three commercial properties, including a 20% interest in a 401,625 square foot office building. In addition, as of September 30, 1996, Paragon, through Paragon Residential Services, Inc. ("PRSI"), managed 78 multifamily residential communities (including the Paragon Residential Properties) located across the United States, containing approximately 21,774 apartment units.

      Paragon conducts substantially all of its business through Paragon Operating Partnership, which Paragon controls through its wholly owned subsidiaries, Paragon Group GP Holdings, Inc. ("Paragon GP Holdings"), the sole general partner of and the holder of a 1.0% general partner interest in Paragon Operating Partnership, and Paragon Group LP Holdings, Inc. ("Paragon LP Holdings"), the holder of 79.1% of the units of limited partnership ("Units") in Paragon Operating Partnership. The other limited partners of Paragon Operating Partnership include entities controlled by Paragon executive officers and other prior owners of interests in the Paragon Properties and other assets owned by Paragon Operating Partnership. The Units are redeemable for cash or, at the election of Paragon, shares of Paragon Common Stock on the basis of one Unit for one share.

      The principal executive offices of Paragon are located at 7557 Rambler Road, Suite 1200, Dallas, Texas 75231, and its telephone number is (214) 891-2000. For further information concerning Paragon, see "BUSINESS OF PARAGON."

SHAREHOLDER MEETINGS

      CAMDEN. The Camden Special Meeting will be held on Monday, March 31, 1997 at 10:00 a.m., Central Standard Time, at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas. The purpose of the Camden Special Meeting is to consider and vote upon a proposal to approve the Agreement and the issuance of Camden Common Shares pursuant thereto.

      PARAGON. The Paragon Special Meeting will be held on Monday, March 31, 1997 at 10:00 a.m., Central Standard Time, at the Doubletree Hotel at Campbell Centre, 8250 North Central Expressway, Dallas, Texas. The purpose of the Paragon Special Meeting is to consider and vote upon a proposal to approve the Agreement. See "THE SPECIAL MEETINGS."

RECORD DATES; VOTES REQUIRED

      CAMDEN. Only holders of Camden Common Shares of record at the close of business on February 24, 1997 (the "Camden Record Date") will be entitled to vote at the Camden Special Meeting. The Agreement will be approved if it receives the affirmative vote of a majority of the votes cast at the Camden Special Meeting if a quorum is present or represented by proxy. The holders of a majority of the Camden Common Shares entitled to vote, present in person or by proxy, will constitute a quorum for purposes of the Camden Special Meeting. The vote of a majority of the votes cast at the Camden Special Meeting, whether or not a quorum is present, is necessary to approve the proposal which would allow Camden to postpone or adjourn the Camden Special Meeting to solicit additional votes. As of the Camden Record Date, there were 16,689,879 Camden Common Shares outstanding and entitled to vote.

      The members of the Camden Board and executive officers of Camden and their affiliates are deemed to beneficially own, as of the Camden Record Date, 1,107,190 shares or approximately 6.4% of the outstanding Camden Common Shares (including 479,000 shares issuable as of the Camden Record Date upon the exercise of vested options). Concurrently with the execution of the Agreement, certain members of the Camden Board and certain executive officers of Camden entered into a voting agreement (the "Camden Voting Agreement") pursuant to which such persons, representing 576,458 shares or approximately 3.5% of the outstanding Camden Common Shares as of the Camden Record Date, agreed to vote their Camden Common Shares then owned or thereafter acquired in favor of the Merger. See "THE SPECIAL MEETINGS -- Camden Special Meeting."

      PARAGON. Only holders of Paragon Common Stock of record at the close of business on February 24, 1997 (the "Paragon Record Date" and, together with the Camden Record Date, the "Record Dates") will be entitled to vote at the Paragon Special Meeting. The affirmative vote of the holders of two-thirds of the shares of Paragon Common Stock outstanding and entitled to vote is required to approve the Agreement. The holders of a majority of the Paragon Common Stock entitled to vote, present in person or by proxy, will constitute a quorum for purposes of the Paragon Special Meeting. The vote of a majority of the votes cast at the Paragon Special Meeting, whether or not a quorum is present, is necessary to approve the proposal which would allow Paragon to postpone or adjourn the Paragon Special Meeting to solicit additional votes. As of the Paragon Record Date, there were 14,791,165 shares of Paragon Common Stock outstanding and entitled to vote.

      The members of the Paragon Board and executive officers of Paragon and their affiliates beneficially owned, as of the Paragon Record Date, 1,306,622 shares or approximately 8.8% of the outstanding shares of Paragon Common Stock (excluding 3,053,718 shares issuable upon conversion of Units into Paragon Common Stock). Concurrently with the execution of the Agreement, certain members of the Paragon Board and certain executive officers of Paragon entered into a voting agreement (the "Paragon Voting Agreement") pursuant to which such persons, representing 1,207,140 shares or approximately 8.2% of the outstanding shares of Paragon Common Stock as of the Paragon Record Date, agreed to vote their shares of Paragon Common Stock then owned or thereafter acquired in favor of the Merger. See "THE SPECIAL MEETINGS -- Paragon Special Meeting."

RECOMMENDATIONS

      The Boards of both Camden and Paragon have unanimously approved and adopted the Agreement and each Board recommends a vote FOR approval of the Agreement. Additionally, the Board of Directors of Paragon GP Holdings has unanimously approved and adopted the form of Operating Partnership Agreement. The approval of the Operating Partnership Agreement is not subject to the vote of the shareholders of Camden or the stockholders of Paragon. See "THE SPECIAL MEETINGS" and "THE MERGER."

      In determining to recommend the Merger, the Camden Board considered the following expected benefits from the Merger: (i) its potential for accretion to Camden's funds from operations per share ("FFO"), (ii) increased size and increased liquidity in Camden Common Shares and related improvement in access to equity and debt capital, (iii) elimination of redundant activities in the combined organization and the resulting savings in costs and expenses, (iv) increased market share in certain Southwestern markets and entry into new Southeastern and Midwestern growth markets, (v) increased geographic diversification of Camden's post-Merger portfolio, (vi) access to Paragon's development experience in other markets and increased development opportunities,
(vii) favorable positioning for future portfolio acquisitions and (viii) the opinion of Camden's financial advisor that the Exchange Ratio (as defined below) is fair to Camden from a financial point of view. FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") to mean net income (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjusted FFO ("AFFO") is FFO minus a normalized charge for nonrevenue enhancing capital expenditures. Neither FFO nor AFFO represent cash flows from operating activities as defined by GAAP and should not be considered as an alternative to net income as an indication of Camden's operating performance. See "THE MERGER -- Background of and Reasons for the Merger -- Camden's Reasons for the Merger."

      The Camden Board also considered the following potential adverse consequences of the Merger: (i) expansion into a new region and new markets with which Camden has little prior experience, (ii) the potential current imbalance between supply of and demand for apartments in certain of these new markets,
(iii) the potential difficulties of integrating Paragon's property management employees into Camden, (iv) the higher risk associated with increased development activities, (v) increased debt to market capitalization and encumbrances of assets, (vi) the significant costs involved in connection with consummating the Merger, (vii) the substantial time and effort of Camden management required to effectuate the Merger, integrate the business of Paragon into Camden, and manage the increased and more diverse property portfolio, and
(viii) the risk that the anticipated benefits of the Merger might not be fully realized. The Camden Board believes that the benefits and advantages of the Merger far outweigh the negative factors and risks.

      If the Merger is not consummated for any reason, Camden will return to executing its strategic objective of being a major or even dominant apartment owner in the larger markets in the Southwest. To the extent such opportunities are available, it would likely consider other potential combinations with public or private apartment owners that the Camden Board and management believe add value and enhance the future earnings of Camden and otherwise are in the best interests of Camden's shareholders.

         In determining to recommend the Merger, the Paragon Board considered the following factors which were material to its decision to approve the Merger:
(i) the improved access of the combined entity to the equity and debt capital markets, (ii) the Paragon Board's determination that the Merger with Camden represented the best available alternative for enhancing long-term Paragon stockholder value, (iii) the expected operating efficiencies and cost savings from the Merger, (iv) the Merger's potential to be accretive to Camden's FFO per share in 1997 through 2001, (v) the economic terms of the Agreement, including the Exchange Ratio and the 40.1% equity interest in the combined entity on a fully diluted basis to be received by Paragon's stockholders, (vi) the other terms and conditions of the Agreement, including the ability of the Paragon Board to pursue an unsolicited superior competing transaction should its fiduciary duties so require, (vii) the structure of the Merger as a "stock-for-stock" rather than a "cash-for-stock" transaction, (viii) the similar size and focus of the two companies, as well as the greater geographic diversification provided by the Merger, (ix) benefits for the combined entity's shareholders from the larger company, including increased liquidity as a result of the larger total market capitalization of the combined entity, and (x) the opinion of Paragon's financial advisor that the Exchange Ratio (as defined below) was fair to the holders of shares of Paragon Common Stock from a financial point of view. See "THE MERGER -- Background of and Reasons for the Merger -- Paragon's Reasons for the Merger."

         The Paragon Board also considered the following potential adverse consequences of the Merger: (i) because the Exchange Ratio is fixed, a decline in the value of Camden Common Shares would reduce the value of the consideration to be received by Paragon stockholders in the Merger, (ii) the indicated annual dividend per share of Paragon Common Stock following the Merger is expected to decline from its current level of $1.86 to $1.22, a 34.6% reduction, (iii) the various conditions to Camden's obligation to consummate the Merger,(iv) many long-time corporate-level employees of Paragon will not continue to be employed by the combined entity following the Merger, (v) the risk that the anticipated benefits of the Merger may not be realized, (vi) the fact that under the terms of the Agreement, Paragon and its directors, officers, employees, agents and representatives are prohibited from initiating, soliciting or encouraging any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a transaction which would compete with the Merger, except if the Paragon Board determines in good faith after consultation with outside legal counsel that it is required by its fiduciary obligations to do so, and
(vii) the leverage of the combined entity would be greater than Camden's existing leverage and its coverage ratios would be lower than Camden's current coverage ratios. In the view of the Paragon Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by the Paragon Board in its deliberations relating to the Merger.

      If the Merger is not consummated for any reason, Paragon will continue to pursue its business objectives of maximizing the value of its properties and reducing overhead to increase its net cash flow. Paragon also would seek to reduce the amount of its indebtedness through potential sales of properties and improved cash flow. In addition, Paragon may seek another strategic combination. However, despite these measures, the Paragon Board in all likelihood would decide to reduce Paragon's current dividend rate substantially so that Paragon's AFFO would cover its dividends.

THE MERGER

      The Agreement provides for a merger of Paragon with and into Sub, a wholly-owned subsidiary of Camden. At the Effective Time of the Merger (as hereinafter defined), each outstanding share of Paragon Common Stock would be converted into the right to receive 0.64 Camden Common Shares (subject to increase at Camden's election to avoid termination of the Agreement by Paragon), with cash in lieu of the issuance of any fractional share interest. See "THE MERGER -- Exchange Ratio and Exchange for Camden Common Shares."

OPINIONS OF FINANCIAL ADVISORS

      CAMDEN. Camden received the oral opinion of PaineWebber Incorporated ("PaineWebber") at the meeting of the Camden Board on December 16, 1996, which was confirmed in writing on December 20, 1996, and which was confirmed in writing on the date of this Joint Proxy Statement/Prospectus, that, as of the respective dates of such opinions, the Exchange Ratio (as defined below) was fair to Camden from a financial point of view.

      PaineWebber is an investment banking and financial advisory firm and continually is engaged in the valuation of businesses and their securities in connection with private placements, mergers and acquisitions, negotiated underwritings, secondary distributions of securities, and valuations for corporate purposes, especially with respect to REITs and other real estate companies. Camden selected PaineWebber to serve as a financial advisor with respect to the Merger because of its reputation and substantial experience in transactions such as the Merger and PaineWebber's familiarity with Camden and its operations.

      Camden has agreed to pay PaineWebber a fee, a portion of which is contingent upon consummation of the Merger, and to indemnify PaineWebber against certain liabilities, including liabilities under the federal securities laws. For additional information concerning PaineWebber and its opinion, see "THE MERGER -- Opinions of Financial Advisors" and PaineWebber's opinion, dated as of December 20, 1996, attached hereto as ANNEX II-A. The opinion of PaineWebber should be read in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by PaineWebber in rendering its opinion.

      PARAGON. Paragon received the written opinion of Merrill Lynch & Co. ("Merrill Lynch") at the meeting of the Paragon Board on December 16, 1996, which was confirmed in writing on the date of this Joint Proxy Statement/Prospectus, that, as of the respective dates of such opinions, the Exchange Ratio (as defined below) was fair to holders of Paragon Common Stock from a financial point of view.

      Merrill Lynch is an internationally-recognized investment banking firm and continually is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes. Paragon selected Merrill Lynch as its financial advisor because of Merrill Lynch's reputation and substantial experience in transactions such as the Merger and Merrill Lynch's familiarity with Paragon and its business.

      Paragon has agreed to pay Merrill Lynch certain fees, to reimburse Merrill Lynch for certain of its reasonable out-of-pocket expenses and to indemnify Merrill Lynch against certain liabilities, including liabilities under the federal securities laws. For additional information concerning Merrill Lynch and its opinion, see "THE MERGER -- Opinions of Financial Advisors" and Merrill Lynch's opinion, dated as of December 16, 1996, attached hereto as ANNEX II-B.

EFFECTIVE TIME OF THE MERGER

      As soon as practicable after satisfaction of all conditions to consummation of the Merger (see "THE MERGER -- Conditions to Consummation of the Merger"), the parties will file a certificate of merger with the Delaware Secretary of State and articles of merger with the State Department of Assessments and Taxation of Maryland. For state law purposes, the Merger will become effective upon the later of filing of a certificate of merger with the Delaware Secretary of State in accordance with the Delaware General Corporation Law (the "DGCL") and issuance of a certificate of merger by the State Department of Assessments and Taxation of Maryland in accordance with the Maryland General Corporation Law (the "MGCL"), or at such later time which Camden, Sub and Paragon shall have agreed upon and designated in such filings in accordance with applicable law (the "Effective Time"). For all other purposes, the Merger will be effective as of April 1, 1997. Paragon and Camden each has the right, acting unilaterally so long as it has not willfully and materially breached the Agreement, to terminate the Agreement should the Merger not be consummated by the close of business on June 30, 1997. See "THE MERGER -- Extension, Waiver and Amendment; Termination."

EXCHANGE RATIO

      At the Effective Time of the Merger, each outstanding share of Paragon Common Stock would be converted into the right to receive 0.64 Camden Common Shares (subject to increase at Camden's election to avoid termination of the Agreement by Paragon) (the "Exchange Ratio"), with cash in lieu of the issuance of any fractional share interest. Additionally, after the Effective Time, holders of Paragon Operating Partnership Units will have the right to redeem their Units for Camden Common Shares or the cash equivalent thereof at the option of Camden. See "THE MERGER -- Exchange Ratio and Exchange for Camden Common Shares."

      If the Average Closing Price of Camden Common Shares during the Pricing Period is less than $25.67, at any time during the seven trading days following the Pricing Period, Paragon may give notice to Camden that it is electing to terminate the Agreement. During the three trading days commencing with receipt of the notice, Camden may increase the consideration to be paid to Paragon stockholders by adjusting the Exchange Ratio to equal a number obtained by dividing $16.43 by the Average Closing Price. If Camden elects to make the adjustment, the Agreement (with the modified Exchange Ratio) will remain in effect.

      Based on the Exchange Ratio and the 14,791,165 shares of Paragon Common Stock outstanding on February 24, 1997, Camden would issue a total of 9,466,346 Camden Common Shares in the Merger. Based on the closing price of Camden Common Shares on the NYSE on February 24, 1997 of $27.625 per share, the total market value of Camden would be approximately $727,633,080. Based on the Exchange Ratio and the number of Camden Common Shares and shares of Paragon Common Stock outstanding on that date, approximately 36% of the shares expected to be outstanding after the Effective Time of the Merger would be held by Paragon stockholders.

MANAGEMENT, OPERATIONS AND HEADQUARTERS AFTER THE MERGER

      Following the Merger, the Camden Board would consist of seven persons, consisting of the five current Camden trust managers and two current Paragon directors, William R. Cooper and Lewis A. Levey.

      Richard J. Campo, the current Chairman of the Board and Chief Executive Officer of Camden, would continue to be Chairman of the Board and Chief Executive Officer of Camden. Brian F. Lavin, the current President-Residential Group of Paragon, would become Senior Vice President-Asset Management of Camden. The remaining executive officers of Camden would consist of the seven current Camden executive officers. See "THE MERGER -- Management and Operations After the Merger."

      Upon consummation of the Merger and the adoption of the Operating Partnership Agreement, management and control of Paragon Operating Partnership will be vested in CPT-GP, Inc. (formerly Paragon GP Holdings), a wholly owned subsidiary of Sub, which will serve as sole general partner.

      Following the Merger, the headquarters of Camden would be located in Houston, Texas at the current headquarters of Camden.

      On a pro forma basis assuming completion of the Merger as of the Record Date, members of the Camden Board and executive officers of Camden and their affiliates would have been deemed to own 1,468,978 shares or approximately 5.5% of the outstanding Camden Common Shares (excluding 1,168,690 shares issuable upon the conversion of Paragon Operating Partnership Units into Camden Common Shares and including 479,000 shares issuable upon the exercise of vested options).

CONDITIONS TO CONSUMMATION

      Consummation of the Merger is subject to satisfaction or waiver of certain conditions, including, among other things, obtaining the requisite approval of the shareholders of Camden and the stockholders of Paragon, and receipt by Camden and Paragon of opinions of their respective counsel that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER -- Conditions to Consummation of the Merger."

ANTICIPATED ACCOUNTING TREATMENT

      The Merger will be accounted for using the purchase method in accordance with Accounting Principles Board Opinion No. 16. See "THE MERGER -- Anticipated Accounting Treatment."

CONDUCT OF BUSINESS PENDING THE MERGER

      Each of Camden and Paragon has agreed in the Agreement to operate its business in the ordinary course and to refrain from taking certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of the other party, except as otherwise permitted by the Agreement. See "THE MERGER -- Conduct of Business Pending the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain members of Paragon's management, as well as certain members of the Paragon Board, have interests in the Merger in addition to their interests as stockholders of Paragon. These include, among other things, provisions in the Agreement relating to employment by Camden following the Merger, indemnification and eligibility for and receipt of certain Camden employee benefits, and entitlements under current Paragon employment agreements and employee benefit plans that are triggered by the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

      Pursuant to the Agreement, prior to the Effective Time, Camden will enter into a registration rights agreement whereby Camden will agree to file (i) within five days thereof a shelf registration statement, and use its best efforts to cause such registration statement to be declared effective by the Commission as soon as practicable, to permit the resale of Camden Common Shares issued upon redemption of Paragon Operating Partnership Units, and (ii) within 45 days thereof a shelf registration statement (but with no obligation to cause such registration statement to be declared effective prior to 90 days after the Effective Time) to permit the resale of Camden Common Shares held by certain persons who are affiliates of Paragon (the "Registration Rights Agreement"). See "THE MERGER--Registration Rights Agreement."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The Merger is intended to qualify as a tax-free reorganization as defined in Section 368(a) of the Code, with the result that Paragon stockholders will not recognize gain or loss on the exchange of Paragon Common Stock for Camden Common Shares except with respect to the receipt of cash in lieu of fractional share interests (and the receipt of any Pre-Merger Dividends, as defined herein). See "FEDERAL INCOME TAX CONSIDERATIONS -- Pre-Merger Dividend." A condition to consummation of the Merger is the receipt by each of Camden and Paragon of an opinion of counsel as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax matters. In addition, counsel to Camden will provide to Camden and Paragon an opinion regarding the continued qualification of Camden as a REIT after giving effect to the Merger. Camden will also be provided an opinion of counsel to Paragon as to the classification of Paragon Operating Partnership as a partnership for federal income tax purposes. See "THE MERGER -- Conditions to Consummation of the Merger" and " -- Material Federal Income Tax Consequences."

RESALES OF CAMDEN COMMON SHARES

      Camden Common Shares received in the Merger will be freely transferable by the holders thereof except for those shares held by holders who may be deemed to be "affiliates" (generally including trust managers, directors, certain executive officers and ten percent or more shareholders) of Paragon or Camden under applicable federal securities laws. Paragon has agreed to use its best efforts to cause the two current Paragon directors who will be named to the Camden Board to execute "lock-up" agreements by which dispositions of Camden Common Shares by such persons will be generally prohibited during the 90 days following the Effective Date of the Merger, and it is a condition to Camden's obligation to consummate the Merger that Camden receive the written agreements of certain "affiliates" of Paragon that they will not dispose of Camden Common Shares received by them in the Merger except in compliance with the Securities Act. See "THE MERGER -- Resales of Camden Common Shares."

TERMINATION

      The Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the Agreement by the shareholders of Camden and stockholders of Paragon, under certain circumstances. See "THE MERGER--Extension, Waiver and Amendment; Termination."

TERMINATION FEES

      The Agreement provides for the payment by Paragon of a termination fee up to $10,000,000 if the Merger is terminated by Paragon or Camden under certain circumstances, or reimbursement of expenses of up to $1,500,000 if the Merger is terminated by Paragon or Camden under other circumstances. The Agreement also provides for the reimbursement of expenses by Camden of up to $1,500,000 if the Merger is terminated by Paragon or Camden under certain circumstances.
See "THE MERGER--Extension, Waiver and Amendment; Termination."

OTHER RELATED TRANSACTIONS

      Upon consummation of the Merger, Paragon Operating Partnership will adopt the Operating Partnership Agreement, which has been approved unanimously by the limited partners of Paragon Operating Partnership. See "DESCRIPTION OF PARAGON OPERATING PARTNERSHIP."

      Simultaneously with the execution of the Agreement, Apartment Connection, Inc. ("ACI"), a non-qualified REIT subsidiary of Camden, and Texas Paragon Management Partners L.P. ("TPMP"), a partnership controlled by certain current and former executive officers of Paragon, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement" ) providing for the sale by TPMP of all of the issued and outstanding voting stock of PRSI owned by TPMP to ACI or an entity designated by ACI for a purchase price of $98,750 in cash. PRSI, which conducts Paragon's residential property services business, is an affiliate of Paragon in which Paragon Operating Partnership owns 95% of the economic interest, with the remaining 5% owned by TPMP.

      Immediately prior to the Effective Time, in satisfaction of certain obligations of PRSI to Paragon Operating Partnership, PRSI will sell to Paragon Operating Partnership 79,500 shares of Paragon Common Stock owned by PRSI.

DISSENTERS' RIGHTS

      Neither holders of Camden Common Shares nor holders of Paragon Common Stock will have statutory rights to appraisal of their shares. See "DISSENTERS' RIGHTS."

DIFFERENCES IN THE RIGHTS OF SECURITY HOLDERS

      Certain differences in Texas law, Camden's Amended and Restated Declaration of Trust, as amended to date (the "Camden Declaration of Trust"), and Camden's Bylaws may reduce certain existing rights of Paragon stockholders, including loss of certain protections under Maryland law relating to anti-takeover measures. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

SALE OF PROPERTIES

      Camden, in the ordinary course of business, occasionally sells properties in support of its continuing objective of improving the performance of its portfolio, and will continue to review its current properties and the properties acquired from Paragon for the purpose of targeting for disposition certain properties which either are no longer in target marketplaces or are not meeting its portfolio performance expectations. The proceeds from such sales will be used for debt reduction, new developments and property acquisitions. Neither Camden nor Paragon have properties currently under contract to be sold.

                                  RISK FACTORS

      INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS MAY INCLUDE FORWARD- LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE", "PROJECT" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS AND CERTAIN OTHER FACTORS NOTED THROUGHOUT THIS JOINT PROXY STATEMENT/PROSPECTUS AND ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN OR THEREIN AND EXHIBITS HERETO AND THERETO CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO ANY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE CAMDEN'S OR PARAGON'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PREDICTED IN ANY SUCH FORWARD-LOOKING STATEMENTS.

      In considering whether to approve the Agreement, Camden shareholders and Paragon stockholders should carefully consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the following matters:

STOCK PRICE FLUCTUATIONS

      The relative stock prices of the Camden Common Shares and the Paragon Common Stock at the Effective Time of the Merger may vary significantly from the prices as of the date of execution of the Agreement, the date hereof or the date on which shareholders vote on the Agreement due to changes in the business, operations and prospects of Camden or Paragon, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors.

         The Exchange Ratio was fixed at 0.64 at the time of execution of the Agreement by the parties and is subject to adjustment only at the election of Camden following receipt of notice of termination from Paragon arising from a decrease in the average closing price of Camden Common Shares below $25.67 per share during the Pricing Period. There can be no assurances that Paragon will choose to proceed with the transaction in the event that the price of Camden Common Shares falls below this floor. In determining whether to proceed, it is expected that the Paragon Board would consider all of the facts and circumstances as they exist at the time, paying particular attention to the following material factors: (i) current industry, economic and market conditions; (ii) the relative financial performance, condition, business operations and prospects of Paragon and Camden; (iii) the likelihood that the anticipated benefits of the Merger would be realized; (iv) the cause of the decline in the price of Camden Common Shares; and (v) the recent stock price performance of other multi-family residential REITS compared to Camden. In the event that the Paragon Board elects to terminate the transaction after evaluating these factors, there can be no assurances that the Camden Board would elect to adjust the Exchange Ratio thereby permitting the Merger to proceed. It is expected that the Camden Board would consider all the facts and circumstances as they exist at the time, focusing on material factors such as (i) current industry, economic and market conditions; (ii) the relative financial performance, condition, business operations and prospects of Paragon and Camden; and (iii) the likelihood that the anticipated benefits of the Merger would be realized. In any event, neither the Paragon stockholders nor the Camden shareholders would be resolicited. See "THE MERGER -- Extension, Waiver and Amendment; Termination."

      Any increase or decrease of the market price of the Camden Common Shares will correspondingly increase or decrease the total amount of merger consideration to be received by Paragon stockholders pursuant to the Merger.

      Further, there can be no assurances as to the trading volume or price of the Camden Common Shares after the Merger. Events outside the control of Camden which would adversely affect the market value of Camden's assets, as well as the market value of the Camden Common Shares, may occur during the period from the date of this Joint Proxy Statement/Prospectus to the date the Merger is consummated or thereafter. All of the Camden Common Shares to be issued to Paragon stockholders other than affiliates of Paragon in connection with the Merger will be freely tradeable. Sales of a substantial number of Camden Common Shares by current Paragon stockholders following the consummation of the Merger, or the perception that such sales could occur, could adversely affect the market price for Camden Common Shares after the Merger.

EFFECT OF MARKET INTEREST RATES ON PRICE OF CAMDEN COMMON SHARES

      An increase in market interest rates may lead prospective purchasers of Camden Common Shares to demand a higher anticipated annual yield from future dividends. Such an increase in the required anticipated dividend yield may adversely affect the market price of the Camden Common Shares.

BENEFITS TO CERTAIN DIRECTORS AND OFFICERS OF PARAGON; POSSIBLE CONFLICTS OF INTEREST

      In considering the recommendation of the Paragon Board with respect to the Agreement and the transactions contemplated thereby, Paragon stockholders should be aware that certain members of the Paragon Board and management of Paragon have certain interests in the Merger that are in addition to the interests of stockholders of Paragon generally. See "THE MERGER -- Interests of Certain Persons in the Merger." No special procedures were put in place to resolve any conflicts resulting from these interests. However, the Paragon Board was aware of these interests and was aware of their potential and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

LOSS OF RIGHTS BY PARAGON STOCKHOLDERS

      The rights of the holders of Paragon Common Stock are presently governed by Maryland law, the Articles of Incorporation of Paragon (the "Paragon Articles") and Paragon's Bylaws. After consummation of the Merger, the rights of the holders of shares of Paragon Common Stock that are converted into Camden Common Shares will be governed by Texas law, the Camden Declaration of Trust and Camden's Bylaws. Certain differences may reduce certain existing rights of Paragon stockholders, including the loss of certain protections under Maryland law relating to anti-takeover measures for which Texas law does not provide similar protections. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

TERMINATION PAYMENTS IF MERGER FAILS TO OCCUR

      No assurance can be given that the Merger will be consummated. The Agreement provides for the payment by Paragon of a termination fee of up to $10,000,000 if the Merger is terminated by Paragon or Camden under certain circumstances, or reimbursement of expenses of up to $1,500,000 if the Merger is terminated by Paragon or Camden under other circumstances. The Agreement also provides for the reimbursement of expenses by Camden of up to $1,500,000 if the Merger is terminated by Paragon or Camden under certain circumstances.

      The obligation to make such payment may adversely affect the ability of Paragon or Camden to engage in another transaction in the event the Merger is not consummated and may have an adverse impact on the financial condition of the company incurring such obligation. See "THE MERGER -- Extension, Waiver and Amendment; Termination."

REAL ESTATE INVESTMENT RISKS

      GENERAL. Real property investments are subject to varying degrees of risk. The yields from equity investments in real estate depend on the amount of income generated and expenses incurred. If Camden's properties do not generate income sufficient to meet operating expenses, debt service and capital expenditures, Camden's ability to make distributions to its shareholders will be adversely affected. Income from properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to residents, competition from other available apartments, inability to collect rent from residents, changes in market rental rates, the need to periodically repair, renovate and relet space, and the ability of the owner to pay for adequate maintenance and insurance and increased operating costs (including real estate taxes). Camden's income also would be adversely affected if a significant number of residents were unable to pay rent or apartments could not be rented on favorable terms. Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a property is mortgaged to secure payment of indebtedness, and if Camden is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the mortgage. In addition, income from properties and real estate values also are affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

      Camden, in the normal course of its business, is continually evaluating a number of potential acquisitions and entering into non-binding letters of intent and may at any time or from time to time enter into contracts to acquire and may acquire additional properties. No assurance can be given, however, that Camden will have the opportunity to continue to make suitable property acquisitions on terms favorable to Camden.

      ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid and, therefore, will tend to limit the ability of Camden to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code places limits on a REIT'S ability to sell properties held for fewer than four years, which may affect Camden's ability to sell properties without adversely affecting returns to shareholders.

      DEPENDENCE ON GEOGRAPHICAL REGIONS. The developed properties in Camden's current portfolio are located in the Southwestern United States and consist of multifamily properties. Certain properties in Paragon's portfolio, to which Camden will succeed as a result of the Merger, are located in the Southeastern region of the United States, as well as in the Southwestern and Midwest regions of the United States, and also consist of multifamily properties. A decline in the economic conditions in those regions and in the market for apartments therein may have an adverse impact on the performance of the portfolio of either party, and the performance of Camden's portfolio following the Merger.

      ACQUISITION RISKS. Assuming consummation of the Merger, Camden will have increased its portfolio of apartment units owned from 19,633 at September 30, 1996 to 35,364 at the Effective Time (assuming the completion of certain dispositions of properties by Camden and Paragon as more fully described in "BUSINESS OF CAMDEN" and "BUSINESS OF PARAGON" herein), an increase of 80.1%. Several of the properties acquired by Camden from Paragon are in markets where Camden has not historically managed properties. Due primarily to the number and relative geographic diversity of its properties after the Merger, Camden may not have adequate management or other personnel or adequate systems or other resources to manage its portfolio or its properties to the same level of efficiency after the Merger, which could adversely affect operations and result in less cash available for distributions to shareholders. Additionally, one of the anticipated benefits of the Merger is the elimination of redundant activities in the combined organization and the resulting savings in costs and expenses. An inability to achieve these savings could adversely affect the operating results and financial performance of Camden after the Merger.

      DEVELOPMENT RISKS. As a result of the Merger, Camden will obtain ownership of Paragon's development properties. Camden will be subject to the risks of real estate development with respect to such development properties, including risks of lack of financing, construction delays, budget overruns and lease-up. Camden will be subject to similar risks in connection with any future development of other properties.

NO LIMITATION ON AMOUNT OF DEBT THAT MAY BE INCURRED AND POSSIBLE INABILITY TO REPAY DEBT

      NO LIMITATION ON DEBT AND INCREASED INDEBTEDNESS. Camden intends to adhere to a policy of maintaining a debt-to- total-market-capitalization ratio of less than 50%. However, the organizational documents of Camden do not limit the amount or percentage of indebtedness that it may incur. Therefore, the Camden Board may change this policy without shareholder approval. Accordingly, Camden could become more leveraged, resulting in an increased risk of default on its obligations and in an increase in its debt service requirements, both of which could adversely affect the financial condition of Camden.

         Camden has maintained on a quarterly basis a financial structure with no more than 40% total debt to total market capitalization since July 1993. Any increase in Camden's total debt to total market capitalization as a result of Camden's assumption of Paragon's debt pursuant to the Merger may have an adverse affect on the ability of Camden to meet its current obligations. Additionally, an increase in Camden's total debt to total market capitalization may adversely affect Camden's ability to access debt as well as equity capital markets in the future due to the resulting decreased ability to service debt.

      DEBT FINANCING AND EXISTING DEBT MATURITIES. Camden is subject to the risks normally associated with debt financing, including the risk that Camden's FFO might be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on its properties (which in all cases will not have been fully amortized at maturity) might not be able to be refinanced or that the terms of such refinancing might not be as favorable as the terms of the existing indebtedness.

LIMITED CONTROL WITH RESPECT TO CERTAIN PROPERTIES

      With respect to certain of the Paragon Properties, Paragon has invested through a joint venture, partnership or limited liability company in which Paragon owns less than a 100% interest and is subject to certain consent rights of the partners with respect to major decisions affecting such properties. Although Paragon Operating Partnership has control of major decisions relating to most of these partially owned properties, it has certain fiduciary responsibilities to the other partners in those partnerships that it will need to consider when making decisions that affect those properties.

      After completion of the Merger, the foregoing may result in decisions with respect to such properties that do not fully reflect the interest of Camden and its shareholders at such time, and may include decisions relating to the standards that Camden is required to satisfy in order to maintain its status as a REIT for tax purposes. Further, Camden will acquire interests in some properties which Camden may be contractually restricted from selling without the consent of certain unrelated parties.

UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF PROPERTY

      Camden carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its properties and its management believes such coverage is of the type and amount customarily obtained for or by an owner of real property assets. Similar coverage will be obtained for properties acquired in the future. However, there are certain types of losses, generally of a catastrophic nature, such as losses from floods or earthquakes, that may be uninsurable or not economically insurable. The Camden Board exercises its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on Camden's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of Camden's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed.

POSSIBLE ENVIRONMENTAL LIABILITIES

      Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. All of the properties of Camden and Paragon have been subjected to Phase I or similar environmental audits (which involve inspection without soil sampling or ground water analysis) by independent environmental consultants. Neither party's environmental audit reports have revealed any significant environmental liability, nor is Camden or Paragon aware of any environmental liability with respect to its properties that Camden's or Paragon's management believes would have a material adverse effect on Camden's business, assets or results of operations following the Merger. No assurance can be given that existing environmental studies with respect to such properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to Camden or Paragon.

COSTS OF COMPLIANCE WITH FAIR HOUSING AMENDMENTS ACT AND SIMILAR LAWS

      A number of federal, state and local laws exist which may require modifications to the properties owned by Camden or restrict certain further renovations thereof, with respect to access thereto by disabled persons. The Fair Housing Amendments Act (the "FHA") imposes certain requirements related to access by physically handicapped persons on multifamily properties first occupied after March 13, 1991 or for which construction permits were obtained after June 15, 1990. Noncompliance with the FHA could result in the imposition of fines or the award of damages to private litigants. Camden believes that the Camden Properties and the Paragon Properties that are subject to the FHA are in compliance with such law.

      The Americans with Disabilities Act of 1990 (the "ADA") requires public accommodations to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA could require removal of structural barriers to handicapped access in certain public areas of properties owned by Camden where such removal is readily achievable. The ADA does not, however, consider residential properties, such as multifamily properties, to be public accommodations or commercial facilities, except to the extent portions of such facilities are open to the public. Final regulations under the ADA have not yet been promulgated. Failure to comply with the ADA could result in an imposition of fines or the award of damages to private litigants. If required changes involve greater expenditures than Camden currently anticipates, or if the changes must be made on a more accelerated basis than it anticipates, Camden's ability to make expected distributions could be adversely affected. Camden believes that its competitors face similar costs in complying with the requirements of the ADA.

      Additional and future legislation may impose other burdens or restrictions on owners with respect to access by disabled persons. The ultimate costs of complying with the FHA, ADA and other similar legislation are not currently ascertainable and, while such costs are not expected to have a material effect on Camden, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of Camden's investment strategy in certain instances or reduce overall returns on Camden's investments.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

      Camden believes that it has operated so as to qualify as a REIT under the Code since its formation. Although management of Camden believes that Camden is organized and is operating in such a manner, no assurance can be given that Camden will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within Camden's control. For example, in order to qualify as a REIT, at least 95% of Camden's gross income in any year must be derived from qualifying sources and Camden must make distributions to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Camden, however, is not aware of any currently pending tax legislation that would adversely affect its ability to continue to qualify as a REIT.

      For any taxable year that Camden fails to qualify as a REIT, Camden will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, Camden also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of Camden available for investment or distribution to shareholders because of the additional tax liability to Camden for the year or years involved. In addition, distributions no longer would be required to be made. To the extent that distributions to shareholders would have been made in anticipation of Camden's qualifying as a REIT, Camden might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

      Paragon believes that, since its formation, it has operated so as to qualify as a REIT under the Code. The failure of Paragon to qualify as a REIT could have consequences generally similar to the consequences of the failure by Camden to qualify as a REIT, as described above. Under certain circumstances, Camden's qualification as a REIT following the Merger could depend on Paragon's qualification as a REIT for periods prior to the Merger, and in any event, the liabilities that Camden will assume in the Merger would include Paragon's liability for any unpaid taxes, including taxes resulting if Paragon failed to qualify as a REIT for any period prior to the Merger.

OWNERSHIP LIMITS

      In order to maintain Camden's qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). To minimize the possibility that Camden will fail to qualify as a REIT under this test, the Camden Declaration of Trust authorizes the Camden Board to take such action as may be required to preserve its qualification as a REIT. Moreover, the Camden Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own, more than 9.8% of the total outstanding capital stock of Camden. The Paragon Articles contain a similar limitation on the ownership of Paragon capital stock. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- REIT Qualification Provisions."

      These ownership limits, as well as the ability of Camden to issue other classes of equity securities, may delay, defer or prevent a change in control of Camden and may also deter tender offers for the Camden Common Shares, which offers may be attractive to the shareholders, or limit the opportunity of shareholders to receive a premium for their Camden Common Shares that might otherwise exist if an investor were attempting to effect a change in control of Camden. See also "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Anti-takeover Provisions."

CONSEQUENCES OF FAILURE TO QUALIFY PARAGON OPERATING PARTNERSHIP AS A
PARTNERSHIP

      Camden and Paragon have received opinions of counsel to Paragon that Paragon Operating Partnership is properly treated as a partnership for federal income tax purposes. If the Internal Revenue Service were to challenge successfully the tax status of Paragon Operating Partnership as a partnership for federal income tax purposes, Paragon Operating Partnership would be taxable as a corporation. In such event, since the value of either Paragon's ownership interest in Paragon Operating Partnership prior to the Merger or Camden's ownership interest in Paragon Operating Partnership after the Merger could exceed 5% of the value of its assets, Paragon, or Camden after the Merger, could cease to qualify as a REIT. The same consequence could follow from a determination that the affected REIT owned more than 10% of the voting stock of Paragon Operating Partnership when treated as a corporation. In addition, the imposition of a corporate tax on Paragon Operating Partnership would likely reduce the cash available for distribution to shareholders. See "FEDERAL INCOME TAX CONSIDERATIONS."

COMPETITION

      All of the properties of Camden and Paragon are located in developed areas. There are numerous other multifamily properties and real estate companies within the market area of each such property which compete with Camden and Paragon and will continue to compete with Camden after the Merger for residents and development and acquisition opportunities, some of whom may have greater resources than Camden. The number of competitive multifamily properties and real estate companies in such areas could have a material effect on Camden's ability to rent its apartments, its ability to raise or maintain the rents charged and its development and acquisition opportunities.

CHANGES IN POLICIES

      The major policies of Camden, including its policies with respect to acquisitions, financings, growth, operations, development, debt capitalization and distributions, are determined by the Camden Board. The Camden Board may from time to time amend or revise these and other policies without a vote of the shareholders of Camden. Accordingly, shareholders will have no control over changes in these and similar policies of Camden, and changes in Camden's policies may not fully serve the interest of all shareholders.

                             EQUIVALENT PER SHARE DATA

      The following summary presents selected comparative unaudited per share information for Camden and Paragon on a historical basis and Camden and Paragon on a pro forma combined basis assuming the combination had been effective throughout the periods presented. Paragon pro forma equivalent per share amounts are presented with respect to pro forma information. Such per share amounts allow comparison of historical information with respect to the value of one share of Paragon Common Stock to the corresponding information with respect to the projected value of one share of Paragon Common Stock as a result of the Merger and are computed by multiplying the pro forma amounts by the Exchange Ratio.

      For each of Camden and Paragon, income statement information for the year ended December 31, 1995 and balance sheet information as of December 31, 1995 are based on, and should be read in conjunction with, the consolidated audited financial statements of Camden and Paragon incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." The remaining financial information is based on the respective historical consolidated unaudited financial statements of Camden and Paragon and the notes thereto. In the opinion of the respective managements of Camden and Paragon, all adjustments necessary to present a fair statement of results of interim periods of Camden and Paragon (which adjustments were of a normal recurring nature) have been included. Results for Camden and Paragon for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for their entire fiscal years, nor are pro forma amounts necessarily indicative of results that will be obtained on a combined basis.

                                            NINE MONTHS ENDED      YEAR ENDED
                                           SEPTEMBER 30, 1996  DECEMBER 31, 1995
                                           ------------------  -----------------
NET INCOME PER COMMON SHARE
 Primary (A)
    Camden                                       $ .31             $  .85
    Paragon                                        .79                .68
    Camden and Paragon pro forma combined         0.66               1.18
      Paragon pro forma equivalent (B)            0.42               0.76


CASH DIVIDENDS DECLARED PER COMMON SHARE
   Camden                                        $1.425            $ 1.84
   Paragon                                        1.395              1.86
   Camden and Paragon pro forma combined          1.425              1.84
      Paragon pro forma equivalent (B)             .912              1.18


SHAREHOLDERS' EQUITY (BOOK VALUE) PER
 COMMON SHARE (end of period)
   Camden                                       $17.40             $18.45
   Paragon                                       11.60              12.07
   Camden and Paragon pro forma combined         21.22
      Paragon pro forma equivalent (B)           13.58

   The following table presents the weighted average shares outstanding relevant to the calculation of primary and fully-diluted net income per share as shown in the preceding table.

                                            NINE MONTHS ENDED     YEAR ENDED
                                            SEPTEMBER 30, 1996 DECEMBER 31, 1995
                                            ------------------ -----------------
                                                   (000s)            (000s)
PRIMARY (A)
Camden .....................................       14,573            14,424
Paragon ....................................       14,791            14,698
Camden and Paragon pro forma combined ......       24,039            23,890

NOTE:

      (A) Fully-diluted net income per common share is not dilutive and therefore not presented herein.

      (B) The Paragon pro forma equivalent is determined by multiplying the Exchange Ratio (0.64) by the Camden and Paragon pro forma combined per share amounts so that the per share amounts are equated to the comparative values for each share of Paragon Common Stock.


MARKET PRICES PRIOR TO ANNOUNCEMENT OF THE MERGER

      The following table discloses the price per share of Camden Common Shares and Paragon Common Stock based on the last reported sale prices per share on the NYSE on December 16, 1996, the last trading day prior to public announcement of the execution of the Agreement, and on _____________, 1997, the most recent date for which prices are available prior to mailing this Joint Proxy Statement/Prospectus.

                                               PRICE PER SHARE
                            ---------------------------------------------------
                                                              PARAGON
                                   HISTORICAL          PRO FORMA EQUIVALENT (a)
                            -------------------------  ------------------------
                              CAMDEN        PARAGON
                            -----------   -----------
December 16, 1996 ......... $  28.625     $ 16.375     $   18.32
___________, 1997 ......... $             $            $

--------------
(a) Computed by multiplying the last sale price of Camden Common Shares by the Exchange Ratio.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                             COMBINED FINANCIAL DATA

      The following tables set forth the summary historical financial data for Camden and the unaudited pro forma combined financial data for Camden and Paragon as a combined entity, giving effect to the Merger as if it had occurred on the dates indicated herein, after giving effect to the pro forma adjustments and further adjustments described in the notes to the unaudited pro forma combined financial statements appearing elsewhere in the Joint Proxy Statement/Prospectus. The summary historical operating, balance sheet and cash flow data for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the audited financial statements of Camden as reported in their Annual Reports on Form 10-K and the summary historical operating, balance sheet and cash flow data for each of the interim periods ended September 30, 1996 and 1995 are derived from the unaudited financial statements of Camden as reported in their Quarterly Reports on Form 10-Q.

      The unaudited pro forma combined operating and other data are presented as if the Merger had been consummated at the beginning of each period presented. The unaudited pro forma combined balance sheet data at September 30, 1996 is presented as if the Merger had occurred on September 30, 1996. In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made. The Merger has been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16.

      The pro forma financial information should be read in conjunction with, and are qualified in their entirety by, the respective historical audited financial statements and notes thereto of Camden and Paragon incorporated by reference into this Joint Proxy Statement/Prospectus and the unaudited pro forma financial statements and notes thereto appearing elsewhere in the Joint Proxy Statement/Prospectus.

      The unaudited pro forma operating data and other data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of Camden and Paragon would have been for the periods presented, nor does such data purport to represent the results of future periods.

                                  CAMDEN PROPERTY TRUST
                                  SUMMARY HISTORICAL AND
                       UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
               (In thousands, except per share and property data amounts)

                                                                         Camden Property Trust
                                         -----------------------------------------------------------------------------------------
                                                                                                                        July 29 to
                                            Nine Months Ended September 30,             Years Ended December 31,       December 31,
                                         -------------------------------------    -----------------------------------    ---------
                                          Pro Forma                               Pro Forma
                                            1996          1996         1995         1995         1995         1994         1993
                                         -----------    ---------    ---------    ---------    ---------    ---------    ---------
Operating Data
Revenues:
    Rental income ...................... $   146,095    $  78,167    $  67,409    $ 172,711    $  92,275    $  71,468    $  16,785
    Other income .......................      11,222        4,422        3,722       13,128        4,999        3,988          782
                                         -----------    ---------    ---------    ---------    ---------    ---------    ---------
      Total revenues ...................     157,317       82,589       71,131      185,839       97,274       75,456       17,567

Expenses:
    Property operating and maintenance .      60,127       30,356       26,850       69,412       37,093       29,352        6,907
    Real estate taxes ..................      16,523        9,905        8,836       18,833       11,481        8,962        1,910
    General and administrative .........       6,265        1,938        1,625        6,631        2,263        2,574          291
    Interest ...........................      26,111       12,984        9,794       26,532       13,843        8,807        1,340
    Depreciation and amortization ......      32,772       17,447       14,885       40,695       20,264       16,239        3,572
    Minority interest in consolidated
       partnerships ....................          65         --           --            114         --           --           --
                                         -----------    ---------    ---------    ---------    ---------    ---------    ---------
            Total expenses .............     141,863       72,630       61,990      162,217       84,944       65,934       14,020
                                         -----------    ---------    ---------    ---------    ---------    ---------    ---------
Income before impairment loss, gain
    (loss) on sales, extinguishment of
    hedges and minority interest
    of unitholders .....................      15,454        9,959        9,141       23,622       12,330        9,522        3,547
Impairment loss on real estate held for
    sale ...............................      (1,143)        --           --           --           --           --           --
Gain (Loss) on sales of properties
    or business ........................      12,718          (55)        --         12,752         --           --           --
Extinguishment of hedges upon debt
    refinancing ........................      (5,351)      (5,351)        --           --           --           --           --
Minority interest of unitholders in
    Operating Partnership ..............      (3,382)        --           --         (4,737)        --           --           --
                                         -----------    ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss) ......................      18,296        4,553        9,141       31,637       12,330        9,522        3,547

Preferred share dividends ..............          (4)          (4)         (29)         (39)         (39)         (20)        --
                                         -----------    ---------    ---------    ---------    ---------    ---------    ---------
Net income to common shareholders ...... $    18,292    $   4,549    $   9,112    $  31,598    $  12,291    $   9,502    $   3,547
                                         ===========    =========    =========    =========    =========    =========    =========
Net income per common and common
    equivalent share ................... $      0.71    $    0.31    $    0.63    $    1.23    $    0.85    $    0.77    $    0.39
Distributions per common share ......... $     1.425    $   1.425    $    1.38    $    1.84    $    1.84    $    1.76    $    0.68
Weighted average number of common
    and common equivalent shares
    outstanding ........................      25,913       14,573       14,408       25,764       14,424       12,311        9,114

Balance Sheet Data (at end of period)
Real estate assets ..................... $ 1,272,984    $ 639,526    $ 584,870         --      $ 607,598    $ 510,324    $ 296,545
Accumulated depreciation ...............     (51,321)     (51,321)     (31,619)        --        (36,800)     (17,731)      (3,388)
Total assets ...........................   1,251,201      601,388      566,289         --        582,352      504,284      304,345
Notes payable ..........................     544,418      273,659      217,490         --        235,459      149,547      111,513
Series A Preferred Shares ..............        --           --          1,950         --          1,950        1,950        1,950
Shareholders'/Partners' Equity .........     562,259      258,596      271,083         --        267,829      277,604      175,984
Common shares outstanding ..............      26,206       14,866       14,513         --         14,514       14,273        9,162
Other Data
Cash flows provided by (used in)
    Operating activities ...............        --      $  23,580    $  27,774         --      $  37,594    $  33,560    $  16,554
    Investing activities ...............        --        (33,930)     (74,370)        --        (97,003)    (198,087)    (237,346)
    Financing activities ...............        --         12,044       48,077         --         59,404      159,388      226,171
Funds from operations (a) ..............        --         26,720       23,229         --         31,629       25,741        7,119
Funds from operations assuming
    conversions of convertible
    securities .........................        --         29,261       25,995         --         35,260       28,604        7,119

                                                   Camden Predecessors
                                            ---------------------------------
                                            January 1
                                          to July 28,  Years Ended December 31,
                                            --------    ---------------------

                                              1993        1992         1991
                                            --------    ---------    --------
Operating Data
Revenues:
    Rental income .......................   $ 16,721    $  20,645    $ 10,828
    Other income ........................        900          988         251
                                            --------    ---------    --------
      Total revenues ....................     17,621       21,633      11,079

Expenses:
    Property operating and maintenance ..      7,380        9,426       5,571
    Real estate taxes ...................      1,989        2,560       1,430
    General and administrative ..........        343          503         181
    Interest ............................      4,364        5,840       3,546
    Depreciation and amortization .......      3,045        4,037       2,268
    Minority interest in consolidated
       partnerships .....................
                                            --------    ---------    --------
            Total expenses ..............     17,121       22,366      12,996
                                            --------    ---------    --------
Income before impairment loss, gain
    (loss) on sales, extinguishment of
    hedges and minority interest
    of unitholders ......................        500         (733)     (1,917)
Impairment loss on real estate held for
    sale ................................       --           --          --
Gain (Loss) on sales of properties
    or business .........................       --           --          --
Extinguishment of hedges upon debt
    refinancing .........................       --           --          --
Minority interest of unitholders in
    Operating Partnership ...............       --           --          --
                                            --------    ---------    --------
Net income (loss) .......................   $    500    $    (733)   $ (1,917)
                                            ========    =========    ========
Balance Sheet Data (at end of period)
Real estate assets ......................       --      $ 141,391    $ 62,852
Accumulated depreciation ................       --         (6,735)     (3,198)
Total assets ............................       --        149,500      62,322
Notes payable ...........................       --        102,201      38,592
Series A Preferred Shares ...............       --           --          --
Shareholders'/Partners' Equity ..........       --         41,209      21,012
Common shares outstanding ...............       --           --          --
Other Data
Cash flows provided by (used in)
    Operating activities ................   $  1,942    $   4,289    $    733
    Investing activities ................     (4,297)     (79,064)    (19,814)
    Financing activities ................      1,073       75,630      19,029
Funds from operations (a) ...............      3,545        3,304         351
Funds from operations assuming
    conversions of convertible securities      3,545        3,304         351

                                                                          Camden Property Trust
                                                  -------------------------------------------------------------------
                                                          September 30,                 December 31,
                                                  ---------------------------   ---------------------------
                                                                                                           July 29 to
                                                 Pro Forma                     Pro Forma                   December 31,
                                                   1996      1996      1995      1995      1995      1994      1993
                                                  -------   -------   -------   -------   -------   -------   -------
Property Data
Number of operating properties
    (at end of period) ........................       103        49        50       103        50        48        32
Number of operating units
    (at end of period) ........................    32,949    17,855    16,742    31,561    16,742    15,783    11,064
Number of operating units
    (weighted average) ........................      --      17,219    16,208      --      16,412    13,694     7,935
Weighted average monthly revenue per unit .....   $  --     $   533   $   488   $  --     $   494   $   459   $   434
Properties under development (at end of period)         6         4         7      --           9         8         3

                                                   Camden Predecessors
                                                 ------------------------
                                                            December 31,
                                                          ---------------
                                              January 1 to
                                                 July 28,
                                                  1993     1992     1991
                                                 -------  ------   ------
Property Data
Number of operating properties
    (at end of period) ........................      17       16        9
Number of operating units
    (at end of period) ........................   6,040    5,836    2,680
Number of operating units
    (weighted average) ........................   5,996    4,479    2,507
Weighted average monthly revenue per unit .....  $  426   $  402   $  368
Properties under development (at end of period)    --          1     --

(a) Management considers FFO to be an appropriate measure of the performance of an equity REIT. NAREIT currently defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or loss) from debt restructuring and sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, extraordinary or unusual items, along with significant non-recurring events that materially distort the comparative measure of FFO, should be disregarded in its calculation. Prior to March 1995, the NAREIT definition of FFO required the add back of non-real estate depreciation and amortization, such as loan cost amortization. Camden has reported FFO according to the definitions proscribed by NAREIT for each of the periods presented above. FFO does not represent cash flows from operating activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of Camden's operating performance. FFO is not a measure of liquidity, nor is it indicative of cash available to fund other cash flow needs, including principal amortization, capital improvements and distributions to shareholders. Further, FFO as disclosed by other REITs may not be comparable to Camden's calculation of FFO.

                               PARAGON GROUP, INC.
                        SUMMARY HISTORICAL FINANCIAL DATA
           (In thousands, except per share and property data amounts)

                                                     Paragon Group, Inc.
                                    ---------------------------------------------------
                                       Nine Months Ended
                                          September 30,                       July 27 to
                                    -----------------------     Year Ended     December 31,
                                                    1995,      December 31,     1994,
                                      1996      as Restated (1)   1995     as Restated (1)
                                    ---------     ---------     ---------     ---------
OPERATING DATA
Rental ..........................   $  67,928     $  59,099     $  80,437     $  32,099
Property management and
  leasing services ..............       8,276        16,141        22,296         9,821
Other income ....................       3,681         3,226         4,835         2,792
                                    ---------     ---------     ---------     ---------
  Total revenues ................      79,885        78,466       107,568        44,712
Operating expenses (before
  depreciation and amortization)       45,857        44,269        60,075        24,798
Depreciation and amortization ...      14,606        12,659        18,561         7,019
Interest expense ................      16,379        12,159        17,011         6,448
Reorganization costs (2) ........        --            --            --           7,796
Gain on sale of commercial
  property services business ....      11,930          --            --            --
Income (loss) before
  extraordinary items ...........      11,718         7,822        10,063          (825)
Net extraordinary items (3) .....        --            --            --           1,636
Net income ......................   $  11,718     $   7,822     $  10,063     $     811
Per share data:
  Income (loss) before
    extraordinary items .........   $    0.79     $    0.53     $    0.68     $   (0.06)
  Net income ....................   $    0.79     $    0.53     $    0.68     $    0.06
  Dividend declared per
    common share outstanding (4)    $   1.395     $   1.395     $    1.86     $   0.795
  Weighted average common shares
    outstanding .................      14,791        14,697        14,698        14,514
BALANCE SHEET DATA
Real Estate, net of
  accumulated depreciation ......   $ 486,782     $ 439,997     $ 505,034     $ 411,777
Total assets ....................     529,525       470,724       539,611       442,548
Mortgages and notes payable .....     287,648       218,453       293,780       182,056
Stockholders' equity (deficit) ..     171,566       183,105       178,466       193,434
OTHER DATA
Cash flows provided by (used in):
  Operating activities ..........   $  25,064     $  28,929     $  36,522     $  11,098
  Investing activities ..........     (19,691)      (41,972)     (103,366)     (192,477)
  Financing activities ..........      (8,169)       11,463        67,514       179,509
  Funds from operation (5).......      20,089        23,873        32,553        15,020
PROPERTY DATA (6)
Total Residential Properties (end
  of period) ....................          54            49            53            49
Total Apartment Units
  (end of period) ...............      15,094        13,240        14,818        13,240
Total Commercial Properties
  (end of period) ...............           6             6             6             4
Weighted Average Monthly
  Residential Rate per
  Apartment Unit for
  Residential Properties ........   $     525     $     507     $     512     $     488
Weighted Average Occupancy
  for Residential Properties ....        93.3%         93.7%         93.6%         93.6%

                                                  Paragon Predecessors
                                    -------------------------------------------------
                                                             Years Ended
                                  January 1 to               December 31,
                                    July 26,    -------------------------------------
                                      1994        1993          1992          1991
                                    --------    ---------     ---------     ---------
OPERATING DATA
Rental ..........................   $ 39,018    $  66,848     $  60,984     $  58,167
Property management and
  leasing services ..............     13,875       24,900        24,541        23,913
Other income ....................      4,049        5,104         4,435         4,646
                                    --------    ---------     ---------     ---------
  Total revenues ................     56,942       96,852        89,960        86,726
Operating expenses (before
  depreciation and amortization)      33,375       52,560        51,300        48,852
Depreciation and amortization ...      6,499       11,321        10,747        11,844
Interest expense ................     14,858       26,713        27,793        27,057
Reorganization costs (2) ........       --           --            --            --
Gain on sale of commercial
  property services business ....       --           --            --            --
Income (loss) before
  extraordinary items ...........      2,639        6,871           277           661
Net extraordinary items (3) .....      1,776        9,092           965          --
Net income ......................   $  4,415    $  15,963     $   1,242     $     661
Per share data:
  Income (loss) before
  extraordinary items ...........       --           --            --            --
  Net income ....................       --           --            --            --
  Dividend declared per
  common share outstanding (4) ..       --           --            --            --
  Weighted average common shares
  outstanding ...................       --           --            --            --
BALANCE SHEET DATA
Real Estate, net of
  accumulated depreciation ......       --      $ 245,523     $ 252,660     $ 242,599
Total assets ....................       --        262,953       266,242       256,903
Mortgages and notes payable .....       --        267,650       274,174       264,739
Stockholders' equity (deficit) ..       --        (40,031)      (42,726)      (40,985)
OTHER DATA
Cash flows provided by (used in):
  Operating activities ..........   $ 11,995    $  18,630     $  12,269     $  15,979
  Investing activities ..........     (3,140)      (3,585)      (20,731)       (4,658)
  Financing activities ..........     (5,927)     (14,285)        7,342       (11,421)
Funds from operation (5).........      9,739       19,228        11,918        13,231
PROPERTY DATA (6)
Total Residential Properties (end
  of period) ....................       --             48            47            43
Total Apartment Units
  (end of period) ...............       --         12,833        12,547        11,607
Total Commercial Properties
  (end of period) ...............       --              4             4             4
Weighted Average Monthly
  Residential Rate per
  Apartment Unit for
  Residential Properties ........       --      $     474     $     461     $     448
Weighted Average Occupancy
  for Residential Properties ....       --           93.8%         92.4%         90.7%

(1) In the fourth quarter of 1995, Paragon changed its method of accounting for its investment in its property services subsidiary from the cost method to consolidation. The financial statements for the nine months ended September 30, 1995 and the period from July 27 through December 31, 1994 have been restated to reflect this accounting change.

(2) Reorganization costs represents non-recurring costs, principally legal, accounting and other costs, incurred in connection with the formation of Paragon.

(3) Net extraordinary items represents extraordinary gain from forgiveness of debt, net of minority interests, less extraordinary loss from early extinguishment of debt, net of minority interests.

(4) The dividend paid by Paragon for the partial quarter ended September 30, 1994 was $.33 per share. During 1995, Paragon paid quarterly dividends, with respect to the fourth quarter of 1994 through the third quarter of 1995, of $.465 per share. During 1996, Paragon paid quarterly dividends, with respect to the fourth quarter of 1995 through the third quarter of 1996, of $.465 per share. On January 2, 1997, Paragon declared a dividend with respect to the fourth quarter of 1996, of $.465 per share.

(5) FFO is defined by NAREIT to mean net income, computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, extraordinary or unusual items, along with significant non-recurring events that materially distort the comparative measure of FFO, should be disregarded in its calculation. Prior to March 1995, the NAREIT definition of FFO allowed the add back of non-real estate depreciation and amortization, such as deferred loan cost amortization. Paragon has reported FFO according to the definitions prescribed by NAREIT for each of the periods presented. Management generally considers FFO to be a useful measure of the operating performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent cash flows from operating activities as defined by GAAP, should not be considered as an alternative to net income as an indicator of Paragon's operating performance and is not indicative of cash available to fund all cash flow needs, including principle amortization, capital improvements and distributions to stockholders. Further, FFO as disclosed by other REIT's may not be comparable to Paragon's calculation of FFO. The following table represents Paragon's calculation of FFO (in thousands):

                                                        Paragon Group, Inc.
                                   ------------------------------------------------------------
                                        Nine Months Ended
                                          September 30,                             July 27 to
                                   ----------------------------     Year Ended     December 31,
                                                       1995,        December 31,       1994,
                                       1996       as Restated (1)      1995       as Restated (1)
                                   ------------    ------------    ------------    ------------
Net income ......................  $     11,718    $      7,822    $     10,063    $        811
Adjustments to net income:
Minority interests in income ....         2,838           2,025           2,612            (207)
Minority interests in cash flow..          (162)           (212)           (287)           (147)
Reorganization costs incurred
in connection with the
formation of Paragon ............          --              --              --             7,796
Impairment loss on real
estate held for sale ............         1,143            --              --              --
Gain on sale of property ........          --              --              --              --
Gain on sale of commercial
property services business ......       (11,930)           --              --              --
Post-Measurement Date FFO
from commercial property
services business ...............           674            --              --              --
Extraordinary items, net of
minority interests ..............          --              --              --            (1,636)
Real estate depreciation/
amortization ....................        13,212          11,169          15,377           6,357
Non-real estate depreciation/
amortization ....................          --              --              --               180
Real estate depreciation/
amortization from unconsolidated
ventures ........................           620             379             542             180
Deferred loan cost amortization
included in interest expense ....          --              --              --               602

                                                       Paragon Predecessors
                                  ------------------------------------------------------------
                                                                  Years Ended
                                                                  December 31,
                                  January 1 to    --------------------------------------------
                                    July 26,
                                      1994            1993            1992            1991
                                  ------------    ------------    ------------    ------------
Net income ...................... $      4,415    $     15,963    $      1,242    $        661
Adjustments to net income:
Minority interests in income ....         --              --              --              --
Minority interests in cash flow..        --              --              --              --
Reorganization costs incurred
in connection with the
formation of Paragon ............         --              --              --
Impairment loss on real
estate held for sale ............         --              --              --              --
Gain on sale of property ........         --              (136)             (3)           --
Gain on sale of commercial
property services business ......         --              --              --              --
Post-Measurement Date FFO
from commercial property
services business ...............         --              --              --
Extraordinary items, net of
minority interests ..............       (1,776)         (9,092)           (965)           --
Real estate depreciation/
amortization ....................        6,200          10,771          10,201          10,993
Non-real estate depreciation/
amortization ....................          299             550             546             851
Real estate depreciation/
amortization from unconsolidated
ventures ........................          110            --              --              --
Deferred loan cost amortization
included in interest expense ....          472           1,219             800             735

                                                  Paragon Group, Inc.                            Paragon Predecessors
                                  ------------------------------------------------  -----------------------------------------------
                                  Nine Months Ended                                                          Years Ended
                                    September 30,                       July 27 to                           December 31,
                                  -----------------------  Year Ended   December 31,January 1 to-----------------------------------
                                                  1995,    December 31,    1994,      July 26,
                                     1996    as Restated (1)  1995    as Restated (1)  1994        1993         1992        1991
                                  ----------   ----------  ----------   ----------  ----------  ----------   ----------  ----------
Amortization of management
and leasing contracts ..........         531          841       2,231          482        --          --           --          --
Grants/amortization of
employee restricted stock ......       1,445        1,296       1,462          577        --          --           --          --
Other cash reorganization
expenses .......................        --            553         553         --          --          --           --          --
Adjustment for straight
-lining of rents ...............        --           --          --             25          19         (47)          97          (9)
                                  ----------   ----------  ----------   ----------  ----------  ----------   ----------  ----------
Funds from Operations ..........  $   20,089   $   23,853  $   32,553   $   15,020  $    9,739  $   19,228   $   11,918  $   13,231
                                  ==========   ==========  ==========   ==========  ==========  ==========   ==========  ==========
Supplemental Information:
Adjustment for straight
-lining of rents ...............  $      (40)  $        6  $     (128)  $     --    $     --    $     --     $     --    $     --
                                  ==========   ==========  ==========   ==========  ==========  ==========   ==========  ==========

(6) Includes statistical information for all stabilized residential properties and all commercial properties for the periods presented as if controlled by Paragon or the Paragon Predecessors. Residential property is considered by Paragon to have achieved stabilized occupancy on the earlier to occur of (i) attainment of 93% physical occupancy on the first day of any month or (ii) one year after completion of construction.

                                THE SPECIAL MEETINGS

CAMDEN SPECIAL MEETING

      GENERAL. Each copy of this Joint Proxy Statement/Prospectus mailed to holders of Camden Common Shares is accompanied by a form of proxy furnished in connection with the solicitation of proxies by the Camden Board for use at the Camden Special Meeting and any adjournment thereof. The Camden Special Meeting is scheduled to be held on Monday, March 31, 1997 at 10:00 a.m., Central Standard Time, at The Ritz Carlton Hotel, 1919 Briar Oaks Lane, Houston, Texas. Only holders of record of Camden Common Shares on the Camden Record Date are entitled to receive notice of and to vote at the Camden Special Meeting. At the Camden Special Meeting, shareholders will consider and vote upon a proposal to approve the Agreement. See "THE MERGER."

      EACH HOLDER OF CAMDEN COMMON SHARES IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CAMDEN IN THE ENCLOSED, POSTAGE- PAID ENVELOPE. THE MERGER WILL BE APPROVED IF IT RECEIVES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST AT THE CAMDEN SPECIAL MEETING IF A QUORUM IS PRESENT OR REPRESENTED BY PROXY.

      VOTING AND REVOCATION OF PROXIES. Any holder of Camden Common Shares who has executed and delivered a proxy may revoke it at any time before it is voted by attending and voting in person at the Camden Special Meeting or by giving written notice of revocation or submitting a signed proxy bearing a later date to Camden, Attention: Secretary, provided such notice or proxy is actually received by Camden prior to the vote of shareholders. A proxy will not be revoked by the death or incapacity of the shareholder executing it unless, before the shares are voted, notice of such death or supervening incapacity is filed with the Secretary or other person authorized to tabulate the votes on behalf of Camden. The Camden Common Shares represented by properly executed proxies received at or before the Camden Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. IF INSTRUCTIONS ARE NOT GIVEN, PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS PROPERLY PRESENTED FOR CONSIDERATION AT THE CAMDEN SPECIAL MEETING OR ANY ADJOURNMENT THEREOF. The Bylaws of Camden permit the holders of a majority of the shares represented at the Camden Special Meeting, whether or not constituting a quorum, to adjourn the Camden Special Meeting or any adjournment thereof. If necessary, unless authority to do so is withheld, the proxy holders also may vote in favor of a proposal to adjourn the Camden Special Meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the Camden Special Meeting. Camden shareholders who wish to withhold from the persons named as proxies in the enclosed Camden proxy authority to vote such shareholders' shares to adjourn the Camden Special Meeting should so indicate by appropriately marking Item 2 on the proxy.

      SOLICITATION OF PROXIES. Camden will bear the costs of soliciting proxies from the Camden shareholders. In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by trust managers, officers and other employees of Camden, who will not be specially compensated for such solicitation activities. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in that effort by Camden.

      VOTE REQUIRED. The Merger will be approved if it receives the affirmative vote of a majority of the votes cast at the Camden Special Meeting if a quorum is present or represented by proxy. The holders of a majority of the Camden Common Shares entitled to vote, present in person or by proxy, constitute a quorum for purposes of the Camden Special Meeting. A holder of a Camden Common Share will be treated as being present at the Camden Special Meeting if the holder of such share is (i) present in person at the meeting, or (ii) represented at the meeting by a valid proxy, whether the instrument granting such proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the Camden Special Meeting. The proposal allowing Camden to postpone or adjourn the Camden Special Meeting to solicit additional votes will be approved if it receives the affirmative vote of a majority of the votes cast at the Camden Special Meeting, whether or not a quorum is present. Abstentions and "broker non-votes" will not be treated as entitled to vote for purposes of determining whether the proposals have received sufficient votes for approval.

      As of the Camden Record Date, there were 16,689,879 Camden Common Shares outstanding and entitled to vote at the Camden Special Meeting, with each share being entitled to one vote. As of the Camden Record Date, the members of the Camden Board and the executive officers of Camden and their affiliates are deemed to beneficially own a total of 1,107,190 shares (representing approximately 6.4% of the outstanding Camden Common Shares, including 479,000 shares issuable as of the Camden Record Date upon the exercise of vested options), all of which are expected to be voted in favor of the Agreement. Concurrently with the execution of the Agreement, certain members of the Camden Board and certain executive officers of Camden entered into the Camden Voting Agreement pursuant to which such persons, representing 576,458 shares or approximately 3.5% of the outstanding Camden Common Shares as of the Camden Record Date, agreed to vote their Camden Common Shares then owned or thereafter acquired in favor of the Merger.

      RECOMMENDATION. For the reasons described herein, the Camden Board unanimously approved the Agreement. The Camden Board believes the Merger is fair to and in the best interests of Camden and its shareholders and unanimously recommends that the shareholders of Camden vote FOR approval of the Agreement and the issuance of Camden Common Shares pursuant thereto. In making its recommendation, the Camden Board considered, among other things, the opinion of PaineWebber that the Exchange Ratio is fair to Camden from a financial point of view. See "THE MERGER -- Background of and Reasons for the Merger" and " -- Opinions of Financial Advisors."

      OTHER MATTERS. Camden is unaware of any matter to be presented at the Camden Special Meeting other than the proposal to approve the Merger and the proposal to permit the postponement or adjournment of the Camden Special Meeting to solicit additional votes.

PARAGON SPECIAL MEETING

      GENERAL. This Joint Proxy Statement/Prospectus is being furnished to the holders of Paragon Common Stock as of the Paragon Record Date and is accompanied by a form of proxy, which is being solicited by the Paragon Board for use at the Paragon Special Meeting to be held on Monday, March 31, 1997, at 10:00 a.m., Central Standard Time, at the Doubletree Hotel at Campbell Centre, 8250 North Central Expressway, Dallas, Texas and any adjournments thereof. At the Paragon Special Meeting, stockholders will vote on whether to approve the Agreement. Proxies may be voted on such other matters as may properly come before the Paragon Special Meeting, or any adjournments thereof, in the best judgment of the proxy holders named therein. See "THE MERGER."

      EACH HOLDER OF PARAGON COMMON STOCK IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO PARAGON IN THE ENCLOSED, POSTAGE- PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT.

      PARAGON STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXIES.

      VOTING AND REVOCATION OF PROXIES. Any holder of Paragon Common Stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending and voting in person at the Paragon Special Meeting or by giving written notice of revocation or submitting a signed proxy bearing a later date to Paragon, Attention: Secretary, provided such notice or proxy is actually received by Paragon prior to the vote of stockholders. A proxy will not be revoked by the death or incapacity of the stockholder executing it unless, before the shares are voted, notice of such death or supervening incapacity is filed with the Secretary or other person authorized to tabulate the votes on behalf of Paragon. The shares of Paragon Common Stock represented by properly executed proxies received at or before the Paragon Special Meeting and not subsequently revoked will be voted as directed by the stockholders submitting such proxies. IF INSTRUCTIONS ARE NOT GIVEN, PROXIES WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS PROPERLY PRESENTED FOR CONSIDERATION AT THE PARAGON SPECIAL MEETING OR ANY ADJOURNMENT THEREOF. The Bylaws of Paragon permit the holders of a majority of the shares represented at the Paragon Special Meeting, whether or not constituting a quorum, to adjourn the Paragon Special Meeting or any adjournment thereof. If necessary, unless authority to do so is withheld, the proxy holders also may vote in favor of a proposal to adjourn the Paragon Special Meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the Paragon Special Meeting. Paragon stockholders who wish to withhold from the persons named as proxies in the enclosed Paragon proxy authority to vote such stockholders' shares to adjourn the Paragon Special Meeting should so indicate by appropriately marking Item 2 on the proxy.

         SOLICITATION OF PROXIES. Paragon will bear the costs of soliciting proxies from the Paragon stockholders. In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and other employees of Paragon, by Proveaux, Stephen & Spencer, Inc., a proxy solicitor on retainer by Paragon, who will not be specially compensated for such solicitation activities, or by Corporate Investor Communications, Inc. which will be paid a solicitation fee of $5,250 (plus additional charges of up to $1,000). Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for their reasonable expenses incurred in that effort by Paragon.

      VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of Paragon Common Stock entitled to vote at the Paragon Special Meeting is required in order to approve the Agreement. The holders of a majority of the Paragon Common Stock entitled to vote, present in person or by proxy, constitute a quorum for purposes of the Paragon Special Meeting. The proposal allowing Paragon to postpone or adjourn the Paragon Special Meeting to solicit additional votes will be approved if it receives the affirmative vote of a majority of the votes cast at the Paragon Special Meeting, whether or not a quorum is present. Abstentions and "broker non-votes" will have the same effect as negative votes for purposes of determining whether the proposals have received sufficient votes for approval.

      As of the Paragon Record Date, there were 14,791,165 shares of Paragon Common Stock outstanding and entitled to vote at the Paragon Special Meeting, with each share being entitled to one vote. As of the Paragon Record Date, the members of the Paragon Board and the executive officers of Paragon and their affiliates beneficially owned a total of 1,306,622 shares (representing approximately 8.8% of the outstanding shares of Paragon Common Stock, excluding 3,053,718 shares issuable upon conversion of Units into Paragon Common Stock), all of which are expected to be voted in favor of the Merger. Concurrently with the execution of the Agreement, certain members of the Paragon Board and certain executive officers of Paragon entered into the Paragon Voting Agreement pursuant to which such persons, representing 1,207,140 shares or approximately 8.2% of the outstanding shares of Paragon Common Stock as of the Paragon Record Date, agreed to vote their shares of Paragon Common Stock then owned or thereafter acquired in favor of the Merger.

      RECOMMENDATION. For the reasons described herein, the Paragon Board unanimously approved the Agreement. The Paragon Board believes that the Merger is fair to and in the best interests of Paragon and its stockholders and unanimously recommends that the Paragon stockholders vote FOR approval of the Agreement. In making its recommendation, the Paragon Board has considered, among other things, the opinion of Merrill Lynch that the Exchange Ratio is fair to the Paragon stockholders from a financial point of view. See "THE MERGER -- Background of and Reasons for the Merger" and " -- Opinions of Financial Advisors." Additionally, the Board of Directors of Paragon GP Holdings has unanimously approved and adopted the form of Operating Partnership Agreement. The approval of the Operating Partnership Agreement is not subject to the vote of the shareholders of Camden or the stockholders of Paragon.

      OTHER MATTERS. Paragon is unaware of any matter to be presented at the Paragon Special Meeting other than the proposal to approve the Merger and the proposal to permit the postponement or adjournment of the Paragon Special Meeting to solicit additional votes.

                                     THE MERGER

      THE DETAILED TERMS OF THE MERGER ARE CONTAINED IN THE AGREEMENT ATTACHED AS ANNEX I TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION DESCRIBES THE MORE IMPORTANT ASPECTS OF THE MERGER AND THE TERMS OF THE AGREEMENT. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS INCORPORATED BY REFERENCE HEREIN AND WHICH CAMDEN SHAREHOLDERS AND PARAGON STOCKHOLDERS ARE URGED TO READ CAREFULLY.

BACKGROUND OF AND REASONS FOR THE MERGER

      BACKGROUND OF THE MERGER. At its regular quarterly meeting on August 6, 1996, the Paragon Board met to review the business and operational performance of Paragon during the second quarter of 1996, to declare its dividend for such quarter and to consider various other matters. Management reviewed for the Paragon Board the second quarter results of operations and the expected impact on cash flow of the sale of Paragon's commercial property services subsidiary effective on June 30. Management reported that it expected EBITDA for the full year 1996 to be below 1995 and that the cash flow would not be sufficient to cover Paragon's current dividend for the foreseeable future. While management believed that some improvement could be realized by continuing its operational restructuring, cost cutting and increased focus on its multifamily residential property operations, management indicated that it believed Paragon should analyze various strategic alternatives available to it to enhance long-term stockholder value. William Cooper, Paragon's Chief Executive Officer and the Chairman of the Board of Directors, also reported on two recent meetings of the Executive Committee of the Paragon Board (consisting of William Cooper, Lewis Levey, Robert Gidel, Thomas Delatour and John Massey) at which the Executive Committee had reviewed Paragon's financial and operating performance and unanimously concluded that the Paragon Board should not reduce Paragon's dividend level at that time due to the likely material adverse effect it would have on Paragon's stock price but instead should retain an investment banking firm to analyze potential strategic alternatives available to Paragon. Following a discussion of the long-term prospects of Paragon and the potential advantages and disadvantages of different potential strategic courses of action, upon the recommendation of its Executive Committee, the Paragon Board unanimously determined that it was in the best interest of Paragon to retain a financial advisor to analyze, and advise the Paragon Board with respect to, various strategic alternatives that might be available to Paragon. The Paragon Board authorized the Executive Committee to interview investment banking firms and to retain one as financial advisor to Paragon.

      After interviewing two investment banking firms that were familiar with Paragon, on August 22, 1996, the Executive Committee authorized and directed management to retain Merrill Lynch as financial advisor to analyze, and advise Paragon with respect to, various strategic alternatives that may be available to it. Merrill Lynch promptly commenced work on the assignment and was formally engaged on September 11, 1996.

      On September 11, 1996, Merrill Lynch, presented a report to the Paragon Board regarding its preliminary analysis of Paragon and the various strategic alternatives available to it. After reviewing for the Paragon Board its stock price trading history and performance relative to comparable multifamily residential property REITs, Merrill Lynch observed that Paragon's ability to generate internal and external growth would continue to be constrained by several factors, including an inability to generate returns on acquisition and development investments in excess of its currently high cost of capital, increased competition for assets and resulting lower overall returns, and its current relatively highly leveraged capital structure and high dividend payout ratios (with expected 1996 and 1997 adjusted FFO ("AFFO") substantially below the current dividend rate). Merrill Lynch indicated that, despite these constraining factors on Paragon and in light of Paragon's solid portfolio, strong operating and management capabilities, renewed focus on its multifamily operations and attractive development opportunities, Merrill Lynch had undertaken an initial review of strategic alternatives that could be available to Paragon to enhance long-term stockholder value. These strategic alternatives included a share repurchase program, a potential reduction in its dividend, an acquisition of assets, a disposition of assets, a strategic merger, a strategic equity investment, liquidation, and issuance of additional securities (including corporate unsecured debt, secured debt or participating mortgage debt, preferred stock, private placement of non-controlling equity and public equity). Based upon its initial analysis and given the Paragon Board's objective of maximizing long-term value to its stockholders, Merrill Lynch recommended that Paragon pursue a dual process of strategic business combination and strategic equity investment discussions with a limited universe of potential candidates. Merrill Lynch indicated that, based on its preliminary analysis, these alternatives were the recommended courses of action to enhance the growth in long-term value to Paragon's stockholders. Following Merrill Lynch's report and deliberation of the Paragon Board, and based upon Merrill Lynch's and management's recommendation, the Paragon Board authorized and directed management, with Merrill Lynch's assistance, to pursue confidential discussions regarding a potential strategic business combination or strategic equity investment with a limited number of candidates.

      Following the Paragon Board's approval of a structured process in September, Merrill Lynch and Paragon's management began preparing public and non-public information and contacting selected parties. Non-public information was distributed to certain interested parties after they entered into a confidentiality agreement with Paragon pursuant to which each such candidate agreed to maintain the confidentiality of materials provided by, as well as of their discussions with, Paragon. In addition, each of these candidates agreed to certain standstill arrangements with regard to Paragon for periods ranging from one to three years. Several of these potential candidates met with Paragon's management between September 11 and November 5, 1996.

      Following requests made by Merrill Lynch to all of the candidates, Paragon received, prior to October 25, 1996, verbal preliminary indications of interest from several of the candidates, including Camden. Camden's preliminary proposal contemplated a strategic stock-for-stock merger of Paragon into Camden, a "DownREIT" structure, a preliminary indication of value per Paragon share of $17.25, two Paragon designees on a seven person board of trust managers, and some continuing Paragon management involvement with Camden with Brian Lavin as an executive officer.

      On October 30, 1996, Camden's management reviewed and discussed with the Camden Board the relative merits of a possible merger with Paragon, the status of initial discussions with, and the terms of Camden's preliminary proposal to, Paragon and the effects of the proposed merger structure, and discussed the potential hiring of investment bankers to represent Camden in such a transaction. The Camden Board directed management to continue discussions with Paragon.

      On November 1, 1996, the Executive Committee of the Paragon Board met to review the progress of the strategic initiatives, including the preliminary indications of interest. No action was taken at this meeting.

      At the regular quarterly meeting of the Paragon Board on November 5, 1996, Merrill Lynch, together with Paragon's management and legal counsel, reviewed with the Paragon Board the status of discussions with the potential candidates to date, each of the preliminary indications of interest and Merrill Lynch's analyses of the proposals and the candidates. Focusing particularly on the three potential strategic merger candidates (Camden and two other publicly-traded REITs) that had expressed the most serious interest in a strategic merger and had given the highest preliminary indications of value, Merrill Lynch reviewed for the Paragon Board a number of preliminary analyses based on publicly available information on each of these three candidates, including current public market capitalization and trading multiples, a preliminary relative affordability analysis that focused on 1997 breakeven valuations per share that each of the three leading candidates could afford to offer for Paragon without incurring dilution to projected FFO per share, in each case compared to each candidate's preliminary valuation per share and Merrill Lynch's preliminary estimate of Paragon's net asset value, a pro forma FFO contribution analysis and a pro forma accretion/(dilution) summary. Merrill Lynch's analysis also showed in each case that Paragon should expect a significant reduction in pro forma dividends per share paid by the surviving company. Paragon's management also expressed their view that each of these three candidates had a strong management team and a sound business strategy that would fit well with Paragon's operations. After reviewing and discussing each of the preliminary indications of interest and Paragon's results of operations, business and short-term and long-term prospects and plans, upon the recommendation of Merrill Lynch, the Paragon Board authorized and directed management to proceed with discussions and further due diligence with these three strategic merger candidates while continuing to pursue the viability of a potential strategic equity investment with two candidates that had expressed an interest.

      At this meeting, Paragon's management also reviewed for the Paragon Board its third quarter results of operations. Management indicated that third quarter FFO per share was approximately $.03 per share lower than second quarter FFO per share and lower than analysts' consensus estimates for the third quarter (but was consistent with the information provided to potential strategic merger and strategic equity investment candidates). Management also indicated that it continued to believe that Paragon's cash flow from operations would not be sufficient to cover its dividend at its current level for the foreseeable future. Following a discussion of the advisability of continuing its dividend at its current level in light of the continuing shortfall of cash from operations to cover the dividend and the impact a reduction in the dividend would have on its stock price and the strategic alternatives process, the Paragon Board decided to maintain the dividend for the third quarter at its current level.

      Between November 7 and 18, 1996, Paragon entered into a confidentiality agreement with each of the three leading potential strategic merger candidates pursuant to which Paragon agreed to maintain the confidentiality of materials provided by, as well as of its discussions with, each such candidate and to certain standstill arrangements with regard to each such candidate for periods ranging from one to two years.

      On November 8, 1996, Camden's management hired PaineWebber to analyze, and advise the Camden Board with respect to, Camden's merger discussions with Paragon. PaineWebber's responsibilities included conducting a due diligence review of Paragon and issuing a fairness opinion with respect to the exchange ratio in connection with the merger transaction to be negotiated between Camden and Paragon.

      On November 12, 1996, Paragon made a public announcement that it had retained Merrill Lynch as its financial advisor to analyze, and advise the Board with respect to, various strategic alternatives that might be available to Paragon.

      Over the next few weeks, Paragon's management and Merrill Lynch continued discussions with the three leading strategic merger candidates and two strategic equity investment candidates. During this period, the three strategic merger candidates visited Paragon's headquarters in Dallas and most of Paragon's properties, met with Paragon's management and completed their preliminary due diligence of Paragon. Merrill Lynch and Paragon's management also began their preliminary financial and business due diligence of each of the candidates. On November 20, 1996, an additional publicly-traded REIT entered into a confidentiality and standstill agreement with Paragon and received certain non-public information concerning Paragon. It subsequently submitted a preliminary indication of interest for a stock-for-stock merger and was informed that its preliminary terms were not competitive with other proposals currently being pursued.

      On November 21, 1996, Merrill Lynch requested each of the three leading strategic merger candidates to submit a non-binding written proposal for a transaction with Paragon by December 5, 1996. On November 26, 1996, Paragon's counsel delivered to each of the three candidates and their counsel (and, in the case of Camden and one other candidate, their financial advisor) a proposed form of definitive merger agreement and requested that they submit their proposed comments on the merger agreement as part of their written proposal. All three strategic merger candidates submitted written proposals and made presentations to Paragon's management and two of the three (including Camden) submitted a revised form of merger agreement.

      Camden submitted its non-binding written proposal on December 5, 1996. Camden's proposal contemplated a tax-free, stock-for-stock merger of Paragon into a wholly-owned subsidiary of Camden and the continuation of Paragon Operating Partnership in a "DownREIT" structure. Each Paragon share would be exchanged for 0.63 Camden shares and this exchange ratio would be fixed. Such a transaction would have had a market value of approximately $17.50 per share of Paragon Common Stock, based on the closing price of $27.75 per share of Camden Common Shares on December 4, 1996. Camden would have the right not to consummate the merger if its share price were to rise above $30.53 (which would have resulted in Paragon's stockholders receiving more than $19.21 per share) and Paragon would have the right not to consummate the merger if Camden's share price were to fall below $24.98 (which would have resulted in Paragon's stockholders receiving less than $15.75 per share). Paragon would have the right to designate two of seven trust managers on Camden's Board of Trust Managers and the extent of Paragon's management's involvement in Camden's management following the merger would be determined prior to mailing of the proxy. Camden also sought a break-up fee of $10 million or break-up expenses not to exceed $1.5 million under certain limited circumstances.

      The other two strategic merger candidates were both public company REITs. Each proposed a tax-free, stock-for- stock merger, the continuation of Paragon Operating Partnership and varying degrees of involvement by Paragon's directors and management following the merger. One of these companies ("Company A") proposed an exchange ratio with a market value lower than that of Camden's proposal and the other company ("Company B") proposed an exchange ratio with a market value higher than that of Camden's proposal. Company B's offer indicated that it would expire on December 6, 1996, if not accepted prior to 5:00 p.m. on such date.

      On December 6, 1996, the Executive Committee of the Paragon Board held a meeting to review the final indications of interest of the three strategic merger candidates and to determine what further steps should be taken to finalize such proposals. Merrill Lynch reviewed for the Executive Committee the terms of each proposal and its preliminary financial analysis of each one. Merrill Lynch presented its preliminary analysis of each candidate's estimated net asset value (and the relationship of its current trading price to such net asset value) and its accretion/(dilution) analysis (taking into account the different expected cost savings provided by Paragon's management) of each proposal. Merrill Lynch indicated that the Camden and Company B shares were trading within the range of estimates of their respective net asset value, but indicated that Company A's shares recently had risen significantly and were now trading above Merrill Lynch's range of estimates of Company A's current net asset value. Merrill Lynch also indicated that the proposals of Camden and Company A would be accretive to each company's 1997 and 1998 FFO per share, but that Company B's proposal may not be accretive to Company B's 1997 and 1998 FFO per share (using potential cost savings estimates ranging from $0 to $5 million). In addition, Merrill Lynch reviewed with the Executive Committee its pro forma FFO contribution and ownership analysis for each of these three candidates, its imputed valuation of each proposal based on current trading prices and exchange ratios, its pro forma debt-to- market capitalization analysis, its pro forma AFFO payout ratio analysis and its pro forma indicated Paragon dividend reduction analysis. Merrill Lynch noted to the Executive Committee Company B's relatively high pro forma AFFO payout ratio and debt-to-total market capitalization ratio. Merrill Lynch also informed the Executive Committee of its current research ratings with respect to each candidate's stock and noted that Camden had the highest possible short- and long-term rating in its system. Merrill Lynch's analysis showed that Paragon stockholders should expect a significant reduction in pro forma dividends per share in each case. The Executive Committee requested that Merrill Lynch go back to Camden, Company A and Company B to attempt to improve certain terms of their proposals.

      On December 6, 1996, Company B agreed to extend its offer to December 10, 1996. Early in the afternoon on December 10, Mr. Cooper contacted Company B to request it to extend its offer to the close of business on December 11 to permit the Paragon Board to consider its proposal at its upcoming meeting. Company B requested Mr. Cooper to indicate whether or not Mr. Cooper and Paragon's Executive Committee and management intended to recommend Company B's proposal to the Paragon Board, and Mr. Cooper indicated that Company B's proposal was competitive with the others and that it should be considered by the Paragon Board. Company B officially withdrew its proposal at approximately 4:00 p.m. C.S.T. on December 10 in order to proceed with a proposed financing.

      On December 11, 1996, the Executive Committee met prior to the meeting of the full Paragon Board to review again the final proposals. Mr. Cooper informed the Executive Committee that Company B had withdrawn its proposal but, notwithstanding the official withdrawal of its proposal, Mr. Cooper and Merrill Lynch expressed the view that Company B might be willing to go forward with a transaction based on its proposal in the event that the Paragon Board determined that it was the superior transaction. Management expressed their view that Company B had withdrawn to proceed quickly with a financing and because it likely believed that it would not be the merger partner selected by the Paragon Board. Mr. Cooper stated that he had been unsuccessful in his attempts to convince Company B to extend its proposal through December 11, 1996. Mr. Cooper noted that he wanted the Paragon Board to consider all three proposals even though Company B had officially withdrawn its proposal. Several members of the Executive Committee expressed the view that Company B's proposal was not one that was likely to be acceptable in light of concerns about certain execution risks and post-merger financial ratios and Merrill Lynch's view that a transaction with Company B may not be accretive to Company B and as a result might not be well received by the market.

      Merrill Lynch further informed the Executive Committee that Camden had agreed to revise its proposal in certain respects. In its revised proposal, Camden increased the exchange ratio from 0.63 to 0.64 share of Camden Common Shares for each share of Paragon Common Stock. Such a transaction would have had a market value of approximately $17.75 per share of Paragon Common Stock, based on the closing price of $27.75 per Camden Common Share on December 4, 1996. Camden gave up its proposed right not to consummate the merger if Camden's share price rose above $30.53 per share. Paragon retained the right to terminate the transaction if the price of Camden Common Shares fell below $25.67 per share, but Camden could, under the terms of the new proposal, elect to prevent Paragon's termination of the transaction by adjusting the exchange ratio to provide a $16.43 per share value for Paragon Common Stock. Camden also agreed that the Paragon Board could maintain its dividend for the fourth quarter of 1996 at its current rate ($0.465 per share of Paragon Common Stock) and then convert to a dividend payment rate equal to Camden's (or $0.304 per quarter, or $1.22 per year, per former Paragon share after giving effect to the 0.64 Exchange Ratio). Camden continued to insist that Paragon have the right to designate only two of its trust managers (Messrs. Cooper and Levey) and refused to reduce its proposed break-up fee. Merrill Lynch expressed its view that these changes represented a significant improvement in the Camden proposal. Merrill Lynch also indicated that Company A had refused to increase the collar protected market value of its offer above $17.50 (or approximately $17.25 after taking into account certain proposed adjustments based on estimates by Paragon's management.) After a summary report from Merrill Lynch regarding its financial analyses of the three proposals, Paragon's management and Merrill Lynch indicated that they would recommend that Paragon pursue the proposed strategic merger with Camden. Following further discussion and deliberation by the Executive Committee, the Executive Committee unanimously determined to recommend to the full Paragon Board that Paragon pursue the proposed strategic merger with Camden.

      Immediately following conclusion of the Executive Committee meeting on December 11, 1996, the Paragon Board met to review the final proposals of the three strategic merger candidates, including Company B's. Merrill Lynch and Paragon's management both expressed the view that Company B might be willing to proceed with a transaction if the Paragon Board decided to pursue a strategic merger with Company B.

      After reviewing for the Paragon Board the principal terms of each proposal as described above, Merrill Lynch confirmed to the Paragon Board that, as of December 11, 1996, the implied market value of the Camden proposal ($17.76 based upon Camden's $27.75 share price on December 4, 1996 and $17.60 based upon Camden's $27.50 share price on December 10, 1996) exceeded Company A's proposed value ($17.50, reduced to approximately $17.25 after taking into account certain proposed adjustments based on estimates by Paragon's management) and was exceeded by Company B's proposed value ($18.84 based upon Company B's stock price on December 9, 1996 and $18.05 based upon the price protection provisions of

Company B's proposal). Merrill Lynch also noted that Camden's proposed 0.64 exchange ratio was fixed (subject to Paragon's walk away right if the exchange ratio would result in Paragon's stockholders receiving less than $16.43 per share), which would result in Paragon's stockholders benefiting from all increases in Camden's share price and bearing the burden of all price decreases down to $25.67.

      Due to the potential impact of stock price fluctuations on the value of each of these proposals to Paragon's stockholders, the Paragon Board sought information from Merrill Lynch as to whether the stock of each of these companies currently was fairly valued in the market. Merrill Lynch reviewed with the Paragon Board its ranges of preliminary standalone valuations of each of these three companies using three different methodologies for each: (1) public market comparables multiple analysis, (2) discounted cash flow analysis and (3) net asset value calculation. Merrill Lynch stated that the current stock prices of both Camden and Company B were within the ranges of values using each of the valuation methodologies. Merrill Lynch also stated that the current stock price of Company A, which had risen substantially during the previous 60 days (approximately 13.6% above the average stock price over such period), traded at a premium to its public market comparables, exceeded the high end of its net asset value range and was within the range of its discounted cash flow analyses.

      Merrill Lynch also reviewed with the Paragon Board its comparative analysis of each of the three proposals on various other bases, including the following: (a) 1997 and 1998 accretion/(dilution) analysis per share (Camden's proposal would be accretive); (b) Merrill Lynch's analysts' numerical ratings of the three companies (Camden had the highest possible short- and long-term rating in the system); (c) 1997 accretion/(dilution) sensitivity to a $1.5 million positive or negative performance (Camden's proposal would be somewhat sensitive but still would be accretive in all cases); (d) expected cost saving synergies from the merger provided by Paragon's management (Paragon's management's view was that Camden would be expected to realize substantial cost savings quickly and with a high degree of certainty); (e) pro forma percentage ownership of the combined companies by Paragon's stockholders (approximately 40% of Camden on a fully diluted basis); (f) pro forma contribution analysis based upon FFO, AFFO and net asset value (Paragon's stockholders would receive in the case of Camden a percentage interest generally greater than their relative contribution); (g) the implied exchange ratio based upon the relative trading prices of Paragon and each such company compared to the proposed exchange ratio (the implied exchange ratio based on historical stock prices of Paragon and Camden over the preceding 12 months ranged from .560 to .790); (h) equity market values and total market values; (i) 1997 FFO multiples (Camden's multiple is higher than that of Paragon); (j) ratios of pro forma debt-to- market capitalization (Camden's ratio is lower than that of Paragon); (k) pro forma estimated 1997 AFFO dividend payout ratios (Camden's and Paragon's combined ratio would be 82%); and (l) estimated 1997 percentage dilution to Paragon's current dividend (a merger with Camden would result in a 34.6% reduction in dividends to Paragon's stockholders). Taking into account the foregoing analyses and such other factors as Merrill Lynch deemed relevant, Merrill Lynch recommended to the Paragon Board that Paragon should pursue a strategic merger with Camden on the proposed terms.

      Management of Paragon also reviewed with the Paragon Board the results of its analysis and due diligence of each of the three companies, focusing particularly on their geographic and operational fit with Paragon, the physical condition of their properties, the magnitude and certainty of achieving cost savings from a combination, their capital structures and relative costs of capital (including investment grade ratings) to promote internal and external growth, and the strength of their management teams. Based on its assessment of these and other factors, Paragon's management recommended to the Paragon Board that Paragon should pursue a strategic merger with Camden on the proposed terms.

      After continued discussions of the analyses prepared by Merrill Lynch and management, and taking into account the recommendations of Merrill Lynch, the Executive Committee and management, the Paragon Board authorized and directed Paragon's management to pursue negotiation of a definitive agreement with Camden consistent with the proposal reviewed at the meeting. The Paragon Board also directed management to continue pursuing cost cutting measures prior to consummation of a merger in order to enhance the likelihood that the expected cost savings would be achieved as promptly as possible.

      From December 11 through December 16, 1996, Paragon's management and legal counsel and Merrill Lynch negotiated with Camden's management and legal counsel and PaineWebber with regard to the terms of a definitive merger agreement and related documents.

      On the morning of December 16, 1996, the Camden Board met with Camden's management, legal counsel and PaineWebber to review the final proposal submitted by Camden to Paragon and to consider and formally act upon the proposed Merger. Following an oral presentation by PaineWebber regarding its financial analysis of the transaction, PaineWebber rendered to the Camden Board the oral fairness opinion that, subject to certain assumptions, factors and limitations set forth in the opinion, the Exchange Ratio was fair to Camden shareholders from a financial point of view. See "--Opinion of Financial Advisors" below for a discussion of PaineWebber's opinion. After a discussion of the Agreement and the ancillary documents by legal counsel, the Camden Board discussed the terms of the Merger and the proposed timetable of the transaction. Following such discussions, the Camden Board unanimously approved the Merger, the proposed Agreement and the ancillary documents.

      On the afternoon of December 16, 1996, the Paragon Board met to consider and formally act upon the proposed merger transaction with Camden. At this meeting, Paragon's management, together with its financial and legal advisors, updated the Paragon Board on the events since its December 11th meeting, including reviewing in detail the terms of the proposed Agreement and related documents. Merrill Lynch reviewed with the Paragon Board its financial analysis of the proposed transaction and then rendered its oral fairness opinion to the Paragon Board that, as of such date, subject to certain assumptions, factors and limitations set forth in such opinion, the Exchange Ratio was fair to the holders of shares of Paragon Common Stock from a financial point of view. Merrill Lynch advised the Paragon Board that at Camden's trading price on December 16, 1996 ($29.125), the Exchange Ratio represented a value to Paragon stockholders of $18.64 per share. This Exchange Ratio represented an implied premium of 15.6% over Paragon's opening price on November 13, 1996, the first trading day after Paragon's public announcement that it was considering potential strategic alternatives. See "--Opinion of Financial Advisors" below for more details of Merrill Lynch's analyses and opinion. Given Merrill Lynch's detailed valuation and financial analyses, its experience with REITs and mergers of public companies, Merrill Lynch's analyses and opinion were important considerations in the conclusion of the Paragon Board to approve the Agreement and the Merger.

      Paragon's legal counsel then gave a presentation to the Paragon Board on the various documents to be entered into in connection with the Merger, including a page-by-page review of the Agreement. Legal counsel also reviewed a proposed timetable for completing the transaction. After lengthy discussions, the Paragon Board unanimously approved the Merger, the proposed Agreement and the transactions contemplated thereby.

      CAMDEN'S REASONS FOR THE MERGER. The Camden Board believes that the terms of the Agreement and the Merger and the other transactions contemplated thereby are fair from a financial point of view to and are in the best interests of Camden and its shareholders. Accordingly, the Camden Board has unanimously approved the Agreement and recommends approval of the Agreement and such transactions by the shareholders of Camden. In reaching its decision, the Camden Board in two separate meetings, considered several factors, consulted with Camden's management and legal counsel and was advised by PaineWebber, its financial advisor in this transaction. The principal reasons, to which relative weights were not assigned, for the Camden Board's approval of the Agreement and its recommendation to the shareholders are as follows:

   (1)Analyses by management show that the Merger should be accretive to Camden's FFO per share in 1997. FFO is a widely accepted measure of an equity REIT's operating performance. Higher FFO per share will likely result in higher distributions to shareholders.

   (2)The Merger almost doubles Camden's total capitalization and increases its market equity from $489 million to approximately $817 million (based on $27.75 per share, the closing price of Camden Common Shares on December 4,
      1996). This increased size affords several benefits. First, the increased number of shares in the market should result in greater liquidity for holders of Camden Common Shares. The Camden Board believes that institutional investors prefer larger capitalization companies when making investment decisions due to greater liquidity which allows the purchase and sale of larger volumes of shares without disrupting the market for such shares. The Camden Board further believes that the increased market capitalization and liquidity should result in a higher earnings multiple and share price. Finally, the Camden Board believes that the credit rating agencies generally favor larger capitalization companies and view them as being more stable for unsecured debt investors. Both of these factors increase the attractiveness of Camden to potential investors, and ultimately should result in an improved ability to access favorably priced equity and debt capital.

   (3)The combined organization will allow the elimination of several redundant positions and activities, including the integration of office facilities, information systems, support functions and public company expenses. Camden's Board believes that the Merger will allow Camden to realize economics of scale by spreading costs over a larger number of units, thereby improving Camden's profit margin. In addition, by taking advantage of the "best practices" of each company, management believes there will be significant savings in operating costs and general and administrative expenses of approximately $6 million annually.

   (4)Camden's strategic objective has been to focus on specific core markets located in high growth areas of the Southwest. Camden currently has six core markets including Houston, Dallas, Austin, Corpus Christi, Phoenix and Tucson, and has one property in El Paso. The Merger adds six additional core markets to include: St. Louis, Louisville, the Carolinas, Orlando and Tampa/St. Petersburg. Management considers each of these to be good markets, with the Florida markets exhibiting higher growth patterns similar to those in Texas and other southern cities, and with the mid-western and Carolina markets considered to be more stable, moderate growth markets. Currently, 75% of Camden's investment is in Houston and Dallas. Following the merger, Camden's investment will be spread among twelve core markets, with Houston representing 19% and Dallas representing 22%. The Camden Board believes that this geographic diversification is preferred by the credit rating agencies and fixed income investors and will be viewed positively when rating Camden's fixed income securities, thereby improving Camden's access to attractively priced alternative sources of capital. Additionally, these markets create a broader platform for future development and acquisitions which should be attractive to equity investors.

   (5)Geographic diversification also reduces the vulnerability to recessions in any particular region. The last recession was a "rolling recession," because it affected the economies of different regions at different times. The Southwestern United States went into and emerged from the recession earlier than the Southeast. This expansion into the Midwest and South reduces the risk that a regional economic downturn affects all of the apartment communities simultaneously. Thus, the geographic diversification as a result of the Merger may smooth Camden's performance through the economic cycles.

   (6)Both Camden and Paragon have significant acquisition and development experience. However, because of limited access to capital, Paragon has not been as active as Camden in its markets. This merger provides Camden the platform to expand its development program into other solid development markets, capitalizing on the best practices and experience of both companies. The Camden Board believes that both Camden and Paragon have acquired and developed successfully in multiple markets. A larger platform provides increased acquisition and development opportunities which should enhance shareholder value and earnings.

   (7)The Camden Board believes that since 1989, Camden (or its predecessor) has been successful at acquiring, renovating, repositioning and managing multifamily assets. By expanding its geographic boundaries beyond Texas and the Southwest, Camden will have more opportunities to acquire apartment portfolios having properties spread over a wider geographical area. Additionally, certain of the assets in the Paragon portfolio present opportunities for renovation and repositioning. The Merger provides an immediate investment into assets in which Camden can add value, and opens a wider geographical area for future investment opportunities. These properties and opportunities could result in higher returns on investment. While a number of Paragon's assets have been recently renovated, Camden's Board believes there is significant opportunity to realize improved operating cash flow from such renovated assets and other assets within the Paragon portfolio.

   (8)The financial presentation of PaineWebber and the December 16, 1996 oral opinion of PaineWebber, which was confirmed in writing on December 20, 1996, and further confirmed in writing on the date of this Joint Proxy Statement/Prospectus, that the Exchange Ratio was fair, from a financial point of view, to Camden as of the date of such opinion and based upon and subject to certain matters stated therein.

   (9)Presentations from, and discussions with, certain executive officers of Camden and outside legal counsel regarding the business, real estate assets, financial, accounting and legal due diligence with respect to Paragon and the terms and conditions of the Agreement.

   The Camden Board and management also discussed certain potential negative factors and risks that could arise or do arise from the Merger. These included, among others, the expansion into a new region and new markets with which Camden has little prior experience, potential current imbalance between supply of, and demand for, apartments in certain of these new markets, the potential difficulties of integrating Paragon's property management employees into Camden, the higher risk associated with increased development activities, increased debt to market capitalization and encumbrances of assets, the significant costs involved in connection with consummating the Merger, the substantial time and effort of Camden management required to effectuate the Merger, integrate the business of Paragon into Camden, and manage the increased and more diverse property portfolio and the risk that the expected benefits of the Merger might not be fully realized. The Camden Board believed that the benefits and advantages of the Merger far outweighed the negative factors and risks.

   THE CAMDEN BOARD BELIEVES THAT THE MERGER, INCLUDING THE EXCHANGE RATIO, IS FAIR AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF CAMDEN AND HAS UNANIMOUSLY APPROVED THE AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE ISSUANCE OF CAMDEN COMMON SHARES PURSUANT THERETO.

   In the event the Merger is not consummated for any reason, Camden will return to executing its strategic objective of being a major or even dominant apartment owner in the larger markets in the Southwest. To the extent such opportunities are available, it would likely consider other potential combinations with public or private apartment owners that the Camden Board and management believe add value and enhance the future earnings of Camden and otherwise are in the best interests of its shareholders.

   PARAGON'S REASONS FOR THE MERGER. By unanimous vote, the Paragon Board determined that the terms of the Agreement and the transactions contemplated thereby, including the Exchange Ratio and the Merger, are fair to Paragon's stockholders from a financial point of view and are in the best interests of Paragon's stockholders. Accordingly, the Paragon Board approved and adopted the Agreement and the transactions contemplated thereby and resolved to recommend that Paragon's stockholders approve and adopt the Agreement and the transactions contemplated thereby.

   The Paragon Board believes that the Merger provides Paragon's stockholders the opportunity to become equityholders in a substantially larger REIT with greater resources and potential for long-term stock price appreciation than Paragon or Camden on a standalone basis. Following the Merger, Camden will be the fourth largest publicly traded multifamily residential REIT in the United States with 35,364 apartment units (assuming the completion of certain dispositions of properties by Camden and Paragon as more fully described in "BUSINESS OF CAMDEN" and "BUSINESS OF PARAGON" herein) and a total market capitalization exceeding $1.2 billion. The Paragon Board also believes that the Merger will combine complementary assets of Paragon and Camden and expand the geographic diversification of Camden's portfolio, while enabling the Paragon portfolio to benefit from Camden's experienced management team. In addition, the Paragon Board believes that the consolidation of the two companies will enable Paragon's stockholders to participate meaningfully in the benefits to be realized in the Merger, including cost reductions and other operating efficiencies and Camden's lower cost of capital and greater access to capital.

   In reaching its determination that the Agreement and the transactions contemplated thereby are fair to Paragon's stockholders from a financial point of view and in their best interests, the Paragon Board consulted with Merrill Lynch, Paragon's senior management and legal counsel, and considered the long-term interests of the Paragon stockholders based on several factors to which relative weights were not assigned. The Paragon Board considered the following factors which were material to its decision to approve the Merger:

(1) Information and analyses relating to the financial performance, condition, business operations and prospects of Paragon and Camden, and current industry, economic and market conditions. In this regard, the Paragon Board placed special emphasis on, and viewed as favorable to its determination, Camden's lower cost of equity and debt capital, its lower leverage ratio, its investment grade rating for unsecured debt (resulting in less dependence on secured mortgage indebtedness) and its substantially lower dividend payout ratio, as compared to Paragon's current high cost of capital, relatively highly leveraged capital structure, dependence on secured mortgage financing and high dividend payout ratio (with dividend payout ratios for 1996 and subsequent years expected to be substantially above its AFFO at its current dividend rate). The Paragon Board believed that Paragon's capital structure was too highly leveraged, Paragon was too reliant on secured mortgage financing and its dividend payout ratio was too high currently and the Paragon Board believed that the Merger would alleviate these problems because the combined entity would have better access to the equity and debt capital markets and on more favorable terms;

(2) Possible strategic alternatives to the Merger for enhancing long-term stockholder value, including transactions with other potential strategic merger partners or strategic equity investors. In particular, Paragon and Merrill Lynch had contacted and received indications of interest from several potential strategic merger partners and potential strategic equity investment candidates. In this regard, the Paragon Board determined that the Merger with Camden represented the best available alternative for enhancing long-term Paragon stockholder value;

(3) The expected operating efficiencies and cost savings from the Merger of approximately $4.1 million in 1997 and $6.5 million each year thereafter (with certain inflation adjustments) based upon Paragon management's estimates, and the

      Paragon Board's belief that Camden's management would be successful in achieving these cost savings in the amounts and at the times contemplated, particularly given the renewed emphasis of Paragon's management in realizing some of these savings prior to consummation of the Merger;

(4) Based upon Merrill Lynch's 1997 and 1998 accretion/(dilution) analysis and its 1997 accretion/(dilution) sensitivity analysis, the Merger is expected to be accretive to Camden's FFO per share in 1997 through 2001 if Camden raises additional new equity to reduce its pro forma debt-to-market capitalization ratio from 40% to below 38% and even if it realizes a negative variance of $1.5 million in 1997 estimated FFO. The Paragon Board believed that it was important for the Merger to be accretive to Camden in order to increase the likelihood of an increase in the value of the Camden Common Shares to be received by Paragon's stockholders in the Merger;

(5) The economic terms of the Agreement, including the Exchange Ratio and the 40.1% equity interest in the combined entity on a fully diluted basis to be received by Paragon's stockholders. In regard to the Exchange Ratio, the Paragon Board considered that (a) the Exchange Ratio had been determined through arm's-length negotiations, (b) the Exchange Ratio represented an implied value to Paragon's stockholders of $18.64 based upon Camden's trading price ($29.125) on December 16, 1996 (or a premium of 15.6% over Paragon's opening price on November 13, 1996, the first trading day after Paragon's announcement), of $17.76 based upon Camden's trading price ($27.75) on December 4, 1996 (or a premium of 10.1%), and of $17.60 based upon Camden's trading price ($27.50) on December 12, 1996 (or a premium of 9.1%), (c) each of the implied values to Paragon's stockholders referred to in clause (b) were above or within the ranges of standalone values of Paragon using each of the valuation methodologies (including net asset value) employed by Merrill Lynch, and (d) the implied exchange ratios based upon the relative trading prices of Paragon and Camden at most times over the last 180 days prior to December 16, 1996 were less than the Exchange Ratio. The Paragon Board emphasized the fact that, based upon Merrill Lynch's analysis, Camden's current stock price was within the ranges of standalone values of Camden using each of the valuation methodologies employed by Merrill Lynch and thus appeared to the Paragon Board to be fairly valued. Moreover, the Paragon Board also emphasized that if the price of the Camden Common Shares fell below $25.67, Paragon could walk away from the transaction unless Camden adjusted the Exchange Ratio to protect a $16.43 per share value to Paragon stockholders (which was within the ranges of standalone values of Paragon using each of the valuation methodologies (including net asset value) employed by Merrill Lynch). In regard to the Paragon stockholders' 40.1% equity interest, the Paragon Board considered, based upon Merrill Lynch's pro forma contribution analysis, that Paragon would contribute (before taking into account potential synergies) between 38.3% and 39.6% of pro forma FFO each year from 1997 through 1999, between 36.2% and 37.4% of pro forma AFFO each year during such period and 40.5% of pro forma net asset value based upon the midpoints of the net asset value ranges;

(6) The other terms and conditions of the Agreement, including the mutuality of the representations and warranties and covenants, the requirement that each party consult with the other on significant business and financial matters prior to consummation of the Merger, the ability of the Paragon Board to designate Mr. Cooper and Mr. Levey (each of whom has a substantial equity investment in Paragon) to the Camden Board, and the ability of the Paragon Board to pursue an unsolicited superior competing transaction should its fiduciary duties so require;

(7) The structure of the Merger. In this regard, the Paragon Board placed special emphasis on, and viewed as favorable to its determination, the fact that the Merger, as a "stock-for-stock" rather than a "cash-for-stock" transaction, will provide an opportunity for Paragon's stockholders to share in any future appreciation of the stock price of the combined entity and would be a tax-free transaction currently. The Paragon Board also considered the additional benefit of maintaining the existence of Paragon Operating Partnership through the "DownREIT" structure so as to permit the limited partners therein to continue to defer currently a substantial amount of taxable gain;

(8) The similarities between the two companies. In this regard, the Paragon Board noted that Camden and Paragon are of comparable size, both focus on the multifamily residential sector and the combination provides greater geographic diversification and reduces the dependence on the Texas market. The combined entity will be the fourth largest publicly traded multifamily residential REIT in the country with 35,364 units (assuming the completion of certain dispositions of properties by Camden and Paragon as more fully described in "BUSINESS OF CAMDEN" and "BUSINESS OF PARAGON" herein) and total market capitalization in excess of $1.2 billion;

(9) Benefits for the combined entity's shareholders from the larger company, including the Paragon Board's expectation that, in the future, the combined entity will have improved access to capital markets for future growth and Paragon's stockholders will have enhanced liquidity as a result of the larger total equity market capitalization of the combined entity; and

(10) The analyses, presentations, recommendations and opinions of Merrill Lynch described under "--Background of the Merger" and "--Opinion of Financial Advisors," including the opinions of Merrill Lynch that, as of the dates of such opinions, subject to certain assumptions, factors and limitations set forth in such opinions, the Exchange Ratio was fair to the holders of shares of Paragon Common Stock from a financial point of view. In particular, while the Paragon Board did not explicitly adopt Merrill Lynch's financial analyses, the Paragon Board placed special emphasis on such analyses and on Merrill Lynch's views regarding the Merger. The Paragon Board viewed Merrill Lynch's opinions and recommendations as favorable to its determination because Merrill Lynch is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services and raising capital for REITs.

The Paragon Board also considered the following potentially negative factors in its deliberations concerning the Merger:

(1) The fact that, because the Exchange Ratio is fixed, a decline in the value of Camden Common Shares would reduce the value of the consideration to be received by Paragon stockholders in the Merger. This factor was mitigated, in the Paragon Board's view, by the fact that because of the fixed Exchange Ratio, Paragon stockholders would benefit from any appreciation in the price of Camden Common Shares and because Paragon has the right to walk away from the transaction if the price of Camden Common Shares falls below $25.67 unless Camden adjusts the Exchange Ratio to equate to a $16.43 per share value to Paragon stockholders;

(2) The fact that the indicated annual dividend per share of Paragon Common Stock following the Merger is expected to decline from its current level of $1.86 to $1.22, a 34.6% reduction. The Paragon Board believed that this factor was mitigated by (a) the fact that the Paragon Board very likely would have cut the current dividend in the absence of the Merger or an alternative strategic transaction because Paragon's AFFO is substantially below its current dividend level and would be expected to remain below such level for the foreseeable future on a standalone basis and (b) the fact that Paragon is entitled under the Agreement to pay its dividend for the fourth quarter of 1996 at its current rate before converting to Camden's rate thereafter;

(3) The various conditions to Camden's obligation to consummate the Merger. See "THE MERGER--Conditions to Consummation of the Merger;"

(4) The fact that many long-time corporate-level employees of Paragon will not continue to be employed by the combined entity following the Merger. This factor was mitigated, in the Paragon Board's view, by the severance package that will be offered to these employees and the acceleration of vesting of their restricted stock and options, as well as the benefits expected to be realized for all stockholders of the substantial cost savings from the Merger;

(5)   The risk that the anticipated benefits of the Merger may not be realized;
      and

(6) The fact that under the terms of the Agreement, Paragon and its directors, officers, employees, agents and representatives are prohibited from initiating, soliciting or encouraging any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a transaction which would compete with the Merger except that if the Paragon Board determines in good faith after consultation with outside legal counsel that it is required by its fiduciary obligations to do so, the Paragon Board may, among other things, respond to and engage in discussions and negotiations with persons making unsolicited proposals or inquiries and may approve or recommend such a transaction, and the possibility that Paragon may be required, if the Agreement is terminated under certain circumstances, to pay Camden a termination fee of $10 million or to reimburse Camden for up to $1.5 million of its out-of-pocket expenses incurred in connection with the Merger. The Paragon Board recognized that the inclusion of such provisions in the Agreement would render it unlikely that a more attractive offer would be presented to Paragon and its stockholders; however, the Paragon Board believed that, based on the process it engaged in to find a strategic partner, the Agreement represents the best opportunity to enhance long-term stockholder value.

   The Paragon Board also realized that the leverage of the combined entity would be greater than Camden's existing leverage and its coverage ratios would be lower than Camden's current coverage ratios; however, the Paragon Board did not view this as a negative factor because the increase in leverage would result from the fact that Paragon is more highly leveraged than Camden, the combined entity would be less highly leveraged than Paragon and the Paragon Board understands that Camden may consider raising additional equity to reduce such leverage and improve such coverage ratios.

   The Paragon Board was aware of the provisions of the Agreement affording indemnification and directors' insurance to the Paragon directors for actions and omissions of such persons occurring prior to the effective time of the Merger. These provisions were important to the Paragon Board; however, this factor did not affect the Paragon Board's evaluation or recommendation of the Merger because Paragon's Board had been advised by legal counsel that such provisions are customary in agreements relating to business combinations.

   In light of the wide variety of factors considered by the Paragon Board, the Paragon Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of the Paragon Board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by the Paragon Board in its deliberations relating to the Merger.

   The Paragon Board was aware of Merrill Lynch's potential long or short positions in Paragon's and Camden's securities and that Merrill Lynch also had provided financial advisory and financing services in the past to Camden (as well as for other companies that participated in the strategic transaction process with Paragon) on unrelated matters. The Paragon Board did not view these facts as unfavorable to the Paragon Board's determination or the Paragon Board's special emphasis on Merrill Lynch's analyses, recommendations and opinions. The Paragon Board also was aware that a substantial portion of Merrill Lynch's compensation would be contingent upon consummation of the Merger and did not view such contingency as unfavorable to the Paragon Board's determination or the Paragon Board's special emphasis on Merrill Lynch's analyses, recommendations and opinions. The reasons the Paragon Board did not view such potential conflicts of Merrill Lynch unfavorably were: (i) the Paragon Board's belief that Merrill Lynch would and did adhere to high standards of professionalism in connection with its engagement; (ii) the fact that contingent fees for financial advisors are common in merger transactions; and (iii) the fact that financial advisors frequently conduct securities trading operations as an integral part of their businesses and, accordingly, frequently retain the right to effect trades in the securities of the clients to which they are providing advisory services. In addition, the Paragon Board was aware that certain members of Paragon's management and the Paragon Board have certain interests in the Merger that are separate from the interests of stockholders of Paragon generally. See "--Interests of Certain Persons in the Merger." On balance, the Paragon Board viewed such interests as neutral to its determination because of the Paragon Board's belief that such interests were reasonable under all of the circumstances.

   In the event the Merger is not consummated for any reason, Paragon will continue to pursue its business objectives of maximizing the value of its properties and reducing overhead to increase its net cash flow. Paragon also would seek to reduce the amount of its indebtedness through potential sales of properties and improved cash flow. In addition, Paragon may seek another strategic combination. However, despite these measures, the Paragon Board in all likelihood would decide to reduce Paragon's current dividend rate substantially so that Paragon's AFFO would cover its dividends.

OPINIONS OF FINANCIAL ADVISORS

   CAMDEN. Camden retained PaineWebber on November 8, 1996 to render financial advisory services in connection with a possible business combination with Paragon. In connection with the engagement, Camden asked PaineWebber to render an opinion as to whether the Exchange Ratio was fair, from a financial point of view, to the shareholders of Camden. PaineWebber was not requested to, and did not make, any recommendation to the Camden Board as to the Exchange Ratio to be provided for in the Merger, which Exchange Ratio was determined through arms-length negotiations between Camden and Paragon.

   The Camden Board retained PaineWebber to act as its advisor based upon PaineWebber's prominence as an investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes especially with respect to REITs and other real estate companies and because of PaineWebber's familiarity with Camden and its operations.

   On December 16, 1996, PaineWebber delivered its oral opinion to the Camden Board, which was confirmed in writing on December 20, 1996 and further confirmed on the date of this Joint Proxy Statement/Prospectus (the "PaineWebber Opinion"), to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to the limitations described below, the Exchange Ratio was fair, from a financial point of view, to the shareholders of Camden. The PaineWebber Opinion does not constitute a recommendation to any shareholder of Camden as to how any such shareholder should vote on the Merger.

   THE FULL TEXT OF THE PAINEWEBBER OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX II-A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

   In arriving at the opinion set forth below, PaineWebber, among other things:
(i) reviewed Paragon's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1995, Paragon's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1996 and the prospectus, dated July 20, 1994, of Paragon relating to the initial public offering of the Paragon Common Stock; (ii) reviewed Camden's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, Camden's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1996 and the prospectus, dated July 22, 1993, of Camden relating to the initial public offering of the Camden Common Shares; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Paragon and Camden, furnished by Paragon and Camden, respectively; (iv) conducted discussions with members of senior management of Paragon and Camden concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Paragon Common Stock and Camden Common Shares and compared them with that of certain publicly traded companies which PaineWebber deemed to be reasonably similar to Paragon and Camden, respectively; (vi) compared the results of operations of Paragon and Camden with that of certain companies which PaineWebber deemed to be reasonably similar to Paragon and Camden, respectively; (vii) compared the proposed financial terms of the transaction contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant; (viii) considered the pro forma effect of the Merger on Camden's capitalization ratios, FFO and cash flow; (ix) reviewed the Agreement; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of general economic, market and monetary conditions.

   In preparing its opinion, PaineWebber assumed that the Merger would be accounted for under the purchase method of accounting and would be completed on a tax-free basis. Further, PaineWebber relied on the accuracy and completeness of all information supplied or otherwise made available to PaineWebber by Paragon and Camden, and PaineWebber has not assumed any responsibility to independently verify such information. PaineWebber has not assumed responsibility for conducting a physical inspection of the properties and facilities of Paragon or Camden or for making or obtaining an independent appraisal of the assets and liabilities of Paragon or Camden. With respect to the financial forecasts examined by PaineWebber, PaineWebber has assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Paragon and Camden as to the future performance of Paragon and Camden, respectively, and their respective properties; and PaineWebber has assumed that the modifications made by Camden to the Paragon financial forecasts were reasonably made on bases reflecting the best currently available estimates and good faith judgments of Camden's management as to the future performance of Paragon and its properties. PaineWebber has expressed no opinion as to the price at which the Camden Common Shares to be issued in the Merger to the stockholders of Paragon may trade at any time. The PaineWebber Opinion is based upon regulatory, economic, monetary and market conditions existing on the date thereof.

   PAINEWEBBER'S OPINION IS DIRECTED TO THE CAMDEN BOARD, ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY OF CAMDEN'S SHAREHOLDERS AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT CAMDEN'S SPECIAL MEETING. THE OPINION WAS RENDERED TO THE CAMDEN BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER. THE PAINEWEBBER OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE CAMDEN BOARD AS ALTERNATIVES TO THE MERGER OR THE DECISION OF THE CAMDEN BOARD TO PROCEED WITH THE MERGER. THE

DISCUSSION OF THE OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

   The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the PaineWebber Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither Camden nor PaineWebber assumes responsibility for the accuracy of such analyses or estimates. The following paragraphs summarize the significant quantitative financial and comparative analyses performed by PaineWebber in arriving at its opinion.

      CURRENT CAPITALIZATION. PaineWebber reviewed certain trading information for each of Paragon and Camden and, on the basis thereof, calculated their respective market values, market capitalizations and trading multiples based on stock prices as of December 11, 1996 at $16.25 for Paragon and $27.50 for Camden. For this purpose, PaineWebber defined "total market capitalization" as market value of the company's common equity on a fully diluted basis (including operating partnership units and "in the money" convertible securities), plus total debt. PaineWebber calculated stocks price multiples using publicly available estimates of future financial results as of December 11, 1996 published by First Call, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. For Paragon, the FFO multiples for 1996 and 1997 were 11.1x and 9.9x respectively. For Camden, the FFO multiples for 1996 and 1997 were 11.5x and 10.7 x, respectively.

      SELECTED COMPARATIVE PUBLIC COMPANIES ANALYSIS. Using publicly available information and estimates of future financial results published by First Call, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Paragon to the corresponding data of certain publicly-traded companies that PaineWebber deemed to be reasonably comparable (the "Comparative Companies"). The Comparative Companies represented REITs focused primarily on multifamily properties. These companies consisted of Equity Residential Properties Trust, Columbus Realty Trust, United Dominion Realty Trust, Gables Residential Trust, Summit Properties Inc., Walden Residential Properties Inc. (other than for purposes of calculating historical FFO averages due to insufficient information), Merry Land & Investment Co., Inc. and Wellsford Residential Properties. The Comparative Companies were selected principally based on the consistency of property types owned with those owned by Paragon.

      PaineWebber derived a range of per share values for Paragon by applying Paragon's FFO per share for two selected time periods to the corresponding median estimated FFO multiple for the Comparative Companies for those same periods. The two periods selected were the years ended December 31, 1996 and 1997. The FFO multiples for Paragon and the Comparative Companies were based on average First Call FFO estimates for each of the respective periods. In calculating the FFO multiples for the two selected periods, the December 11, 1996 closing stock prices of the Comparative Companies were used. PaineWebber observed that (i) the FFO multiples for the Comparative Companies for the year ended December 31, 1996 ranged from 10.3x to 13.8x, with a median of 11.9x, and (ii) the FFO multiples for the Comparative Companies for the year ended December 31, 1997 ranged from 9.9x to 12.5x, with a median of 10.9x.

      Per share values for Paragon were computed by multiplying Paragon's projected FFO per share by the median FFO multiple for the Comparative Companies for the years ended December 31, 1996 and 1997. The values produced by this method were $17.49 and $17.88 per share for the years ended December 31, 1996 and 1997, respectively. PaineWebber observed that based on the closing price of Camden Common Shares on the NYSE of $27.75 as of December 4, 1996, the Exchange Ratio yielded an offer value for the Paragon Common Stock that was in the range produced by the Selected Comparative Public Companies Analysis.

      None of the companies utilized in the above analysis for comparative purposes is, of course, identical to Paragon. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in the financial and operating characteristics of the Comparative Companies and other factors that could affect the public trading value of the

   Comparative Companies as well as that of Paragon and Camden. In addition, the multiples of common stock price to projected 1996 FFO and projected 1997 FFO for the Comparative Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

      STOCK TRADING HISTORY. PaineWebber reviewed the history of trading prices for Camden Common Shares and Paragon Common Stock separately and reviewed the trading history of the Paragon Common Stock (since January 1, 1994) in relation to the Standard & Poor's 500 Index, an index comprised of the Comparative Companies, the PaineWebber Multifamily REIT Index and the PaineWebber REIT Index. The PaineWebber Multifamily REIT Index includes 31 equity multifamily REITs. The PaineWebber REIT Index includes 107 equity REITs representing various property categories, including retail, multifamily, commercial, mixed and lodging. The comparison to the index of Comparative Companies was utilized to consider Paragon's historical stock performance relative to a group of companies with similar properties. The comparisons to the PaineWebber Multifamily REIT Index and the PaineWebber REIT Index were utilized to consider Paragon's historical stock performance relative to the multifamily REIT market and general REIT market, respectively. PaineWebber noted that Paragon underperformed all of the indices and Camden since August 1, 1994.

      In addition, PaineWebber reviewed the historical implied exchange ratio between Paragon and Camden and compared this to the Exchange Ratio. PaineWebber noted that the historical exchange ratio was generally greater than the Exchange Ratio from July 21, 1994 through August 20, 1996. Since August 20, 1996 the implied historical exchange ratio has been less than the Exchange Ratio. PaineWebber noted that the exchange ratio since August 20, 1996 is based on stock prices which reflect the current market conditions as well as public information on the current state of operations at both Camden and Paragon. PaineWebber observed that the Exchange Ratio is within the range of historical implied exchange ratios.

      PRO FORMA MERGER ANALYSIS. PaineWebber performed an analysis of the effect of the Merger on Camden's FFO per share for 1997 and 1998, based on projections and other information supplied by the managements of Camden and Paragon. The projections prepared by Paragon were adjusted by Camden for property operations and synergies, the purchase of certain minority interests, acquisitions and dispositions of certain properties, the refinancing of a portion of existing debt and changes in accounting policies. The Pro Forma Merger Analysis assumed a closing of the Merger on January 1, of each year presented. PaineWebber combined the projected results of Camden with the projected results of Paragon to arrive at projected FFO for the combined company. PaineWebber used the Exchange Ratio to estimate the number of shares issued in the Merger. PaineWebber then compared the resulting pro forma FFO per share in each year to Camden's projected stand-alone FFO per share. This analysis indicated that the pro forma impact of the Merger was accretive to Camden's FFO per share in 1997 and 1998.

      While PaineWebber noted that the Merger was accretive on a pro forma basis, PaineWebber also noted that the Merger would increase Camden's ratio of debt to total market capitalization. Specifically, PaineWebber noted that this ratio would increase from approximately 33.5% to approximately 38.7% on a pro forma basis. PaineWebber conducted an additional analysis assuming an equity offering at the December 4, 1996 Camden closing stock price of $27.75 to reduce Camden's ratio of debt to total market capitalization to its pre-merger level of 33.5%. This analysis indicated that the pro forma impact of the Merger following the assumed equity offering was still accretive to Camden's FFO per share in 1997 and 1998.

      NET ASSET VALUATION ANALYSIS. PaineWebber performed a net asset valuation analysis of Paragon's operating multifamily assets by subtracting outstanding debt from the gross estimated value of the properties. Gross estimated value for the operating multifamily assets was estimated by capitalizing forecasted 1997 net operating income after reserves for recurring capital expenditures. Gross estimated value for the unstabilized multifamily assets was estimated by capitalizing forecast 1998 net operating income after reserves for recurring capital expenditures. Capitalization rates were applied based on each property's market and ranged from 8.0% to 9.0% and were based on industry surveys published by certain independent research firms. The net asset valuation was adjusted for the net equity value of the third party management company and commercial properties, and the minority interests in certain properties not owned by Paragon. The net asset valuation analysis produced an estimated value for Paragon's equity of approximately $328 million, or $17.78 per share. PaineWebber observed that the $17.75 per share value to be paid to Paragon stockholders in the Merger was slightly lower than the value estimate produced by the net asset valuation analysis.

      CONTRIBUTION ANALYSIS. PaineWebber reviewed Camden's and Paragon's financial contribution to the combined company on a projected pro forma basis. Based on an Exchange Ratio of 0.64 for the Merger, PaineWebber noted that on a pro forma basis, Paragon stockholders will receive an approximate 40.0% equity interest in the combined company on a fully diluted basis. Assuming that Camden completes an equity offering to reduce its ratio of debt to total market capitalization to its pre- merger level of 33.5%, Paragon stockholders will receive an approximate 45.0% equity interest in the combined company (counting the additional shares offered as Paragon's). Using projected FFO results for the years ended December 31, 1996 and 1997, and without attributing potential synergistic savings from the Merger, PaineWebber calculated that Paragon would contribute approximately 36.5% of the FFO of the combined company in 1997 and approximately 36.0% of the combined company FFO in 1998. After attributing potential synergistic savings from the Merger, PaineWebber calculated that Paragon would contribute approximately 42.3% of the FFO of the combined company in 1997 and approximately 43.1% of the combined company FFO in 1998. Including the potential synergistic savings from the Merger and assuming an equity offering to reduce Camden's ratio of debt to total market capitalization to the pre-merger level of approximately 33.5%, PaineWebber calculated that Paragon would contribute approximately 46.0% of the FFO of the combined company in 1997 and approximately 46.5% of the combined company FFO in 1998. While the Contribution Analysis indicated that Paragon stockholders will receive a greater percentage of the combined company than their relative contribution of FFO would imply assuming no synergies, PaineWebber noted that Camden believes it will be able to generate significant cost savings as a result of the Merger. Including these synergies, Paragon stockholders will receive a lower percentage of the combined company equity than their relative contribution of FFO would imply in both the pre-equity offering and post-equity offering analysis.

      SELECTED TRANSACTIONS ANALYSIS. PaineWebber reviewed the financial terms, to the extent publicly available, of eight then pending or completed mergers between publicly-traded REITs (the "Selected Transactions"), PaineWebber calculated various financial multiples and the premium over market price based on certain publicly available information for each of the Selected Transactions and compared them to corresponding multiples and premiums for the Merger and the consideration to be paid to Paragon stockholders in the Merger. The Selected Transactions included the following transactions: (i) Holly Residential Properties, Inc.'s acquisition by Wellsford Residential Trust, (ii) America First REIT, Inc. acquisition by MidAmerica Apartment Communities, Inc., (iii) McArthur/Glen Realty Corp.'s acquisition by Horizon Outlet Centers, Inc.'s, (iv) Real Estate Investment Trust of California's acquisition by BRE Properties, Inc., (v) Tucker Properties Corporation's acquisition by Bradley Real Estate, Inc., (vi) Copley Properties, Inc.'s acquisition by EastGroup Properties, (vii) DeBartolo Realty Corporation's acquisition by Simon Property Group, and (viii) the proposed acquisition of South West Property Trust Inc. by United Dominion Realty Trust, Inc. For purposes of comparison, PaineWebber utilized estimated FFO per share for the next full calendar year based on First Call at the date the transaction was announced. PaineWebber noted the multiple of equity purchase price to latest estimated twelve months' FFO ranged from 6.6x to 10.5x (with a median of 9.3x) for the Selected Transactions, versus a multiple of 10.8x for the Merger. PaineWebber further noted that the Selected Transactions were effected or were proposed to be effected at premiums ranging from 1.6% to 43.6% over market price seven trading days prior to the public announcement of such transactions, with a median of 10.5%, versus a premium of 8.4% for the Merger. PaineWebber calculated the premium for the Merger based on the market price of Paragon Common Stock seven trading days prior to December 16, 1996, the date that Paragon announced that it had entered into the Merger Agreement with Camden. PaineWebber observed that the multiples and premiums for the Merger were within the ranges established by the Selected Transactions. PaineWebber then applied the median multiples for the Selected Transactions to Paragon's projected 1997 FFO results and the median premium to Paragon's pre-announcement market price, to arrive at a theoretical range of per share values for Paragon. The range of values produced by this method was $15.25 to $18.09 per share. PaineWebber observed that the $17.75 per share value to be paid to Paragon stockholders in the Merger was within the range produced by the Selected Transactions Analysis.

      DISCOUNTED CASH FLOW VALUATION. The discounted cash flow valuation assumes, as a basic premise, that the value of any real estate business can be determined with reference to the current value of the future cash flow that the real estate assets will generate for their owners. PaineWebber used projections and other information supplied by the managements of Camden and Paragon to estimate the free cash flow of Paragon's real estate portfolio (defined as revenues less property operating expenses, real estate taxes, capital expenditures and estimated incremental general and administrative costs) for the six-year period beginning January 1, 1997 through December 31, 2002, inclusive, using discount rates ranging from 11.0% to 12.5%. PaineWebber estimated the terminal value of Paragon's real estate portfolio by taking estimated free cash flow in 2002, adding back estimated capital expenditures for that year and applying terminal value capitalization rates ranging from 8.5% to 9.5% to the resulting total. PaineWebber then discounted the range of terminal values back to the assumed closing date at discount rates ranging from 11.0% to 12.5%, the same discount rates used in valuing the free cash flow. PaineWebber then added together the range of present values of the free cash flow and the range of present values of terminal value, making certain adjustments to account for minority interests in certain properties not owned by Paragon, the expected sale of certain multifamily and commercial properties currently held by Paragon, the projected acquisition of certain multifamily properties currently managed by Paragon, and subtracting Paragon's projected debt balance, to arrive at a discounted cash flow valuation for Paragon's equity. The discounted cash flow valuation produced ranges of values for Paragon's equity of $278.6 million to $375.4 million, or $15.09 to $20.33 per share. PaineWebber observed that the $17.75 per share value to be paid to Paragon stockholders in the Merger was within the range produced by the discounted cash flow valuation of Paragon's equity.

   Pursuant to an engagement letter dated November 8, 1996, PaineWebber has received a fee of $200,000 for delivery of its opinion. In addition, PaineWebber will receive an additional fee of 0.5% of consideration (as defined in the engagement letter) paid by Camden in the Merger which as of September 30, 1996 would have been approximately $3.2 million, for financial advisory services provided to Camden upon completion of the Merger. Camden has also agreed to indemnify PaineWebber, its affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities, including liabilities under federal securities laws.

   In the past, PaineWebber and its affiliates have provided financial advisory services and investment banking services to Camden and received fees for the rendering of these services. PaineWebber may actively trade the securities of Camden and Paragon for its own account and for the accounts of its customers and, accordingly, PaineWebber may at any time hold long or short positions in such securities.

   PARAGON. On September 11, 1996, Paragon retained Merrill Lynch to act as its exclusive financial advisor in connection with the evaluation of various strategic alternatives available to Paragon. On December 16, 1996, Merrill Lynch delivered its written opinion to the Paragon Board, which opinion was subsequently confirmed in a written opinion dated the date of this Joint Proxy Statement/Prospectus (the "Merrill Lynch Opinion"), to the effect that, as of such dates and based upon the assumptions made, matters considered and limits of review, as set forth in such opinions, the Exchange Ratio was fair to the holders of Paragon Common Stock from a financial point of view.

   A COPY OF THE MERRILL LYNCH OPINION DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED HERETO AS ANNEX II-B AND IS INCORPORATED BY REFERENCE HEREIN. THE DESCRIPTION OF THE WRITTEN OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION. STOCKHOLDERS OF PARAGON ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS ADDRESSED TO THE PARAGON BOARD AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PARAGON STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE PARAGON SPECIAL MEETING. THE EXCHANGE RATIO WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN PARAGON AND CAMDEN AND WAS APPROVED BY THE PARAGON BOARD.

   In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch, among other things: (i) reviewed Paragon's Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 1995 and Paragon's Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (ii) reviewed Camden's Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 1995 and Camden's Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Paragon, as well as cost savings and related synergies expected to result from the Merger, furnished to it by Paragon; (iv) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Camden, furnished to it by Camden; (v) conducted discussions with members of senior management of Paragon and Camden concerning their respective businesses and prospects; (vi) reviewed the historical market prices and trading activity for Paragon Common Stock and Camden Common Shares and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Paragon and Camden, respectively; (vii) considered the pro forma effect of the Merger on the combined entity's operating results and financial condition, as well as its pro forma combined capitalization, capitalization ratios and FFO; (viii) compared the results of operations of Paragon and Camden with those of certain companies which Merrill Lynch deemed to be reasonably similar to Paragon and Camden, respectively; (ix) compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (x) reviewed the Agreement; and (xi) performed and reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.

   In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness in all material respects of all information supplied or otherwise made available to it by Paragon and Camden, and did not independently verify such information or undertake an independent appraisal of the assets or liabilities of Paragon or Camden. With respect to the financial forecasts furnished by Paragon and Camden, including those relating to potential expense savings resulting from the Merger provided by Paragon's management, acquisitions and new development, Merrill Lynch relied upon, without independent investigation, the estimates of Paragon's and Camden's managements. In addition, Merrill Lynch assumed that the financial forecasts furnished to it by Paragon and Camden had been reasonably prepared and reflected the best currently available estimates and judgment of Paragon's and Camden's management as to the expected future financial performance of Paragon or Camden, as the case may be. Also in that regard, based on certain representations of Paragon's management that were incorporated into such financial forecasts, Merrill Lynch assumed that the tax effects to the holders of Paragon Common Stock resulting from the transactions contemplated by the Agreement would be immaterial.

   The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Paragon and Camden, and involve the application of complex methodologies and educated judgment. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future and such estimates are inherently subject to uncertainty. The Merrill Lynch Opinion does not present a discussion of the relative merits of the Merger as compared with any other business plan or opportunity that might be presented to Paragon, including alternative business combinations with third parties, or the effect of any other arrangement in which Paragon might engage.

   At the meeting of the Paragon Board held on December 16, 1996, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of its fairness opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its December 16, 1996 opinion.

      HISTORICAL TRADING PERFORMANCE AND CURRENT CAPITALIZATION. Merrill Lynch reviewed certain trading information for each of Paragon and Camden and, on the basis thereof, calculated their respective market values, market capitalizations and trading multiples based on stock prices as of December 12, 1996 of $16.38 for Paragon and $27.50 for Camden. For this purpose, Merrill Lynch defined "total market capitalization" as market value of the relevant company's common equity (including "in the money" convertible securities as well as operating partnership units), plus total debt less cash. Merrill Lynch then calculated the market value of each of Paragon and Camden as a multiple of projected FFO (based on mean First Call Estimates) and AFFO (based on estimates from Merrill Lynch Research). For Paragon, the FFO multiples for 1996 and 1997 were 10.5x and 10.0x, respectively and the AFFO multiples for 1996 and 1997 were 12.6x and 12.0x, respectively. For Camden, the FFO multiples for 1996 and 1997 were 11.5x and 10.7x, respectively, and the AFFO multiples for 1996 and 1997 were 12.3x and 11.4x, respectively.

      Merrill Lynch also reviewed the stock price history for Paragon and Camden for the period December 9, 1994 through December 12, 1996 and noted certain events and public announcements made by the respective companies during such period.

      ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch Research, Merrill Lynch compared certain financial and operating information and ratios for both Paragon and Camden with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of multifamily properties which Merrill Lynch deemed to be reasonably comparable to Paragon and Camden for the purpose of its analysis: United Dominion Realty Trust, Inc., Walden Residential Properties, Inc., Gables

   Residential Trust, Amli Residential Properties, Summit Properties, Mid-America Apartment Communities, Camden Property Trust and Merry Land & Investment Company, Inc. (the "Comparable Companies"). The estimates published by First Call were not prepared in connection with the Merger or at Merrill Lynch's request.

      Merrill Lynch's calculations resulted in the following relevant ranges for the Comparable Companies and for Paragon as of December 12, 1996: a range of debt to total market capitalization of 28.0% to 48.8%, with a mean of 37.8% (with Paragon at 48.4%); a range of dividend yields of 6.3% to 8.0%, with a mean of 7.3% (with Paragon at 11.4%); a range of 1996 AFFO payout ratios of 82.2% to 103.3%, with a mean of 93.8% calculated on the basis of projected results for 1996 (with Paragon at 143.1%); a range of equity market capitalization as a multiple of projected 1996 FFO of 10.0x to 12.2x, with a mean of 11.2x (with Paragon at 10.5x); a range of equity market capitalization as a multiple of projected 1997 FFO of 9.6x to 11.0x, with a mean of 10.4x (with Paragon at 10.0x); a range of equity market capitalization as a multiple of projected 1996 AFFO of 11.3x to 14.5x, with a mean of 12.9x (with Paragon at 12.6x); and a range of equity market capitalization as a multiple of projected 1997 AFFO of 11.1x to 12.7x, with a mean of 12.0x (with Paragon at 12.0x).

      Merrill Lynch's calculations resulted in the following relevant ranges for the Comparable Companies (excluding Camden) and for Camden as of December 12, 1996: a range of dividend yields of 6.3% to 8.0%, with a mean of 7.3% (with Camden at 6.9%); a range of debt to total market capitalization of 28.0% to 48.8%, with a mean of 38.0% (with Camden at 36.5%); a range of AFFO payout ratios of 82.2% to 103.3%, with a mean of 95.1% calculated on the basis of projected results for 1996 (with Camden at 84.8%); a range of equity market capitalization as a multiple of projected 1996 FFO of 10.0x to 12.2x, with a mean of 11.2x (with Camden at 11.5x); a range of equity market capitalization as a multiple of projected 1997 FFO of 9.6x to 11.0x, with a mean of 10.3x (with Camden at 10.7x); a range of equity market capitalization as a multiple of projected 1996 AFFO of 11.3x to 14.5x, with a mean of 13.0x (with Camden at 12.3x); and a range of equity market capitalization as a multiple of projected 1997 AFFO of 11.1x to 12.7x, with a mean of 12.1x (with Camden at 11.4x).

      None of the companies utilized in the above analysis for comparative purposes is, of course, identical to Paragon or Camden. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies as well as that of Paragon or Camden. In addition, the multiples of equity market capitalization to estimated 1996 and projected 1997 FFO and AFFO for the Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

      COMPARABLE TRANSACTION ANALYSIS. Merrill Lynch also compared certain financial ratios of the Merger with those of selected other mergers and strategic transactions involving REITs which Merrill Lynch deemed to be reasonably comparable to the Merger. These transactions were United Dominion Realty, Inc.'s proposed merger with South West Property Trust Inc., Sun Communities, Inc.'s proposed merger with Chateau Properties, Inc., Manufactured Homes Communities, Inc.'s proposed merger with Chateau Properties, Inc., Chateau Properties, Inc.'s proposed merger with ROC Communities, Inc., Highwoods Properties Inc.'s merger with Crocker Realty Trust, Inc., Simon Property Group, Inc.'s merger with DeBartolo Realty Corporation, Security Capital U.S. Realty's purchase of an interest in Carr Realty Corporation, Bradley Real Estate Inc.'s merger with Tucker Properties Corp., BRE Properties Inc.'s merger with REIT of California, Horizon Outlet Centers Inc.'s merger with McArthur Glen Realty Corp., Mid America Apartment Communities Inc.'s merger with America First REIT, Inc. and Wellsford Residential Property Trust's merger with Holly Residential Properties.

      Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the premiums of the implied offer prices relative to the acquired company's stock price on the day before announcement of the respective transaction and the implied offer values for the acquired company, as of the day before the announcement of the respective transaction, as a multiple of the projected FFO per share for such company. This analysis yielded a range of premiums/(discounts) of (0.8%) to 38.0% with a mean of 11.7% and a range of transaction FFO multiples of 6.6x to 15.5x with a mean of 10.6x.

      Merrill Lynch observed that, based on the closing price of Camden Common Shares on the NYSE of $27.50 as of December 12, 1996, the Exchange Ratio yielded an implied offer value of $17.60 per share of Paragon Common Stock resulting in a 9.1% premium and an offer value for the Paragon Common Stock as a multiple of Paragon's projected 1997 FFO of 11.1x.

      DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed discounted cash flow analyses (i.e., an analysis of the present value of the projected levered cash flows for the periods and using the discount rates indicated) of Paragon based upon Paragon's management's assumption that Paragon's annual dividend remained constant at $1.86 per share and projections provided by Paragon's management of Paragon's FFO and AFFO for the years 1997 through 2001, inclusive, using discount rates reflecting an equity cost of capital ranging from 16.0% to 19.0% and terminal value multiples of calendar year 2001 FFO ranging from 10.0x to 12.0x and terminal value multiples of calendar year 2001 AFFO ranging from 12.0x to 14.0x. The range of present values per Paragon share was approximately $14.80 to $18.72 using the FFO and AFFO discounted dividend methods and approximately $14.15 to $17.58 based upon the discounted AFFO method.

      Merrill Lynch also performed discounted cash flow analyses of Camden based upon projections provided by Camden's management of Camden's dividends, FFO and AFFO for the years 1997 through 2001, inclusive, using discount rates reflecting an equity cost of capital ranging from 15.00% to 17.00% and terminal value multiples of calendar year 2001 FFO ranging from 10.0x to 12.0x and terminal value multiples of calendar year 2001 AFFO ranging from 12.0x to 14.0x. The range of present values per Camden share was approximately $23.18 to $30.16 using the FFO and AFFO discounted dividend methods and approximately $26.88 to $32.24 based upon the discounted AFFO method.

      NET ASSET VALUATION ANALYSIS. Merrill Lynch performed a net asset valuation for Paragon based on an asset by asset real estate valuation of Paragon's properties, an estimation of the current values for Paragon's other assets and liabilities, and an estimation of Paragon's debt balances as of December 31, 1996. The real estate valuation utilized property specific projections prepared by Paragon's management for the years 1996 to 2001, inclusive and two valuation methodologies. The low end of the range of values utilized a direct capitalization method on 1996 property net operating income after capital reserves and a range of capitalization rates of 9.0% to 10.0%. The high end of the range of values utilized a property by property discounted cash flow analysis, incorporating discount rates of 11.5% to 12.5% and terminal capitalization rates on 2001 net operating income after capital reserves of 8.75% to 9.75%. These calculations indicated a per share net asset valuation range for Paragon of approximately $15.63 to $18.63.

      Merrill Lynch also performed a net asset valuation for Camden based on an asset by asset real estate valuation of Camden's properties, an estimation of the current values for Camden's other assets and liabilities, and an estimation of Camden's debt balances as of December 31, 1996. The real estate valuation utilized property specific projections prepared by Camden's management for the years 1996 to 2001, inclusive. For the operating portfolio of Camden, the valuation utilized the direct capitalization method on 1997 property net operating income after capital reserves and a range of capitalization rates of 8.25% to 9.00%. For Camden's properties which are currently under development, a five year discounted cash flow analysis was utilized, incorporating a discount rate of 12.0% and a terminal capitalization rate on 2001 net operating income after capital reserves of 8.75%. These calculations indicated a per share net asset valuation range for Camden of approximately $24.96 to $27.59.

      IMPLIED EXCHANGE RATIO ANALYSIS. Merrill Lynch compared the historical market price of Paragon during the 12 month period ended December 12, 1996 to the historical market price of Camden during such period. The comparison yielded an implied exchange ratio based on historical stock prices of 0.560 to 0.790.

      Merrill Lynch utilized the results of the discounted cash flow analyses of Paragon and Camden described above to calculate a range of implied exchange ratios based on a comparison of the relative ranges of value for Camden and Paragon. When the low Paragon discounted cash flow value was compared to the high Camden discounted cash flow value and the high Paragon discounted cash flow value was compared to the low Camden discounted cash flow value, the analysis yielded an implied exchange ratio range of 0.444 to 0.787.

      Merrill Lynch also utilized the results of the net asset valuation analyses of Paragon and Camden described above to calculate a range of implied exchange ratios based on a comparison of the relative ranges of net asset value for Camden and Paragon. When the low estimate for Paragon's net asset value was compared to the high estimate for Camden's net asset value and the high estimate for Paragon's net asset value was compared to the low estimate for Camden's net asset value, the analysis yielded an implied exchange ratio range of 0.564 to 0.740.

      The Exchange Ratio under the Agreement is 0.64.

      CONTRIBUTION ANALYSIS. Merrill Lynch observed that Paragon shareholders would receive 40.1% of the Camden Common Shares outstanding after the Merger (assuming an Exchange Ratio of 0.64), after giving effect to the issuance of Camden Common Shares in the Merger and assuming full conversion of Paragon's outstanding Units and pro forma for the conversion of Camden's convertible debentures due 2001. Merrill Lynch reviewed certain projected operating and financial information, including, among other things, FFO and AFFO for Paragon, Camden and the pro forma combined entity without giving effect to any combination benefits. Merrill Lynch observed that in 1997, 1998 and 1999 Paragon would contribute (before taking into account potential synergies) 38.9%, 39.6% and 38.3% to the combined entity's fully diluted FFO, respectively, and 36.2%, 37.4% and 36.4% to the combined entity's fully diluted AFFO, respectively. Merrill Lynch also reviewed the relative contributions to the pro forma combined net asset valuation. The analysis indicated that Paragon would contribute 40.5% of the combined net asset value based upon the midpoints of the net asset value ranges.

      PRO FORMA COMBINATION ANALYSIS. Merrill Lynch analyzed the pro forma effects resulting from the Merger, including the potential impact on Camden's projected stand alone FFO per share and the anticipated accretion (i.e., the incremental increase) to Camden's FFO per share resulting from the Merger. Merrill Lynch observed that, after giving effect to Paragon management's estimate of the expense savings achievable as a result of the Merger, the Merger would be accretive to Camden's projected FFO per share in each of the years 1997 through 2001, inclusive. Merrill Lynch also observed that the indicated annual dividend per Paragon share pro forma for the Merger would be $1.22 per Paragon share, or a 34.6% implied reduction in Paragon's current indicated dividend rate.

      Merrill Lynch also analyzed the potential pro forma impact of the Merger on Camden's projected stand alone FFO per share assuming that Camden issues additional new equity in 1997. Merrill Lynch noted that, after giving effect to Paragon management's estimate of the expense savings achievable as a result of the Merger as well as the new equity, the Merger would be accretive to Camden's projected FFO per share in each of the years 1997 through 2001, inclusive.

      CAPITALIZATION. In addition, Merrill Lynch compared Camden's book capitalization as of December 31, 1996 to (i) its book capitalization as of December 31, 1996 pro forma for the Merger and (ii) based on projections of Paragon and Camden managements, Camden's book capitalization as of December 31, 1997 pro forma for the Merger without giving effect to any subsequent equity offering. The total debt to equity ratio was 103.0%, 107.3% and 111.5% as of December 31, 1996, pro forma December 31, 1996 and pro forma December 31, 1997, respectively. The total debt to capitalization ratio was 50.7%, 51.8% and 52.7% as of such respective dates. EBITDA as a multiple of interest expense was 3.1x, 2.6x and 2.8x as of such respective dates, EBITDA as a multiple of fixed charges was 3.1x, 2.6x and 2.7x as of such respective dates, EBITDA less capital expenditures as a multiple of interest expense was 2.8x, 2.4x and 2.6x as of such respective dates and EBITDA less capital expenditures as a multiple of fixed charges was 2.8x, 2.4x and 2.5x as of such respective dates.

   The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its analyses set forth in its opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Camden's, Paragon's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

   The Paragon Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Paragon and its business. Merrill Lynch has from time to time rendered investment banking, financial advisory and other services to Paragon for which it has received customary compensation. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

   Pursuant to a letter agreement dated September 11, 1996, Paragon has agreed to pay Merrill Lynch a transaction fee equal to 0.60% of the aggregate purchase price paid by Camden upon consummation of the Merger. The fees paid or payable to Merrill Lynch are not contingent upon the contents of the opinion delivered. In addition, Paragon has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

   In the ordinary course of its business, Merrill Lynch may actively trade in the securities of Paragon and Camden for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

EXCHANGE RATIO AND EXCHANGE FOR CAMDEN COMMON SHARES

   The Exchange Ratio was arrived at through arm's-length negotiations between Camden and Paragon. See " -- Background of and Reasons for the Merger." Each share of Paragon Common Stock issued and outstanding at the Effective Time of the Merger would cease to be outstanding and would be converted into and exchanged for the right to receive 0.64 Camden Common Shares (subject to increase at Camden's election to avoid termination of the Agreement by Paragon).

   Notwithstanding any other provision of the Agreement, each holder of shares of Paragon Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Camden Common Share (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) representing such holder's proportionate interest, if any, in the net proceeds from the sale by American Stock Transfer & Trust Company (the "Exchange Agent") in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional Camden Common Shares, as applicable, which would otherwise have been issued. The sale of such Camden Common Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable.

   Prior to or as of the Effective Time of the Merger, and solely with respect to individuals employed by Paragon immediately prior to that date, Paragon will accelerate the vesting of up to 100,400 shares of Paragon Common Stock subject to restricted stock awards and up to 279,000 shares of Paragon Common Stock subject to options granted by Paragon under a Paragon stock incentive plan (individually, a "Paragon Option" and collectively, the "Paragon Options") so as to permit exercise of such Paragon Options prior to or as of the Effective Time. At the Effective Time, all Paragon Options that have been authorized but are unissued under a Paragon stock incentive or other employee benefit plan shall terminate.

   Additionally, the Merger has been structured so that Paragon Operating Partnership will remain in place through the amendment and restatement of the Operating Partnership Agreement. After the Effective Time, holders of Paragon Operating Partnership Units (other than Paragon GP Holdings and Paragon LP Holdings) will have the right to require Paragon Operating Partnership to redeem their Units for Camden Common Shares or the cash equivalent thereof at the option of Camden. See "DESCRIPTION OF PARAGON OPERATING PARTNERSHIP."

   As soon as reasonably practicable after the Effective Time, Camden and Paragon will cause the Exchange Agent to send to each holder of record of Paragon Common Stock at such time, transmittal materials for use in exchanging all of their certificates representing Paragon Common Stock for a certificate or certificates representing Camden Common Shares and a check for any fractional share interest, as applicable. The transmittal materials will contain information and instructions with respect to the surrender of Paragon Common Stock certificates in exchange for certificates representing Camden Common Shares.

   PARAGON STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

   Upon surrender following the Effective Time of the Merger of all of the certificates representing Paragon Common Stock registered in the name of a holder of Paragon Common Stock (or indemnity satisfactory to Camden or the Exchange Agent if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, the Exchange Agent will mail to such holder a certificate or certificates representing the number of Camden Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for the amount representing any fractional share interest (in each case, without interest).

   Except for Paragon's regular quarterly dividends not in excess of $0.465 per share of Paragon Common Stock for the fourth quarterly dividend payable during the first calendar quarter of 1997 and $0.304 per share of Paragon Common Stock for the first quarterly dividend payable during the second calendar quarter of 1997, or except with respect to a Final Paragon Dividend (as defined below), Paragon has agreed not to declare, set aside or pay any dividends on the Paragon Common Stock. To the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Paragon ending at the Effective Time, Paragon shall declare a dividend (the "Final Paragon Dividend") to holders of Paragon Common Stock, the record date for which shall be close of business on the last business day prior to the Effective Time, in an amount equal to the minimum dividend sufficient to permit Paragon to satisfy such requirements. If Paragon determines it necessary to declare the Final Paragon Dividend, it shall notify Camden at least ten (10) days prior to the date for the Paragon Special Meeting, and Camden shall declare a dividend per share to holders of Camden Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share equal to the quotient obtained by dividing (x) the Final Paragon Dividend per share of Paragon Common Stock paid by Paragon by (y) the Exchange Ratio.

   Dividends declared by Camden after the Effective Time of the Merger will include dividends on all Camden Common Shares issued in the Merger, but no dividend or other distribution payable to the holders of record of Camden Common Shares at or as of any time after the Effective Time of the Merger will be paid to the holder of any Paragon Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for the amount representing any fractional share interest, will be delivered to such holder (in each case, without interest). After the Effective Time of the Merger, the stock transfer books of Paragon will be closed and there will be no transfers on the transfer books of Paragon of the shares of Paragon Common Stock that were outstanding immediately prior to the Effective Time of the Merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

   From and after the Effective Time of the Merger, the Camden Board will consist of seven persons, five of whom are currently members of the Camden Board and two of whom are members of the current Paragon Board designated by Paragon. As of the Effective Time of the Merger, the size of the Camden Board will increase from five to seven members and the two Paragon designees will be elected to serve on the Camden Board.

   Paragon's designees are:

NAME                         AGE      PRINCIPAL OCCUPATION WITH PARAGON
----                         ---      ---------------------------------

William R. Cooper             60      Chairman of the Board and Chief
                                        Executive Officer of Paragon

Lewis A. Levey                54      Vice Chairman of the Board of
                                        Directors of Paragon

   William R. Cooper, 60, has been Chairman of the Board of Directors and Chief Executive Officer of Paragon and Paragon GP Holdings since Paragon's initial public offering in July 1994 (the "Paragon Initial Offering"). In addition, Mr. Cooper was the President of Paragon and Paragon GP Holdings from the Paragon Initial Offering until February 1995. He also has been Chairman of the Board of Directors and Chief Executive Officer of Paragon Group Property Services, Inc. ("PGPSI"), since the Paragon Initial Offering and was the President of PGPSI from the Paragon Initial Offering until December 1995. Prior to the Paragon Initial Offering, Mr. Cooper had been with Paragon Group, Inc., a Texas corporation (Paragon's predecessor ("Paragon-Texas")) or its predecessor for 27 years, serving as a general partner or principal executive officer from 1967 to 1994 and its President and Chief Executive Officer from 1979 to 1994. In such capacities, he has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office, retail and industrial properties. Mr. Cooper is or was a member of the board of directors of the Edwin Cox School of Business at Southern Methodist University, the Advisory Board of the Society of Industrial and Office Realtors, the Dallas County Advisory Board of the Salvation Army and the Presbyterian Healthcare System. He also is a member of the Urban Land Institute and the board of directors of the National Realty Committee. Mr. Cooper earned a B.A. degree from Southern Methodist University. Mr. Cooper is a member of the Executive Committee of the Paragon Board.

   Lewis A. Levey, 54, has been the Vice Chairman of the Board of Directors of Paragon and Paragon GP Holdings since February 1995 and a director of Paragon and Paragon GP Holdings since the Paragon Initial Offering. He was a Managing Director of Paragon's Midwest Region from the Paragon Initial Offering until February 1995. Mr. Levey also was Vice Chairman of the Board of Directors of PGPSI from December 1994 through June 1996 and was a Managing Director of PGPSI from the Paragon Initial Offering until December 1994. Mr. Levey also has been the Vice Chairman of the Board of Directors of PRSI since June 1996. Prior to the Paragon Initial Offering. Mr. Levey was with Paragon-Texas or its predecessor for 23 years, serving as a general partner from 1971 to 1994 and as the Managing Director of the Midwest Region from 1980 to 1994. As Managing Director of the Midwest Region for Paragon-Texas, Mr. Levey was responsible for supervising all aspects of Paragon-Texas real estate operations in Illinois, Indiana, Kansas, Kentucky and Missouri. Mr. Levey is currently a member of the board of directors of the National Multi-Housing Council (NMHC), and a Council Member of ULI - the Urban Land Institute. Mr. Levey earned a B.S. degree from the University of Wisconsin and an M.B.A. degree from Washington University (St. Louis).

   Camden and Paragon expect that each of Paragon's designees will be available to serve as a trust manager of Camden. In the event that any of such persons becomes unable to serve as a trust manager, Paragon will designate an alternate. Paragon's designees will serve until the 1997 Annual Meeting of Camden shareholders and in accordance with Camden's Bylaws. Messrs. Cooper and Levey will be nominated by the Camden Board for election at that meeting.

   For a description of certain benefits to which Messrs. Cooper and Levey will be entitled as a result of the Merger and as trust managers of Camden, see " -- Interests of Certain Persons in the Merger."

   From and after the Effective Time of the Merger, the following persons will serve as executive officers of Camden in the following capacities:

                   POSITION WITH CAMDEN
PERSON             FOLLOWING THE MERGER            CURRENT POSITION(1)
------             --------------------            -------------------
Richard J. Campo   Chairman of the Board of        Chairman of the Board of
                   Trust Managers and Chief        Trust Managers and Chief
                   Executive Officer               Executive Officer

D. Keith Oden      President, Chief Operating      President, Chief Operating
                   Officer                         Officer

Michael W. Biggs   Senior Vice President -         Senior Vice President -
                   Asset Management                Asset Management

                   POSITION WITH CAMDEN
PERSON             FOLLOWING THE MERGER            CURRENT POSITION(1)
------             --------------------            -------------------
G. Steven Dawson   Senior Vice President -         Senior Vice President -
                   Finance, Chief Financial        Finance, Chief Financial
                   Officer, Treasurer and          Officer, Treasurer and
                   Assistant Secretary             Assistant Secretary

James M. Hinton    Senior Vice President-          Senior Vice President-
                   Acquisitions and Development    Acquisitions and Development

Elizabeth Pringle  Senior Vice President-          Senior Vice President-
Johnson            General Counsel, Secretary      General Counsel, Secretary
                   and Assistant Treasurer         and Assistant Treasurer

Brian F. Lavin     Senior Vice President-          President-Residential Group
                   Asset Management                of Paragon

H. Malcolm Stewart Senior Vice President -         Senior Vice President -
                   Construction                    Construction
------------
(1) With Camden unless otherwise stated.

EFFECTIVE TIME OF THE MERGER

   As soon as practicable after satisfaction of all conditions to consummation of the Merger (see " -- Conditions to Consummation of the Merger"), the parties will file a certificate of merger with the Delaware Secretary of State and articles of merger with the State Department of Assessments and Taxation of Maryland. For state law purposes, the Merger will become effective upon the later of filing of a certificate of merger with the Delaware Secretary of State in accordance with the DGCL and issuance of a certificate of merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL, or at such later time which Camden, Sub and Paragon shall have agreed upon and designated in such filings in accordance with applicable law. For all other purposes, the Merger will be effective as of April 1, 1997. Paragon and Camden each has the right, acting unilaterally as long as it has not willfully and materially breached the Agreement, to terminate the Agreement should the Merger not be consummated by the close of business on June 30, 1997.
See " -- Extension, Waiver and Amendment; Termination."

   Until the Effective Time of the Merger, Paragon stockholders will retain their rights as stockholders of Paragon to vote on matters submitted to them.

HEADQUARTERS

   After the Merger, the headquarters of Camden will continue to be located at 3200 Southwest Freeway, Suite 1500, Houston, Texas, the current headquarters of Camden.

CONDITIONS TO CONSUMMATION OF THE MERGER

   The respective obligations of Camden and Paragon to effect the Merger are subject to the satisfaction of certain conditions, including the following: (i) the Agreement and the transactions contemplated thereby shall have been approved by the shareholders of the parties; (ii) the waiting period applicable to the Merger, if any, under the Hart-Scott-Rodino Antitrust Improvements Act shall have been terminated or shall have expired; (iii) Camden shall have obtained the approval for the listing of the Camden Common Shares issuable in the Merger on the NYSE, subject to official notice of issuance; (iv) the Registration Statement shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by the Agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect; (v) neither of the parties shall be subject to any order or injunction of a court of competent jurisdiction or other legal prohibition which prohibits the consummation of the transactions contemplated by the Agreement; (vi) certain related transactions and agreements, including the Voting Agreements, the Stock Purchase Agreement and the Registration Rights Agreement, shall have been duly executed and remain in full force and effect and, where applicable, consummated; and (vii) all material actions by or in respect of or filings with any governmental entity required for the consummation of the Merger and related transactions shall have been obtained or made.

   Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others:
(i) the representations and warranties of each party contained in the Agreement shall be true and correct in all material respects as of the closing date; (ii) each party shall have performed its obligations contained in the Agreement at or prior to the Effective Time; (iii) from the date of the Agreement there shall not have occurred any change in the financial condition, business or operations of either party that would have or would be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of such party; (iv) each party shall have received an opinion of counsel to the effect described in " -- Material Federal Income Tax Consequences"; and (v) each party shall have obtained all consents and waivers from third parties necessary in connection with the consummation of the Merger and related transactions.

CONDUCT OF BUSINESS PENDING THE MERGER

   During the period from the date of the Agreement to the Effective Time, the parties agreed to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their respective current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the parties also agreed, except as disclosed to the other party upon execution of the Agreement or in certain limited circumstances specified therein, that they shall not:

   (i) (a) except for regular quarterly dividends and distributions (in the case of Paragon Operating Partnership), declare, set aside or pay any dividends on, or make any other distributions in respect of any of their capital stock or any Units other than the Final Paragon Dividend required to be paid pursuant to the Agreement (and the corresponding Paragon Operating Partnership distribution), (b) except in connection with the Merger or related transactions as required under the Paragon Operating Partnership Agreement, split, combine or reclassify any capital stock, Units or other partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (c) except as required under the Operating Partnership Agreement, purchase, redeem or otherwise acquire any shares of their capital stock or any Units or any options, warrants or rights to acquire, or security convertible into, shares of such capital stock or such Units or partnership interests;

   (ii) except as required under the Operating Partnership Agreement, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities (including Units or other partnership interests) or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

   (iii) amend the declaration of trust, articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of the parties;

   (iv) merge or consolidate with any person;

   (v) in any transaction or series of related transactions involving capital, securities or other assets or indebtedness in excess of $100,000, without obtaining the prior written consent of the other party which consent shall not unreasonably be withheld or delayed: (a) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein; (b) subject to any Encumbrance or Lien (as defined in the Agreement) or sell, lease or otherwise dispose of any of their properties or any material assets or assign or encumber the right to receive income, dividends, distributions and the like; (c) make or agree to make any new capital expenditures, except in accordance with budgets relating to such party that have been previously delivered to the other party; or (d) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

   (vi) engage in any transactions of the types described in clauses (a), (b),
   (c) and (d) of paragraph (v) above, whether or not related, involving, in the aggregate, capital, securities or other assets or indebtedness in excess of $500,000, without obtaining prior written consent of the other party;

   (vii) make any tax election (except as provided in the Agreement or unless required by law or necessary to preserve the party's status as a REIT or the status of Paragon Operating Partnership or of any other party's subsidiary as a partnership for federal income tax purposes);

   (viii) (a) change in any material manner any of its methods, principles or practices of accounting in effect, or (b) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recently completed taxable year;

   (ix) adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

   (x) pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the party or incurred in the ordinary course of business consistent with past practice;

   (xi) settle any shareholder derivative or class action claims arising out of or in connection with the Merger or related transactions; and

   (xii) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are executive officers, trust managers or directors without the consent of the other party.

   Finally, Paragon has agreed not to initiate, solicit or encourage, directly or indirectly, any inquiry or proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; that it will immediately terminate any existing activities, discussions or negotiations with respect thereto; and that it will notify Camden immediately if any inquiry or proposal is received. "Competing Transaction" means any of the following with respect to Paragon or any of its subsidiaries (other than the transactions contemplated by the Agreement or a transaction with Camden or a Camden subsidiary): (i) with respect only to Paragon, Paragon Operating Partnership or any group of Paragon subsidiaries (acting in a single transaction or series of related transactions) holding 20% or more of the assets of Paragon and the Paragon subsidiaries taken as a whole, any merger, consolidation, share exchange, business combination, or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets or equity securities (including, without limitation, partnership interests and Units) of Paragon and the Paragon subsidiaries taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Paragon; (iv) any transaction resulting in the issuance of shares representing 20% or more of the outstanding capital stock of Paragon, or the filing of a registration statement under the Securities Act in connection therewith; or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   Notwithstanding the above-described non-solicitation provision and any other provisions of the Agreement, to the extent required by the fiduciary obligations of the Paragon Board, as determined in good faith after consultation with outside legal counsel, Paragon may: (i) disclose to its stockholders any information required by applicable law to be disclosed; (ii) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction; (iii) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement to, or otherwise respond to or deal with any person in connection with a Competing Transaction proposed by such person; and (iv) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the Merger) and enter an agreement with respect to a bona fide proposal of a Competing Transaction made by a third party which has not been solicited or initiated by Paragon in violation of the Agreement and which a majority of the Paragon Board determines in good faith (a) to be more favorable to Paragon's stockholders than the Merger, and (b) is reasonably capable of being consummated (a "Superior Competing Transaction").

EXTENSION, WAIVER AND AMENDMENT; TERMINATION

   EXTENSION, WAIVER AND AMENDMENT. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the Agreement or in any document delivered pursuant thereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Agreement. The parties may amend the Agreement at any time before or after approval of the Agreement by their respective shareholders by action of their respective Boards, but after any such shareholder approval is obtained, no amendment shall be made which would alter the amount or change the form of the consideration to be delivered to the Paragon stockholders or alter or change any terms or conditions if such alteration or change would adversely affect Camden's shareholders or Paragon's stockholders.

   TERMINATION. The Agreement may be terminated prior to the Effective Time of the Merger, either before or after approval by the Camden shareholders and Paragon stockholders, under the circumstances specified therein, including: (i) by mutual written consent duly authorized by the respective Boards of Camden and Paragon; (ii) by Camden, upon a breach of any representation, warranty, covenant or agreement on the part of Paragon, or if any representation or warranty of Paragon shall have become untrue; (iii) by Paragon, upon a breach of any representation, warranty, covenant or agreement on the part of Camden, or if any representation or warranty of Camden shall have become untrue; (iv) by either Camden or Paragon, if any judgment, injunction, order, decree or action by any Governmental Entity (as defined in the Agreement) of competent authority preventing the consummation of the Merger shall have become final and nonappealable; (v) by either Camden or Paragon, if the Merger shall not have been consummated before June 30, 1997; PROVIDED, HOWEVER, that a party that has willfully and materially breached a representation, warranty or covenant of such party shall not be entitled to exercise such right to terminate; (vi) by either Camden or Paragon if, upon a vote at a duly held Paragon Special Meeting or any adjournment thereof, the approval of the Paragon stockholders shall not have been obtained; (vii) by either Camden or Paragon if, upon a vote at a duly held Camden Special Meeting or any adjournment thereof, the approval of the Camden shareholders shall not have been obtained; (viii) by either Camden or Paragon, if the consent of the partners of the Paragon Operating Partnership shall not have been obtained by March 31, 1997; (ix) by Paragon, if prior to the Paragon Special Meeting, the Paragon Board shall have withdrawn or modified in any manner adverse to Camden its approval or recommendation of the Merger in connection with, or approved or recommended, a Superior Competing Transaction;
(x) by Camden, if (a) prior to the Paragon Special Meeting, the Paragon Board shall have withdrawn or modified in any manner adverse to Camden its approval or recommendation of the Merger in connection with, or approved or recommended, any Superior Competing Transaction or (b) Paragon shall have entered into a definitive agreement with respect to any Competing Transaction; (xi) by Paragon at any time during the seven trading day period following the Pricing Period (as defined below) if the Average Closing Price (as defined below) shall be less than $25.67, PROVIDED, HOWEVER, Camden shall have the option during the three trading day period following receipt of notice of such termination to increase the consideration paid to Paragon stockholders by adjusting the Exchange Ratio to equal a number obtained by dividing (a) $16.43 by (b) the Average Closing Price.

   There can be no assurances that Paragon will choose to proceed with the transaction in the event that the price of Camden Common Shares falls below the floor described in clause (ix) above. In determining whether to proceed, the Paragon Board would consider all of the facts and circumstances as they exist at the time, paying particular attention to the following material factors: (i) current industry, economic and market conditions; (ii) the relative financial performance, condition, business operations and prospects of Paragon and Camden;
(iii) the likelihood that the anticipated benefits of the Merger would be realized; (iv) the cause of the decline in the price of Camden Common Shares; and (v) the recent stock price performance of other multi-family residential REITs compared to Camden. In the event that the Paragon Board elects to terminate the transaction after evaluating these factors, there can be no assurances that the Camden Board would elect to adjust the Exchange Ratio thereby permitting the Merger to proceed. The Camden Board would consider all of the facts and circumstances as they exist at the time, focusing on such material factors as: (i) current industry, economic and market conditions; (ii) the relative financial performance, condition, business operations and prospects of Paragon and Camden; and (iii) the likelihood that the anticipated benefits of the Merger would be realized. In any event, neither the Paragon stockholders nor the Camden shareholders would be resolicited.

   "Average Closing Price" means the average of the closing prices of Camden Common Shares on the NYSE for all trading days during the Pricing Period. "Pricing Period" means the period of 15 consecutive trading days commencing on the twenty- second trading day prior to the date of the Paragon Special Meeting.

   TERMINATION FEES AND EXPENSES. Paragon has agreed that if the Agreement shall be terminated (i) because (a) Paragon breaches any representation, warranty or covenant, (b) Paragon does not obtain the required approval of the Paragon stockholders, or (c) Paragon, prior to the Paragon Special Meeting, withdraws or adversely modifies its approval or recommendation of the Merger in connection with, or approves or recommends, a Superior Competing Transaction, and, with respect to (i)(a)-(c), Paragon shall have entered into an agreement to consummate a Competing Transaction, or (ii) because (a) Paragon breaches any representation, warranty or covenant, (b) the Merger is not consummated before June 30, 1997 or (c) Paragon does not obtain the required approval of the Paragon stockholders, and, with respect to (ii)(a)-(c), within one year from the date of such termination, Paragon consummates such a Competing Transaction or enters into an agreement to consummate such a Competing Transaction which is subsequently consummated, then Paragon will pay (provided that Camden was not in material breach of any of its representations, warranties, covenants or agreements at the time of termination) as directed by Camden a fee in an amount up to $10,000,000 (as defined in the Agreement, the "Break-Up Fee"). Additionally, Paragon has agreed that if the Agreement shall be terminated because (i) Paragon breaches any representation, warranty or covenant or (ii) Paragon does not get the required shareholder vote, and no agreement for a Competing Transaction shall have been entered into within one year from the date of termination, then Paragon will pay, as directed by Camden, an amount up to $1,500,000 (as defined in the Agreement, the "Break-Up Expenses"). For purposes of clause (ii) of the first sentence above, a "Competing Transaction" shall exclude unsolicited tender or exchange offers and transactions with certain third parties with respect to which Paragon had negotiations prior to termination of the Agreement as disclosed to Camden on the date of the Agreement. The Break-Up Fee shall be reduced by any amounts previously paid in respect of Break-Up Expenses. Paragon's obligation to pay any unpaid portion of the Break-Up Fee or the Break-Up Expenses shall terminate three years from the date of the Agreement.

   Camden has agreed that if the Agreement shall be terminated because (i) Camden breaches its representations, warranties or covenants or (ii) Camden does not obtain the required shareholder approval, then Camden will pay (provided that Paragon was not in material breach of any of its representations, warranties, covenants or agreements at the time of termination), as directed by Paragon Operating Partnership, an amount up to $1,500,000 (as defined in the Agreement, the "Termination Expenses"). Camden's obligation to pay any unpaid portion of the Termination Expenses shall terminate three years from the date of the Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   Certain members of management of Paragon and the Paragon Board may have interests in the Merger in addition to their interests as stockholders of Paragon generally. The Paragon Board either was aware of these interests or, with respect to interests that arose subsequent to the execution of the Agreement, was aware of their potential and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

   SEVERANCE PAY POLICY. Pursuant to the terms of the Severance Pay Policy adopted by Paragon in connection with the execution of the Agreement, certain employees of Paragon will be entitled to severance pay upon termination of employment. Generally, all employees of Paragon and affiliates whose employment terminates for reasons that are not attributable to actions of the employee will be entitled to receive a severance payment equal to (i) two days base salary for employees with less than six months of completed service, (ii) five days base salary for employees with six months through twelve months of completed service, or (iii) ten days base salary for employees with thirteen months or more of completed service. Additional severance payments will be made only to employees who execute a separation agreement. In consideration for entering into a separation agreement, a terminated employee will be entitled to receive severance pay up to but not greater than six months of salary based on job responsibility and tenure with Paragon. Messrs. Cooper and Levey have agreed to waive their severance benefits under their current employment agreements, but will have the right to receive severance payments on the same terms and conditions as other employees under the Severance Pay Policy. Set forth below opposite the name of the respective officer is the approximate maximum amount of severance pay that the named executive officer may be paid under the Severance Pay Policy: William R. Cooper, $100,000; Lewis A. Levey, $85,000; Robert H. Gidel, $100,000; Brian F. Lavin, $85,000 (if he does not enter into a new employment agreement with Camden); Thomas D. Ferguson, $75,000; Lynn T. Caldwell, $67,500 and James T. Cobb, $62,500. Additionally, Jerry J. Bonner will be entitled to three months severance pay, or $31,250, from Texas PGI, Inc., a corporation controlled by certain current and former executive officers of Paragon.

   INDEMNIFICATION. From and after the Effective Time of the Merger, Camden shall indemnify the directors or officers of Paragon who at any time prior to the Effective Time of the Merger were entitled to indemnification under the Paragon Articles and Bylaws or employment agreements between Paragon and its officers existing on the date of the Agreement, in each case to the full extent permitted under the Texas Real Estate Investment Trust Act (the "Texas REIT Act") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Agreement). Camden shall either extend Paragon's existing directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time for a period of six years following the Effective Time, or add such persons to Camden's existing directors' and officers' liability insurance policy.

      STOCK INCENTIVE PLANS. Prior to the Effective Time, Paragon will accelerate the vesting of up to 80,400 shares of Paragon Common Stock subject to restricted stock awards and up to 279,000 shares of Paragon Common Stock subject to Paragon Options granted under Paragon's Stock Incentive Plan so as to permit exercise of the Paragon Options prior to or as of the Effective Time. Of such amounts, 30,000 of the restricted shares and 191,000 of the Paragon Options (96,000 of which are in-the-money assuming a stock price of $17.75 per share of Paragon Common Stock) for which vesting will be accelerated are held by executive officers and directors of Paragon. Set forth below, opposite the name of each executive officer of Paragon, is the number of restricted shares for which vesting will be accelerated: Lynn T. Caldwell, 10,000 shares; and Thomas
D. Ferguson, 20,000 shares. Set forth below, opposite the name of each executive officer and director of Paragon, is a calculation of the difference between an assumed stock price of $17.75 per share of Paragon Common Stock and the exercise price of the Paragon Options (the "Cash-Out Amount"), times the number of shares issuable upon exercise of in-the-money options: William R. Cooper, $5,000; Lewis
A. Levey, $5,000; Don M. Shine, $7,500; Brian F. Lavin, $7,500; Jerry J. Bonner, $3,500; Richard J. Haayen, $313; Douglas D. Hawthorne, $313; William S. Janes, $313; John H. Massey, $313, Thomas R. Delatour, $313; Joseph R. Musolino, $313; Thomas D. Ferguson, $5,000; James T. Cobb, $3,500; and Lynn T. Caldwell, $3,500. Each of the optionees will be given the option of receiving his or her Cash-Out Amount or to exercise his or her Paragon Options.

   Also, pursuant to the Paragon Senior Management Amended and Restated Incentive Stock Compensation Plan, four executive officers of Paragon will receive stock grants as compensation for their efforts in connection with the activities leading up to the consummation of the Merger. At the time of the Merger, the following executive officers will be entitled to receive the number of shares (having an assumed value of $17.75) set forth below opposite such executive officer's name: Robert H. Gidel, 44,000 shares ($781,000); Thomas D. Ferguson, 13,000 shares ($230,750); Brian F. Lavin, 6,250 shares ($110,938); and
Lynn T. Caldwell, 8,125 shares ($144,219).

      Camden has agreed to waive the restrictions in the Paragon
Non-Solicitation and Right of First Opportunity Agreement for all Paragon employees party thereto, including Messrs. Cooper, Levy, Shine, Bonner and Cobb.

   POST-ACQUISITION COMPENSATION AND BENEFITS. The Agreement provides that Camden will employ certain officers of Paragon at the Effective Time of the Merger. Camden also plans to employ certain other employees of Paragon at the Effective Time of the Merger. Such officers and employees shall be entitled to benefits that are in the aggregate not less favorable than those enjoyed by Camden employees of comparable positions as of the Effective Time of the Merger. Such benefits may include but not be limited to health, disability and life insurance, 401(k) plans and deferred compensation plans, if any. Such employment shall be at will and Camden shall be under no obligation to continue to employ any individuals.

   Camden currently pays non-employee Camden Board members an annual retainer of $12,000 and an additional $1,000 for attendance at each regular and special meeting plus a fee of $250 for each telephone conference. In addition, trust managers receive a fee of $500 for attending each committee meeting unless such meeting is on the same day as another meeting. Paragon currently pays non-employee Paragon Board members an annual retainer of $15,000 and $1,000 for attendance at each regular Paragon Board meeting and $500 for attendance at each committee meeting. In each case, trust managers or directors who are also employees receive no additional compensation. Following the Merger, Camden will compensate non-employee Camden Board members elected pursuant to the Agreement at the rates at which Camden currently compensates its other non-employee trust managers. In addition, as provided by the Camden 1993 Share Incentive Plan, each non-employee Camden Board member elected pursuant to the Agreement will be granted 2,000 restricted Camden Common Shares upon each anniversary of election to the Camden Board by the Camden shareholders following the Merger.

   INTERESTS AS UNIT HOLDERS. The Merger has been structured so that Paragon Operating Partnership will remain in place through the amendment and restatement of the Operating Partnership Agreement. Consequently, Paragon believes that Paragon Operating Partnership Unitholders will avoid the recognition of significant taxable gain upon consummation of the Merger (which gain might have been recognized in alternative structures). Additionally, after the Effective Time, Paragon Unitholders (other than Paragon GP Holdings and Paragon LP Holdings) will have the right to redeem their Units for Camden Common Shares or the cash equivalent thereof at the option of Camden. As of September 30, 1996, the following executive officers and directors owned directly or indirectly, the number of Units set forth opposite such person's name: Mr. Cooper, 1,246,065; Mr. Levey, 560,080; Mr. Shine, 215,541; Mr. Bonner, 55,196; Mr. Cobb, 70,532;
and Mr. Delatour 892,622.

ANTICIPATED ACCOUNTING TREATMENT

   The Merger will be accounted for using the purchase method in accordance with Accounting Principles Board Opinion No. 16. The fair market value of the consideration given by Camden in the Merger and the market value of liabilities assumed will be used as the basis of the purchase price. The assets and liabilities of Paragon will be revalued to their respective fair market values. The financial statements of Camden will reflect the combined operations of Camden and Paragon from the Effective Time of the Merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   THE FOLLOWING DISCUSSION SUMMARIZES FOR GENERAL INFORMATION THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PARAGON STOCKHOLDERS. THE SUMMARY DOES NOT DISCUSS ALL POTENTIALLY RELEVANT FEDERAL INCOME TAX MATTERS OR CONSEQUENCES TO ANY FOREIGN OR OTHER STOCKHOLDERS SUBJECT TO SPECIAL TAX TREATMENT. THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER MAY DEPEND ON THE STOCKHOLDER'S CIRCUMSTANCES. PARAGON STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO FEDERAL, STATE AND LOCAL TAX CONSEQUENCES.

   The Merger is intended to be a reorganization under Section 368(a) of the Code, and the federal income tax consequences summarized below are based on the assumption that the Merger will qualify as a reorganization. One condition to consummation of the Merger is the receipt by each of Camden and Paragon of an opinion of their respective counsel to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. In addition, Paragon's counsel must deliver to Camden an opinion that Paragon Operating Partnership has been and continues to be treated for federal income tax purposes as a partnership and that Paragon, commencing with its taxable year ended December 31, 1994 through its short taxable year ending on the Effective Time of the Merger, was organized and has operated in conformity with the requirements for qualification and taxation as a REIT. Furthermore, counsel to Camden must deliver to Paragon and Camden an opinion that states that commencing with its taxable year ended December 31, 1993, Camden was organized and has operated in conformity with the requirements for qualification and taxation as a REIT, and that the consummation of the Merger will not result in the failure of Camden to continue to qualify as a REIT for federal income tax purposes. The opinions of counsel will be based on certain customary assumptions and representations regarding, among other things, the lack of previous dealings between Paragon and Camden, the existing and future ownership of Paragon and Camden capital stock and the future business plans for Camden.

   Assuming that the Merger qualifies as a reorganization under Section 368(a) of the Code, a Paragon stockholder who receives solely Camden Common Shares in exchange for his shares of Paragon Common Stock in the Merger will not recognize any gain or loss on such exchange. If a stockholder receives Camden Common Shares and cash in lieu of a fractional Camden Common Share, the stockholder will recognize taxable gain or loss solely with respect to such cash equal to the difference between such cash amount and the tax basis allocated to such stockholder's fractional share interest. Such gain or loss generally will constitute capital gain or loss if the stockholder's Paragon Common Stock was held as a capital asset. A stockholder will have an aggregate tax basis in his Camden Common Shares received in the Merger equal to his aggregate tax basis in the shares of Paragon Common Stock (reduced by the amount of any tax basis allocable to a fractional share interest for which cash is received) exchanged therefor. A stockholder's holding period for Camden Common Shares received in the Merger will include his holding period for the shares of Paragon Common Stock exchanged therefor if they are held as a capital asset at the effective date of the Merger. No gain or loss should be recognized by Camden, Sub or Paragon as a result of the Merger.

RESALES OF CAMDEN COMMON SHARES

   The Camden Common Shares issuable to holders of Paragon Common Stock upon consummation of the Merger have been registered under the Securities Act, and will be transferable freely and without restriction by those holders of Paragon Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, and generally including trust managers, directors, certain executive officers and ten percent or more stockholders) of Paragon or Camden. It is a condition to Camden's obligation to consummate the Agreement that each person whom Paragon has identified as an "affiliate" of Paragon for purposes of the Securities Act deliver to Camden an agreement providing that such person will not transfer any Camden Common Shares received by such person in connection with the Merger except in compliance with the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of Camden Common Shares received by affiliates of Paragon. In addition, Paragon agrees in the Agreement to use its best efforts to have Messrs. Cooper and Levey execute "lock-up" agreements that will generally prohibit dispositions of Camden Common Shares by such persons for 90 days following the Effective Time of the Merger.

REGISTRATION RIGHTS AGREEMENT

   This Joint Proxy Statement/Prospectus does not cover any resales of Camden Common Shares received by affiliates of Paragon. Pursuant to the Agreement, and prior to the Effective Time, Camden will enter into a Registration Rights Agreement pursuant to which Camden will agree to file (i) within five days thereof a shelf registration statement, and use its best efforts to cause such registration statement to be declared effective by the Commission as soon as practicable, to permit the resale of Camden Common Shares issued upon conversion of Paragon Operating Partnership Units, and (ii) within 45 days thereof a shelf registration statement (but with no obligation to cause such registration statement to be declared effective prior to 90 days after the Effective Time) to permit the resale of Camden Common Shares held by certain persons who are affiliates of Paragon. After the Effective Time, the Units will be redeemable for cash or Camden Common Shares on the basis of one Unit for one share at the option of Camden.

   As of February 24, 1997, there were 3,675,258 Units of Paragon Operating Partnership issued and outstanding. Set forth below opposite each person's name is the number of Camden Common Shares which will be registrable under the Registration Rights Agreement based on the 2,352,161 Units owned after the Merger (assuming an Exchange Ratio of 0.64): PGI Associates, L.P. (the general partner of which is a company controlled by Mr. Cooper and the limited partners of which include Messrs. Cooper, Levey, Shine and Lavin), 1,413,016; FWP, L.P. (the general partner of which is a company controlled by Mr. Delatour), 571,278; WRC Holdings, Inc. (the owner of which is William R. Cooper), 21,978; Gateway Mall Associates I, L.P. (the general partner of which is controlled by Messrs. Cooper and Levey), 240,941; William R. Cooper, 22,972; Lewis A. Levey, 8,131; Don M. Shine, 22,972; Jerry J. Bonner, 1,276; and other non-affiliates, 49,597. Aditionally, FWP L.P. owns 595,000 shares of Paragon Common Stock (equal to 380,800 Camden Common Shares) that will be registered for resale for a total of 2,732,961 Camden Common Shares to be registered pursuant to the Registration Rights Agreement.

OTHER RELATED TRANSACTIONS

   Upon consummation of the Merger, Paragon Operating Partnership will adopt the Operating Partnership Agreement, which has been approved unanimously by the limited partners of Paragon Operating Partnership. See "DESCRIPTION OF PARAGON OPERATING PARTNERSHIP."

   Simultaneously with the execution of the Agreement, ACI, a non-qualified REIT subsidiary of Camden, and TPMP, a partnership controlled by certain current and former executive officers of Paragon, entered into a Stock Purchase Agreement providing for the sale by TPMP of all of the issued and outstanding voting stock of PRSI owned by TPMP to ACI or an entity designated by ACI for a purchase price of $98,750 in cash. Mr. Cooper has a 69% limited partner interest in TPMP and owns 100% of PGI Management Holdings, Inc., the 1% general partner of TPMP. Messrs. Levey, Shine, Bonner and Cobb each own a 5% limited partner interest in TPMP. PRSI, which conducts Paragon's residential property services business, is an affiliate of Paragon in which Paragon Operating Partnership owns 95% of the economic interest, with the remaining 5% owned by TPMP.

   Immediately prior to the Effective Time, in satisfaction of certain obligations of PRSI to Paragon Operating Partnership, PRSI will sell to Paragon Operating Partnership 79,500 shares of Paragon Common Stock owned by PRSI.

   THE PARAGON BOARD AND THE CAMDEN BOARD EACH UNANIMOUSLY RECOMMEND A VOTE FOR THE AGREEMENT.

                               DISSENTERS' RIGHTS

   Because the Paragon Common Stock was listed on the NYSE on the Paragon Record Date, under Section 3-202(c)(1)(ii) of the MGCL, holders of the Paragon Common Stock will not have statutory rights to demand and receive payment of the fair value thereof. Holders of Camden Common Shares will not have statutory rights to dissent from and obtain payment of the fair value of their shares because Camden is not a party to the statutory merger of Paragon into Sub.

                              CAMDEN PROPERTY TRUST
              UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

BASIS OF PRESENTATION

      The Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 are presented as if the Merger had occurred at the beginning of each period presented. The Unaudited Pro Forma Combined Statements of Operations give effect to the Merger under the purchase method of accounting in accordance with Accounting Standards Board Opinion No. 16, and as if the combined entity qualifying as a REIT, distributed at least 95% of its taxable income, and therefore, incurred no federal income tax liability for the periods presented. In addition to the Merger, the Unaudited Pro Forma Combined Statements of Operations give effect to the sale of Paragon's interest in PGPSI (after spin-off of the residential property services business) as if the sale had occurred on the first day of each period presented (see Note B to the Unaudited Pro Forma Combined Statements of Operations). The Merger adjustments are based on certain estimates and currently available information. Such adjustments could change as additional information becomes available, as estimates are refined or as additional events occur, however, management does not expect any changes in the purchase price or the allocation of such purchase price to be significant. The Unaudited Pro Forma Combined Statements of Operations are further adjusted to reflect the net effects of, (i) the sale by Camden of 1,090,000 common shares for $25.875 per share in October 1996, (ii) the conversion of $18.8 million principal amount of Camden's 7.33% Convertible Subordinated Debentures into $18.2 million of common equity, net of costs, subsequent to September 30, 1996 and through January 31, 1997 and (iii) the completion by Camden of an offering of 7% Notes Due 2006 in an aggregate principal amount of $75 million in November 1996. In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made.

      The Unaudited Pro Forma Combined Statements of Operations are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of Camden and Paragon would have been for the year ended December 31, 1995 and the nine months ended September 30, 1996 if the Merger and other adjustments had occurred at the beginning of each period presented, nor do they purport to be indicative of the results of operations in future periods. The Unaudited Pro Forma Combined Statements of Operations should be read in conjunction with, and are qualified in their entirety by, the respective historical financial statements and notes thereto of Camden and Paragon incorporated by reference into this Joint Proxy Statement/Prospectus.

                                CAMDEN PROPERTY TRUST
                UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                            YEAR ENDED DECEMBER 31, 1995
                      (In thousands, except per share amounts)

                                         Historical                    Pro Forma
                                    --------------------   ---------------------------------
                                                           Sale of    Merger        Camden       Further    As Further
                                    Camden(A)  Paragon(A)  PGPSI(B) Adjustments    Combined   Adjustments(H) Adjusted
                                    --------   ---------   --------   -------      ---------      -------   ---------
Revenues
Rental income ....................  $ 92,275   $  80,437   $   --     $  --        $ 172,711      $  --     $ 172,711
Other property income ............     3,617       3,023       --        --            6,641         --         6,641
                                    --------   ---------   --------   -------      ---------      -------   ---------
Total property income ............    95,892      83,460       --        --          179,352         --       179,352
Equity in income of joint ventures      --           775       --         (76)(C)        699         --           699
Fee and asset management .........     1,029      23,571    (19,699)     --            4,901         --         4,901
Other income .....................       353         537         (3)     --              887         --           887
                                    --------   ---------   --------   -------      ---------      -------   ---------
Total revenues ...................    97,274     108,343    (19,702)      (76)       185,839         --       185,839

Expenses (I)
Property operating and maintenance    37,093      45,051    (12,732)     --           69,412         --        69,412
Real estate taxes ................    11,481       7,352       --        --           18,833         --        18,833
General and administrative .......     2,263       7,672     (3,304)     --            6,631         --         6,631
Interest .........................    13,843      17,011        (23)     (798)(D)     30,033       (3,501)     26,532
Depreciation and amortization ....    20,264      18,561     (1,794)    3,558(E)      40,589          106      40,695
Minority interest in consolidated
partnerships .....................      --           114       --        --              114         --           114
                                    --------   ---------   --------   -------      ---------      -------   ---------
Total expenses ...................    84,944      95,761    (17,853)    2,760        165,612       (3,395)    162,217
                                    --------   ---------   --------   -------      ---------      -------   ---------

Income before gain (loss) on sales
of properties and business and
minority interest ................    12,330      12,582     (1,849)   (2,836)        20,227        3,395      23,622
Gain (Loss) on sales of properties
and business .....................      --           (21)    12,773      --           12,752         --        12,752
                                    --------   ---------   --------   -------      ---------      -------   ---------
Income before minority interest ..    12,330      12,561     10,924    (2,836)        32,979        3,395      36,374
Minority interest of unitholders
in Operating Partnership .........      --        (2,498)    (2,174)      (65)(F)     (4,737)        --        (4,737)
                                    --------   ---------   --------   -------      ---------      -------   ---------
Net income .......................    12,330      10,063      8,750    (2,901)        28,242        3,395      31,637
Preferred share dividends ........       (39)       --         --        --              (39)        --           (39)
                                    --------   ---------   --------   -------      ---------      -------   ---------
Net income to common shareholders   $ 12,291   $  10,063   $  8,750   $(2,901)     $  28,203      $ 3,395   $  31,598
                                    ========   =========   ========   =======      =========      =======   =========

Net income per common and
common equivalent share ..........  $   0.85        --         --        --        $    1.18         --     $    1.23

Distributions declared per
common share .....................  $   1.84        --         --        --        $    1.84         --     $    1.84

Weighted average number of
common and common equivalent
shares outstanding ...............    14,424        --         --       9,466         23,890(G)     1,874      25,764

                              CAMDEN PROPERTY TRUST
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (In thousands, except per share amounts)

                                              Historical                  Pro Forma
                                         -------------------   --------------------------------
                                                               Sale of    Merger       Camden        Further   As Further
                                         Camden(A) Paragon(A)  PGPSI(B) Adjustments   Combined   Adjustments(H)  Adjusted
                                         --------   --------   -------   -------      ---------      -------   ---------
Revenues
Rental income .........................  $ 78,167   $ 67,928   $  --     $  --        $ 146,095      $  --     $ 146,095
Other property income .................     3,401      2,462      --        --            5,863         --         5,863
                                         --------   --------   -------   -------      ---------      -------   ---------
Total property income .................    81,568     70,390      --        --          151,958         --       151,958
Equity in income of joint ventures ....      --          726      --         (57)(C)        669         --           669
Fee and asset management ..............       640      9,010    (5,824)     --            3,826         --         3,826
Other income ..........................       381        485        (2)     --              864         --           864
                                         --------   --------   -------   -------      ---------      -------   ---------
Total revenues ........................    82,589     80,611    (5,826)      (57)       157,317         --       157,317

Expenses (I)
Property operating and maintenance ....    30,356     33,831    (4,060)     --           60,127         --        60,127
Real estate taxes .....................     9,905      6,618      --        --           16,523         --        16,523
General and administrative ............     1,938      5,408    (1,081)     --            6,265         --         6,265
Interest ..............................    12,984     16,379        (3)     (622)(D)     28,738       (2,627)     26,111
Depreciation and amortization .........    17,447     14,606      (385)    1,023(E)      32,691           81      32,772
Minority interest in
consolidated partnerships .............      --           65      --        --               65         --            65
                                         --------   --------   -------   -------      ---------      -------   ---------
Total expenses ........................    72,630     76,907    (5,529)      401        144,409       (2,546)    141,863
                                         --------   --------   -------   -------      ---------      -------   ---------
Income before impairment loss,
gain (loss) on sales of properties
and business, extinguishment of
hedges upon debt refinancing and
minority interest .....................     9,959      3,704      (297)     (458)        12,908        2,546      15,454
Impairment loss on real estate held
for sale ..............................      --       (1,143)     --        --           (1,143)        --        (1,143)
Gain (loss) on sales of properties
and business ..........................       (55)    11,930       843      --           12,718         --        12,718
Extinguishment of hedges upon debt
refinancing ...........................    (5,351)      --        --        --           (5,351)        --        (5,351)
                                         --------   --------   -------   -------      ---------      -------   ---------
Income before minority interest .......     4,553     14,491       546      (458)        19,132        2,546      21,678
Minority interest of unitholders in
Operating Partnership .................      --       (2,773)     (109)     (500)(F)     (3,382)        --        (3,382)
                                         --------   --------   -------   -------      ---------      -------   ---------
Net income ............................  $  4,553   $ 11,718   $   437   $  (958)     $  15,750      $ 2,546   $  18,296
Preferred share dividends .............        (4)      --        --        --               (4)        --            (4)
                                         --------   --------   -------   -------      ---------      -------   ---------
Net income to common shareholders .....  $  4,549   $ 11,718   $   437   $  (958)     $  15,746      $ 2,546   $  18,292
                                         ========   ========   =======   =======      =========      =======   =========
Net income per common and common
equivalent share ......................  $   0.31       --        --        --        $    0.66         --     $    0.71

Distributions declared per common share  $  1.425       --        --        --        $   1.425         --     $   1.425

Weighted average number of common and
common equivalent shares outstanding ..    14,573       --        --       9,466         24,039(G)     1,874      25,913

                            CAMDEN PROPERTY TRUST
        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
         FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE NINE MONTHS ENDED
           SEPTEMBER 30, 1996 (In thousands, except per share amounts)

(A) Certain reclassifications have been made to Camden's and Paragon's historical statements of operations to conform to the combined financial statement presentation.

(B) Represents the elimination of the non-residential operations of PGPSI. Prior to June 30, 1996, Paragon's management, leasing, construction and development businesses were conducted through PGPSI. Effective June 30, 1996, Paragon sold its interest in PGPSI (after the spin-off of the residential property services business) and formed PRSI to continue Paragon's residential property services business previously conducted through PGPSI.

(C) Represents the amortization of the discount required to record Paragon's share of the debt of the joint ventures at fair value based on current interest rates.

(D) Represents the net adjustment to interest expense, as follows:

                                              Year Ended      Nine Months Ended
                                           December 31, 1995 September 30, 1996
                                           ----------------- ------------------
To reverse the amortization of Paragon's
   deferred financing costs which will
   have a zero fair value in connection
   with the Merger                           $ (1,559)           $ (1,203)

To record the amortization of the
   discount required to record Paragon's
   mortgages and other notes payable at
   fair value based on current interest
   rates                                          199                 150

To reflect the additional borrowings of
   $11,235 to fund the Merger and
   registration costs (See Notes (B) and
   (I) of the Pro Forma Combined Balance
   Sheet) at current market interest rates
   of 7.08% available to Camden under its
   unsecured credit facility                      796                 606

To record the net reduction in interest
   expense due to the retirement of
   Paragon's line of credit in accordance
   with the terms of the loan agreement
   and to finance this retirement with
   Camden's unsecured credit facility            (234)               (175)
                                                 ----               -----
                                                $(798)              $(622)
                                                ======              ======

(E) Represents the net increase in depreciation of real estate owned as a result of recording the Paragon real estate assets at fair value versus historical cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which have an estimated weighted average useful life of approximately 23 years. Buildings have been depreciated over 35 years and other assets over 3 to 15 years depending on the useful life of the related asset.

   Calculation of the fair value of depreciable real estate assets at September
      30, 1996:

Purchase price (See Pro Forma Combined Balance Sheet Note (B))  $649,758
Less:
Purchase price allocated to projects under
development, including land ..................................    18,355
Purchase price allocated to investment in
real estate joint ventures ...................................    19,969
Purchase price allocated to real estate held for sale ........    49,579
Purchase price allocated to cash and other assets ............    16,300
Purchase price allocated to land .............................    78,075
                                                                --------
Pro forma basis of Paragon's depreciable real
estate held for investment at fair value .....................  $467,480
                                                                ========

    Calculation of depreciation of real estate owned for the year ended December 31, 1995 and the nine months ended September 30, 1996 is as follows:

                                         Year Ended       Nine Months Ended
                                       December 31, 1995  September 30, 1996
                                       ---------------    ----------------
Depreciation expense based upon an
estimated weighted average useful
life of approximately 23 years ........    $ 20,325           $ 15,244
Less historical Paragon depreciation of
real estate owned .....................     (16,767)           (14,221)
                                           --------           --------
Pro forma adjustment ..................    $  3,558           $  1,023
                                           ========           ========

(F) Represents an adjustment in the Unitholders' minority interest ownership to 19.9% of the earnings of Sub. Such Unitholders' interest is in the earnings of assets owned by the Sub only, and not the combined entity.

(G) The pro forma weighted average shares outstanding for the year ended December 31, 1995 and the nine months ended September 30, 1996 are computed as follows:

                                            Year Ended      Nine Months Ended
                                          December 31, 1995 September 30, 1996
                                          --------------    --------------
Camden's historical weighted average
number of common and common equivalent
shares outstanding .....................     14,424            14,573

Issuance of Camden's common shares at an
exchange ratio of 0.64 for all of
Paragon's common stock in connection
with the Merger * ......................      9,466             9,466
                                             ------            ------
Pro forma shares .......................     23,890            24,039
                                             ======            ======
------------
     * Paragon's September 30, 1996 common shares outstanding multiplied by the exchange ratio.

(H) Represents further adjustments to reflect the reduction of interest expense and to record the amortization of debt discount resulting from, (i) the sale by Camden of 1,090 common shares for $25.875 per share in October 1996, (ii) the conversion of $18.8 million principal amount of Camden's 7.33% Convertible Subordinated Debentures into $18.2 million of common equity, net of costs, subsequent to September 30, 1996 and through January 31, 1997 and (iii) the completion by Camden of an offering of 7% Notes Due 2006 in an aggregate principal amount of $75 million in November 1996.

(I) Although not presented as pro forma adjustments because they do not meet the criteria for such presentation, management anticipates that the Merger will create significant administrative cost savings of approximately $6 million in the first full year of operations.

                               CAMDEN PROPERTY TRUST
                     UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 SEPTEMBER 30, 1996

BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Balance Sheet gives effect to the proposed Merger of Camden and Paragon as if the Merger had occurred on September 30, 1996. The Unaudited Pro Forma Combined Balance Sheet gives effect to the Merger under the purchase method of accounting in accordance with Accounting Standards Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Merger have been made. The Merger adjustments are based on certain estimates and currently available information. Such adjustments could change as additional information becomes available, as estimates are refined or as additional events occur, however, management does not expect any changes in the purchase price or the allocation of such purchase price to be significant. The Unaudited Pro Forma Combined Balance Sheet is further adjusted to reflect the net effect of, (i) the sale by Camden of 1,090,000 common shares for $25.875 per share in October 1996, (ii) the conversion of $18.8 million principal amount of Camden's 7.33% Convertible Subordinated Debentures into $18.2 million of common equity, net of costs, subsequent to September 30, 1996 and through January 31, 1997, and (iii) the completion by Camden of an offering of 7% Notes Due 2006 in an aggregate principal amount of $75 million in November 1996.

     The Unaudited Pro Forma Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual combined financial position of Camden and Paragon would have been at September 30, 1996, nor does it purport to represent the future combined financial position of Camden and Paragon. This Unaudited Pro Forma Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of Camden and Paragon incorporated by reference into this Joint Proxy Statement/Prospectus.

                              CAMDEN PROPERTY TRUST
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                 (In thousands)

                                                  Historical                     Pro Forma
                                            ---------------------      ----------------------------
                                                                          Merger          Camden           Further      As Further
                                             Camden     Paragon(A)     Adjustments(B)    Combined       Adjustments(J)   Adjusted
                                            ---------   ---------      -----------      -----------      -----------   -----------
ASSETS:
Real estate assets:
Real estate held for investment, net......  $ 547,967   $ 432,130      $   113,425 (C)  $ 1,093,522      $      --     $ 1,093,522
Projects under development, including land     40,238      17,720              635 (D)       58,593             --          58,593
Investment in real estate joint ventures..       --        18,264            1,705 (D)       19,969             --          19,969
Real estate held for sale ................       --        36,932           12,647 (D)       49,579             --          49,579
                                            ---------   ---------      -----------      -----------      -----------   -----------
                                              588,205     505,046          128,412        1,221,663             --       1,221,663
Cash and cash equivalents ................      1,930       3,787             --              5,717             --           5,717
Other assets .............................     11,253      20,692           (8,179)(E)       23,766               55        23,821
                                            ---------   ---------      -----------      -----------      -----------   -----------
Total assets .............................  $ 601,388   $ 529,525      $   120,233      $ 1,251,146      $        55   $ 1,251,201
                                            =========   =========      ===========      ===========      ===========   ===========
LIABILITIES AND
SHAREHOLDERS' EQUITY:
Liabilities:
Notes payable:
Unsecured ................................  $ 180,609        --        $    57,935 (F)  $   238,544      $     7,464   $   246,008
Secured ..................................     93,050     287,648          (47,829)(F)      332,869          (34,459)      298,410
                                            ---------   ---------      -----------      -----------      -----------   -----------
                                              273,659     287,648           10,106          571,413          (26,995)      544,418
Distributions payable ....................      6,987        --              5,614 (G)       12,601             --          12,601
Accounts payable, accrued expenses
and other ................................     21,383      25,202             (755)(H)       45,830             --          45,830
                                            ---------   ---------      -----------      -----------      -----------   -----------
Total liabilities ........................    302,029     312,850           14,965          629,844          (26,995)      602,849
                                            ---------   ---------      -----------      -----------      -----------   -----------
Minority interest of unitholders in
Operating Partnership ....................       --        45,109           20,160 (B)       64,151             --          64,151
                                                             --             (1,118)(G)          --              --            --
7.33% Convertible Subordinated
Debentures ...............................     40,763        --               --             40,763          (18,821)       21,942
Shareholders' Equity:
Common shares of beneficial interest .....        149         148              (53)(I)          244               18           262
Additional paid-in capital ...............    307,779     204,617           57,576 (I)      569,972           45,853       615,825
Distributions in excess of net
income ...................................    (45,911)    (30,072)          25,576 (I)      (50,407)            --         (50,407)
Unearned restricted share awards .........     (3,421)     (3,127)           3,127 (I)       (3,421)            --          (3,421)
                                            ---------   ---------      -----------      -----------      -----------   -----------
Total shareholders' equity ...............    258,596     171,566           86,226          516,388           45,871       562,259
                                            ---------   ---------      -----------      -----------      -----------   -----------
Total liabilities and shareholder's
equity ...................................  $ 601,388   $ 529,525      $   120,233      $ 1,251,146      $        55   $ 1,251,201
                                            =========   =========      ===========      ===========      ===========   ===========

                               CAMDEN PROPERTY TRUST
                NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 SEPTEMBER 30, 1996
                      (In thousands, except per share amounts)

(A) Certain reclassifications have been made to Paragon's historical balance sheet to conform to Camden's balance sheet presentation.

(B) Represents adjustments to record the Merger in accordance with the purchase method of accounting, based upon the assumed purchase price of $649,758 assuming a market value of $27.75 per share of Camden common shares, as follows:

Issuance of 9,466 shares of Camden common
  shares based on a 0.64 exchange ratio
  in exchange for 14,791 shares of Paragon common stock   $ 262,688
Issuance of 2,352 operating partnership
  units to unitholders based on a 0.64 exchange
  ratio for 3,675 units in Paragon Operating Partnership     65,269
Assumption of Paragon liabilities ......................    312,850
Adjustment to record Paragon mortgages,
  other notes payable and other liabilities
  at fair value ........................................     (1,884)
Merger costs (See calculation below) ...................     10,835
                                                          ---------
                                                          $ 649,758
                                                          =========

     The following is a calculation of the estimated fees and other expenses related to the Merger:

Advisory fees ..............................  $ 7,000
Legal and accounting fees ..................    1,000
Termination, severance and relocations costs    2,000
Payment of options .........................       85
Due diligence ..............................      250
Other ......................................      500
                                              -------
                                              $10,835
                                              =======

(C) Fair value adjustments of Paragon's real estate assets held for investment based upon Camden's purchase price and the adjustment to eliminate Paragon's historical accumulated depreciation of $123,486.

(D) To fair value the historical cost in Paragon's other real estate assets based on subsequent sales, contracts and fair values.

(E) To fair value Paragon's other assets by $3,301 and to reverse deferred financing costs and similar costs of $4,878, which have a zero fair value in connection with the Merger.

(F)  Represents the net adjustment to notes payable as follows:

                                                       Unsecured            Secured
                                                       Notes Payable       Notes Payable
                                                       ----------------    ---------------
To record the discount required to adjust Paragon
   mortgages and other notes payable to estimated
   fair value using current market quotations ....          $                $ (1,129)
Additional borrowings of $11,235 of unsecured debt
   incurred by Camden to fund Merger costs of
   $10,835 (See Note (B) and registration costs of
   $400 (See Note (I))............................          11,235
To record the retirement of Paragon's line
   with Camden's unsecured credit facility .......          46,700           (46,700)
                                                            -------          --------
Pro forma adjustment .............................          $57,935          $(47,829)
                                                            =======          ========

(G) To adjust historical distributions declared on September 30, 1996 at $0.475 per common share or unit based on the issuance by Camden of 9,466 common shares and 2,352 Units to Unitholders as if the shares had been issued at that date.

(H) Adjustment to record Paragon's accrued expenses and other liabilities at fair value.

(I) To adjust Camden's and Paragon's shareholders' equity to reflect the issuance of 9,466 (at an exchange ratio of 0.64) shares of Camden common stock at an assumed price of $27.75 per share, in exchange for all of the 14,791 outstanding shares of Paragon's common stock and to record the estimated registration costs in connection with the Merger of $400, as follows:

                                                Additional  Distributions     Unearned
                                        Common   Paid-in    in Excess of   Restricted Share
                                        Shares   Capital     Net Income        Awards
                                        ------  ---------   -------------  ----------------
Issuance of Camden common
  shares .............................  $  95   $ 262,593     $  --          $  --
Registration costs incurred in
  connection with the Merger .........   --          (400)       --             --
Distributions on issued common
  shares .............................   --          --        (4,496)          --
Paragon's historical shareholders'
  equity .............................   (148)   (204,617)     30,072          3,127
                                         ----    --------     -------        -------
    Pro forma adjustments ............  $ (53)  $  57,576     $25,576        $ 3,127
                                        =====   =========     =======        =======

(J) Represents further adjustments to reflect the net effect of, (i) the sale by Camden of 1,090 common shares for $25.875 per share in October 1996,
     (ii) the conversion of $18.8 million principal amount of Camden's 7.33% Convertible Subordinated Debentures into $18.2 million of common equity, net of costs, subsequent to September 30, 1996 and through January 31, 1997 and (iii) the completion by Camden of an offering of 7% Notes Due 2006 in an aggregate principal amount of $75 million in November 1996 as follows:

                                           Common
                                            Shares     Notes    Debenture   Further
                                           Offering   Offering  Conversion Adjustments
                                           --------   --------   --------   --------
ASSETS:
Other assets ............................  $   --     $    645   $   (590)  $     55
                                           --------   --------   --------   --------
  Total assets ..........................  $   --     $    645   $   (590)  $     55
                                           ========   ========   ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Notes payable:
   Unsecured ............................  $ (2,581)  $ 10,045   $   --     $  7,464
   Secured ..............................   (25,059)    (9,400)      --      (34,459)
                                           --------   --------   --------   --------

   Total liabilities ....................   (27,640)       645       --      (26,995)
                                           --------   --------   --------   --------
7.33% Convertible Subordinated Debentures      --         --      (18,821)   (18,821)

Shareholders' Equity
  Common shares of beneficial interest ..        11       --            7         18
  Additional paid-in-capital ............    27,629       --       18,224     45,853
                                           --------   --------   --------   --------
   Total shareholders' equity ...........    27,640       --       18,231     45,871
                                           --------   --------   --------   --------
   Total liabilities and shareholders'
     equity .............................  $   --     $    645   $   (590)  $     55
                                           ========   ========   ========   ========

                                 BUSINESS OF CAMDEN
GENERAL

     Camden and its subsidiaries are engaged in the ownership, development, acquisition, management, marketing and disposition of multifamily apartment communities in the Southwestern United States. As of September 30, 1996, Camden owned and operated 49 multifamily properties located in Houston, Dallas/Fort Worth, Austin, Corpus Christi, El Paso, Phoenix and Tucson. These 49 Camden Operating Properties contained 17,855 apartment units and had a weighted average occupancy rate of 94.5% at September 30, 1996.

     During 1996, Camden continued the selective development of new apartment properties in Camden's core markets. As of September 30, 1996, Camden had four properties under construction. These four Camden Development Properties located in Houston, Dallas and Phoenix will, when completed, add 1,510 units to the portfolio. Camden also has two Camden Future Development Properties which Camden anticipates will, when completed, add an estimated 448 units to the portfolio.

     At September 30, 1996, Camden employed 626 persons approximately 65 of whom were located at Camden's headquarters and 561 of whom were "on-site" or in regional operating offices. Camden's headquarters are located at 3200 Southwest Freeway, Suite 1500, Houston, Texas 77027 and its telephone number is (713) 964-3555.

OPERATING STRATEGY

      Management believes that producing consistent earnings growth and developing a strategy for selective investment in favorable markets are crucial factors to Camden's success. Camden relies heavily on its sophisticated property management capabilities and innovative operating strategies in its efforts to produce consistent earnings growth.

     SOPHISTICATED PROPERTY MANAGEMENT. Management believes the depth of its organization enables Camden to deliver quality services, thereby promoting resident satisfaction and improving resident retention, which reduces operating expenses. Camden manages the Camden Properties utilizing its staff of professionals and support personnel, including certified property managers, certified public accountants, experienced apartment managers and leasing agents, and trained apartment maintenance technicians. All on-site personnel are trained to deliver high quality services to their residents. Camden attempts to motivate on-site employees through incentive compensation arrangements based upon the net operating income produced at their property, as well as rental rate increases and the level of lease renewals achieved.

     INNOVATIVE OPERATING STRATEGIES. Management believes an intense focus on operations is necessary to realize consistent, sustained earnings growth. Ensuring resident satisfaction, increasing rents as market conditions allow, maximizing rent collections, maintaining property occupancy at optimal levels and controlling operating costs comprise Camden's principal strategies to maximize property net operating income. Lease terms are generally staggered based on vacancy exposure by apartment type so that lease expirations are better matched to each Camden Property's seasonal rental patterns. Camden offers leases of six-month to thirteen-month terms, with individual property marketing plans structured to respond to local market conditions. In addition, Camden conducts ongoing customer service surveys to ensure timely responsiveness to changing resident needs and the highest level of resident satisfaction.

     Recent examples of management's emphasis on innovative approaches to resident satisfaction include the introduction of Teleserve, Inc., doing business as CamTel ("CamTel"), Camden's proprietary telecommunications provider, and a strategic alliance with a leading cable television provider. CamTel is a nonqualified-REIT subsidiary of Camden that was established to provide higher quality, fiber optic, central office switched telecommunications service to residents in Camden's Properties. Management believes this unique telecommunications alternative will differentiate Camden's properties from those of its competitors and increase resident retention. Camden has also entered into a strategic alliance with a premier Houston cable television operator to service its Houston portfolio. This alliance results in Camden's Houston residents receiving the highest quality cable television service (78 channels, fully fiber optic transmission) for the lowest monthly cost available in the market.

     ACQUISITIONS AND DISPOSITIONS. Camden believes it is well positioned in its markets with the expertise to take advantage of both acquisition and development opportunities. This dual capability, combined with what management believes is a conservative financial structure, affords Camden the ability to concentrate its growth efforts towards selective acquisition opportunities and development alternatives.

     Several of Camden's core markets are targeted by Camden for continued acquisitions during 1997. Camden plans to continue diversification of its investments within its core markets, both geographically and in terms of the number of units and selection of amenities offered. The broadest segment of Camden's core markets is comprised of properties which are ten to fifteen years old. Camden's Properties have an average age of eleven years (calculated on a basis of investment dollars). Camden believes its demonstrated ability to make physical improvements to acquired properties, such as new or enhanced landscaping design, new or upgraded amenities and redesigned building structures, coupled with a strong focus on property management and marketing, has resulted in attractive yields on the acquired Camden Properties.

     To generate consistent earnings growth, Camden seeks to selectively dispose of properties and redeploy capital if management determines a property cannot meet long-term earnings growth expectations. Camden disposed of five properties containing 1,219 units in 1996. The net proceeds of approximately $30 million from the property dispositions were utilized to reduce outstanding debt of Camden.

     NEW DEVELOPMENT. Selective development of new apartment properties in Camden's core markets will continue to be important to the growth of Camden's portfolio for the next several years. Camden uses experienced on-site construction superintendents, operating under the supervision of project managers and senior management, to control the construction process. All development decisions are made from the corporate office. Risks inherent to developing real estate include zoning changes and environmental matters. There is also the risk that certain assumptions concerning economic conditions may change during the development process. Management believes that it understands and effectively manages the risks associated with development and that the risks of new development are justified by higher potential yields.

FINANCIAL STRATEGY

     CONSERVATIVE FINANCIAL STRUCTURE. Camden seeks to continue to maintain a conservative capital structure by: (i) targeting a ratio of total debt to total market capitalization of less than 50%; (ii) extending and sequencing the maturity dates of its debt where possible; (iii) borrowing at fixed rates; (iv) borrowing on an unsecured basis; (v) maintaining a substantial number of unencumbered assets; and (vi) maintaining a conservative debt service coverage ratio. Management is committed to maintaining a conservative financial structure and financial flexibility in the future. However, the organizational documents of Camden do not limit the amount or percentage of indebtedness that it may incur. Therefore, the Camden Board may change this policy without shareholder approval.

     Camden has maintained on a quarterly basis a conservative financial structure with no more than 40% total debt to total market capitalization since its initial public offering (the "Camden IPO") in July 1993. At September 30, 1996, Camden's ratio of total debt to total market capitalization was approximately 39.2% (based on the closing price of $25.625 per Common Share of Camden on the NYSE composite tape on September 30, 1996). This ratio represents total consolidated debt of Camden (excluding Camden's 7.33% Convertible Subordinated Debentures due 2001 (the "Convertible Debentures") as a percentage of the market value of the Camden Common Shares (including Camden Common Shares issuable upon conversion of the Convertible Debentures), but excluding Camden Common Shares issuable upon exercise of outstanding options) plus total consolidated debt (excluding the Convertible Debentures). The debt-to-total-market-capitalization ratio is based on market values of equity and, accordingly, will fluctuate with changes in the price of the Camden Common Shares (and the issuance of additional Camden Common Shares or other equity capital, if any). In general, the lower a company's debt-to-total-market-capitalization ratio, the greater its ability to access debt as well as equity capital markets due to its greater ability to service debt.

     For the nine months ended September 30, 1996, Camden's ratio of earnings before interest, income taxes, depreciation and amortization to interest expense was 3.0:1. Camden intends to maintain a conservative payout ratio of shareholder distributions to FFO available to common shareholders. Management believes that these strategies have enabled and will continue to enable Camden to access the debt and equity capital markets for its long-term capital requirements, such as debt refinancing and financing for acquisitions and development.

     FINANCIAL FLEXIBILITY. Camden seeks to retain access to a variety of financing sources, including common and preferred equity and unsecured debt. Camden has an unsecured credit facility with five banks for a total commitment of $150 million ("the Unsecured Credit Facility"). Camden's strategy is to finance acquisitions and development with cash, using borrowings under the Unsecured Credit Facility, and to subsequently permanently finance these investments and reduce the amounts outstanding under the Unsecured Credit Facility with funds raised in the capital markets. As of September 30, 1996, 82% of Camden's real estate assets were unencumbered.

     In February 1996, Camden issued, from its previously filed shelf registration statement, an aggregate principal amount of $100 million of 6-5/8% five-year senior unsecured notes. In October 1996, Camden completed the sale of 1,090,000 Camden Common Shares, from the same shelf registration statement, at a price of $25 7/8 per share. In November 1996, Camden issued, from the same shelf registration statement, an aggregate principal amount of $75 million of 7% ten-year senior unsecured notes. Camden primarily used the net proceeds to reduce indebtedness under the Unsecured Credit Facility. Also subsequent to September 30, 1996, $18.8 million in principal amount of Convertible Debentures were converted into 784,206 Camden Common Shares.

     As Camden's capital base has broadened, its financial strength and credit standing have improved. Camden's senior debt is currently rated Baa3 by Moody's, BBB- by Standard & Poor's and BBB- by Duff & Phelps. As a result of its investment grade debt ratings, Camden has used and expects to continue to use unsecured debt as its primary debt funding source, and will seek to continue to use common equity and may use preferred equity for additional capital.

MARKETS AND COMPETITION

     Camden's portfolio consists of middle to upper market apartment properties. Camden has expanded its portfolio since the Camden IPO through targeted acquisitions and development in selected high-growth markets. By combining acquisition, renovation and development capabilities, management believes it is able to better respond to changing conditions in each market, thereby reducing market risk and allowing Camden to take advantage of opportunities as they arise.

     At September 30, 1996, 93% of Camden's real estate assets were located in Texas. Since the Camden IPO, Camden has diversified into other markets in the Southwestern United States, including Phoenix and Tucson, with additional development properties in Phoenix, Corpus Christi, Austin and Dallas. At the time of the Camden IPO, approximately 77% of the Camden Properties (based on the number of units) were located in Houston. At September 30, 1996, after giving effect to the anticipated completion of the Camden Development Properties and the Camden Future Development Properties, 38% of the Camden Properties were located in Houston. Camden intends to continue this diversification, while maintaining its focus on markets in the Southwestern United States. Camden believes that these markets will continue to provide attractive multifamily investment opportunities and are sufficiently diversified to provide economic stability to its portfolio.

     Camden believes it has benefitted from the strong employment growth and economic diversification within the state of Texas. Camden also believes the diversified employment base of the Texas metropolitan areas where the Camden Properties are located provides significant stability to Camden's cash flow. For example, the major industries in Houston include petrochemicals, health care, technology and education. In Dallas, the major industries include trade, transportation and energy. In Austin, the major industries include government, education and technology.

     Camden believes that there is a limited supply of vacant apartments in the markets where the Camden Properties are located due to only moderate new construction of multifamily apartment properties during the last decade. Camden expects the rate of new apartment construction in these markets to continue to be restrained in the near future, due to higher investment yield requirements, continued conservative lending parameters, restrictions on building relating to political factors, impact fees and infrastructure assessments and the lack of tax and governmental incentives.

     There are numerous housing alternatives that compete with Camden's Properties in attracting residents. Camden's Properties compete directly with other multifamily properties and single family homes that are available for rent in the markets in which Camden's properties are located. Camden's Properties also compete for residents with the new and existing owned-home market. The demand for rental housing is driven by economic and demographic trends. Recent trends in the economics of renting versus home ownership indicate an increasing demand for rental housing in certain markets, despite relatively low residential mortgage interest rates. Rental demand should be strong in areas anticipated to experience in-migration, due to the younger ages that characterize movers as well as the relatively high cost of home ownership in higher growth areas. In addition, management believes that the accelerating growth in the formation of non-traditional households, which tend to rent, should increase the demand for apartments.

CAMDEN PORTFOLIO SUMMARY

Portfolio Information as of September 30, 1996

CAMDEN OPERATING PROPERTIES

                                                                               SEPTEMBER 1996
                                                                                  AVERAGE
                                                                            MONTHLY RENTAL RATES
                                                                             -------------------
                          NUMBER   YEAR PLACED  AVERAGE UNIT  1996 AVERAGE
PROPERTY AND LOCATION    OF UNITS  IN SERVICE   SIZE (SQ FT)  OCCUPANCY (a)  PER UNIT  PER SQ FT
---------------------    --------  -----------  ------------  -------------  --------  ---------
ARIZONA
  PHOENIX
    Scottsdale Legacy ...  428       1995          1,067            (f)         $876  $   0.82

  TUCSON
    Eastridge ...........  456       1984            559            95%          443      0.79
    Oracle Villa ........  365       1974          1,026            92%          713      0.70

TEXAS
  AUSTIN
    Autumn Woods ........  283       1984            644            95%          553      0.86
    Calibre Crossing ....  183       1986            705            93%          588      0.84
    Huntingdon ..........  398       1995            903            89%          814      0.90
    Quail Ridge .........  167       1984            859            95%          673      0.78
    Ridgecrest ..........  284       1995            851            92%          774      0.91
    South Oaks ..........  430       1980            705            91%          573      0.81

  CORPUS CHRISTI
    Breakers (b) ........  288       1996            861            97%          741      0.85
    Miramar (c) .........  244      1994/95          722            94%          653      0.92
    Potters Mill ........  344       1986            775            94%          575      0.74
    Waterford ...........  580      1976/80          767            92%          509      0.66

  DALLAS/FORT WORTH
    Cottonwood Ridge ....  208       1985            829            97%          529      0.64
    Emerald Valley ......  516       1986            743            96%          611      0.82
    Emerald Village .....  304       1987            713            97%          580      0.81
    Glen Lakes ..........  424       1979            877            95%          697      0.80
    Ivory Canyon ........  602       1986            548            95%          502      0.92
    North Dallas Crossing  446       1985            730            94%          589      0.81
    Oakland Hills .......  476       1985            853            95%          563      0.66
    Park at Addison .....  456       1996            942            (f)          837      0.89
    Pineapple Place .....  256       1983            652            95%          543      0.83
    Randol Mill Terrace .  340       1984            848            94%          538      0.63
    Shadowlake ..........  264       1984            733            92%          533      0.73
    Towne Centre Village   188       1983            735            96%          530      0.72
    Towne Crossing ......  442       1984            772            95%          535      0.69
    Valley Creek Village   380       1984            855            96%          588      0.69
    Valley Ridge ........  408       1987            773            94%          573      0.74
    Westview ............  335       1983            697            95%          562      0.81

  EL PASO
    La Plaza ............  129       1969            997            97%          578      0.58

  HOUSTON
    Armand Place (d) ....  244       1979            929            94%          608      0.65
    Bay Crest Village ...   96       1980            855            90%          580      0.68
    Bay Place ...........  193       1968            856            91%          529      0.62
    Brighton Place ......  282       1978            749            95%          503      0.67
    Cambridge Place .....  336       1979            771            96%          516      0.67
    Crossing, The .......  366       1982            762            96%          509      0.67
    Driscoll Place ......  488       1983            708            95%          437      0.62
    Eagle Creek .........  456       1984            639            97%          503      0.79
    Hayes Place .........  307       1980            746            93%          485      0.65
    Jones Crossing ......  290       1982            748            96%          517      0.69
    Roseland Place ......  671       1982            726            97%          498      0.69

                          NUMBER   YEAR PLACED  AVERAGE UNIT  1996 AVERAGE
PROPERTY AND LOCATION    OF UNITS  IN SERVICE   SIZE (SQ FT)  OCCUPANCY (a)  PER UNIT  PER SQ FT
---------------------    --------  -----------  ------------  -------------  --------  ---------
    Sierra Pines I & II(e)     804     1982          766           93%           455      0.59
    Southpoint ...........     244     1981          730           96%           542      0.74
    Stonebridge ..........     204     1993          845           96%           724      0.86
    Vanderbilt Square I(b)     516     1995          963           98%           982      1.02
    Wallingford ..........     462     1980          787           94%           531      0.67
    Wilshire Place .......     536     1982          761           94%           504      0.66
    Woodland Park ........     288     1995          866           96%           744      0.86
    Wyndham Park .........     448  1978/81          797           92%           474      0.59
                            -------                  ---         ----           ----     -----
TOTAL ....................  17,855                   783           94%          $587  $   0.75

CAMDEN DEVELOPMENT PROPERTIES

                           NUMBER   YEAR PLACED  AVERAGE UNIT
PROPERTY AND LOCATION     OF UNITS  IN SERVICE   SIZE (SQ FT)
---------------------     --------  -----------  ------------
ARIZONA
  PHOENIX
    Park at Arrowhead
    Springs .............     288       1997         925

TEXAS
  DALLAS/FORT WORTH
    Park at Buckingham ..     464       1997         919
    Park at Centreport(g)     268       1998         910

  HOUSTON
    Park at Sugargrove ..     380       1997         917
    Vanderbilt Square II.     378       1997         726
                                                     ---
TOTAL ...................   1,778                    877
                                                     ---
GRAND TOTAL .............  19,633                    792
                           ======                    ===

Notes:
(a) Represents the average physical occupancy for the nine-month period ended September 30, 1996.
(b) The 1996 Average Occupancy figure calculated from the date at which the occupancy exceeded 90% through September 30, 1996.
(c) Miramar is a student housing project for Texas A&M - Corpus Christi. The 1996 Average Occupancy includes summer which is normally subject to high vacancies.
(d)  Property sold in December 1996.
(e) Phase II of Sierra Pines was acquired in May 1996, increasing the total number of units at this property from 404 to 804.
(f) These properties were still in lease-up at September 30, 1996; both properties exceeded 90% occupancy in the fourth quarter of 1996.
(g) Construction began in the fourth quarter of 1996. This property was previously considered a Camden Future Development Property.

                                BUSINESS OF PARAGON
GENERAL

      Paragon is a fully integrated REIT headquartered in Dallas, Texas whose business is the operation, development and acquisition of multifamily residential communities in the Southwest, Midwest, Carolina and Florida markets. Paragon is a self- administered and self-managed REIT that, as of September 30, 1996, owned interests in 57 completed multifamily residential communities totalling 15,882 apartment units located in six states, with three additional multifamily residential communities, totaling 856 residential units, currently under construction. Paragon also has indirect minority ownership interests in three commercial properties, including a 20% interest in a 401,625 square foot office building. In addition, as of September 30, 1996, Paragon, through PRSI, managed 78 multifamily residential communities (including the Paragon Residential Properties) located across the United States, containing approximately 21,774 apartment units.

      Paragon and its affiliates succeeded in July 1994 to substantially all of the interests of Paragon-Texas, and certain others in the Paragon Properties and to Paragon's property services businesses. Concurrently, Paragon consummated an initial public offering. Paragon began its business activities in 1967 (through a predecessor entity) as a developer and manager of multifamily residential communities in the midwest and southwest regions of the United States. It expanded its geographic focus to include ownership and management of properties in the southeast and mid-atlantic regions in 1972 and added west coast operations in 1981. Paragon sold its commercial property services business as of June 30, 1996 and had sold all of its wholly-owned commercial properties as of December 20, 1996.

      Paragon's principal executive offices are located at 7557 Rambler Road, Suite 1200, Dallas, Texas 75231, and its telephone number is (214) 891-2000. Paragon is a Maryland corporation that was incorporated on March 23, 1994.

ORGANIZATIONAL STRUCTURE

      Paragon conducts substantially all of its business through Paragon Operating Partnership, which Paragon controls through its wholly owned subsidiaries, Paragon GP Holdings, the sole general partner of and the holder of a 1.0% interest in Paragon Operating Partnership, and Paragon LP Holdings, the holder of 79.1% of the Units in Paragon Operating Partnership as of September 30, 1996. The other limited partners of Paragon Operating Partnership include entities controlled by Paragon's executive officers and other prior owners of interests in the Paragon Properties and other assets owned by Paragon Operating Partnership. As sole general partner, Paragon GP Holdings has the exclusive power to manage and conduct the business of Paragon Operating Partnership. Paragon's interests in Paragon Operating Partnership (through Paragon GP Holdings and Paragon LP Holdings) entitle it to share in cash distributions from, and in the profits and losses of, Paragon Operating Partnership in proportion to its percentage interest therein.

      Paragon's residential property services business is conducted by PRSI, an affiliate in which Paragon Operating Partnership owns a 95% economic interest by virtue of owning 1,880 shares of nonvoting common stock and one share of voting common stock. The remaining 99 shares of voting common stock, which represent a 5% economic interest, are owned by TPMP. As of June 30, 1996, Paragon sold its economic interest in the commercial property services business which previously has been conducted by PGPSI, and PRSI succeeded to the residential property services business of PGPSI.

BUSINESS OBJECTIVES AND STRATEGY

      Paragon's business objectives have focused on generating stable and increasing cash flow and asset value through (i) improvements in the operating margins of its existing portfolio of properties through rental rate increases and improved operating efficiencies, (ii) active pursuit of attractive apartment development and acquisition opportunities, (iii) continued focus on delivering profitable property service operating results from existing and new management and other property service assignments, (iv) strategic disposition of assets and capital redeployment, and (v) continued utilization of joint venture opportunities to broaden Paragon's investment capability in its key markets and to enhance the yield generated on Paragon's invested capital. Paragon's current strategy also includes liquidating commercial assets to redeploy resources into its core business of multifamily assets and selectively liquidating multifamily assets which are not in its key markets or which management believes are not consistent with the characteristics of the overall portfolio.

      QUARTERLY DIVIDENDS. On November 26, 1996, Paragon paid a dividend with respect to the third quarter of 1996 of $0.465 per share of Paragon Common Stock to holders of record on November 15, 1996. Concurrently, Paragon Operating

Partnership paid a distribution of $0.465 per Unit to Unitholders of record on November 15, 1996. On January 2, 1997, the Paragon Board declared a dividend with respect to the fourth quarter of 1996, of $0.465 per share of Paragon Common Stock to holders of record on January 13, 1997, to be paid on January 23, 1997. Concurrently, the Board of Directors of Paragon GP Holdings, as general partner of Paragon Operating Partnership, declared a distribution of $0.465 per Unit to Unitholders of record on January 13, 1997, to be paid on January 23, 1997.

      COMPLETED INVESTMENTS. On November 8, 1996, Paragon purchased two multifamily residential communities, the 240 unit Habersham Pointe apartments in Charlotte, North Carolina and the 216 unit River Oaks apartments in Greensboro, North Carolina, from a single seller for a total purchase price of $20.9 million. In connection with the purchase, Paragon assumed a mortgage note as described below. On December 13, 1996, Paragon purchased 12.6 acres of land in Orlando, Florida for $2,006,988. Paragon expects to develop the land as a 320-unit multifamily property, which will be the second phase of the completed 272-unit Renaissance Pointe Phase I property.

      COMPLETED DISPOSITIONS. On October 1, 1996, Paragon sold Southwood Mall, a 113,949 square foot shopping center located in Bradenton, Florida for $3,170,000. On December 4, 1996, Paragon sold for $3,700,000 the Post and Paddock, a 108,600 square foot office/warehouse property, located in suburban Dallas, Texas. Paragon completed development of this property in November of 1996. Proceeds from the sales of these properties were used to fund Paragon's development activity.

      On November 1, 1996, Paragon sold Westgate Centre, a 58,935 square foot shopping center in St. Louis, Missouri for $7,130,000. Proceeds from the sale were used to fund a portion of the two multifamily acquisitions discussed above.

      On December 13, 1996, Paragon sold for $13,800,000 Turtle Creek I and Turtle Creek II, two multifamily residential communities located in Asheville, North Carolina, which are comprised of 208 and 176 units, respectively. On December 19, 1996, Paragon sold for $10,000,000 The Paragon, a 102,517 square foot office complex in St. Louis, Missouri. Proceeds from the sales of these properties were used to repay borrowings under the line of credit.

      On January 15, 1997, Paragon sold for $11,000,000 (plus loan pre-payment penalties) Westchase apartments, a 352 unit multifamily residential community, located in Charleston, South Carolina. On January 27, 1997, Paragon sold for approximately $5,500,000 Brookfield apartments, a 232 unit multifamily residential community, located in Dallas, Texas. On January 31, 1997, Paragon sold for $6,875,000 San Miguel apartments, a 251 unit multifamily residential community, located in St. Charles, Missouri.

      FINANCING ACTIVITY. On November 6, 1996, Paragon borrowed $7,400,000, collateralized by the 278 unit Schooner Bay apartments in Tampa, Florida. The new debt requires monthly payments of principal and interest at 7.7% per annum for seven years and matures in November 2003. Net proceeds of the new debt were used to fund a portion of the purchase price of the two multifamily acquisitions discussed above.

      In connection with the acquisition of the River Oaks apartments, Paragon assumed a mortgage note which has an interest rate of 8.44%, calls for payments of principal and interest and matures on October 15, 1999. The balance of the note on November 8, 1996, the date of assumption, was approximately $6.36 million.

BUSINESS SEGMENTS

      Paragon's two primary business segments are property operations and property service operations.

      PROPERTY OPERATIONS. Paragon's property operations generate the majority of its revenue and substantially all of its net income. Paragon's practice is to seek opportunities to improve operating margins at the Paragon Properties and to implement more effective and consistent marketing of its apartment communities to potential residents.

      As of September 30, 1996, Paragon owned, directly or indirectly, 60 Paragon Residential Properties, 55 of which Paragon considers to have reached stabilized occupancy. A residential property is considered by Paragon to have achieved stabilized occupancy on the earlier to occur of (i) attainment of 93% physical occupancy on the first day of any month or (ii) one year after completion of construction. Development of two Paragon Residential Properties was recently completed and these Paragon Residential Properties are in the initial phase of lease-up. Three Paragon Residential Properties are currently under construction, with completion scheduled to occur in the first or second quarter of 1997. When development is complete, Paragon will own 60 completed Paragon Residential Properties with 16,738 apartment units. The Paragon Properties range in size from 112 apartment units to 708 units and the average apartment unit size is approximately 790 square feet. The average age of the 55 stabilized Paragon Properties is 12.5 years as of September 30, 1996.

      The following tables describe the geographic distribution of the Paragon Properties (including recently developed Paragon Properties and Paragon Properties under construction) and provide certain information on each such Paragon Properties as of September 30, 1996.

                                                     NUMBER OF
                                  NUMBER OF       APARTMENT UNITS
       STATE                      PROPERTIES    (UNDER CONSTRUCTION)
       -----                      ----------    --------------------
      Florida                        21               6,007

      Missouri                       14               3,738 (288)

      North Carolina                 10               2,663 (568)

      Texas                           9               2,836

      Kentucky                        5               1,142

      South Carolina                  1                 352

      PROPERTY SERVICES BUSINESS. PRSI performs a variety of property service tasks for Paragon, affiliated property owners and third-party owners and provides Paragon with in-depth knowledge about existing and new markets and submarkets. PRSI continues to focus on maximizing property performance through proactive management that focuses on maintaining resident satisfaction to reduce lease rollover, aggressive reletting of apartment units and utilizing operating efficiencies resulting from the size of PRSI's management operations.

PARAGON PORTFOLIO SUMMARY

Portfolio Information as of September 30, 1996

PARAGON OPERATING PROPERTIES

                                                                                      NINE MONTHS ENDED
                                                                                      SEPTEMBER 30, 1996
                                                                                        AVERAGE MONTHLY
                                                               AVERAGE      1996        RENTAL REVENUE
                            NUMBER  YEAR PLACED   NET RENTAL   UNIT SIZE   AVERAGE    ------------------
PROPERTY AND LOCATION      OF UNITS IN SERVICE   AREA (SQ FT)   (SQ FT)    OCCUPANCY  PER UNIT   PER SQ FT
-------- --- --------      -------  ----------   ------------  ---------  ---------   --------   ---------
FLORIDA
  ORLANDO
       Grove                 232      1973          157,116        677        96.4%     $429       $0.63
       Landtree              220      1983          164,484        748        95.9%      472        0.63
       The Reserve           146      1991          130,368        893        98.0%      592        0.66
       Summerplace I & II    344      1984          260,520        757        91.5%      449        0.59
       Summerplace III       208      1986          152,022        731        89.6%      453        0.62
       The Vineyard          380      1990          303,148        798        95.3%      538        0.67

  ST. PETERSBURG
       4th Street Station I  384      1982          278,118        724        86.3%      469        0.65
       4th Street Station II 304      1983          222,702        733        85.0%      469        0.64

  TAMPA
       Broadmoor             384      1986          250,032        651        91.6%      420        0.64
       Chasewood             247      1985          173,889        704        93.6%      452        0.64
       CocoWest I            208      1983          149,838        720        91.1%      431        0.60
       CocoWest II           276      1985          199,668        723        92.0%      425        0.59
       Dolphin Pointe        416      1989          315,406        758        93.2%      504        0.66
       Greenhouse            324      1982          224,958        694        93.5%      409        0.59
       Lookout Pointe        416      1987          306,528        737        94.5%      487        0.66
       Parsons Run           228      1986          166,056        728        94.7%      470        0.65
       Schooner Bay          278      1986          202,304        728        93.7%      526        0.72
       Summerset Bend        272      1984          197,982        728        95.7%      462        0.64

  WINTERHAVEN
       Lake I                192      1976          139,698        728        92.0%      382        0.53

KENTUCKY
  LOUISVILLE
       Copper Creek          224      1987          164,024        732        95.3%      571        0.78
       Deerfield             400    1987/90         298,336        746        93.6%      557        0.75
       Glenridge             138      1990          126,340        916        95.4%      691        0.75
       Post Oak              126      1981          106,780        847        94.3%      520        0.61
       Sundance              254      1975          173,130        682        96.3%      463        0.68

MISSOURI
  KANSAS CITY
       Camden Passage        308      1989          238,324        774        96.2%      643        0.83

  ST. CHARLES
       San Miguel(2)         251      1970          214,430        854        87.5%      493        0.58

  ST. LOUIS
       Knollwood I           308      1981          222,648        723        94.8%      467        0.65
       Knollwood II          300      1985          216,036        72         97.2%      483        0.67
       Pear Tree             134      1967           96,892        723        95.7%      458        0.63
       Spanish Trace         372      1972          430,628       1,158       96.0%      604        0.52
       Sunswept              334      1971          268,842        805        95.1%      459        0.57
       Tempo                 304      1975          205,381        676        93.0%      449        0.66
       The Cove              276      1990          228,480        828        98.4%      829        1.00
       The Knolls            112      1973          167,270       1,493       97.2%      731        0.49
       Westchase Park        160      1986          151,124        945        94.8%      776        0.82
       Westgate I            189      1973          220,967       1,169       86.3%      741        0.63
       Westgate II           402      1980          338,659        842        85.1%      597        0.71

PARAGON OPERATING PROPERTIES

                                                                                      NINE MONTHS ENDED
                                                                                      SEPTEMBER 30, 1996
                                                                                        AVERAGE MONTHLY
                                                               AVERAGE      1996        RENTAL REVENUE
                            NUMBER  YEAR PLACED   NET RENTAL   UNIT SIZE   AVERAGE    ------------------
PROPERTY AND LOCATION      OF UNITS IN SERVICE   AREA (SQ FT)   (SQ FT)    OCCUPANCY  PER UNIT   PER SQ FT
-------- --- --------      -------  ----------   ------------  ---------  ---------   --------   ---------
NORTH CAROLINA
     ASHEVILLE
          Turtlecreek I(2)     208    1973          216,868     1,043       90.7%         574        0.55
          Turtlecreek II(2)    176    1985          127,702      726        95.3%         535        0.74

     CHARLOTTE
          Copper Creek         208    1989          146,248      703        93.6%         527        0.75
          Eastchase            220    1986          153,560      698        95.9%         509        0.73
          Falls                352    1984          248,391      706        95.8%         553        0.78
          Pinehurst            407    1967          466,865     1,147       93.2%         647        0.56
          The Overlook (1)     220    1985          165,790      754        96.3%         563        0.75

     GREENSBORO
          Glen                 304    1980          201,112      662        93.1%         497        0.75

SOUTH CAROLINA
     CHARLESTON
          Westchase (2)        352    1986          248,391      706        96.8%         463        0.66

TEXAS
     DALLAS
          Brookfield (2)       232    1986          165,544      714        94.9%         443        0.62
          Chesapeake           128    1982          116,708      912        92.0%         635        0.70
          Highpoint (1)        708    1985          591,428      835        89.4%         550        0.66
          Nob Hill             486    1986          311,940      642        90.8%         435        0.68

     IRVING
          Fairlane             320    1980          213,200      666        97.4%         437        0.66
          Los Rios             286    1992          220,660      772        93.9%         738        0.96

     PLANO
          Highland Trace       160    1985          130,531      816        95.8%         581        0.71
                               ---                  -------      ---                      ---        ----

          TOTAL/WEIGHTED     14,818              11,588,066      782        93.3%        $522       $0.67
          AVERAGE

PARAGON DEVELOPMENT PROPERTIES
                                                                                      NINE MONTHS ENDED
                                                                                      SEPTEMBER 30, 1996
                                                                                        AVERAGE MONTHLY
                                                               AVERAGE      1996        RENTAL REVENUE
                           NUMBER   YEAR PLACED   NET RENTAL   UNIT SIZE   AVERAGE    ------------------
PROPERTY AND LOCATION     OF UNITS  IN SERVICE   AREA (SQ FT)   (SQ FT)    OCCUPANCY  PER UNIT   PER SQ FT
-------- --- --------      -------  ----------   ------------  ---------  ---------   --------   ---------
FLORIDA
   ORLANDO
        Renaissance Pointe    272      1996       255,604        940

   TAMPA
        Heron Pointe          276      1996       259,872        942

MISSOURI
   KANSAS CITY
        Camden Passage II     288                 257,736        895

NORTH CAROLINA
   CHARLOTTE
        The Park              232                 199,388        859

   GREENSBORO
        Brassfield Park (1)   336                 298,604        889

PARAGON DEVELOPMENT PROPERTIES

                                                                                          NINE MONTHS ENDED
                                                                                          SEPTEMBER 30, 1996
                                                                                           AVERAGE MONTHLY
                                                                  AVERAGE      1996         RENTAL REVENUE
                              NUMBER   YEAR PLACED   NET RENTAL   UNIT SIZE   AVERAGE    ------------------
PROPERTY AND LOCATION        OF UNITS  IN SERVICE   AREA (SQ FT)   (SQ FT)    OCCUPANCY  PER UNIT   PER SQ FT
-------- --- --------        -------   ----------   ------------  ---------  ---------   --------   ---------
TEXAS
     DALLAS
          Stone Creek           240      1996        199,521         831        88.9%       714        0.86
          Stone Gate            276      1996        240,312         871
                                ---                  -------         ---
          TOTAL/WEIGHTED AVG   1,920               1,711,037         891

Note: (1) Owned through Paradim Joint Venture
      (2) Sold subsequent to September 30, 1996.

                         COMPARATIVE RIGHTS OF SHAREHOLDERS

      At the Effective Time of the Merger, Paragon stockholders automatically would become shareholders of Camden and their rights as shareholders would be determined by the Camden Declaration of Trust and the Camden Bylaws. The following is a summary of the material differences in the rights of shareholders of Camden and Paragon.

CAPITALIZATION

      CAMDEN. Camden is authorized to issue 100,000,000 Camden Common Shares, of which 16,689,879 shares were issued and outstanding as of the Camden Record Date. Camden also is authorized to issue 10,000,000 preferred shares of beneficial interest, $.01 par value (the "Camden Preferred Shares"), of which no shares are currently outstanding. The Camden Declaration of Trust also provides for the reclassification of outstanding capital stock as "Excess Securities" in connection with transfers resulting in ownership of shares in violation of the ownership limits set forth in the Camden Declaration of Trust in order to protect Camden's status as a REIT for federal income tax purposes ("Camden Excess Securities"). See "-- REIT Qualification Provisions."

      The Camden Declaration of Trust authorizes the Camden Board, without further action by the Camden shareholders, to provide for the issuance of Camden Preferred Shares in one or more series and to fix the voting powers, designations, preferences, exchange or conversion rights, options, restrictions, special rights or relations, dividend rights or limitations, qualifications or terms, or conditions of redemption thereof, by adopting a resolution or resolutions creating and designating such series. The rights of the holders of Camden Common Shares are subject to the rights and preferences of the holders of any Camden Preferred Shares or series thereof that the Camden Board may issue. See " -- Anti-Takeover Provisions."

      PARAGON. Paragon is authorized to issue 200,000,000 shares of capital stock, all having a par value of $.01 per share, of which (i) 100,000,000 shares are classified as Paragon Common Stock; (ii) 50,000,000 shares are classified as preferred stock ("Paragon Preferred Stock"); and (iii) 50,000,000 shares are classified as excess stock ("Paragon Excess Stock"). Paragon had 14,791,165 shares of Paragon Common Stock issued and outstanding as of the Paragon Record Date, no shares of Paragon Preferred Stock issued and outstanding and no shares of Paragon Excess Stock outstanding.

      The Paragon Articles authorize the Paragon Board, without stockholder approval, to provide for the issuance of Paragon Preferred Stock in one or more series and to fix the preferences, conversion and other rights, voting rights, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption as the Paragon Board may determine. The rights of the holders of Paragon Common Stock are subject to the rights and preferences of the holders of any Paragon Preferred Stock or series thereof that the Paragon Board may issue. See " -- Anti-Takeover Provisions."

VOTING RIGHTS

      CAMDEN. Each holder of Camden Common Shares is entitled to one vote per share and to the same and identical voting rights as other holders of Camden Common Shares. Holders of Camden Common Shares do not have cumulative voting rights. Except as may otherwise be provided in a designation of a series of Camden Preferred Shares or as otherwise expressly required by law, holders of Camden Preferred Shares do not have any voting rights. The holders of Camden Excess Securities have no voting rights on any matters except as otherwise expressly required by law.

      PARAGON. Each holder of Paragon Common Stock is entitled to one vote per share and to the same and identical voting rights as other holders of Paragon Common Stock. Holders of Paragon Common Stock do not have cumulative voting rights. Holders of Paragon Preferred Stock have such voting rights, if any, as established by the Paragon Board in the designation of a series of Paragon Preferred Stock or as otherwise expressly required by law. The holders of Paragon Excess Stock have no voting rights on any matters except as otherwise expressly required by law.

DIRECTORS

      CAMDEN. The Camden Bylaws provide for a Board of Trust Managers having two to seven members. The Camden Board may increase or decrease the number of trust managers, and vacancies, whether arising from an increase in the number of trust managers or from the failure by shareholders to elect the full authorized number of trust managers, may be filled by the vote of the holders of at least two-thirds of the outstanding shares at an annual or special meeting of the shareholders or by the Camden Board (including by the affirmative vote of a majority of the remaining trust managers if less than a quorum of the trust managers remains).

      A member of the Camden Board may be removed with or without cause by the affirmative vote of shareholders holding at least two-thirds of all Camden Common Shares authorized to be cast and entitled to vote on the election of trust managers.

      PARAGON. The number of persons constituting the Paragon Board is ten. The Paragon bylaws provide that the Paragon board shall have three to fifteen directors, provided that in certain circumstances the number of directors may be less than three but not less than one. The directors of Paragon are divided into three classes, with approximately one-third of the directors elected by the stockholders annually. Consequently, members of the Paragon board serve staggered three-year terms.

      Except in the case of a vacancy on the Paragon Board among the directors elected by a class or series of capital stock other than Paragon Common Stock, the Paragon Articles provide that any vacancy on the Paragon Board may be filled by the affirmative vote of the remaining directors (except that a vacancy which results from an increase in the number of directors may be filled by a majority of the entire Paragon Board), and in the case of a vacancy resulting from the removal of a director, by the vote of a plurality of all the votes of the stockholders cast at an annual or special meeting at which a quorum is present. Any vacancy on the Paragon Board among the directors elected by a class or series of capital stock (other than Paragon Common Stock) may be filled by a majority of the remaining directors elected by that class or series or the sole remaining directors elected by that class or series, or by the vote of a plurality of all the votes of the stockholders of that class or series at an annual or special meeting at which a quorum is present.

      Under the Paragon Articles, Paragon directors may be removed only for cause and only by the affirmative vote of stockholders holding at least two-thirds of all shares of Paragon capital stock entitled to vote on the election of directors.

ANTI-TAKEOVER PROVISIONS

      Certain provisions of Maryland law, the Camden Declaration of Trust and the Paragon Articles may discourage an attempt to acquire control of Camden or Paragon, respectively, that a majority of either corporation's shareholders determined was in their best interests. These provisions also may render the removal of one or all trust managers or directors more difficult or deter or delay of control that the Camden Board or Paragon Board, respectively, did not approve. Provisions of the Camden Declaration of Trust and Paragon Articles intended to preserve qualified REIT status under the Code may have the same effects. See " -- REIT Qualification Provisions."

      CAMDEN.

      AUTHORIZED PREFERRED SHARES. The rights of holders of Camden Common Shares will be subject to, and may be adversely affected by, the rights of holders of any Camden Preferred Shares that may be issued in the future. Any such issuance may adversely affect the interests of holders of Camden Common Shares by limiting the control that such holders may exert by exercise of their voting rights, by subordinating their rights in liquidation to the rights of the holders of such Camden Preferred Shares, and otherwise. In addition, the issuance of Camden Preferred Shares, in some circumstances, may deter or discourage takeover attempts and other changes in control of Camden by making it more difficult for a person who has gained a substantial equity interest in Camden to obtain control or to exercise control effectively. Camden has no current plans or agreements with respect to the issuance of any Camden Preferred Shares.

      CERTAIN BUSINESS COMBINATIONS. The Camden Declaration of Trust provides that, under certain circumstances, the affirmative vote of the holders of not less than 80% of the outstanding shares of the Camden Common Shares and Camden Preferred Shares is required for the approval or authorization of certain business combinations. Generally, the type of combinations affected by this voting threshold are substantial transactions between Camden and "related persons," defined to be persons that beneficially own in the aggregate more than 50% of the capital stock of Camden. Further, holders of not less than 50% of the outstanding shares of capital stock not owned, directly or indirectly, by such "related person" is required for approval of such combinations, unless the affirmative vote of not less than 90% of the outstanding shares of capital stock of Camden is obtained.

      PARAGON.

      AUTHORIZED PREFERRED STOCK. The Paragon Board may authorize the issuance of Paragon Preferred Stock at such times, for such purposes and for such consideration as it may deem advisable without further stockholder approval. The issuance of Paragon Preferred Stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Paragon by, for example, authorizing the issuance of a series of Paragon Preferred Stock with rights and preferences designed to impede the proposed transaction, or by making it more difficult for a person who has gained a substantial equity interest in Paragon to obtain control or to exercise control effectively.

      MARYLAND LEGISLATION. The MGCL provides that control shares (as defined below) of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, or by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power, (ii) one-third or more but less than a majority of all voting power or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the direct or indirect acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay certain of the corporation's expenses), may compel the board of directors of a Maryland corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting is held, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the Maryland corporation is a party to the transaction or (b) to acquisitions approved or exempted by the articles of incorporation or bylaws of the Maryland corporation.

      Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation's voting stock (an "Interested Stockholder") or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was an Interested Stockholder or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the Maryland corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

REIT QUALIFICATION PROVISIONS

      CAMDEN. The Camden Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the total outstanding capital stock ("Camden Capital Stock"). The Camden Board is not permitted to waive the Ownership Limit. Further, any transfer of Camden Capital Stock that would: (i) result in the Camden Capital Stock being owned by fewer than 100 persons; (ii) result in Camden being "closely held" within the meaning of Section 856(h) of the Code; or (iii) result in the disqualification of Camden as a REIT, is considered to be null and void, and the intended transferee will acquire no rights in the shares, except as provided in the Camden Declaration of Trust regarding Camden Excess Securities.

      The Camden Declaration of Trust provides that Camden Capital Stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be deemed to be Camden Excess Securities and as such will be deemed to have been transferred to Camden as trustee of a trust for the exclusive benefit of the transferees to whom such Camden Capital Stock may ultimately be transferred without violating the Ownership Limit. While the Camden Excess Securities are held in trust, they will not be entitled to vote, and they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Camden Excess Securities prior to the discovery by Camden that Camden Capital Stock has been transferred in violation of the provisions of the Camden Declaration of Trust shall be repaid to Camden upon demand. The original transferee-shareholder may, at any time Camden Excess Securities are held by Camden in trust, transfer the interest in the trust representing the Camden Excess Securities to any individual whose ownership of the Camden Capital Stock that have been deemed to be Camden Excess Securities would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-shareholder for the Camden Capital Stock that were exchanged into Camden Excess Securities. Immediately upon the transfer to the permitted transferee, the Camden Excess Securities will automatically be deemed to be Camden Capital Stock of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee-shareholder of any Camden Excess Securities may be deemed, at the option of Camden, to have acted as an agent on behalf of Camden in acquiring the Camden Excess Securities and to hold the Camden Excess Securities on behalf of Camden.

      In addition to the foregoing transfer restrictions, Camden will have the right, for a period of 90 days during the time any Camden Excess Securities are held by Camden in trust, to purchase all or any portion of the Camden Excess Securities from the original transferee-shareholder at the lesser of the price paid for the Camden Capital Stock by the original transferee- shareholder and the market price (as determined in the manner set forth in the Camden Declaration of Trust) of the Camden Capital Stock on the date Camden exercises its option to purchase. The 90-day period begins on the later of the date of the violative transfer or date the Camden Board determines that a violative transfer has been made.

      Each shareholder shall upon demand be required to disclose to Camden in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Camden Board deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      The Ownership Limit may have the effect of precluding acquisition of control of Camden unless the Camden Board and the shareholders determine that maintenance of REIT status is no longer in the best interest of Camden.

      PARAGON. In order to assist in preserving Paragon's status as a REIT under the Code, the Paragon Articles provide that, subject to certain exceptions, no stockholder may directly or indirectly acquire or hold a beneficial ownership interest (determined in accordance with the attribution rules applicable to ownership of REIT shares under the Code) in more than 9.8% of the outstanding shares (the "Percentage Limit") of any class or series of Paragon capital stock ("Paragon Capital Stock"). The Paragon Board may waive the Percentage Limit with respect to a particular stockholder under certain circumstances. Additionally, any transfer of Paragon Capital Stock that would (i) result in Paragon Capital Stock being owned by fewer than 100 persons; or (ii) result in Paragon being "closely held" within the meaning of Section 856(h) of the Code, shall be void AB INITIO and the intended transferee shall acquire no rights in the shares.

      Subject to certain exceptions, if any person acquires or holds shares of Paragon Capital Stock in excess of the applicable Percentage Limit (the "Excess Shares"), such Excess Shares will automatically be deemed to have been converted into Paragon Excess Stock and transferred by operation of law to Paragon as trustee for the person or persons unaffiliated with the acquiror or holder to whom the Excess Shares are ultimately transferred. Upon transfer to such person or persons, the Excess Shares are reconverted to shares of Paragon Capital Stock of the same class or series from which converted to Excess Shares.

      Excess Shares may not be voted and are not entitled to distributions or dividends until they cease to be Excess Shares. In addition, Paragon may redeem Excess Shares within 90 days of receipt of actual notice of their existence at a redemption price equal to the lower of the price paid by the acquiror or holder for the shares of Paragon Capital Stock becoming Excess Shares and the market price of such shares on the redemption date.

      Notwithstanding any other provision of the Paragon Articles, any acquisition of Paragon Capital Stock that would result in the disqualification of Paragon as a REIT under the Code shall be null and void, and the Paragon Board is authorized to take any action it deems necessary or desirable to preserve Paragon's qualification as a REIT.

      Paragon stockholders and their transferees are or may be required to disclose to Paragon information relating to ownership of Paragon Capital Stock, and the Paragon Board may refuse to permit a transfer of Paragon Capital Stock if in its opinion such transfer would jeopardize the qualification of Paragon as a REIT.

      The Paragon Board may not take any action to terminate Paragon's status as a REIT until such time as (i) the Paragon Board adopts a resolution recommending that Paragon terminate its status as a REIT and (ii) such resolution is approved by at least two-thirds of all the votes entitled to be cast by holders of Paragon Capital Stock.

PREEMPTIVE RIGHTS

      Neither the shareholders of Camden nor the stockholders of Paragon have preemptive rights. Thus, if additional Camden Common Shares or shares of Paragon Common Stock were issued, the proportions of capital stock ownership of the holders thereof would be reduced, to the extent they did not participate in such additional issuance of shares.

ASSESSMENT

      All outstanding Camden Common Shares are, and those to be issued pursuant to the Agreement will be, fully paid and nonassessable.

      The shares of Paragon Common Stock presently outstanding are fully paid and nonassessable.

CONVERSION; REDEMPTION; SINKING FUND

      Neither Camden Common Shares nor Paragon Common Stock is convertible, redeemable or entitled to any sinking fund.

LIQUIDATION RIGHTS

      CAMDEN. In the event of the liquidation, dissolution or winding-up of the affairs of Camden, holders of outstanding Camden Common Shares are entitled to share, in proportion to their respective interests, in Camden's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Camden. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Camden, the holders of Camden Preferred Shares will be entitled to receive out of the assets of Camden available for distribution to shareholders, before any distribution is made to holders of Camden Common Shares, liquidation preferences in the amounts prescribed by the applicable series designations. The holders of any series of Camden Preferred Shares will not be entitled to receive the liquidation preference of such series until the liquidation preference of any other series of Camden Preferred Shares ranking senior to the such series with respect to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

      If upon any voluntary or involuntary liquidation, dissolution or winding up of Camden, the assets of Camden shall be insufficient to make such full payments to holders of Camden Preferred Shares, then such assets shall be distributed pro rata among holders of Camden Preferred Shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Camden Preferred Shares will not be entitled to any further participation in any distribution of assets by Camden. Neither a consolidation or merger of Camden with or into another corporation nor a merger of another corporation with or into Camden nor a sale, lease or conveyance of all or any part of Camden's property or business shall be considered a liquidation, dissolution or winding up of Camden.

      PARAGON. In the event of liquidation, dissolution or winding up of Paragon, whether voluntary or involuntary, the holders of Paragon Common Stock would be entitled to share ratably in any of its net assets or funds which are available for distribution to its stockholders after the satisfaction of its liabilities or after adequate provision is made therefor, subject to the rights of the holders of any Paragon Preferred Stock outstanding at the time.

DIVIDENDS AND OTHER DISTRIBUTIONS

      In order to remain qualified as a REIT under the Code, each of Camden and Paragon must distribute to its shareholders at least 95% of its taxable income (other than net capital gain) annually. See "FEDERAL INCOME TAX CONSIDERATIONS -- Requirements for Qualification -- Distribution Requirements."

      CAMDEN. Holders of Camden Common Shares are entitled to cash dividends when, if and as declared by the Camden Board. There can be no assurance as to the payment of dividends on Camden Common Shares in the future because such payment will depend upon the earnings and financial condition of Camden, as well as other related factors. The Texas REIT Act provides that Camden may not pay dividends if after giving effect to the distribution, Camden would be insolvent or if the dividend exceeds the surplus of Camden.

      PARAGON. The holders of Paragon Common Stock are entitled to share ratably in dividends when and as declared by the Paragon Board out of funds legally available therefor. The Paragon Articles permit the issuance of Paragon Preferred Stock having the right to receive dividends before dividends on the Paragon Common Stock are declared or paid. The MGCL provides that Paragon may not pay dividends if after giving effect to the dividend, Paragon would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business or Paragon's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Paragon were to be dissolved at such time, to satisfy any preferential rights upon dissolution held by its stockholders whose preferential rights are superior to those receiving the dividend.

SHAREHOLDER MEETINGS

      CAMDEN. Under Camden's Bylaws, special meetings of Camden shareholders may be called by the Camden Board, any officer of Camden or the holders of at least 10% of all of the shares entitled to vote at such meeting.

      PARAGON. Under Paragon's Bylaws, special meetings of the stockholders may be called at any time by the Chairman of the Paragon Board, the President, a majority of the Paragon Board or by written request of the holders of at least 25% of all the shares entitled to vote at such meeting.

INDEMNIFICATION

      CAMDEN. Trust managers and officers of Camden may be indemnified against judgments, fines, penalties, amounts paid in settlement and claims imposed upon or asserted against them as provided in the Texas REIT Act, the Camden Declaration of Trust and the Camden Bylaws. Such indemnification covers all costs and expenses reasonably incurred by such officer or trust manager. The Camden Board, by a majority vote of a quorum (or, if unavailable, a committee) of disinterested trust managers or, under certain circumstances, independent counsel appointed by the Camden Board, must determine that the trust manager or officer seeking indemnification acted in good faith while reasonably believing, in the case of conduct in an official capacity, that such conduct was in Camden's best interests or, in all other cases, that such conduct was at least not opposed to Camden's best interests and, in the case of any criminal proceeding, that such person had no reasonable belief that such conduct was unlawful.

      If the person involved is not a trust manager or officer of Camden, the Camden Board may cause Camden to indemnify to the same extent allowed for trust managers and officers of Camden such person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of Camden, or is or was serving at the request of Camden as a trust manager, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

      PARAGON. The Paragon Articles and the Paragon Bylaws authorize Paragon, to the maximum extent permitted by Maryland law, to indemnify and to make advances for indemnification to any present or former director or officer of Paragon and any person who is or was serving as an employee or agent of Paragon and who is made a party to the proceeding by reason of his service in that capacity, unless it is established that (a) the act or omission of the indemnitee was committed in bad faith or the result of active and deliberate dishonesty, (b) the indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful. Such indemnification covers all costs and expenses reasonably incurred by the indemnitee.

      Indemnification may not be made unless authorized for a specific proceeding after a favorable determination by (a) a majority of a quorum of directors not parties to the proceeding or if such a quorum cannot be obtained by a majority of a committee of two or more such directors designated by a majority of the full Paragon Board, (b) special legal counsel selected by the Paragon Board or a committee of the Paragon Board, or (c) the Paragon stockholders.

TRUST MANAGER AND DIRECTOR LIABILITY

      As permitted by the Texas REIT Act and the MGCL, respectively, the Camden Declaration of Trust and the Paragon Articles eliminate the liability of trust managers, directors and officers of Camden and Paragon, respectively, for monetary damages in a shareholder or derivative proceeding.

                    DESCRIPTION OF PARAGON OPERATING PARTNERSHIP

      Paragon currently holds all of its assets and conducts all of its operations through Paragon Operating Partnership. In connection with the Merger, Camden will acquire an indirect 80.1% interest in Paragon Operating Partnership, which will be renamed Camden Operating, L.P. Camden will own a 1% general partner interest, through CPT-GP, Inc., formerly Paragon GP Holdings ("CPT-GP"), which will become a wholly-owned indirect subsidiary of Camden as a result of the Merger, and a 79.1% limited partner interest, through CPT-LP, Inc. ,formerly Paragon LP Holdings ("CPT-LP"), which also will become a wholly-owned indirect subsidiary of Camden as a result of the Merger.

      Paragon Operating Partnership is organized as a Delaware limited partnership. Pursuant to the terms of the Operating Partnership Agreement, which has been unanimously approved by the limited partners of Paragon Operating Partnership and will be adopted upon the consummation of the Merger, CPT-GP, as the sole general partner, has full responsibility for the management and control of Paragon Operating Partnership and the limited partners have no authority to transact business for or participate in the management decisions of Paragon Operating Partnership except in the limited circumstances described herein. Camden will continue to engage directly in the business of owning and operating real estate and engage in other related activities outside of the business of Paragon Operating Partnership. Neither Camden nor CPT-GP will have any obligation to present opportunities to or otherwise conduct its business through Paragon Operating Partnership.

      Upon the consummation of the Merger, the number of Units held by each partner will be restated so that it corresponds to the number of Camden Common Shares that would have been received in the Merger if such partner had been a Paragon stockholder and the Units held by such partner had been shares of Paragon Common Stock (I.E., the number of Units held by such partner multiplied by the Exchange Ratio).

      Generally, under the Operating Partnership Agreement, all distributions are to be made to the partners in accordance with their percentage interests in Paragon Operating Partnership (subject to certain preferential distributions to which holders of certain classes of interests in Paragon Operating Partnership may be entitled). Accordingly, Camden and its subsidiaries generally should receive 80.1% of all distributions made by Paragon Operating Partnership. The Operating Partnership Agreement affords CPT-GP, as the general partner, substantial latitude in determining the amount of cash to be distributed by Paragon Operating Partnership. CPT-GP, however, must use its reasonable efforts to cause Paragon Operating Partnership to operate in a manner that enables Paragon Operating Partnership to maintain a distribution rate per Unit that is equal to the distribution rate per Camden Common Share. CPT-GP will be required under the Operating Partnership Agreement to act in good faith in attempting to cause Paragon Operating Partnership to achieve this distribution rate but Camden would not be required to invest equity or otherwise provide funds (other than repayment of any borrowings by Camden and its affiliates from Paragon Operating Partnership) to permit such distributions.

      The Operating Partnership Agreement grants to limited partners (other than CPT-LP) the right to require Paragon Operating Partnership to redeem each of their Units for one Camden Common Share or the cash equivalent thereof, at the option of Camden. After giving effect to the 0.64 Exchange Ratio, a maximum of 2,352,161 Units would be redeemable, and thus a maximum of 2,352,161 Camden Common Shares would be issuable, as of the date of this Joint Proxy Statement/Prospectus.

      Under the Operating Partnership Agreement, CPT-GP may cause Paragon Operating Partnership to sell or dispose of any or all of its assets without obtaining the consent of limited partners, unless such sale or disposition is of all or substantially all of Paragon Operating Partnership's assets. A sale or other disposition, by merger or otherwise, of all or substantially all of Paragon Operating Partnership's assets would require the consent of holders of a majority of the Units (excluding Units held by CPT-GP, CPT-LP and other affiliates of Camden), unless the sale or other disposition is in connection with a merger or other similar transaction involving CPT-GP, CPT-LP or Camden and in which the limited partners in Paragon Operating Partnership will receive, or have the right to elect to receive, the same consideration as will be received by shareholders of Camden. A sale or other disposition of all or substantially all of Paragon Operating Partnership's assets in connection with such a transaction would only require the consent of the partners holding two-thirds or more of the then outstanding Units (including Units held by CPT-GP and CPT-LP and other affiliates of Camden). Since Camden would control 80.1% of the Units, it would be able to control the outcome of any such vote.

      Under the Operating Partnership Agreement, each of Camden, CPT-GP and CPT-LP may engage in any merger, consolidation or other business combination with or into another person, sale of all or substantially all of its assets, or any reclassification, recapitalization or change of its outstanding shares so long as either (i) in connection with such a transaction, all limited partners either will receive, or will have the right to elect to receive for each Unit, the same consideration as will be received by shareholders of Camden (on a per share basis), or (ii) such transaction is approved by limited partners holding a majority of the Units (excluding Units held by CPT-GP and CPT-LP and other affiliates of Camden). Except as permitted under the preceding sentence, none of CPT-GP, CPT-LP or Camden would be permitted to voluntarily withdraw from Paragon Operating Partnership or transfer or assign its interests in Paragon Operating Partnership without the consent of all of the limited partners.

      Limited partners of Paragon Operating Partnership generally may not transfer their Units without the consent of CPT- GP. However, limited partners may transfer their Units, with or without the consent of CPT-GP, in certain limited cases, including transfers to certain family members and affiliates, pursuant to gifts, or to a lender pursuant to the grant of a security interest or other encumbrance in a bona fide transaction, provided that such transfer would not cause Paragon Operating Partnership to be taxable as a corporation for federal income tax purposes, would not cause a termination of Paragon Operating Partnership for federal income tax purposes, would not cause Camden to cease to comply with requirements under the Code for qualification as a REIT or subject Camden to additional taxes under Sections 857 or 4981 of the Code, would not violate any federal or state securities law or regulation and would not be effectuated through an "established securities market" or a "secondary market (or substantial equivalent thereof)" within the meaning of Section 7704 of the Code. However, limited partners must provide CPT-GP with written notice of any such permitted transfer.

                         FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of material federal income tax considerations relating to the Merger and the subsequent ownership and disposition of Camden Common Shares that may be relevant to a holder of Camden Common Shares or Paragon Common Stock. The summary does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States and persons who acquired their Paragon Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation) subject to special treatment under the federal income tax laws. The summary is based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "Service" or "IRS") and judicial decisions. No assurance can be given that future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of statements in the summary as applicable to transactions entered into or contemplated prior to the effective date of such changes.

      EACH PARAGON STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE MERGER, THE ACQUISITION, OWNERSHIP AND SALE OF THE CAMDEN COMMON SHARES AND OF CAMDEN'S ELECTION TO BE TAXED AS A REIT,

INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER, SUCH ACQUISITION, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAX CONSIDERATIONS RELATING TO THE MERGER

      The Merger is intended to be a reorganization under Section 368(a) of the Code, and the federal income tax consequences summarized below are based on the assumption that the Merger will qualify as a reorganization. If the Merger qualifies as a reorganization under Section 368(a) of the Code, a Paragon stockholder who receives solely Camden Common Shares in exchange for his shares of Paragon Common Stock will not recognize any gain or loss on the exchange (but all Camden shareholders and Paragon stockholders will recognize income in the amount of any Pre-Merger Dividends (as defined below) made to them. See "--Pre-Merger Dividends" below.) If a Paragon stockholder receives Camden Common Shares and cash in lieu of a fractional Camden Common Share, the Paragon stockholder will recognize taxable gain or loss solely with respect to such cash in an amount equal to the difference between such cash amount and the tax basis allocated to such Paragon stockholder's fractional share interest. Such gain or loss generally will constitute capital gain or loss if the stockholder's Paragon Common Stock was held as a capital asset. A Paragon stockholder will have an aggregate tax basis in his Camden Common Shares received in the Merger equal to his aggregate tax basis in the shares of Paragon Common Stock (reduced by the amount of any tax basis allocable to a fractional share interest for which cash is received) exchanged therefor. A Paragon stockholder's holding period for Camden Common Shares received in the Merger will include his holding period for the shares of Paragon Common Stock exchanged therefor, if such shares are held as a capital asset by the Paragon stockholder upon the Effective Time of the Merger. No gain or loss should be recognized by Camden, Sub or Paragon as a result of the Merger. Hogan & Hartson L.L.P. ("Hogan & Hartson") and Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. ("Liddell Sapp") have delivered opinions to Paragon and Camden, respectively, that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code, based on certain factual assumptions and representations made by Paragon, Camden, and certain Paragon shareholders. Of particular importance are certain assumptions and representations relating to the "continuity of interest" requirement discussed below.

CONTINUITY OF INTEREST ASSUMPTION

      To qualify as a reorganization, among other requirements, the Merger must satisfy a "continuity of interest" test, under which the historic Paragon stockholders must continue to retain a meaningful ownership interest in Camden after the Merger. Generally, this test will be considered satisfied if historical Paragon stockholders exchange at least 50% of the Paragon Common Stock for Camden Common Shares in the Merger and the Paragon stockholders do not at the time of the Merger plan to dispose of those Camden Common Shares. Management of Camden and Paragon have represented that they are not aware of any plan on the part of the Paragon stockholders that would cause this test not to be satisfied. Based upon these representations, each of Hogan & Hartson and Liddell Sapp have assumed, for purposes of their opinions, that the continuity of interest requirement will be satisfied.

PRE-MERGER DIVIDENDS

      The Agreement provides that Paragon shall distribute to its stockholders immediately prior to the Merger the minimum amount necessary for Paragon to satisfy the REIT distribution requirements under Section 857(a) of the Code for Paragon's short taxable year ending with the Merger. The Agreement also provides that, should such distribution by Paragon occur, Camden shall distribute to its shareholders an amount per share equal to (i) the amount per share of any such pre-Merger dividend paid by Paragon divided by (ii) the Exchange Ratio. Any such distributions of Paragon and Camden are referred to herein as "Pre-Merger Dividends." Except as provided below with respect to Pre-Merger Dividends (if any) designated as capital gain dividends, (i) any Pre-Merger Dividends made to Paragon's taxable U.S. shareholders out of Paragon's current or accumulated earnings and profits would be taken into account by such U.S. shareholders as ordinary income and would not be eligible for the dividends received deduction generally available for corporations and (ii) any Pre-Merger Dividends made to Camden's taxable U.S. shareholders out of Camden's current or accumulated earnings and profits would be taken into account by such U.S. shareholders as ordinary income and would not be eligible for the dividends received deduction generally available for corporations. Any Pre-Merger Dividends in excess of current and accumulated earnings and profits of Paragon (in the case of any Paragon Pre-Merger Dividends) or Camden (in the case of any Camden Pre-Merger Dividends) would not be taxable to the shareholder to the extent that such distribution does not exceed the adjusted basis of the shareholder's shares with respect to which the distribution is made, but rather would reduce the adjusted basis of such shares. To the extent that any such Pre-Merger Dividend in excess of earnings and profits exceeds the adjusted basis of the shareholder's shares, such distribution would be included in the shareholder's income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shareholder holds the stock as a capital asset at the time of the Merger. Any Pre-Merger Dividends designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the payor's actual net capital gain for the taxable year), provided that corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

TAXATION OF CAMDEN

      Each of Camden and Paragon currently has in effect an election to be taxed as a REIT under Sections 856 through 860 of the Code. Each of Camden and Paragon believes that it has, since its inception, been organized and operated in such a manner so as to qualify for taxation as a REIT under the Code. Camden's continued qualification as a REIT after the Merger will depend in part upon Paragon's qualification as a REIT immediately prior to the Merger. In this regard, as a condition to the Merger, Camden will obtain an opinion from counsel to Paragon that Paragon, commencing with its taxable year ended December 31, 1994 through its short taxable year ending on the Effective Time of the Merger, was organized and has operated in conformity with the requirements for qualification and taxation as a REIT. Furthermore, counsel to Camden will deliver an opinion to each of Camden and Paragon that commencing with Camden's taxable year ended December 31, 1993, Camden was organized and has operated in conformity with the requirements for qualification and taxation as a REIT, and that the consummation of the Merger will not result in the failure of Camden to continue to qualify as a REIT. Camden intends to continue to operate in a manner so as to qualify as a REIT following the Effective Time of the Merger, but no assurance can be given that Camden will qualify or remain qualified as a REIT. As a result of the Merger, Paragon's separate existence will cease as of the Effective Time of the Merger. Accordingly, the following discussion summarizes only the taxation of Camden. Prior to the Effective Time of the Merger, the taxation of Paragon as a REIT is similar to that described herein with respect to Camden.

      The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

      So long as Camden continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, Camden will be subject to federal income tax in the following circumstances. First, Camden will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, Camden may be subject to the "alternative minimum tax" on items of tax preference, if any. Third, if Camden has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Camden has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Camden should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% gross income test. Sixth, if Camden should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Camden acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the acquiror's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the acquiror recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by Camden or Paragon over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable. The results described above with respect to the recognition of "built-in- gain" assume that Camden will make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

      The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year which has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to
(iv), inclusive, must be met during the entire taxable year and that condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

      The Camden Declaration of Trust and the Paragon Articles contain restrictions regarding the transfer of Camden Common Shares and Paragon Common Stock that are intended to assist Camden and Paragon in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. Such transfer restrictions are described in "COMPARATIVE RIGHTS OF SHAREHOLDERS -- REIT Qualification Provisions."

      Both Camden and Paragon currently have wholly-owned corporate subsidiaries (the "Corporate Subsidiaries"). Upon consummation of the Merger, Paragon will be merged into a direct corporate subsidiary of Camden and the Paragon Corporate Subsidiaries in existence at the Effective Date of the Merger will become indirect Corporate Subsidiaries of Camden. Camden may form or acquire additional Corporate Subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. The IRS has ruled in a number of private letter rulings that subsidiaries acquired by a REIT as a result of a merger will be treated as "qualified REIT subsidiaries" even though the REIT has not held all of the capital stock of such subsidiary at all times during the period such corporation was in existence. Accordingly, the Corporate Subsidiaries of Paragon should constitute "qualified REIT subsidiaries" of Camden following the Merger so long as Camden continues to hold 100% of the stock of such Corporate Subsidiaries, either directly or through Sub. Furthermore, the Service has ruled privately that if a corporation merges into a "qualified REIT subsidiary," such merger will not affect the status of the "qualified REIT subsidiary." Accordingly, Sub should continue to constitute a "qualified REIT subsidiary" following the Merger. In applying the income and asset tests described below, any Corporate Subsidiaries of Camden that are "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such Corporate Subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of Camden. Because each of the current Corporate Subsidiaries will continue to be a "qualified REIT subsidiary" of Camden after the Merger, no such Corporate Subsidiary will be subject to federal corporate income taxation, although it may be subject to state and local taxation.

      In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership (based on the REIT's capital interest in the partnership) and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. Paragon GP Holdings, a Corporate Subsidiary of

Paragon, holds a 1.0% general partner interest in Paragon Operating Partnership (the "GP Interest") and Paragon LP Holdings, which is also a Corporate Subsidiary of Paragon, holds a 79.1% limited partner interest in Paragon Operating Partnership (the "LP Interest"). The ownership of the GP Interest and LP Interest by Corporate Subsidiaries of Paragon results in Paragon's proportionate share of the assets, liabilities and items of income of Paragon Operating Partnership being treated as assets, liabilities and items of income of Paragon for purposes of the asset and income tests described below. Following the Merger, Paragon GP Holdings and Paragon LP Holdings will become Camden Corporate Subsidiaries, hence, Camden's proportionate share of the assets, liabilities and items of income of Paragon Operating Partnership attributable to the GP Interest and LP Interest will be treated as assets, liabilities and items of income of Camden for purposes of applying the asset and income tests described below.

      INCOME TESTS. In order for Camden to qualify and to maintain its qualification as a REIT, three requirements relating to gross income must be satisfied annually. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more than 30% of its gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property and
(iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property).

      The rent received by Camden from its tenants ("Rent") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant of Camden will not qualify as "rents from real property" in satisfying the gross income tests if Camden, or a direct or indirect owner of 10% or more of Camden, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," Camden generally must not operate or manage its properties or furnish or render services to the tenants of such properties, other than through an "independent contractor" who is adequately compensated and from whom Camden derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Camden are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

      Camden does not charge, and Camden will not charge after the Merger, Rent for any portion of any property that is based, in whole or in part, on the gross income or profits of any person. Paragon does not charge Rent for any portion of any commercial property that is based, in whole or in part, on the net income or profits of any person except by reason of being based on a fixed percentage or percentages of receipts of sales, as described above. Camden intends to dispose completely of Paragon's commercial properties and will restrict its rental activities to apartment properties for which it will not charge Rent for any portion that is based, in whole or in part, on the income or profits of any person. In addition, Camden has not received and Camden does not anticipate receiving after the Merger any Rent from a Related Party Tenant. Also, the Rent attributable to personal property leased in connection with any lease (a "Lease") of real property by Camden does not exceed, and such Rent charged by Camden after the Merger will not exceed, 15% of the total Rent received under the Lease. Finally, Camden does not operate or manage its properties or furnish or render services (other than services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant") to the tenants of its properties other than through an "independent contractor" who is adequately compensated and from whom Camden derives no revenue.

      If any portion of the Rent does not qualify as "rents from real property" because the Rent attributable to personal property leased in connection with any Lease of real property exceeds 15% of the total Rent received under the Lease for a taxable year, the portion of the Rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the Rent attributable to personal property, plus any other income received by Camden during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of its gross income during such year, Camden likely would lose its REIT status. If, however, any portion of the Rent received under a Lease does not qualify as "rents from real property" because either (i) the Rent is considered based on the income or profits of any person or (ii) the tenant is a Related Party Tenant, none of the Rent received by Camden under such Lease would qualify as "rents from real property." In that case, if the Rent received by Camden under such Lease, plus any other income received by it during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of its gross income for such year, Camden likely would lose its REIT status. Finally, if any portion of the Rent does not qualify as "rents from real property" because Camden furnishes noncustomary services with respect to a property other than through a qualifying independent contractor, none of the Rent received by it with respect to the such property would qualify as "rents from real property." In that case, if the Rent received by Camden with respect to such property, plus any other income received by it during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of its gross income for such year, Camden would lose its REIT status.

      From time to time, Camden has entered into hedging transactions with respect to one or more of its assets or liabilities, and Camden may continue to enter into such hedging transactions following consummation of the Merger. Such transactions include or may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts and options. To the extent that Camden has entered or enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that Camden hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. Camden has structured, and Camden intends to structure in the future, any hedging transactions in a manner that will not jeopardize its status as a REIT.

      If Camden fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect, Camden attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Camden would be entitled to the benefit of those relief provisions. As discussed above in "FEDERAL INCOME TAX CONSIDERATIONS -- Taxation of Camden" even if those relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which Camden fails the 75% and 95% gross income tests. No such relief is available for violations of the 30% income test.

      ASSET TESTS. Camden, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of its total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where it raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following its receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the value of the associated real property and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property and an option to acquire real property (or a leasehold of real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by Camden may not exceed 5% of the value of its total assets and Camden may not own more than 10% of any one issuer's outstanding voting securities (except for the interest of Camden in any qualified REIT subsidiary).

      If Camden should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and
(ii) the discrepancy between the value of its assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, Camden still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

      DISTRIBUTION REQUIREMENTS. Camden, in order to qualify as a REIT, is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Camden timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Camden does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if Camden should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

      Under certain circumstances, Camden may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Although Camden may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

      RECORDKEEPING REQUIREMENTS. Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, Camden must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares.

FAILURE TO QUALIFY

      If Camden fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Camden fails to qualify will not be deductible nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Camden also will be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to predict whether in all circumstances Camden would be entitled to such statutory relief.

PARAGON OPERATING PARTNERSHIP

      CAMDEN'S ADJUSTED TAX BASIS IN PARAGON OPERATING PARTNERSHIP. Immediately after the Merger, Camden's adjusted tax basis in Paragon Operating Partnership (attributable to the GP Interest and the LP Interest held by Paragon GP Holdings and Paragon LP Holdings, respectively) will equal Paragon's adjusted tax basis in Paragon Operating Partnership immediately prior to the Merger (attributable to the GP Interest and the LP Interest held by Paragon GP Holdings and Paragon LP Holdings), and thereafter, shall be (i) increased by (a) the amount of any additional capital contributions made by Camden or any of its Corporate Subsidiaries to Paragon Operating Partnership, (b) Camden's allocable share of Paragon Operating Partnership's income (attributable to the ownership of the GP Interest and the LP Interest by Camden Corporate Subsidiaries), if any, and (c) any further increases in Camden's allocable share of the liabilities of Paragon Operating Partnership (attributable to the ownership of the GP Interest and the LP Interest by Camden Corporate Subsidiaries) and (ii) decreased, but not below zero, by (a) Camden's allocable share of losses (attributable to the ownership of the GP Interest and the LP Interest by Camden Corporate Subsidiaries) suffered by Paragon Operating Partnership, (b) the amount of cash and property distributed by Paragon Operating Partnership to Camden or its Corporate Subsidiaries and (c) any decreases in Camden's share of liabilities of Paragon Operating Partnership (attributable to the ownership of the GP Interest and the LP Interest by Camden Corporate Subsidiaries).

      ENTITY CLASSIFICATION. Paragon's (and following the Merger, Camden's) interest in Paragon Operating Partnership involves special tax considerations, including the possibility of a challenge by the Service of the status of Paragon Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If Paragon Operating Partnership were treated as an association, it would be taxable as a corporation, and therefore, subject to an entity- level tax on its income. In such a situation, the treatment of Paragon Operating Partnership's assets and items of gross income would change, which would preclude Paragon and/or Camden from satisfying the asset and income tests required to be satisfied to qualify as a REIT. In addition, any change in Paragon Operating Partnership's status for tax purposes might be treated as a taxable event in which case Paragon and/or Camden might incur a tax liability without any related cash distributions. For periods prior to January 1, 1997, an organization formed as a partnership will be treated as a corporation for federal income tax purposes if it has more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation. These four characteristics are (i) continuity of life, (ii) centralization of management,
(iii) limited liability and (iv) free transferability of interests.

      Recently, the Service promulgated regulations regarding the classification of organizations for federal tax purposes (the "Check the Box Regulations"). The Check the Box Regulations are effective as of January 1, 1997, and generally replace the four factor test described above. Under the Check the Box Regulations, an entity which has at least two members and which is not a "corporation" may elect to be taxed as a partnership. Under the Check the Box Regulations, the term "corporation" is generally defined to include (i) business entities organized under a federal or state statute, if the statute describes such entities as incorporated or as corporations; (ii) associations taxable as corporations (as determined under Section 301.7701-3 of the Treasury Regulations); (iii) business entities organized under a state statute which describes the entity as a joint-stock company or joint-stock association; (iv) insurance companies; (v) certain state-chartered business entities conducting banking activities; (vi) certain business entities owned by a state or a political subdivision thereof; (vii) business entities taxable as a corporation under a provision of the Internal Revenue Code other than Section 7701(a)(3); and (viii) certain foreign entities. Under the Check the Box Regulations, unless an entity elects otherwise, an entity that has more than two members and is not a corporation, as described above, will be a partnership.

      The Check the Box Regulations also provide transition rules for existing entities. Under the Check the Box Regulations, the Service will not challenge the prior classification of an existing entity for periods prior to January 1, 1997, if (i) the entity has a reasonable basis (within the meaning of Section 6662 of the Code) for its claimed classification; (ii) the entity and all members of the entity recognize the federal tax consequences of any change in the entity's classification within the 60 months prior to January 1, 1997; and
(iii) neither the entity nor any member had been notified in writing on or before May 8, 1996, that the classification of the entity was under examination by the Service. Paragon Operating Partnership is subject to these transition rules.

      If the Service were to allege that Paragon Operating Partnership is a "publicly traded partnership" under Section 7704 of the Code, and if such a challenge were successful, Paragon Operating Partnership would be subject to tax as a corporation under the Code unless certain conditions relating to the nature of its income were satisfied. A partnership is a publicly traded partnership if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." Section 7704 of the Code does not define the phrase "readily tradable on a secondary market (or the substantial equivalent thereof)." In November 1995, the Service issued final Treasury Regulations under
Section 7704 pertaining to this definition. The final regulations are generally effective for taxable years beginning after December 31, 1995. Under transitional rules, however, partnerships that were actively engaged in an activity before December 4, 1995, apply the final regulations in taxable years beginning after December 31, 2005, unless the partnership adds a "substantial new line of business" after December 4, 1995, in which case the final regulations become effective for the taxable year in which the partnership adds the new line of business. During the transition period, eligible partnerships may continue to rely upon Notice 88-75, which addresses the issue of when partnership interests are "readily tradable on a secondary market or the substantial equivalent thereof." Because Paragon Operating Partnership was actively engaged in an activity before December 4, 1995, provisions of Notice 88-75 shall apply in determining whether or not Paragon Operating Partnership is a publicly traded partnership, and thereby potentially subject to tax as a corporation under the Code. In Notice 88-75, the Service stated that (i) a secondary market is generally indicated by the existence of a person ready to make a market in the interest, and (ii) an interest is "readily tradable" if the interest is regularly quoted by persons such as brokers and dealers who are making a market in the partnership interest. The Notice further provides that a "substantial equivalent" of a secondary market exists if there is not an identifiable market maker, but either (i) the holder of an interest has a readily available, regular, and ongoing opportunity to sell or exchange such interest through a public means of obtaining or providing information of offers to buy, sell or exchange interests, or (ii) buyers and sellers have the opportunity to buy, sell or exchange interests in a time frame and with the regularity and continuity that the existence of a market maker would provide. The final regulations shall not apply to Paragon Operating Partnership until the taxable years beginning after December 31, 2005, unless it adds a "substantial new line of business" before December 31, 2005.

      Even if Paragon Operating Partnership were deemed to be a publicly traded partnership, depending upon circumstances at the time, it still could avoid taxation as a corporation under Section 7704 of the Code, based upon the nature of its income.

A publicly traded corporation is not taxed as a corporation if at least 90% of its gross income for each taxable year consists of certain passive-type income, including interest, dividends, real property rents, and gains from the sale or other disposition of real property. Paragon Operating Partnership expects that its income will continue to consist predominantly of these types of income.

      Paragon's counsel has rendered an opinion that based on provisions of Paragon Operating Partnership Agreement and the facts, representations and assumptions set forth in such opinion, Paragon Operating Partnership will be treated as a partnership for federal income tax purposes.

      ALLOCATIONS WITH RESPECT TO CONTRIBUTED OR REVALUED PROPERTY. Pursuant to
Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that for federal tax purposes the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury Regulations promulgated under Section 704 of the Code, similar rules apply when a partnership elects to "revalue" its assets in certain situations, such as when a contribution of property is made to a partnership by a new partner.

      The Paragon Operating Partnership Agreement requires that income, gain, loss and deduction attributable to contributed property with a Book-Tax Difference must be allocated such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution in a manner consistent with Section 704(c) of the Code. The Paragon Operating Partnership Agreement contains a similar provision for Book-Tax Differences arising from a revaluation of partnership assets. The Paragon Operating Partnership Agreement also provides that with regard to properties contributed to Paragon Operating Partnership and held by Paragon Operating Partnership at the Effective Time, the "traditional method" as set forth in Treasury Regulation Section 1.704-3(b) shall be utilized to eliminate Book-Tax Differences.

      Based on the foregoing, in general, if any asset contributed to or revalued by Paragon Operating Partnership is determined to have a fair market value which is greater than its adjusted tax basis, certain partners of Paragon Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes by Paragon Operating Partnership and increased taxable income and gain on sale. Such allocations will tend to eliminate the Book-Tax Difference over the life of Paragon Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, Camden (through the LP Interest and GP Interest held by Camden's Corporate Subsidiaries) may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets by Paragon Operating Partnership and such amounts may be in excess of the economic or book income allocated to it as result of such sale. This may cause Camden to recognize taxable income in excess of cash proceeds, which might adversely affect Camden's ability to comply with the distribution requirements for REITs.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

      As long as Camden qualifies as a REIT, distributions made to taxable U.S. Shareholders (as hereinafter defined) out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. Shareholder" means a holder of Camden Common Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the payor's actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held his shares. However, corporate U.S. Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Shareholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if such shares have been held for one year or less), assuming that such shares are capital assets in the hands of the U.S. Shareholder. In addition, any distribution declared by Camden in October, November or December of any year and payable to a U.S. Shareholder of record on a specified date in any such month shall be treated as both paid by the payor and received by the U.S. Shareholder on December 31 of such year, provided that the distribution is actually paid by the payor during January of the following calendar year.

      U.S. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Camden. Instead, such losses would be carried over by Camden for potential offset against its future income (subject to certain limitations). Taxable distributions from Camden and gain from the disposition of Camden Common Shares will not be treated as passive activity income and, therefore, U.S. Shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from Camden generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Camden Common Shares (distributions treated as such), however, will be treated as investment income only if the U.S. Shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. Camden will notify shareholders after the close of Camden's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

TAXATION OF U.S. SHAREHOLDERS ON THE DISPOSITION OF COMMON STOCK

      In general, any gain or loss realized upon a taxable disposition of shares of Camden Common Shares by a U.S. Shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the shares have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange by a U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from Camden required to be treated by such U.S. Shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of Camden Common Shares may be disallowed if other shares of the same common shares are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

      A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%, and the tax rate on net capital gains applicable to individuals is 28%. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

      Camden will report to its U.S. Shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Shareholder who does not provide Camden with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's income tax liability. In addition, Camden may be required to withhold a portion of capital gain distributions to any U.S. Shareholders who fail to certify their nonforeign status to Camden. The Service issued proposed regulations in April 1996 regarding the backup withholding rules as applied to Non-U.S. Shareholders (as hereinafter defined). Those proposed regulations would alter the current system of backup withholding compliance. See " -- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by Camden to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of Camden Common Shares or Paragon Common Stock with debt, a portion of its income from distributions on such shares will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from Camden as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Camden Common Shares is required to treat a percentage of the dividends on its Camden Common Shares as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by Camden from an unrelated trade or business (determined as if Camden were a pension trust) divided by the gross income of Camden for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Camden Common Shares only if (i) the UBTI Percentage is at least 5%, (ii) Camden or Paragon, as the case may be, qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of Camden or Paragon, as the case may be, in proportion to their actuarial interests in the pension trust and
(iii) either (A) one pension trust owns more than 25% of the value of Camden's Common Shares or (B) a group of pension trusts individually holding more than 10% of the value of Camden's shares collectively owns more than 50% of the value of Camden's shares.

TAXATION OF NON-U.S. SHAREHOLDERS

      The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders of Camden Common Shares (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN CAMDEN COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

      Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges of United States real property interests and are not designated by the payor as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of the payor's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in Camden Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a corporate Non-U.S. Shareholder). Camden expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with Camden or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with Camden claiming that the distribution is effectively connected income. The Service issued proposed regulations in April 1996 that would modify the manner in which Camden complies with the withholding requirements.

      Distributions in excess of current and accumulated earnings and profits of Camden will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Camden Common Shares but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Camden Common Shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Camden Common Shares as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of the payor's current and accumulated earnings and profits.

      In August 1996, the President signed into law the Small Business Job Protection Act of 1996, which requires Camden to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. That statute is effective for distributions made after August 20, 1996. Consequently, to the extent that Camden otherwise would not have withheld tax at a rate greater than 10% on any distribution (or portion thereof), such distribution (or portion thereof) will be subject to withholding at a rate of 10%.

      For any year in which Camden qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a corporate United States Shareholder not entitled to treaty relief or exemption. The payor is required to withhold 35% of any distribution that is designated by it as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

      Gain recognized by a Non-U.S. Shareholder upon a sale of his Camden Common Shares generally will not be taxed under FIRPTA if Camden is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Camden is currently a "domestically-controlled REIT" and, therefore, the sale of Camden Common Shares will not be subject to taxation under FIRPTA. However, no assurance can be given that Camden will continue to be a "domestically-controlled REIT." Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in Camden Common Shares or Paragon Common Stock is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Camden Common Shares or Paragon Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of corporate Non-U.S. Shareholders).

OTHER TAX CONSEQUENCES

      Camden, Paragon Operating Partnership, the Camden Corporate Subsidiaries or Camden shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of Camden and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PARAGON STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN CAMDEN.

                                      EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Camden's annual report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements and related financial statement schedule of Paragon included in its annual report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   LEGAL OPINIONS

      The legality of the Camden Common Shares to be issued in the Merger will be passed on for Camden by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas.

      Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas, counsel to Camden, and Hogan & Hartson L.L.P., Washington D.C., counsel to Paragon, will deliver opinions to Camden and Paragon, respectively, concerning federal income tax consequences of the Merger. See "THE MERGER -- Material Federal Income Tax Consequences." Also, Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. will deliver an opinion to each of Camden and Paragon that, commencing with its taxable year ended December 31, 1993, Camden was organized and has operated in conformity with the requirements for qualification and taxation as a REIT, and Hogan & Hartson L.L.P. will deliver an opinion to Camden that, commencing with its taxable year ended December 31, 1994, Paragon was organized and has operated in conformity with the requirements for qualification and taxation as a REIT and regarding Paragon Operating Partnership's taxation as a partnership prior to the Merger.

                               SHAREHOLDER PROPOSALS

      Any proposals by Camden shareholders to be presented at Camden's 1997 Annual Meeting of Shareholders must have been received by Camden no later than November 29, 1996 in order to be included in Camden's proxy materials relating to the meeting. Any proposals by Paragon stockholders to be presented at Paragon's 1997 Annual Meeting of Stockholders, assuming that the Merger is not consummated by June 30, 1997, must be received by Paragon between February 5, 1997 and March 7, 1997 pursuant to Paragon's Bylaws in order to be included in Paragon's proxy materials relating to the meeting.

                                   OTHER MATTERS

      The Camden Board does not intend to bring any matter before the Camden Special Meeting other than as specifically set forth in the Notice of Special Meeting of Shareholders, nor does it know of any matter to be brought before the Camden Special Meeting by others. If, however, any other matters properly come before the Special Meeting, it is the intention of the proxyholders to vote such proxy in accordance with the decision of a majority of the Camden Board.

      The Paragon Board does not intend to bring any matter before the Paragon Special Meeting other than as specifically set forth in the Notice of Special Meeting of Stockholders, nor does it know of any matter to be brought before the Paragon Special Meeting by others. If, however, any other matters properly come before the Paragon Special Meeting, it is the intention of the proxyholders to vote such proxy in accordance with the decision of a majority of the Paragon Board.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                         Dated as of December 16, 1996,

                                      Among

                              CAMDEN PROPERTY TRUST

                             CAMDEN SUBSIDIARY, INC.

                                       And

                               PARAGON GROUP, INC.

ARTICLE I THE MERGER...........................................................2
   SECTION 1.1  The Merger.....................................................2
   SECTION 1.2  Closing........................................................2
   SECTION 1.3  Effective Time.................................................2
   SECTION 1.4  Amendment of Operating
     Partnership Agreement.....................................................2
   SECTION 1.5  Effects of the Merger..........................................2
   SECTION 1.6  Articles of Incorporation
     and Bylaws................................................................3
   SECTION 1.7  Trust Managers.................................................3
   SECTION 1.8  Officers.......................................................3
   SECTION 1.9  Purchase of Common Stock
     by the Operating Partnership..............................................3

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES...........................3
  SECTION 2.1  Effect on Capital Stock.........................................3
    (a)    Cancellation of Treasury Stock......................................3
    (b)    Conversion of Common Stock .........................................3
    (c)    Shares of Camden Common Stock.......................................4
  SECTION 2.2  Exchange of Certificates........................................4
    (a)    Exchange Agent......................................................4
    (b)    Camden To Provide Merger Consideration..............................4
    (c)    Exchange Procedure .................................................4
    (d)    Record Dates for Final Dividends;
           Distributions with Respect to
               Unexchanged Shares..............................................4
    (e)    No Further Ownership Rights
               in Common Stock.................................................5
    (f)    No Liability........................................................5
    (g)    No Fractional Shares ...............................................5

ARTICLE III REPRESENTATIONS AND WARRANTIES.....................................6
  SECTION 3.1  Representations and Warranties
               of the Company..................................................6
    (a)    Organization, Standing and Corporate
               Power of the Company............................................6
    (b)    Company Subsidiaries ...............................................6
    (c)    Capital Structure ..................................................7
    (d)    Authority; Noncontravention; Consents ..............................7
    (e)    SEC Documents; Financial Statements;
               Undisclosed Liabilities.........................................8
    (f)    Absence of Certain Changes or Events ...............................9
    (g)    Litigation .........................................................9
    (h)    Properties .........................................................9
    (i)    Environmental Matters .............................................10
    (j)    Related Party Transactions ........................................10
    (k)    Absence of Changes in Benefit Plans;
               ERISA Compliance ..............................................11
    (l)    Taxes .............................................................11
    (m)    No Payments to Employees, Officers
               or Directors ..................................................12
    (n)    Brokers; Schedule of Fees and Expenses ............................12
    (o)    Compliance with Laws ..............................................12
    (p)    Contracts; Debt Instruments .......................................12
    (q)    Opinion of Financial Advisor ......................................13
    (r)    State Takeover Statutes ...........................................13
    (s)    Registration Statement ............................................13
    (t)    Investment Company Act of 1940 ....................................13
    (u)    Vote Required .....................................................13
  SECTION 3.2  Representations and Warranties
               of Camden......................................................13
    (a)    Organization, Standing and Corporate
               Power of Camden and Camden Sub ................................13
    (b)    Camden Subsidiaries ...............................................14

                                       (i)

    (c)    Capital Structure .................................................14
    (d)    Authority; Noncontravention; Consents .............................14
    (e)    SEC Documents; Financial Statements; Undisclosed Liabilities ......15
    (f)    Absence of Certain Changes or Events ..............................16
    (g)    Litigation ........................................................16
    (h)    Properties ........................................................16
    (i)    Environmental Matters .............................................17
    (j)    Related Party Transactions ........................................17
    (k)    Absence of Changes in Benefit Plans; ERISA Compliance .............18
    (l)    Taxes .............................................................18
    (m)    No Payments to Employees, Officers or Directors ...................19
    (n)    Brokers; Schedule of Fees and Expenses ............................19
    (o)    Compliance with Laws ..............................................19
    (p)    Contracts; Debt Instruments .......................................19
    (q)    Interim Operations of Sub .........................................19
    (r)    Opinion of Financial Advisor ......................................19
    (s)    State Takeover Statutes ...........................................20
    (t)    Registration Statement ............................................20
    (u)    Vote Required .....................................................20
    (v)    Investment Company Act of 1940 ....................................20

ARTICLE IV COVENANTS..........................................................20
  SECTION 4.1 Conduct of Business by the Company..............................20
  SECTION 4.2 Conduct of Business by Camden...................................22
  SECTION 4.3 Other Actions...................................................23

ARTICLE V ADDITIONAL COVENANTS................................................24
  SECTION 5.1 Preparation of the Registration Statement
                and the Proxy Statement; Shareholders
                Meeting and Camden Shareholders Meeting.......................24
  SECTION 5.2 Access to Information; Confidentiality..........................25
  SECTION 5.3 Commercially Reasonable Efforts; Notification...................25
  SECTION 5.4 Affiliates......................................................26
  SECTION 5.5 Tax Treatment...................................................26
  SECTION 5.6 Camden Board of Trust Managers..................................26
  SECTION 5.7 No Solicitation of Transactions by the Company..................26
  SECTION 5.8 Public Announcements............................................26
  SECTION 5.9 Listing.........................................................27
  SECTION 5.10  Letters of Accountants........................................27
  SECTION 5.11  Transfer and Gains Taxes......................................27
  SECTION 5.12  Benefit Plans and Other Employee Arrangements.................27
    (a)    Benefit Plans .....................................................27
    (b)    Stock Incentive Plan ..............................................27
    (c)    Severance Program .................................................28
    (d)    Cooperation .......................................................28
  SECTION 5.13  Indemnification; Directors' and Officers' Insurance...........28
  SECTION 5.14  REIT Qualification of Paradim.................................29
  SECTION 5.15  Termination of Certain Employment Agreements..................29

ARTICLE VI CONDITIONS PRECEDENT...............................................29
  SECTION 6.1  Conditions to Each Party's Obligation To Effect the Merger.....29
    (a)    Shareholder Approvals .............................................29
    (b)    HSR Act ...........................................................30

                                       (ii)

    (c)    Listing of Shares .................................................30
    (d)    Registration Statement ............................................30
    (e)    No Injunctions or Restraints ......................................30
    (f)    Blue Sky Laws .....................................................30
    (g)    Related Transactions ..............................................30
    (h)    Certain Actions and Consents ......................................30
  SECTION 6.2  Conditions to Obligations of Camden and Camden Sub.............30
    (a)    Representations and Warranties ....................................30
    (b)    Performance of Obligations of the Company  ........................30
    (c)    Material Adverse Change ...........................................30
    (d)    Opinions Relating to REIT and Partnership Status ..................31
    (e)    Other Tax Opinion .................................................31
    (f)    Consents ..........................................................31
  SECTION 6.3 Conditions to Obligations of the Company........................31
     (a)    Representations and Warranties ...................................31
     (b)    Performance of Obligations of Camden .............................31
     (c)    Material Adverse Change ..........................................31
     (d)    Opinion Relating to REIT Status ..................................31
     (e)    Other Tax Opinion ................................................32
     (f)    Consents .........................................................32
     (g)    The Investment Company Act Opinion ...............................32

ARTICLE VII BOARD ACTIONS.....................................................32
  SECTION 7.1 Board Actions...................................................32

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER...............................33
  SECTION 8.1 Termination.....................................................33
  SECTION 8.2 Expenses........................................................34
  SECTION 8.3 Effect of Termination...........................................35
  SECTION 8.4 Amendment.......................................................36
  SECTION 8.5 Extension; Waiver...............................................36

ARTICLE IX GENERAL PROVISIONS.................................................36
  SECTION 9.1 Nonsurvival of Representations and Warranties...................36
  SECTION 9.2 Notices.........................................................36
  SECTION 9.3 Certain Definitions.............................................37
  SECTION 9.4 Interpretation..................................................38
  SECTION 9.5 Counterparts....................................................38
  SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries..................38
  SECTION 9.7 GOVERNING LAW...................................................38
  SECTION 9.8 Assignment......................................................38
  SECTION 9.9 Enforcement.....................................................39
  SECTION 9.10 Severability...................................................39
EXHIBITS:
A       Form of Amended and Restated Operating Partnership Agreement
B       Form of Affiliates Letter
C       Terms of Severance
D       Form of Registration Rights Agreement
E       Forms of Letters and Certificates Supporting Tax Opinion
F       Forms of Letters and Certificates Supporting Tax Opinion
G       Form of Lock Up Agreement

                                            (iii)

Annex A - Parties to Company Voting Agreement
Annex B - Parties to Camden Voting Agreement

Schedules:

Schedule 1.7       Trust Managers of Camden
Schedule 1.8       Officers of Surviving Corporation
Schedule 3.1(b)    Company Subsidiaries
Schedule 3.1(c)    Capital Structure
Schedule 3.1(d)    Authority; Noncontravention; Consents
Schedule 3.1(e)    SEC Documents; Financial Statements; Undisclosed Liabilities
Schedule 3.1(f)    Certain Changes or Events
Schedule 3.1(g)    Litigation
Schedule 3.1(h)    Company Properties
Schedule 3.1(j)    Company Related Party Transactions
Schedule 3.1(k)(i) Changes in Benefit Plans
Schedule 3.1(k)(ii)ERISA Compliance
Schedule 3.1(l)    Taxes
Schedule 3.1(m)    Payments to Employees, Officers and
                    Directors
Schedule 3.1(o)    Compliance with Laws (Exceptions)
Schedule 3.1(p)(i) Contracts
Schedule 3.1(p)(ii)Debt Instruments
Schedule 3.2(b)    Camden Subsidiaries
Schedule 3.2(c)    Camden Capital Structure
Schedule 3.2(d)    Authority; Noncontravention; Consents
Schedule 3.2(e)    Camden Liabilities
Schedule 3.2(f)    Certain Changes or Events
Schedule 3.2(g)    Litigation
Schedule 3.2(h)    Camden Properties
Schedule 3.2(j)    Camden Related Party Transactions
Schedule 3.2(k)(i) Changes in Benefit Plans
Schedule 3.2(k)(ii)ERISA Compliance
Schedule 3.2(l)    Taxes
Schedule 3.2(m)    Payments to Employees, Officers or Directors
Schedule 3.2(p)(i) Contracts
Schedule 3.2(p)(ii)Debt Instruments
Schedule 4.1       Conduct of Business by the Company (Exceptions to Covenants)
Schedule 4.2       Conduct of Business by Camden (Exceptions to Covenants)
Schedule 5.15      Termination of Employment
Schedule 8.2(b)    Competing Transactions (exceptions)
Schedule 9.3       Persons with "Knowledge" of the Company or Camden.

                                      (iv)

                   THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of December 16, 1996 is made and entered into between Camden Property Trust, a Texas real estate investment trust ("CAMDEN"), Camden Subsidiary, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Camden ("CAMDEN SUB"), and Paragon Group, Inc., a Maryland corporation (the "COMPANY").

                                    RECITALS

                   (a)Certain capitalized terms used herein shall have the meanings assigned to them in Section 9.3.

                   (b) The respective Boards of Directors of Camden, Camden Sub and the Company have approved the merger of the Company with and into Camden Sub, Camden's direct wholly-owned subsidiary, as set forth below (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "COMMON STOCK") will be converted into the right to receive the Merger Consideration (as defined below).

                   (c)Camden, Camden Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                   (d) For federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

                   (e)Concurrently with the execution of this Agreement and as an inducement to Camden to enter into this Agreement, each of the persons listed on ANNEX A has entered into a voting agreement (the "COMPANY VOTING AGREEMENT") pursuant to which such person has agreed, among other things, to vote its shares of Common Stock in favor of this Agreement, the Merger and any other matter which requires its vote in connection with the transactions contemplated by this Agreement, including the consent to certain amendments to the Operating Partnership Agreement (as defined in Section 1.4) and, as applicable, the consent to the Operating Partnership Transaction (as defined in Section 1.4).

                   (f)Concurrently with the execution of this Agreement and as an inducement to the Company to enter into this Agreement, each of the persons listed on ANNEX B has entered into a voting agreement (the "CAMDEN VOTING AGREEMENT") pursuant to which such person has agreed, among other things, to vote its common shares of beneficial interest, par value $.01, of Camden (the "CAMDEN COMMON STOCK"), in favor of this Agreement, the Merger and any other matter which requires its vote in connection with the transactions contemplated by this Agreement.

                   (g) Simultaneously with the execution of this Agreement, the Camden Management Company (as defined below) and TPMP (as defined below) have entered into a Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT") providing for the sale by TPMP of all of the issued and outstanding voting stock of the Residential Management Corporation (as defined below) owned by TPMP to an entity designated by Camden simultaneously with the completion of the other Transactions (as defined below).

                   (h) In connection with the Merger, the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "OPERATING PARTNERSHIP AGREEMENT") will be amended and restated in its entirety substantially in the form attached hereto as EXHIBIT A hereto, or if the required consents to the contemplated amendments to the Operating Partnership Agreement are not received, then at the option of the Company in its sole discretion, the Operating Partnership will be merged with and into either (i) a newly formed Delaware limited partnership (the "NEW PARTNERSHIP"), or (ii) Camden Sub.

                   (i) The transactions contemplated by this Agreement, the Company Voting Agreement, the Camden Voting Agreement, the Stock Purchase Agreement and the other agreements and documents contemplated hereby, including, without limitation, the Merger, shall be referred to collectively in this Agreement as the 'TRANSACTIONS."

                   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                   SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the corporation law of Delaware (the "CORPORATION LAW") and the Maryland General Corporation Law ("MGCL"), the Company shall be merged with and into Camden Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Camden Sub shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of the Company in accordance with the Corporation Law.

                   SECTION 1.2 CLOSING. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1 (the "CLOSING DATE"), at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C., unless another date or place is agreed to by the parties hereto.

                   SECTION 1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file a certificate of merger or other appropriate documents (the "CERTIFICATE OF MERGER") executed in accordance with the Corporation Law and articles of merger or other appropriate documents (the "ARTICLES OF MERGER") executed in accordance with the MGCL and shall make all other filings or recordings required under the Corporation Law or the MGCL. The Merger shall become effective upon the later of: (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of Maryland ("SDAT") in accordance with the MGCL and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time which Camden, Camden Sub and the Company have agreed upon and designated in such filings in accordance with applicable law (the time the Merger becomes effective being the "EFFECTIVE TIME"), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

                   SECTION 1.4 AMENDMENT OF OPERATING PARTNERSHIP AGREEMENT. In connection with the transactions contemplated by the Merger, the Operating Partnership Agreement shall be amended and restated in its entirety substantially in the form attached hereto as EXHIBIT A, effective as of the Effective Time; PROVIDED, HOWEVER, that in the event that the Required Partnership Vote is not received, then at the option of the Company in its sole discretion and assuming receipt of the necessary approvals set forth in Section 3.1(u), the Operating Partnership will be merged with and into either (i) the New Partnership, which will have a partnership agreement substantially in the form attached hereto as EXHIBIT A or (ii) Camden Sub (such transaction, if selected by the Company and submitted to the limited partners for approval being hereinafter referred to as the "OPERATING PARTNERSHIP TRANSACTION"). In the case of (i) above, each Unit (as defined in Section 3.1(c)) will be converted into units of partnership interest of the New Partnership based upon the Exchange Ratio (as defined in Section 2.1(b)), as though each Unit were a share of Common Stock and each unit of partnership interest in the New Partnership were a share of Camden Common Stock. In the case of (ii) above, Units shall be converted into shares of Camden Common Stock based upon the Exchange Ratio, as though each Unit were a share of Common Stock.

                   SECTION 1.5 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Corporation Law and the MGCL.

                   SECTION 1.6 ARTICLES OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Camden Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law. The Bylaws of Camden Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law. Prior to the Effective Time, Camden shall amend its Bylaws to the extent necessary to increase the size of the Board of Trust Managers as provided in
Section 5.6 and shall appoint William R. Cooper and Lewis A. Levey (or such other person or persons designated by the Company in the event either of the designated persons is unable or unwilling to serve) to fill such vacancies and serve in accordance with the Bylaws.

                   SECTION 1.7 TRUST MANAGERS. The Trust Managers of Camden immediately following the Effective Time shall be the persons named on SCHEDULE
1.7 attached hereto, each of whom shall serve in accordance with the Texas REIT Act and Camden's Bylaws. Such Trust Managers of Camden shall be appointed to the committees of the Camden Board of Trustees as indicated on SCHEDULE 1.7. Immediately following the Effective Time, Camden shall cause the size and composition of the Board of Directors of each of Camden Sub, GP Holdings and LP Holdings to be the same as Camden's Board of Trust Managers.

                   SECTION 1.8 OFFICERS. The officers of Camden Sub immediately following the Effective Time shall be the persons named on SCHEDULE 1.8 attached hereto, all of whom shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The parties shall cooperate to determine, prior to the filing of the Registration Statement, the full extent of the involvement of Paragon's senior management in the senior management of Camden following the Merger.

                   SECTION 1.9 PURCHASE OF COMMON STOCK BY THE OPERATING PARTNERSHIP. Immediately prior to the Effective Time, in satisfaction of certain obligations of Residential Management Corporation to the Operating Partnership, including outstanding indebtedness of Residential Management Corporation held by the Operating Partnership, Residential Management Corporation will sell to the Operating Partnership 79,500 shares of Common Stock owned by Residential Management Corporation.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                   SECTION 2.1 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or the holder of any shares of capital stock of Camden:

                   (a)CANCELLATION OF TREASURY STOCK. As of the Effective Time, any shares of capital stock of the Company that are owned by the Company or any Company Subsidiary (as defined below) (other than the 84,486 shares of Common Stock currently owned by the Residential Management Corporation, 79,500 of which will be purchased by the Operating Partnership pursuant to Section 1.9 hereof, all of which shares shall be treated in the manner described in Section 2.1(b) hereof) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

                   (b) CONVERSION OF COMMON STOCK. Upon the Effective Time, each issued and outstanding share of Common Stock (other than any shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive from Camden sixty-four one hundredths (.64) of a fully paid and nonassessable share of Camden Common Stock (the "EXCHANGE RATIO"); PROVIDED, HOWEVER, that the Exchange Ratio may be adjusted as set forth in Section 8.1(k) hereof. As of the Effective Time, all shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with Section 2.2(c), certificates representing the shares of Camden Common Stock required to be delivered under this Section 2.1(b) and any cash in lieu of fractional shares of Camden Common Stock to be issued or paid in consideration therefor upon surrender of such certificate (the "MERGER CONSIDERATION") as set forth in Section 2.2(g), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d), in each case without interest and less any required withholding taxes.

                   (c)SHARES OF CAMDEN COMMON STOCK. Upon the Effective Time, each share of Camden Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of validly issued, fully paid and nonassessable Camden Common Stock.

                   SECTION 2.2      EXCHANGE OF CERTIFICATES.

                   (a)EXCHANGE AGENT. Prior to the Effective Time, Camden Sub shall appoint American Stock Transfer & Trust Company or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the "EXCHANGE AGENT") for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding Common Stock.

                   (b) CAMDEN TO PROVIDE MERGER CONSIDERATION. Camden Sub shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of Common Stock, shares of Camden Common Stock issuable (the "EXCHANGE FUND") in exchange for the issued and outstanding shares of Common Stock pursuant to Section 2.1. The Company shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of Common Stock, cash payable in respect of dividends pursuant to Section 2.2(d)(i).

                   (c)EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to
Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Camden Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Camden Sub, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1 and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of Camden Sub that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(d). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 2.2(d) or Section 2.2(g).

                   (d) RECORD DATES FOR FINAL DIVIDENDS; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.

                        (i) To the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of the Company ending at the Effective Time, the Company shall declare a dividend (the "FINAL COMPANY DIVIDEND") to holders of Common Stock, the record date for which shall be close of business on the last business day prior to the Effective Time, in an amount equal to the minimum dividend sufficient to permit the Company to satisfy such requirements. If the Company determines it necessary to declare the Final Company Dividend, it shall notify Camden at least ten (10) days prior to the date for the Company Shareholders Meeting, and Camden shall declare a dividend per share to holders of Camden Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share equal to the quotient obtained by dividing (x) the Final Company Dividend per share of Common Stock paid by the Company by (y) the Exchange Ratio. The dividends payable hereunder to holders of Common Stock shall be paid upon presentation of the certificates of Common Stock for exchange in accordance with this Article II.

                        (ii) No dividends or other distributions with respect to Camden Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Camden Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(g), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Camden Common Stock to which such holder is entitled pursuant to Section 2.2(g) and (ii) if such Certificate is exchangeable for one or more whole shares of Camden Common Stock, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Camden Common Stock and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Camden Common Stock.

                   (e) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II (and any cash paid pursuant to Section 2.2(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates; PROVIDED, HOWEVER, that the Company shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Camden for any reason, they shall be canceled and exchanged as Reprovided in this Article II.

                   (f) NO LIABILITY. None of Camden, Camden Sub, the Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to Camden, upon demand, and any holders of Certificates who have not theretofore complied with Section 2.2(c) shall thereafter look only to Camden for delivery of the Merger Consideration and any unpaid dividends, subject to applicable escheat and other similar laws.

                   (g)  NO FRACTIONAL SHARES.

                        (i) No certificates or scrip representing fractional shares of Camden Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a stockholder of Camden.

                        (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Camden Common Stock (after taking into account all Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(g), a cash payment in lieu of such fractional shares of Camden Common Stock, as applicable, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Camden Common Stock, as applicable, which would otherwise have been issued (the "EXCESS CAMDEN SHARES"). The sale of the Excess Camden Shares by the Exchange Agent shall be executed on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "EXCHANGE TRUST") for the holders of Certificates. Camden shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Camden Shares (other than transfer taxes that, under applicable state law, are solely the liability of the holders of Common Stock exchanging such shares in the Merger (which taxes shall be paid by such holders). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional shares of Camden Common Stock, the Exchange Agent shall make available such amounts to such holders of Certificates without interest.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                   SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Camden and Camden Sub as follows:

                   (a)ORGANIZATION, STANDING AND CORPORATE POWER OF THE COMPANY. The Company is a corporation duly organized and validly existing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries (as defined below) taken as a whole (a "MATERIAL ADVERSE EFFECT"). The Company has delivered to Camden complete and correct copies of its Articles of Amendment and Restatement of Articles of Incorporation and Amended and Restated Bylaws, as amended to the date of this Agreement.

                   (b) COMPANY SUBSIDIARIES. SCHEDULE 3.1(b) to the Company Disclosure Letter (as defined below) sets forth each Company Subsidiary and the ownership interest therein of the Company. Except as set forth on SCHEDULE 3.1(b) to the Company Disclosure Letter, (A) all the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable, are owned by the Company or by another Company Subsidiary free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS") and (B) all equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by the Company, by another Company Subsidiary, or by the Company and another Company Subsidiary, or by two or more Company Subsidiaries free and clear of all Liens. Except for the capital stock of or other equity or ownership interests in the Company Subsidiaries, and except as set forth on SCHEDULE 3.1(b) to the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any person. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Company Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Except as set forth on SCHEDULE 3.1(b) to the Company Disclosure Letter, each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect. Copies of the Articles of Incorporation, Bylaws, organization documents and partnership and joint venture agreements of each Company Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Camden.

                   (c)CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock; 50,000,000 shares of preferred stock, par value $.01 per share (the "PREFERRED STOCK"); and 50,000,000 shares of excess common stock, par value $.01 per share ("EXCESS COMMON STOCK"). On the date hereof (i) 14,791,165 shares of Common Stock (including 84,486 shares held by the Residential Management Corporation, a portion of which shall be sold pursuant to Section 1.9 hereof) and no shares of Preferred Stock or Excess Stock were issued and outstanding, (ii) no shares of Common Stock, Preferred Stock or Excess Stock were held by the Company in its treasury, (iii) no shares of Common Stock were available for issuance under the Company's employee benefit or incentive plans pursuant to awards granted by the Company (the "COMPANY

EMPLOYEE STOCK PLANS"), (iv) 279,000 shares of Common Stock were issuable upon exercise of outstanding options (the "COMPANY OPTIONS") to purchase Common Stock, (v) 3,675,258 shares of Common Stock were reserved for issuance upon the redemption of units of partnership interest in the Operating Partnership (the "UNITS") for shares of Common Stock pursuant to the Operating Partnership Agreement and (vi) 50,000 shares of Common Stock are reserved for issuance upon exercise of the warrants set forth on SCHEDULE 3.1(c) to the Company Disclosure Letter. On the date of this Agreement, except as set forth above in this Section 3.1(c) or as required pursuant to the Operating Partnership Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of the Company. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except (A) for the Company Options, (B) for the Units (which, under the Operating Partnership Agreement, may be redeemed by limited partners of the Operating Partnership (other than Units held by GP Holdings or LP Holdings) for one share of Common Stock per Unit or the cash equivalent thereof, at the Company's election), (C) as set forth in SCHEDULE 3.1(c) to the Company Disclosure Letter, or (D) as otherwise permitted under Section 4.1, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to the Company or a Company Subsidiary). Except as set forth on SCHEDULE 3.1(c) to the Company Disclosure Letter or as required under the Operating Partnership Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any capital stock, voting securities or other ownership interests in any Company Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than a Company Subsidiary).

                   (d) AUTHORITY; NONCONTRAVENTION; CONSENTS. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the vote of the holders of the Common Stock required to approve this Agreement and the transactions contemplated hereby (the "COMPANY SHAREHOLDER APPROVALS"), to consummate the transactions contemplated by this Agreement to which the Company is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement pursuant to the Company Shareholder Approvals. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Except for approval of the amendments to the Operating Partnership Agreement or approval of the Operating Partnership Transaction, as the case may be, contemplated under Section 1.4 or as set forth in SCHEDULE 3.1(d) to the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement to which the Company is a party and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Articles of Amendment and Restatement of Articles of Incorporation or the Amended and Restated Bylaws of the Company or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Company Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "LAWS") applicable to the Company or any Company Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect or (y) prevent the consummation of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing by any person in connection with any of the Transactions of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), to the extent applicable, (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) a joint proxy statement relating to the approval by the Company's stockholders and Camden's shareholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of Articles of Merger with the SDAT and the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined below) and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in SCHEDULE 3.1(d) to the Company Disclosure Letter, (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Material Adverse Effect.

                   (e)SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since the July 27, 1994 (the "COMPANY SEC DOCUMENTS"). All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing and effectiveness contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The audited financial statements of the unconsolidated Company Subsidiaries previously delivered to Camden (the "UNCONSOLIDATED COMPANY FINANCIAL STATEMENTS") have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of such Company Subsidiaries, taken as a whole, as of the dates thereof, the results of their respective operations and cash flows for the periods then ended. Except as set forth in the Company SEC Documents, in the Unconsolidated Company Financial Statements, in SCHEDULE 3.1(E) to the Company Disclosure Letter or as permitted by Section 4.1 (for the purposes of this sentence, as if Section 4.1 had been in effect since September 30, 1996), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or, to the Knowledge of the Company, of any unconsolidated Company Subsidiary or in the notes thereto and which, individually or in the aggregate, would have a Material Adverse Effect.

                   (f)ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents or in SCHEDULE 3.1(f) to the Company Disclosure Letter, since the date of the most recent financial statements included in the Company SEC Documents (the "FINANCIAL STATEMENT DATE") and to the date of this Agreement, the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change that would have a Material Adverse Effect (a "MATERIAL ADVERSE CHANGE"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Material Adverse Change, (ii) except for regular quarterly (x) dividends (in the case of the Company) not in excess of $.465 per share of Common Stock and (y) distributions (in the case of the Operating Partnership) not in excess of $.465 per Unit, in each case with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock or any Units, other than any dividend required to be paid pursuant to Section 2.2 (and any corresponding Operating Partnership distribution), (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any Company Subsidiary except as permitted by Section 4.1, (iv) any damage, destruction or loss, not covered by insurance, that has or would have a Material Adverse Effect or (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as may have been disclosed in the Company SEC Documents or required by a change in GAAP.

                   (g) LITIGATION. Except as disclosed in the Company SEC Documents or in SCHEDULE 3.1(g) to the Company Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of the Company and the Company Subsidiaries (i) which are covered by adequate insurance or (ii) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or threatened in writing against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to (A) have a Material Adverse Effect or (B) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

                   (h) PROPERTIES. Except as provided in SCHEDULE 3.1(h) of the Company Disclosure Letter, the Company or one of the Company Subsidiaries owns fee simple title to each of the real properties identified in SCHEDULE 3.1(h) of the Company Disclosure Letter (the "COMPANY PROPERTIES"), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("ENCUMBRANCES"). The Company Properties (other than the Company Properties under development) are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "PROPERTY RESTRICTIONS"), except for (i) Encumbrances and Property Restrictions set forth in the Company Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Company Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Camden and listed in the Company Disclosure Letter, provided, however, platting of development land will not be shown on existing title reports) and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise have a Material Adverse Effect and which have arisen or been incurred only in the ordinary course of business. Except as provided in SCHEDULE 3.1(h), valid policies of title insurance have been issued insuring the Company's or the applicable Company Subsidiaries' fee simple title to the Company Properties in amounts at least equal to the purchase price thereof, subject only to the matters disclosed above and on the Company Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as provided in
SCHEDULE 3.1(h) of the Company Disclosure Letter, (i) the Company has no Knowledge that any certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) the Company has not received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any governmental authority; (iii) there are no material structural defects relating to the Company Properties;
(iv) there are no Company

Properties whose building systems are not in working order in any material respect; (v) there is no physical damage to any Company Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration; or (vi) there is no current renovation or restoration to any Company Property the remaining cost of which exceeds $100,000. Neither the Company nor any of the Company Subsidiaries has received any notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Company or the Company Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Company Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the Company has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

                   (i)ENVIRONMENTAL MATTERS. None of the Company, any of the Company Subsidiaries or, to the Company's Knowledge, any other person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "HAZARDOUS MATERIALS") on any of the Company Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Company Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Material Adverse Effect; and in connection with the construction on or operation and use of the Company Properties, the Company and the Company Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

                   (j)RELATED PARTY TRANSACTIONS. Set forth in SCHEDULE 3.1(J) of the Company Disclosure Letter is a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries with
(i) any person who is an officer, director or affiliate of the Company or any of the Company Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (ii) any person who acquired Common Stock in a private placement. Such documents, copies of all of which have previously been delivered or made available to Camden, are listed in SCHEDULE 3.1(J) of the Company Disclosure Letter.

                   (k) ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

                        (i) Except as disclosed in the Company SEC Documents or in SCHEDULE 3.1(K) (I) to the Company Disclosure Letter and except as permitted by Section 4.1 (for the purpose of this sentence, as if Section 4.1 had been in effect since December 31, 1995), since the date of the most recent audited financial statements included in the Company SEC Documents, there has not been any adoption or amendment by the Company or any Company Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding, or oral or in writing) providing benefits to any current or former employee, officer or director of the Company, any Company Subsidiary, or any person affiliated with the Company under Section 414 (b), (c), (m) or (o) of the Code (collectively, "COMPANY BENEFIT PLANS").

                        (ii) Except as described in the Company SEC Documents or in SCHEDULE 3.1(k) (ii) to the Company Disclosure Letter or as would not have a Material Adverse Effect, (A) all Company Benefit Plans of the Company and the Company Subsidiaries including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither the Company nor any Company Subsidiary has any liabilities or obligations with respect to any such Company Benefit Plan, whether accrued, contingent or otherwise, nor to the Knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as set forth in SCHEDULE 3.1(K) (II) to the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan of the Company or a Company Subsidiary, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to the Company or the Company Subsidiaries are the agreement and policies specifically referred to in SCHEDULE 3.1(k) (ii) to the Company Disclosure Letter and the severance program referred to in Section 5.12(c).

                   (l)TAXES.

                        (i) Each of the Company and each Company Subsidiary has
(A) filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects; and (B) paid (or the Company has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company (and by those Company Subsidiaries whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for the Company and each Company Subsidiary, and all written communications relating thereto, have been delivered or made available to representatives of Camden. Since the Financial Statement Date, the Company has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, and neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company. Except as set forth on SCHEDULE 3.1(l) to the Company Disclosure Letter, to the Knowledge of the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "TAXES" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

                        (ii) The Company (A) for all taxable years commencing with 1994 through the most recent December 31, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Code and has satisfied all requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1996, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the Company's Knowledge, no such challenge is pending or threatened. Each Company Subsidiary which is a partnership, joint venture or limited liability company has been during and since 1994 and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation. Each Company Subsidiary which is a corporation for federal income tax purposes and with respect to which all of the outstanding capital stock is owned solely by the Company (or solely by a Company Subsidiary that is a corporation wholly owned by the Company) is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. Neither the Company nor any Company Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

                        (iii) Paradim is organized in conformity with the requirements for qualification as a REIT under the Code, and the method of operation of Paradim will permit Paradim to meet the requirements for taxation as a REIT under the Code beginning with its taxable year ending December 31, 1996 and continuing for its subsequent taxable years (assuming that Paradim has at least 100 shareholders not later than January 30, 1997).

                   (m) NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as set forth on SCHEDULE 3.1(m) to the Company Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer or director of the Company or any Company Subsidiary.

                   (n) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. ("MERRILL LYNCH"), the fees and expenses of which have previously been disclosed to Camden and will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

                   (o) COMPLIANCE WITH LAWS. To the Knowledge of the Company, except as disclosed in the Company SEC Documents and except as set forth in
SCHEDULE 3.1(o) to the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                   (p)  CONTRACTS; DEBT INSTRUMENTS.

                        (i) To the Knowledge of the Company, neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in SCHEDULE 3.1(P)(I) to the Company Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

                        (ii) Except for any of the following expressly identified in the Company SEC Documents and except as permitted by Section 4.1,
SCHEDULE 3.1(p)(ii) to the Company Disclosure Letter sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of the Company Subsidiaries, other than indebtedness payable to the Company or a Company Subsidiary or to any third-party partner or joint venturer in any Company Subsidiary, in an aggregate principal amount in excess of $100,000 per item is outstanding or may be incurred and (y) the respective principal amounts outstanding thereunder on December 16, 1996. For purposes of this Section 3.1(p)
(ii) and Section 3.2(p) (ii), "INDEBTEDNESS" shall mean, with respect to any person, without duplication, (A) all indebtedness of such person for borrowed money, whether secured or unsecured, (B) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (C) all capitalized lease obligations of such person,
(D) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such person of any such indebtedness of any other person.

                   (q) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Merrill Lynch & Co., satisfactory to the Company, a copy of which has been provided to Camden, to the effect that the Exchange Ratio provided for in this Agreement in connection with the exchange of the Merger Consideration for Common Stock is fair to the stockholders of the Company from a financial point of view.

                   (r) STATE TAKEOVER STATUTES. The Company has taken all action necessary, if any, to exempt transactions between Camden and the Company and its affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "TAKEOVER STATUTE").

                   (s) REGISTRATION STATEMENT. The information furnished to Camden by the Company for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement (as defined in Section 3.2(d)), contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   (t) INVESTMENT COMPANY ACT OF 1940. Neither the Company nor any of the Company Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 ACT").

                   (u) VOTE REQUIRED. The affirmative vote of at least two-thirds of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the Transactions. The affirmative consent of the holders of all of the issued and outstanding Units of the Operating Partnership, in the case of an amendment to the Operating Partnership Agreement as described in Section 5.1(c), or the affirmative consent of two-thirds of the holders of all of the issued and outstanding Units of the Operating Partnership (including Units held by GP Holdings or LP Holdings), in the case of a merger of the Operating Partnership pursuant to Section 5.1(d)(i) or 5.1(d)(ii), is the only vote of the holders of any equity securities of any Company Subsidiary necessary (under applicable law or otherwise) to approve any of the Transactions.

               SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF CAMDEN Camden represents and warrants to the Company as follows:

                   (a)ORGANIZATION, STANDING AND CORPORATE POWER OF CAMDEN AND CAMDEN SUB. Each of Camden and Camden Sub is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Camden and Camden Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Camden and the Camden Subsidiaries (as defined below), taken as a whole (an "CAMDEN MATERIAL ADVERSE EFFECT"). Each of Camden and Camden Sub has delivered to the Company complete and correct copies of its Declaration of Trust or Articles of Incorporation and Bylaws (as the case may be), as amended or supplemented to the date of this Agreement.

               (b) CAMDEN SUBSIDIARIES. SCHEDULE 3.2(b) to the Camden Disclosure Letter sets forth each Camden Subsidiary (as defined below) (other than Camden
Sub) and the ownership interest therein of Camden. Except as set forth in
SCHEDULE 3.2(b) to the Camden Disclosure Letter, (A) all the outstanding shares of capital stock of each Camden Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are owned by Camden, by another Camden Subsidiary or by Camden and another Camden Subsidiary, free and clear of all Liens and (B) all equity interests in each Camden Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by Camden, by another Camden Subsidiary or by Camden and another Camden Subsidiary free and clear of all Liens. Except for the capital stock of or other equity or ownership interests in the Camden Subsidiaries and except as set forth in
SCHEDULE 3.2(B) to the Camden Disclosure Letter, Camden does not own, directly or indirectly, any capital stock or other ownership interest in any person. Each Camden Subsidiary (other than Camden Sub) that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Camden Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Camden Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Camden Material Adverse Effect. Copies of the Articles of Incorporation, Bylaws, organization documents and partnership and joint venture agreements of each Camden Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to the Company.

                   (c)CAPITAL STRUCTURE. The authorized capital stock of Camden consists of 100,000,000 shares of Camden Common Stock and 10,000,000 preferred shares of beneficial interest, par value $.01 per share (the "CAMDEN PREFERRED STOCK"). On the date hereof, (i) 16,308,185 shares of Camden Common Stock and no shares of Camden Preferred Stock were issued and outstanding, (ii) no shares of Camden Stock or Camden Preferred Stock were held by Camden in its treasury, (iii) 530,261 shares of Camden Common Stock were available for issuance under Camden's employee benefit or incentive plans ("CAMDEN EMPLOYEE STOCK PLANS"), and (iv) 534,601 shares of Camden Common Stock were issuable upon exercise of outstanding stock options (the "CAMDEN OPTIONS") to purchase shares of Camden Common Stock. On the date of this Agreement, except as set forth in this Section 3.2(c), no shares of capital stock or other voting securities of Camden were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of Camden All outstanding shares of capital stock of Camden are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on SCHEDULE 3.2(c) to the Camden Disclosure Letter, there are no bonds, debentures, notes or other indebtedness of Camden having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Camden may vote. Except (A) for the Camden Options, (B) as set forth in SCHEDULE 3.2(c) to the Camden Disclosure Letter, (C) as otherwise permitted under Section
4.2 or (D) as contemplated under Camden's dividend reinvestment plan, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Camden or any Camden Subsidiary is a party or by which such entity is bound, obligating Camden or any Camden Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Camden or of any Camden Subsidiary or obligating Camden or any Camden Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Camden or an Camden Subsidiary). Except as set forth on SCHEDULE 3.2(c) to the Camden Disclosure Letter, there are no outstanding contractual obligations of Camden or any Camden Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other ownership interests in any Camden Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than an Camden Subsidiary).

                   (d) AUTHORITY; NONCONTRAVENTION; CONSENTS. Each of Camden and Camden Sub has the requisite corporate power and authority to enter into this Agreement, and subject to approval of this Agreement by the vote of the holders of the Camden Stock required to approve this Agreement and the transactions contemplated hereby (including, without limitation, the issuance of Camden Common Stock in connection with the Merger (the "CAMDEN SHAREHOLDER APPROVALS" and, together with the Company Shareholder Approvals, the "SHAREHOLDER APPROVALS") to consummate the transactions contemplated by this Agreement to which Camden or Camden Sub (as the case may be) is a party. The execution and delivery of this Agreement by each of Camden and Camden Sub and the consummation by each of Camden and Camden Sub of the transactions contemplated by this Agreement to which Camden or Camden Sub (as the case may) is a party have been duly authorized by all necessary corporate action on the part of each of Camden and Camden Sub, subject to approval of this Agreement pursuant to the Camden Shareholder Approvals. This Agreement has been duly executed and delivered by each of Camden and Camden Sub and constitutes a valid and binding obligation of each of Camden and Camden Sub, enforceable against each of Camden and Camden Sub in accordance with its terms. Except as set forth in SCHEDULE 3.2(d) to the Camden Disclosure Letter, the execution and delivery of this Agreement by each of Camden and Camden Sub do not, and the consummation of the transactions contemplated by this Agreement to which Camden or Camden Sub (as the case may be) is a party and compliance by each of Camden and Camden Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Camden, Camden Sub, or any other Camden Subsidiary under, (i) the Declaration of Trust, Articles of Incorporation or By-laws (as the case may be) of Camden and Camden Sub or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any other Camden Subsidiary each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Camden, Camden Sub or any other Camden Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Camden, Camden Sub or any other Camden Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Camden Material Adverse Effect or (y) prevent the consummation of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Camden, Camden Sub or any Camden Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Camden or Camden Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing by any person in connection with any of the Transactions of a pre-merger notification and report form under the HSR Act to the extent applicable, (ii) the filing with the SEC of (x) the Proxy Statement and a registration statement on Form S-4 (or other appropriate form) in connection with the registration of the Camden Common Stock constituting the Merger Consideration (the "REGISTRATION STATEMENT") and (y) such reports under
Section 13 (a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the SDAT and the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the payment of any Transfer and Gains Taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in SCHEDULE 3.2(d) to the Camden Disclosure Letter or (A) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states or (B) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Camden or Camden Sub from performing their respective obligations under this Agreement in any material respect or have, individually or in the aggregate, a Camden Material Adverse Effect.

                   (e)SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Camden has filed all required reports, schedules, forms, statements and other documents with the SEC since July 29, 1993 (the "CAMDEN SEC DOCUMENTS"). All of the Camden SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder. None of the Camden SEC Documents at the time of filing and effectiveness contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Camden SEC Documents. The consolidated financial statements of Camden included in the Camden SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of Camden and the Camden Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The audited financial statements of the unconsolidated Camden Subsidiaries previously delivered to the Company (the "UNCONSOLIDATED CAMDEN FINANCIAL STATEMENTS") have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of such Camden Subsidiaries, taken as a whole, as of the dates thereof and the results of their respective operations and cash flows for the periods then ended. Except as set forth in the Camden SEC Documents, in the Unconsolidated Camden Financial Statements, in
SCHEDULE 3.2(e) to the Camden Disclosure Letter or as permitted by Section 4.2 (for the purpose of this sentence, as if Section 4.2 had been in effect since September 30, 1996), neither Camden nor any Camden Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Camden or, to the Knowledge of Camden, of any unconsolidated Camden Subsidiary or in the notes thereto and which, individually or in the aggregate, would have a Camden Material Adverse Effect.

                   (f)ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Camden SEC Documents or in SCHEDULE 3.2(f) to the Camden Disclosure Letter, since the date of the most recent financial statements included in the Camden SEC Documents (the "CAMDEN FINANCIAL STATEMENT DATE") to the date of this Agreement, Camden and the Camden Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change that would have a Camden Material Adverse Effect (a "CAMDEN MATERIAL ADVERSE CHANGE"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Camden Material Adverse Change, (ii) except for regular quarterly dividends not in excess of $.475 per share of Camden Common Stock any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Camden's capital stock, other than any dividend required to be paid pursuant to
Section 2.2, (iii) any split, combination or reclassification of any of Camden's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in any Camden

Subsidiary, except as permitted by Section 4.2, (iv) any damage, destruction or loss, not covered by insurance, that has or would have a Camden Material Adverse Effect or (v) any change in accounting methods, principles or practices by Camden or any Camden Subsidiary except insofar as may have been disclosed in the Camden SEC Documents or required by a change in GAAP.

                   (g) LITIGATION. Except as disclosed in the Camden SEC Documents or in SCHEDULE 3.2(g) of the Camden Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Camden, and the Camden Subsidiaries (i) which are covered by adequate insurance or (ii) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending or threatened in writing against or affecting Camden or any Camden Subsidiary that, individually or in the aggregate, could reasonably be expected to (A) have a Camden Material Adverse Effect or (B) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Camden or any Camden Subsidiary or having, or which, insofar as reasonably can be foreseen, in the future would have any such effect.

                   (h) PROPERTIES. Except as provided in SCHEDULE 3.2(h) of the Camden Disclosure Letter, Camden or one of the Camden Subsidiaries own fee simple title to each of the real properties identified in SCHEDULE 3.2(h) of the Camden Disclosure Letter (the "CAMDEN PROPERTIES"), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of Encumbrances. The Camden Properties (other than the Camden Properties under development) are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions set forth in the Camden Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Camden Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to the Company and listed in the Camden Disclosure Letter (as such list may be updated within five (5) days of the date hereof), PROVIDED, HOWEVER, platting of development land will not be shown on existing title reports), and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the Camden Properties subject thereto or affected thereby, and do not otherwise have a Camden Material Adverse Effect and which have arisen or been incurred only in the ordinary course of business. Except as provided in
SCHEDULE 3.2(h) of the Camden Disclosure Letter, valid policies of title insurance have been issued insuring Camden's or the applicable Camden Subsidiaries' fee simple title to the Camden Properties in amounts at least equal to the purchase price thereof, subject only to the matters disclosed above and on the Camden Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as provided in SCHEDULE 3.2(h) of the Camden Disclosure Letter,
(i) Camden has no Knowledge that any certificate, permit or license from any governmental authority having jurisdiction over any of the Camden Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Camden Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Camden Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same; (ii) Camden has not received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Camden Properties issued by any governmental authority; (iii) there are no material structural defects relating to the Camden Properties; (iv) there are no Camden Properties whose building systems are not in working order in any material respect; (v) there is no physical damage to any Camden Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration; or (vi) there is no current renovation or restoration to any Camden Property the remaining cost of which exceeds $100,000. Neither Camden nor any of the Camden Subsidiaries has received any notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Camden Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Camden Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by Camden or Camden Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Camden Properties (e.g., Local Improvement District, Road

Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and Camden has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

               (i) ENVIRONMENTAL MATTERS. None of Camden, any of the Camden Subsidiaries or, to the Knowledge of Camden, any other person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the Camden Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Camden Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Camden Material Adverse Effect; and in connection with the construction on or operation and use of the Camden Properties, Camden and the Camden Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

                   (j) RELATED PARTY TRANSACTIONS. Set forth in SCHEDULE 3.2(j) of the Camden Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Camden, Camden Sub or any of the Camden Subsidiaries with (i) any person who is an officer, director or affiliate of Camden, Camden Sub or any of the Camden Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (ii) any person who acquired Camden Common Stock in a private placement. Such documents, copies of all of which have previously been delivered or made available to the Company, are listed in SCHEDULE 3.2(j) of the Camden Disclosure Letter.

                   (k) ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

                        (i) Except as disclosed in the Camden SEC Documents or in SCHEDULE 3.2(k) (i) to the Camden Disclosure Letter and except as permitted by Section 4.2 (for the purpose of this sentence, as if Section 4.2 had been in effect since December 31, 1995), since the date of the most recent audited financial statements included in the Camden SEC Documents, there has not been any adoption or amendment by Camden or any Camden Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding or oral or in writing) providing benefits to any current or former employee, officer or director of Camden, any Camden Subsidiary, or any person affiliated with Camden under Section 414 (b), (c), (m) or (o) of the Code (collectively, "CAMDEN BENEFIT PLANS").

                        (ii) Except as described in the Camden SEC Documents or in SCHEDULE 3.2(k) (ii) to the Camden Disclosure Letter or as would not have a Camden Material Adverse Effect, (A) all Camden Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither Camden nor any Camden Subsidiary has any liabilities or obligations with respect to any such Camden Benefit Plans, whether accrued, contingent or otherwise, nor to the Knowledge of Camden are any such liabilities or obligations expected to be incurred. Except as set forth in SCHEDULE 3.2(k)
(ii) to the Camden Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Camden Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to Camden or Camden Subsidiaries are the agreement and policies specifically referred to in SCHEDULE 3.2(k)(ii) to the Camden Disclosure Letter and the severance program referred to in Section 5.12 (c).

                   (l) TAXES.

                        (i) Each of Camden and each Camden Subsidiary has (A) filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects; and (B) paid (or Camden has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and the most recent financial statements contained in the Camden SEC Documents reflect an adequate reserve for all material Taxes payable by Camden (and by those Camden Subsidiaries and whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for Camden and each Camden Subsidiary and all written communications relating thereto have been delivered or made available to representatives of the Company. Since the Camden Financial Statement Date, Camden has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and neither Camden nor any Camden Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of Camden, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Camden. Except as set forth on SCHEDULE 3.2(l), to the Knowledge of Camden, no deficiencies for any Taxes have been proposed, asserted or assessed against Camden or any of the Camden Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

                        (ii) Camden (A) for all taxable years commencing with 1993 through the most recent December 31, has been subject to taxation as a REIT within the meaning of the Code and has satisfied all requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the tax year ending December 31, 1996, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to Camden's Knowledge, no such challenge is pending or threatened. Each Camden Subsidiary which is a partnership, joint venture or limited liability company has been treated during and since 1993 and continues to be treated for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation. Each Camden Subsidiary which is a corporation for federal income tax purposes and with respect to which all of the outstanding capital stock is owned solely by Camden (or solely by an Camden Subsidiary that is a corporation wholly owned by Camden) is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. Neither Camden nor any Camden Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to
Section 1374 of the Code as a result of an election under IRS Notice 88-19 or
(y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

               (m) NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as set forth in SCHEDULE 3.2(m) to the Camden Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer or director of Camden or any Camden Subsidiary.

               (n) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than PaineWebber Incorporated ("PAINEWEBBER"), the fees and expenses of which have previously been disclosed to the Company and will be paid by Camden, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Camden or any other Camden Subsidiary.

               (o) COMPLIANCE WITH LAWS. To the Knowledge of Camden, except as disclosed in the Camden SEC Documents, neither Camden nor any of the Camden Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Camden Material Adverse Effect.

               (p)    CONTRACTS; DEBT INSTRUMENTS.

                        (i) To the Knowledge of Camden, neither Camden nor any Camden Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in SCHEDULE 3.2(p) (i) to the Camden Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Camden Material Adverse Effect.

                        (ii) Except for any of the following expressly identified in the most recent financial statements contained in the Camden SEC Documents and except as permitted by Section 4.2, SCHEDULE 3.2(p) (ii) to the Camden Disclosure Letter sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Camden or any of the Camden Subsidiaries, other than indebtedness payable to Camden or a Camden Subsidiary or to any third-party partner or joint venturer in any Camden Subsidiary, in an aggregate principal amount in excess of $100,000 per item is outstanding or may be incurred and (y) the respective principal amounts outstanding thereunder on December 16, 1996.

               (q) INTERIM OPERATIONS OF SUB. Camden Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

               (r) OPINION OF FINANCIAL ADVISOR. Camden has received the opinion of PaineWebber, satisfactory to Camden, a copy of which has been provided to the Company, to the effect that the Exchange Ratio provided for in this Agreement in connection with the exchange of the Merger Consideration for Common Stock is fair to Camden and the stockholders of Camden from a financial point of view.

               (s) STATE TAKEOVER STATUTES. Camden has taken all action necessary, if any, to exempt transactions with the Company and its affiliates from the operation of Takeover Statutes.

               (t) REGISTRATION STATEMENT. The Registration Statement will conform in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the prospectus included therein will not, as of the date thereof or as of the Effective Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to Camden by the Company in writing for inclusion in the Registration Statement.

               (u) VOTE REQUIRED. The affirmative vote of a majority of the shares present in person or by proxy at the Camden Shareholders Meeting is the only vote of the holders of any class or series of Camden's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby.

               (v) INVESTMENT COMPANY ACT OF 1940. None of Camden, Camden Sub or any of the Camden Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

                                   ARTICLE IV

                                    COVENANTS

               SECTION 4.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause (or, in the case of Company Subsidiaries that the Company does not control, shall use commercially reasonable efforts to cause) the Company Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in SCHEDULE 4.1 to the Company Disclosure Letter, the Company shall not and shall cause (or, in the case of Company Subsidiaries which it does not control, shall use commercially reasonable efforts to cause) the Company Subsidiaries not to (and not to authorize or commit or agree to):

               (a) (i) except for (x) its regular quarterly dividends (in the case of the Company) not in excess of $.465 per share of Common Stock for the fourth quarterly dividend payable during the first calendar quarter of 1997 and $.304 per share of Common Stock for the first quarterly dividend payable during the second calendar quarter of 1997 and (y) distributions (in the case of the Operating Partnership) not in excess of $.465 per Unit for the fourth quarterly distribution payable during the first calendar quarter of 1997 and $.304 per Unit for the first quarterly distribution payable during the second calendar quarter of 1997, as the case may be, in each case with the same record and payment dates as the record and payment dates relating to dividends payable on the Camden Common Stock during such calendar quarters (as previously disclosed by Camden), declare, set aside or pay any dividends on, or make any other distributions in respect of any of the Company's capital stock or any Units other than the dividend required to be paid pursuant to Section 2.2(d)(i) (and the corresponding Operating Partnership distribution), (ii) except in connection with the Transactions as required under the Operating Partnership Agreement, split, combine or reclassify any capital stock, Units or other partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) except as required under the Operating Partnership Agreement, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Units or any options, warrants or rights to acquire, or security convertible into, shares of such capital stock or such Units or partnership interests;

               (b) except as contemplated under or required pursuant to the Operating Partnership Agreement, Section 1.9, Section 4.1(e) and the exercise of stock options or issuance of shares pursuant to stock rights or warrants outstanding on the date of this Agreement, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities (including Units or other partnership interests) of the Company or any Company Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to the Company or a Company Subsidiary;

               (c) except as otherwise contemplated by this Agreement, amend the articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of the Company or any Company Subsidiary;

               (d) in the case of the Company, the Operating Partnership or any other Company Subsidiary, merge or consolidate with any person;

               (e) in any transaction or series of related transactions involving capital, securities or other assets or indebtedness of the Company, a Company Subsidiary, or any combination thereof in excess of $100,000, without obtaining the prior written consent of Camden which consent shall not unreasonably be withheld or delayed: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein; (ii) subject to any Encumbrance or Lien or sell, lease or otherwise dispose of any of the Company Properties or any material assets or assign or encumber the right to receive income, dividends, distributions and the like; (iii) make or agree to make any new capital expenditures, except in accordance with budgets relating to the Company or the Company Subsidiaries that have been previously delivered to Camden; or (iv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

               (f) engage in any transactions of the types described in clauses
(i), (ii), (iii) and (iv) of paragraph (e) above, whether or not related, involving, in the aggregate, capital, securities or other assets or indebtedness of the Company or a Company Subsidiary, or any combination thereof in excess of $500,000, without obtaining the prior written consent of Camden;

               (g) make any tax election (except as provided in Section 5.14 or unless required by law or necessary to preserve the Company's status as a REIT or the status of the Operating Partnership or of any other Company Subsidiary as a partnership for federal income tax purposes);

               (h) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recently completed taxable year except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP;

               (i) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect;

               (j) pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice;

               (k) settle any shareholder derivative or class action claims arising out of or in connection with any of the Transactions; and

               (l) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are executive officers or directors of the Company or any Company Subsidiary without the consent of Camden.

               SECTION 4.2 CONDUCT OF BUSINESS BY CAMDEN. During the period from the date of this Agreement to the Effective Time, Camden shall, and shall cause (or, in the case of Camden Subsidiaries that Camden does not control, shall use commercially reasonable efforts to cause) the Camden Subsidiaries each to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in SCHEDULE 4.2 to the Camden Disclosure Letter, Camden shall not and shall cause (or, in the case of Camden Subsidiaries which Camden does not control, shall use commercially reasonable efforts to cause) the Camden Subsidiaries not to (and not to authorize or commit or agree to):

               (a) (i) except for regular quarterly dividends not in excess of $.475 per share of Camden Common Stock, with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Camden capital stock or partnership interests or stock in any Camden Subsidiary that is not directly or indirectly wholly-owned by Camden, other than the dividend required to be paid pursuant to Section 2.2(d) (i), (ii) except in connection with the Transactions, split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Camden or any options, warrants or rights to acquire, or security convertible into, shares of capital stock of Camden;

               (b) except as contemplated under or required pursuant to this Agreement, Camden's dividend reinvestment plan and Camden Employee Stock Plans, and the exercise of stock options or warrants outstanding on the date hereof,
Section 4.2(e), issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities of the Camden or any Camden Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to Camden or a Camden Subsidiary;

               (c) except as otherwise contemplated by this Agreement, amend the declaration of trust, charter, articles or certificate of incorporation, bylaws, code of regulations, partnership agreement or other comparable charter or organizational documents of Camden or any Camden Subsidiary;

               (d) in the case of Camden, or any Camden Subsidiary, merge or consolidate with any person;

               (e) in any transaction or series of related transactions involving capital, securities, other assets or indebtedness of Camden or a Camden Subsidiary or any combination thereof in excess of $100,000, without obtaining the prior written consent of the Company, which consent shall not unreasonably be withheld or delayed: (i) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the equity securities or all or substantially all assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein; (ii) subject to any Encumbrance or Lien or sell, lease or otherwise dispose of any of the Camden Properties or any material assets or assign or encumber the right to receive income, dividends, distributions and the like; (iii) make or agree to make any new capital expenditures, except in accordance with budgets relating to Camden or Camden Subsidiaries that have been previously delivered to the Company; or (iv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Camden, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, prepay or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person;

               (f) engage in any transactions of the types described in clauses
(i), (ii), (iii) and (iv) of paragraph (e) above, whether or not related, involving, in the aggregate, capital, securities or other assets or obligations of Camden or an Camden Subsidiary or any combination thereof in excess of $500,000 without obtaining the prior written consent of the Company;

               (g) make any tax election (unless required by law or necessary to preserve Camden's status as a REIT or the status of any Camden Subsidiary as a partnership for federal income tax purposes);

               (h) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Camden Financial Statement Date, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises relating to taxes on real property in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recently completed fiscal year, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP;

               (i) enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date hereof, are executive officers, trust managers or directors of Camden or any Camden Subsidiary without the consent of the Company.

               (j) pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Camden included in the Camden SEC Documents or incurred in the ordinary course of business consistent with past practice;

               (k) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; and

               (l) settle any shareholder derivative or class action claims arising out of or in connection with any of the Transactions.

               SECTION 4.3 OTHER ACTIONS. Each of Company on the one hand and Camden and Camden Sub on the other hand shall not and shall use commercially reasonable efforts to cause its respective subsidiaries and joint ventures not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "Knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "Knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 7.1, any of the conditions to the Merger set forth in Article VI not being satisfied.


                                    ARTICLE V

                              ADDITIONAL COVENANTS

               SECTION 5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; SHAREHOLDERS MEETING AND CAMDEN SHAREHOLDERS MEETING.

               (a) As soon as practicable following the date of this Agreement, the Company and Camden shall prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Camden and the Company, and Camden shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the Company and Camden shall use its best efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is reasonably necessary to consummate the Merger. Each of the Company and Camden will use its best efforts to cause the Proxy Statement to be mailed to the Company's shareholders or Camden's shareholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act . Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Camden or the Company, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Camden and the shareholders of the Company such amendment or supplement. The Proxy Statement shall include the recommendations of the Board of Directors of Camden in favor of the issuance of Camden Common Stock and of the Board of Directors of the Company in favor of the Merger, provided that the recommendation of the Board of Directors of the Company may not be included or may be withdrawn if the Board of Directors of the Company has accepted a proposal for a Superior Competing Transaction (as defined below) in accordance with the terms of Section 7.1. Camden also shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Camden Stock pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of the Common Stock and rights to acquire Common Stock pursuant to the Company Employee Stock Plans as may be reasonably requested in connection with any such action. Camden will use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay or cause a Camden Subsidiary to pay all expenses incident thereto.

               (b) The Company will, as soon as practicable following the date of this Agreement (but in no event sooner than 30 days following the date the Proxy Statement is mailed to the shareholders of the Company), duly call, give notice of, convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") for the purpose of obtaining the Company Shareholder Approvals. The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement; provided that the recommendation of the Board of Directors of the Company may be withdrawn if the Board of Directors of the Company has accepted a proposal for a Superior Competing Transaction (as defined below) in accordance with the terms of Section 7.1(d).

               (c) As contemplated by Section 1.4, as soon as practicable following the date of this Agreement, the Company will cause GP Holdings, as the general partner of the Operating Partnership, to solicit the Required Partnership Vote.

               (d) In the event that the Required Partnership Vote is not received, as soon thereafter as practicable the Company will cause GP Holdings, as the general partner of the Operating Partnership, to solicit the written consent of the Unit holders holding two-thirds of the outstanding Units to approve the Operating Partnership Transaction, which may be either of the following transactions, which determination shall be at the sole discretion of the Company:

                      (i) the merger of the Operating Partnership with and into the New Partnership in which Camden Sub initially will be the 99% limited partner and Camden initially will be the 1% general partner (the "NEW PARTNERSHIP"), in which case articles of merger in the form mutually agreed by the Company and Camden shall be filed and the New Partnership shall have a partnership agreement substantially in the form attached hereto as EXHIBIT A; or

                      (ii) the merger of the Operating Partnership with and into Camden Sub, in which case articles of merger in the form mutually agreed by the Company and Camden shall be filed.

               (e) Camden will, as soon as practicable following the date of this Agreement (but in no event sooner than 30 days following the date the Proxy Statement is mailed to the shareholders of Camden), duly call, give notice of, convene and hold a meeting of its shareholders (the "CAMDEN SHAREHOLDERS MEETING") for the purpose of obtaining the Camden Shareholder Approvals. Camden will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated by this Agreement, including, but not limited to the requisite vote of such shareholders approving the issuance of the Camden Common Stock in connection with the Merger in accordance with the rules of the NYSE.

               SECTION 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of the Company and Camden shall, and shall cause each of its respective subsidiaries (including all Company Subsidiaries and all Camden Subsidiaries) and joint ventures to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Camden shall, and shall cause each of its respective subsidiaries (including all Company Subsidiaries and all Camden Subsidiaries) to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and Camden will hold, and will use commercially reasonable efforts to cause its and its respective subsidiaries (including all Company Subsidiaries and all Camden Subsidiaries) and joint ventures' officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of September 26, 1996 between the Company and Camden (the "CONFIDENTIALITY AGREEMENT").

               SECTION 5.3 COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

               (a) Subject to the terms and conditions herein provided, the Company and Camden shall: (a) to the extent required, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all commercially reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (ii) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations (c) use all commercially reasonable efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to the Company and Camden; and (d) use all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Company and Camden shall take all such necessary action.

               (b) The Company shall give prompt notice to Camden, and Camden or Camden Sub shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               SECTION 5.4 AFFILIATES. Prior to the Closing Date, the Company shall deliver to Camden a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company (as the case may be) for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Camden on or prior to the Closing Date a written agreement substantially in the form attached as EXHIBIT B hereto.

               SECTION 5.5 TAX TREATMENT. Each of Camden and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

               SECTION 5.6 CAMDEN BOARD OF TRUST MANAGERS. Camden shall take all steps necessary to increase the number of trust managers of Camden from 5 trust managers to 7 trust managers effective as of the Effective Time and to fill vacancies in accordance with Section 1.8.

               SECTION 5.7 NO SOLICITATION OF TRANSACTIONS BY THE COMPANY. Subject to Section 7.1, (a), the Company shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative retained by the Company, initiate, solicit or encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or authorize or permit any of the officers, directors, employees or agents of the Company or any attorney, investment banker, financial advisor, attorney, accountant, broker, finder or other representative retained by the Company to take any such action, (b) the Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Transaction and will take the steps necessary to inform such parties of the obligations undertaken in this Section 5.7 and (c) the Company shall notify Camden in writing (as promptly as practicable) if it receives any inquiries, proposals or requests for information relating to such matters. For purposes of this Agreement, "COMPETING TRANSACTION" shall mean any of the following with respect to the Company or any Company Subsidiaries (other than the transactions contemplated by this Agreement or a transaction with Camden or a Camden Subsidiary): (i) with respect only to the Company, the Operating Partnership or any group of Company Subsidiaries (acting in a single transaction or series of related transactions) holding 20% or more of the assets of the Company and the Company Subsidiaries taken as a whole, any merger, consolidation, share exchange, business combination, or similar transaction;
(ii) any sale, lease, exchange,
mortgage, pledge, transfer or other disposition of 20% or more of the assets or equity securities (including, without limitation, partnership interests and Units) of the Company and the Company Subsidiaries taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company; (iv) any transaction resulting in the issuance of share representing 20% or more of the outstanding capital stock of the Company, or the filing of a registration statement under the Securities Act in connection therewith; or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

               SECTION 5.8 PUBLIC ANNOUNCEMENTS. Camden and Camden Sub on the one hand and the Company on the other hand will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Transactions will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

               SECTION 5.9 LISTING. Camden will promptly prepare and submit to the NYSE a supplemental listing application covering Camden Common Stock issuable in the Merger. Prior to the Effective Time, Camden shall use its best efforts to have NYSE approve for listing, upon official notice of issuance, the Camden Common Stock to be issued in the Merger.

               SECTION 5.10  LETTERS OF ACCOUNTANTS.

               (a) The Company shall use its reasonable best efforts to cause to be delivered to Camden "comfort" letters of Ernst & Young L.L.P., the Company's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Camden, in form and substance reasonably satisfactory to Camden and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

               (b) Camden shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Deloitte & Touche, LLP, Camden's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

               SECTION 5.11 TRANSFER AND GAINS TAXES. Camden and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Transactions (together with any related interests, penalties or additions to tax, "TRANSFER AND GAINS TAXES"). From and after the Effective Time, Camden shall cause the Operating Partnership to pay, without deduction or withholding from any amounts payable to the holders of the Common Stock, all Transfer and Gains Taxes (other than any such taxes that are solely the liability of the holders of the Common Stock under applicable state law).

               SECTION 5.12  BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

               (a) BENEFIT PLANS. After the Effective Time Camden shall provide benefits to employees of the Company and the Company Subsidiaries that are not less favorable to such employees than those provided to similarly situated employees of Camden and the Camden Subsidiaries. With respect to any Camden Benefit Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA, solely for purposes of determining eligibility to participate, vesting, and entitlement to benefits but not for purposes of accrual of pension benefits, service with the Company or any Company Subsidiary shall be treated as service with Camden or the Camden Subsidiaries (as applicable); PROVIDED, HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits (or is not otherwise recognized for such purposes under the Camden Benefit Plans). Except as otherwise provided herein, Camden shall be under no obligation to maintain the compensation and benefits currently provided by the Company to its employees.

               (b) STOCK INCENTIVE PLAN. Prior to or as of the Effective Time and solely with respect to individuals employed by the Company immediately prior to that date, the Company shall accelerate the vesting of up to 110,400 shares of Common Stock subject to restricted stock awards and up to 279,000 shares of Common Stock subject to Stock Options granted under the Company's Stock Incentive Plan (the "STOCK INCENTIVE PLAN") so as to permit exercise of the Stock Options prior to or as of the Effective Time.

               (c) SEVERANCE PROGRAM. As of the Effective Time, Camden shall adopt a severance program with respect to certain employees of the Company and the Company Subsidiaries employed by the Company containing terms substantially the same as set forth on the form attached hereto as EXHIBIT C, and Camden shall maintain such severance program in accordance with the terms thereof.

               (d) COOPERATION. The Company and Camden shall cooperate in good faith with respect to the effectuation of the covenants described in subsections
(b) and (c).

               SECTION 5.13 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

               (a) The Company shall, and from and after the Effective Time, Camden shall indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the indemnifying party (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of the Company or any Company Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("INDEMNIFIED LIABILITIES"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Transactions, in each case to the full extent a corporation is permitted under the Corporation Law to indemnify its own directors or officers as the case may be (and Camden shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law subject to the limitations set forth in the fourth sentence of this Section 5.13 (a)). Any Indemnified Parties proposing to assert the right to be indemnified under this
Section 5.13 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 5.13 against the Company, and from and after the Effective Time, Camden (collectively, the "INDEMNIFYING PARTIES"), notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; PROVIDED, HOWEVER, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission or wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their officers or directors; PROVIDED, FURTHER, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on written advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable and appropriate fees and expenses of such additional counsel or counsels. The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld).

               (b) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Camden and the Company.

               (c) Camden shall either (i) extend the Company's existing directors' and officers' liability insurance policy as of the date hereof (or a policy providing coverage on the same or better terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by the Company for a period of six
(6) years following the Effective Time, or (ii) add such persons to the existing directors and officers liability insurance policy of Camden, PROVIDED, HOWEVER, that such insurance shall provide directors and officers of the Company the same coverage as similarly situated officers and directors of Camden and such insurance shall be maintained by Camden for a period of six (6) years following the Effective Time.

               (d) In the event that Camden or any of it respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.13, which obligations are expressly intended to be for the irreversible benefit of, and shall be enforceable by, each director and officer covered hereby.

               SECTION 5.14 REIT QUALIFICATION OF PARADIM. The Company will use its best efforts to cause Paradim to meet the requirements to qualify, beginning with its taxable year ending December 31, 1996, as a REIT under the Code. In the event that Paradim files its federal income tax return for the taxable year ended December 31, 1996 prior to the Effective Time, the Company will cause Paradim to elect to be treated for such taxable year as a REIT under the Code.

               SECTION 5.15 TERMINATION OF CERTAIN EMPLOYMENT AGREEMENTS The Company shall take such actions as may be necessary to terminate the employment agreements of Messrs. Cooper and Levey set forth on

SCHEDULE 5.15 to the Company Disclosure Schedule effective as of the Effective Time. No such termination shall have any effect on the non-solicitation and right of first opportunity agreements to which each of Messrs. Cooper and Levey is a party.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

               SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

               (a) SHAREHOLDER APPROVALS. This Agreement shall have been approved and adopted by the Shareholder Approvals.

               (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

               (c) LISTING OF SHARES. The NYSE shall have approved for listing the Camden Common Stock to be issued in the Merger.

               (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

               (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect.

               (f) BLUE SKY LAWS. Camden shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Camden Common Stock comprising the Merger Consideration.

               (g) RELATED TRANSACTIONS. The Stock Purchase Agreement, the Company Voting Agreement and the Camden Voting Agreement shall remain in full force and effect and the respective transactions contemplated thereby shall have been consummated prior to, or are being consummated simultaneously with, the Merger. An Amended and Restated Operating Partnership Agreement substantially in the form appended hereto as EXHIBIT A (or a merger of the Operating Partnership in the Operating Partnership Transaction, as applicable), a Lock-Up Agreement substantially in the form appended hereto as EXHIBIT G, and a Registration Rights Agreement substantially in the form appended hereto as EXHIBIT D shall each have been duly executed and delivered by the parties thereto and shall remain in full force and effect.

               (h) CERTAIN ACTIONS AND CONSENTS. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Transactions shall have been obtained or made and the requisite consents of the partners of the Operating Partnership described in Sections 1.4 and 3.1(u) shall have been obtained for either the amendment and restatement of the Operating Partnership Agreement or the Operating Partnership Transaction.

               SECTION 6.2 CONDITIONS TO OBLIGATIONS OF CAMDEN AND CAMDEN SUB. The obligations of Camden and Camden Sub to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by both Camden:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Camden shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. This condition shall be deemed satisfied unless any or all breaches of the Company's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to have a Material Adverse Effect.

               (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Camden shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

               (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change and Camden shall have received a certificate of the chief executive officer or chief financial officer of the Company certifying to such effect.

               (d) OPINIONS RELATING TO REIT AND PARTNERSHIP STATUS. Camden shall have received (i) an opinion of Counsel to the Company, dated as of the Closing Date, reasonably satisfactory to Camden that, (A) commencing with its taxable year ended December 31, 1994, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and (B) the Operating Partnership has been during and since 1994, and continues to be, treated for federal income tax purposes as a partnership, and not as a corporation or an association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations) and (ii) an opinion of Counsel to Camden, dated as of the Closing Date, reasonably satisfactory to Camden, that, commencing with its taxable year ended December 31, 1993, Camden was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Camden's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations).

               (e) OTHER TAX OPINION. Camden shall have received an opinion dated as of the Closing Date from Counsel to Camden, based upon certificates and letters, which letters and certificates are substantially in the form set forth in EXHIBIT E hereto and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

               (f) CONSENTS. All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Camden Material Adverse Effect or a Material Adverse Effect.

               Notwithstanding the foregoing, Camden shall not be obligated to effect the Merger if the failure of one or more of the conditions set forth in Sections 6.2(a), 6.2(c) and 6.2(f) to be satisfied, in the aggregate, causes a Camden Material Adverse Effect.

               SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY.

               The obligation of the Company to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by the Company:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Camden set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Camden contained herein are so qualified) signed on behalf of Camden by the chief executive officer and the chief financial officer of such party to such effect. This condition shall be deemed satisfied unless any or all breaches of Camden's representations and warranties in this

Agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to have a Camden Material Adverse Effect.

               (b) PERFORMANCE OF OBLIGATIONS OF CAMDEN. Camden shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Camden signed on behalf of such party by the chief executive officer or the chief financial officer of such party to such effect.

               (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Camden Material Adverse Change and the Company shall have received a certificate of the chief executive officer or chief financial officer of Camden certifying to such effect.

               (d) OPINION RELATING TO REIT STATUS. The Company shall have received an opinion of Counsel to Camden dated as of the Closing Date, reasonably satisfactory to the Company, that, commencing with its taxable year ended December 31, 1993, Camden was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Camden's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations).

               (e) OTHER TAX OPINION. The Company shall have received an opinion dated as of the Closing Date from Counsel to the Company, based upon certificates and letters, which letters and certificates are substantially in the form set forth in EXHIBIT F hereto and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

               (f) CONSENTS. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not have a Camden Material Adverse Effect or a Material Adverse Effect.

               (g) THE INVESTMENT COMPANY ACT OPINION. The Company shall have received a favorable opinion dated as of the Closing Date from Counsel to Camden, that neither Camden or any Camden Subsidiary is required to be registered under the Investment Company Act of 1940.

               Notwithstanding the foregoing, the Company shall not be obligated to effect the Merger if the failure of one or more of the conditions set forth in Sections 6.3(a), 6.3(c) and 6.3(f) to be satisfied, in the aggregate, causes a Material Adverse Effect.

                                   ARTICLE VII

                                  BOARD ACTIONS

               SECTION 7.1 BOARD ACTIONS. Notwithstanding Section 5.7 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith after consultation with outside legal counsel, the Company may:

               (a) disclose to the shareholders of the Company any information that, in the opinion of the Board of Directors of the Company after consultation with outside legal counsel, is required to be disclosed under applicable law;
               (b) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction;

               (c) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement (as determined by the Company's outside counsel), or otherwise respond to or deal with any person in connection with a Competing Transaction proposed by such person; and

               (d) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Competing Transaction (as defined below) and enter into an agreement with respect to such Superior Competing Transaction (for purposes of this Agreement, "SUPERIOR COMPETING TRANSACTION" means a bona fide proposal of a Competing Transaction made by a third party which has not been solicited or initiated by the Company in violation of Section 5.7 and which a majority of the members of Board of Directors of the Company determines in good faith (A) to be more favorable to the Company's shareholders than the Merger, and (B) is reasonably capable of being consummated.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

               SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the SDAT, whether before or after either of the Shareholder Approvals are obtained:

               (a) by mutual written consent duly authorized by the respective Boards of Directors of Camden and the Company;

               (b) by Camden, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by June 30, 1997 (or as otherwise extended);

               (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Camden set forth in this Agreement, or if any representation or warranty of Camden shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or
Section 6.3(b), as the case may be, would be incapable of being satisfied by June 30, 1997 (or as otherwise extended);

               (d) by either Camden or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

               (e) by either Camden or the Company, if the Merger shall not have been consummated before June 30, 1997; PROVIDED, HOWEVER, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(e);

               (f) by either Camden or the Company (unless the Company is in breach of its obligations under Section 5.1(b)) if, upon a vote at a duly held Company Shareholders Meeting or any adjournment thereof, the Company Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

               (g) by either Camden (unless Camden is in breach of its obligations under 5.1(c)) or the Company if, upon a vote at a duly held Camden Shareholders Meeting or any adjournment thereof, the Camden Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

               (h) by either Camden or the Company if the consent of the partners of the Operating Partnership as contemplated by Section 6.1(h) shall not have been obtained by March 31, 1997;

               (i) by the Company, if prior to the Company Shareholders Meeting, the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Camden its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Competing Transaction; PROVIDED, HOWEVER, that such termination shall not be effective prior to the payment of the Break-Up Fee to the extent required by Section 8.2(b) hereof;

               (j) by Camden, if (i) prior to the Company Shareholders Meeting, the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Camden its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction or (ii) the Company shall have entered into a definitive agreement with respect to any Competing Transaction;

               (k) by the Company at any time during the seven (7) trading day period following the Pricing Period (as defined below) if the Average Closing Price (as defined below) shall be less than Twenty-Five Dollars and

Sixty-Seven Cents ($25.67), subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 8.1(k), it shall give written notice to Camden (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned seven (7) trading day period). During the three (3) trading day period commencing with its receipt of such notice, Camden shall have the option to increase the Merger Consideration by adjusting the Exchange Ratio to equal a number (calculated to the nearest one thousandth (1,000th)) obtained by dividing
(a) Sixteen Dollars and Forty-Three Cents ($16.43) by (b) the Average Closing Price. If Camden so elects within such three (3) trading day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
Section 8.1(k) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified). For purposes of this Section 8.1(k), (i) the term "Average Closing Price" means the average of the closing prices of Camden Common Stock, on the New York Stock Exchange for all trading days during the Pricing Period, and (ii) "Pricing Period" means the period of fifteen (15) consecutive trading days commencing on the twenty-second
(22nd) trading day prior to the date of the Company Shareholders Meeting.

               SECTION 8.2 EXPENSES.

               (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

               (b) The Company agrees that if this Agreement shall be terminated
(i) pursuant to (x) Section 8.1(b), (f), (i) or (j) and the Company shall have entered into an agreement to consummate a Competing Transaction described in
Section 5.7(i), (ii), (iv) or (v) hereof or (y) pursuant to Section 8.1(b), (e) or (f) and within one year from the date of such termination, the Company consummates such a Competing Transaction or enters into an agreement to consummate such a Competing Transaction which is subsequently consummated or (z) pursuant to Section 8.1(h), then the Company will pay (provided that Camden was not in material breach of any of its representations, warranties, covenants or agreements hereunder at the time of termination) as directed by Camden a fee in an amount equal to the Break-Up Fee (as defined below) and (ii) pursuant to
Section 8.1(b) or (f) and no agreement for such a Competing Transaction shall have been entered into, then the Company will pay, as directed by Camden an amount equal to the Break-Up Expenses (as defined below). Payment of any of such amounts shall be made, as directed by Camden, by wire transfer of immediately available funds promptly, but in no event later than two business days after such termination. For purposes of subsection 8.2(b)(i)(y) above, a "Competing Transaction" shall be limited to a Competing Transaction described in Section 5.7(i), (ii), (iv) or (v) hereof with respect to which the Company had negotiations prior to termination of this Agreement (other than any such Competing Transaction described on SCHEDULE 8.2(B)). The "BREAK-UP FEE" shall be an amount equal to the lesser of (i) $10,000,000 (the "BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to Camden without causing it to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c) (2) (A)-(H) and 856(c) (3) (A)-(I) of the code ("QUALIFYING INCOME"), as determined by independent accountants to Camden and (B) in the event Camden receives a letter from outside counsel (the "BREAK-UP FEE TAX OPINION") indicating that Camden has received a ruling from the IRS holding that Camden's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c) (2) and (3) of the Code (the "REIT REQUIREMENTS") or that the receipt by Camden of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. The Break-Up Fee shall be reduced by any amounts previously paid in respect of Break-Up Expenses (as defined below). The Company's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that Camden is not able to receive the full Base Amount, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to Camden unless and until the Company receives any one or combination of the following: (i) a letter from Camden independent accountants indicating the maximum amount that can be paid at that time to Camden without causing Camden to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event the Company shall pay to Camden the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. The "BREAK-UP EXPENSES" shall be an amount equal to the lesser of (i) Camden out-of-pocket expenses incurred in connection with this Agreement and the Transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $1,500,000 (the "EXPENSE FEE BASE

AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to Camden without causing it to fail to meet the requirements of Sections 856(c) (2) and
(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to Camden and (B) in the event Camden receives a Break-Up Fee Tax Opinion indicating that Camden has received a ruling from the IRS holding that Camden's receipt of the Expense Fee Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by Camden of the remaining balance of the Expense Fee Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Expense Fee Base Amount less the amount payable under clause (A) above. The Company's obligation to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that Camden is not able to receive the full Expense Fee Base Amount, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to Camden unless and until the Company receives any one or combination of the following: (i) a letter from Camden's independent accountants indicating the maximum amount that can be paid at that time to Camden without causing Camden to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in which event the Company shall pay to Camden the lesser of the unpaid Expense Fee Base Amount or the maximum amount stated in the letter referred to in (i) above.

               (c) Camden agrees that if this Agreement shall be terminated pursuant to Section 8.1(c) or (g), then Camden will pay, as directed by the Operating Partnership, an amount equal to the Termination Expenses (as defined below). Payment of any of such amounts shall be made, as directed by the Operating Partnership, by wire transfer of immediately available funds promptly, but in no event later than two business days after such termination. The "TERMINATION EXPENSES" shall be an amount equal to the lesser of (i) the Company's and the Operating Partnership's out-of-pocket expenses incurred in connection with this Agreement and the Transactions (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) but in no event in an amount greater than $1,500,000 (the "TERMINATION EXPENSE BASE AMOUNT") and (ii) the sum of (A) the maximum amount that can be paid to the Operating Partnership without causing the Company to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Company and (B) in the event the Company receives a letter from outside counsel (the "TERMINATION EXPENSE TAX OPINION") indicating that the Company has received a ruling from the IRS holding that the Operating Partnership's receipt of the Termination Expense Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements or that receipt by the Operating Partnership of the remaining balance of the Termination Expense Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Termination Expense Base Amount less the amount payable under clause (A) above. Camden's obligation to pay any unpaid portion of the Termination Expenses shall terminate three years from the date of this Agreement. In the event that the Operating Partnership is not able to receive the full Termination Expense Base Amount, Camden shall place the unpaid amount in escrow and shall not release any portion thereof to the Operating Partnership unless and until Camden receives any one or combination of the following: (i) a letter from the Company's independent accountants indicating the maximum amount that can be paid at that time to the Operating Partnership without causing the Company to fail to meet the REIT Requirements or (ii) a Termination Expense Tax Opinion, in which event Camden shall pay to the Operating Partnership the lesser of the unpaid Termination Expense Base Amount or the maximum amount stated in the letter referred to in (i) above.

               SECTION 8.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Camden as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Camden, or the Company, other than the last sentence of Section 5.2, Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

               SECTION 8.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with SDAT; PROVIDED, HOWEVER, that, after the Shareholder Approvals are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to the Company's shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company's shareholders or Camden's shareholders.

               SECTION 8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any waivers pursuant to clause (c) of the second preceding sentence (i) of the provisions of Section 4.1(e) may be given in writing on behalf of Camden by the Chief Executive Officer of Camden and (ii) of the provisions of Section 4.2(e) may be given in writing by or on behalf of the Company by the Chief Executive Officer of the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

               SECTION 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

               SECTION 9.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

        (a)    if to Camden, to

               Richard J. Campo
               Chairman and Chief Executive Officer
               Camden Property Trust
               3200 Southwest Freeway, Suite 1500
               Houston, Texas  77027
               Telecopy:  (713) 964-3599

               with a copy to:

               Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
               2200 Ross Avenue, Suite 900
               Dallas, Texas  75201
               Attention:  Bryan L. Goolsby
               Telecopy:  (214) 220-4899

        (b)    if to the Company, to


               Paragon Group, Inc.
               7557 Rambler Road
               Suite 1200
               Dallas, Texas  75231
               Attention:  Robert H. Gidel
               Telecopy:  (214) 891-2019

               with a copy to:

               Hogan & Hartson L.L.P.
               555 13th Street, N.W.
               Washington, D.C.  20004-1109
               Attention:  J. Warren Gorrell, Jr.
               Telecopy:  (202) 637-5910


               SECTION 9.3 CERTAIN DEFINITIONS. For purposes of this Agreement:

               An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

               "CAMDEN DISCLOSURE LETTER" means the letter previously delivered to the Company by Camden disclosing certain information in connection with this Agreement.

               "CAMDEN INTERESTS" means, collectively, the Camden Subsidiaries and all direct or indirect interests of Camden or any Camden Subsidiary.

               "CAMDEN MANAGEMENT COMPANY" means Apartment Connection, Inc., a Delaware corporation.

               "CAMDEN SUBSIDIARY" means Camden Sub, any Subsidiary of the aforementioned entities and any other entity of which Camden is the direct or indirect general partner or as to which the Company has the right or power to elect a majority of the board of directors or other governing body.

               "COMPANY DISCLOSURE LETTER" means the letter previously delivered to each of Camden by the Company disclosing certain information in connection with this Agreement.

               "COMPANY INTERESTS" means, collectively, the Company Subsidiaries and all direct or indirect interests of the Company or any Company Subsidiary.

               "COMPANY SUBSIDIARIES" means, collectively, GP Holdings, LP Holdings, and Residential Management Corporation, any Subsidiary of any of the aforementioned entities and any other entity of which the Company is the direct or indirect general partner or as to which the Company has the right or power to elect a majority of the board of directors or other governing body.

               "GP HOLDINGS" means Paragon Group GP Holdings, Inc., a Delaware corporation and the general partner of the Operating Partnership.

               "LP HOLDINGS" means Paragon Group LP Holdings, Inc., a Delaware corporation and a limited partner of the Operating Partnership.

               "KNOWLEDGE" where used herein with respect to the Company shall mean the actual knowledge of the persons named in SCHEDULE 9.3 to the Company Disclosure Letter and where used with respect to Camden shall mean the actual knowledge of the persons named in SCHEDULE 9.3 to the Camden Disclosure Letter.

               "OPERATING PARTNERSHIP" means Paragon Group L.P., Inc. a Delaware limited partnership.

               "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

               "PARADIM" means Paradim, Inc., a Delaware corporation.

               "REQUIRED PARTNERSHIP VOTE" means the unanimous vote of limited partners of the Operating Partnership required in order to approve the amendments to the Operating Partnership Agreement substantially in the form attached hereto as EXHIBIT A.

               "RESIDENTIAL MANAGEMENT CORPORATION" means Paragon Residential Services, Inc., a Delaware corporation.

               "SUBSIDIARY" of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either directly or through or together with another Subsidiary of such person) owns 20% or more of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

               "TPMP" means Texas Paragon Management Partners L.P., a Texas limited partnership.

               SECTION 9.4 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

               SECTION 9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

               SECTION 9.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and,
(b) except for the provisions of Article II, Section 5.12(b) and (c) and Section 5.13, are not intended to confer upon any person other than the parties hereto any rights or remedies.

               SECTION 9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT THE MERGER OR OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE TEXAS STATUTE.

               SECTION 9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

               SECTION 9.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Texas or in any Texas State court located in Texas, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Texas or any Texas State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

               SECTION 9.10 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.10.

               IN WITNESS WHEREOF, Camden, Camden Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       CAMDEN:

                                       Camden Property Trust


                                       By: /s/ RICHARD J. CAMPO
                                           Name: Richard J. Campo
                                           Title:   Chairman of the Board

                                       CAMDEN SUB:

                                       Camden Subsidiary, Inc.

                                       By: /s/ RICHARD J. CAMPO
                                           Name: Richard J. Campo
                                           Title:   Chairman of the Board

                                       COMPANY:

                                       Paragon Group, Inc.

                                       By: /s/ WILLIAM R. COOPER
                                           Name: William R. Cooper
                                           Title:   Chief Executive Officer

                                                                      ANNEX II-A

                          [PaineWebber Incorporated]

                                                December 20, 1996

Board of Trust Managers
Camden Property Trust
3200 Southwest Freeway
Suite 1500
Houston, Texas 77027

Gentlemen:

      Camden Property Trust (the "Company"), a newly-formed wholly-owned subsidiary of the Company ("Merger Subsidiary") and Paragon Group, Inc. (the "Subject Company") propose to enter into an agreement and plan of merger (the "Merger Agreement"), pursuant to which the Subject Company will, subject to the terms and conditions therein, merge with and into Merger Subsidiary (the "Merger"). In the Merger, each share of common stock, par value $.01 per share (the "Subject Company Shares"), of the Subject Company issued and outstanding immediately prior to the effectiveness of the Merger (subject to certain exceptions) will be converted into .64 (the "Exchange Ratio") common shares of beneficial interest, par value $.01 per share (the "Company Shares"), of the Company. We understand that the Merger is intended to be accounted for under the purchase method of accounting and intended to be completed on a tax-free basis.

      You have asked us whether or not, in our opinion, the Exchange Ratio is fair to the Company from a financial point of view.

      In arriving at the opinion set forth below, we have, among other things:

            (1) Reviewed the Subject Company's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1995, the Subject Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1996 and the prospectus, dated July 20, 1994, of the Subject Company relating to the initial public offering of the

                                   IIA-1

                  Subject Company Shares;

            (2) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, the Company's Form 10-Q and the related unaudited financial information for the nine months ended September 30, 1996 and the prospectus, dated July 22, 1993, of the Company relating to the initial public offering of the Company Shares;

            (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Subject Company and the Company, furnished to us by the Subject Company and the Company, respectively;

            (4) Conducted discussions with members of senior management of the Subject Company and the Company concerning their respective businesses and prospects;

            (5) Reviewed the historical market prices and trading activity for the Subject Company Shares and the Company Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

            (6) Compared the results of operations of the Subject Company and the Company with that of certain companies which we deemed to be reasonably similar to the Subject Company and the Company, respectively;

            (7) Compared the proposed financial terms of the transaction contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

            (8) Considered the pro forma effect of the Merger on the Company's capitalization ratios, funds from operations and cash flow;

            (9)   Reviewed the Merger Agreement; and

                                   IIA-2

            (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Subject Company and the Company, and we have not assumed any responsibility to independently verify such information. We have not assumed responsibility for conducting a physical inspection of the properties and facilities of the Subject Company or the Company or for making or obtaining an independent appraisal of the assets and liabilities of the Subject Company or the Company. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company and the Subject Company as to the future performance of the Company and the Subject Company, respectively, and their respective properties; and we have assumed that the modifications made by the Company to the Subject Company financial forecasts were reasonably made on bases reflecting the best currently available estimates and good faith judgments of the Company's management as to the future performance of the Subject Company and its properties. No opinion is expressed herein as to the price at which the Company Shares to be issued in the Merger to the shareholders of the Subject Company may trade at any time. Our opinion is based upon regulatory, economic, monetary and market conditions existing on the date hereof.

      Our opinion is directed to the Board of Trust Managers of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Trust Managers of the Company as alternatives to the Merger or the decision of the Board of Trust Managers to proceed with the Merger.

      This opinion has been prepared for the Board of Trust Managers of the Company and shall not be reproduced, summarized, described or referred to, or given to any other person or otherwise made public, without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in

                                      IIA-3
full in a proxy statement/prospectus relating to the Merger.

      As you are aware, PaineWebber Incorporated is currently acting as financial advisor to the Company and will receive a fee for rendering this opinion and will receive an additional fee upon consummation of the Merger. We have provided financial advisory services to, and acted as an underwriter and placement agent for, the Company in the past and may do so in the future. In the ordinary course of our business, we may trade the equity and debt securities of the Company and the Subject Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

      On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the Company from a financial point of view.

                                Very truly yours,

                                PAINEWEBBER INCORPORATED

                                By: /s/ DAVID JARVIS
                                    David Jarvis
                                    Managing Director

                                   IIA-4

                                                                    ANNEX II-B

              [Merrill Lynch, Pierce Fenner & Smith Incorporated]

                                                December 16, 1996

Board of Directors
Paragon Group, Inc.
7557 Rambler Road
Suite 1200
Dallas, Texas 75231

Gentlemen:

      We understand that Paragon Group, Inc., a Maryland corporation (the "Company"), Camden Property Trust, a Texas real estate investment trust ("Camden"), and Camden Subsidiary, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Camden ("Camden Sub"), propose to enter into an agreement and plan of merger on or about December 16, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Company into Camden Sub, with Camden Sub surviving. Pursuant to the Merger, each outstanding share of the Company's common stock, par value $.01 per share (the "Company Shares") will be converted into the right to receive 0.64 shares of common stock of Camden (the "Camden Shares"). The ratio for the conversion of the Company Shares into a right to receive the Camden Shares, as the same may be adjusted pursuant to Section 8.1(k) of the Merger Agreement, is referred to as the "Exchange Ratio."

      You have asked us whether, in our opinion, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

      In arriving at the opinion set forth below, we have, among other things:

                                      IIB-1

            (1) Reviewed the Company's Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 1995 and the Company's Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

            (2) Reviewed Camden's Annual Report, Form 10-K and related financial information for the fiscal year ended December 31, 1995 and Camden's Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

            (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, as well as the cost savings and related synergies expected to result from the Merger, furnished to us by the Company;

            (4) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Camden, furnished to us by Camden;

            (5) Conducted discussions with members of senior management of the Company and Camden, concerning their respective businesses and prospects;

            (6) Reviewed the historical market prices and trading activity for the Company Shares and the Camden Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company and Camden, respectively;

            (7) Considered the pro forma effect of the Merger on the combined entity's operating results and financial condition, as well as its pro forma combined capitalization, capitalization ratios and funds from operations;

            (8) Compared the results of operations of the Company and Camden with those of certain companies which we deemed to be reasonably similar to the Company and Camden, respectively;

                                   IIB-2

            (9) Compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

            (10) Reviewed a draft dated December 16, 1996 of the Merger Agreement and the exhibits thereto; and

            (11) Performed and reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

      In preparing our opinion, we have relied with your consent on the accuracy and completeness in all material respects of all information supplied or otherwise made available to us by the Company and Camden, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities of the Company or Camden. With respect to the financial forecasts furnished by the Company and Camden, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Camden's management as to the expected future financial performance of the Company or Camden and as to the cost savings and related expenses and synergies expected to result from the Merger, as the case may be. We have assumed, at the Company's direction, that the tax effects to the holders of Company Shares resulting from the Merger will be immaterial. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

      This opinion addresses the ownership position in the combined company to be received by the Company's stockholders pursuant to the Merger on the terms set forth in the Merger Agreement based upon the relative contributions of the Company and Camden to the combined company and we express no opinion as to prices at which the Camden Shares will trade following consummation of the Merger or the prices at which the Company Shares or Camden Shares will trade between the announcement and consummation of the Merger.

      This opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any holder of Company Shares as to how such holder should vote on the Merger.

                                   IIB-3

      We have, in the past, provided financial advisory and financing services to the Company and Camden on unrelated matters and have received fees for the rendering of such services. We will also receive a fee for services in connection with the Merger or any similar transaction by the Company, if it is completed. In the ordinary course of our business, we may actively trade in the Company Shares and the Camden Shares for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

      On the basis of, and subject to, the foregoing, we are of the opinion that the Exchange Ratio is fair to the holders of Company Shares from a financial point of view.

                                    Very truly yours,

                                    MERRILL LYNCH, PIERCE, FENNER &
                                    SMITH INCORPORATED

                                    By: /s/
                                           Managing Director
                                           Investment Banking Group

                                   IIB-4

                  PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Subsection (B) of Section 9.20 of the Texas Real Estate Investment Trust Act, as amended (the "Act"), empowers a real estate investment trust to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the real estate investment trust or is or was serving at the request of the real estate investment trust as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another real estate investment trust, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the real estate investment trust and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

      The Act further provides that, except to the extent otherwise permitted by the Act, a person may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable to the real estate investment trust. Indemnification pursuant to Subsection (B) of Section 9.20 of the Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

      Subsection (C) of Section 15.10 of the Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the real estate investment trust, if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports, or statements, including financial statements and other financial data, concerning the real estate investment trust, that were prepared or presented by officers or employees of the real estate investment trust, legal counsel, public accountants, investment bankers, or certain other professionals, or a committee of trust manager of which the trust manager is not a member. In addition, no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage, or expense arising from the performance of his duty to a real estate investment trust, save only for his own willful misfeasance, willful malfeasance or gross negligence.

      Article Sixteen of Camden's Amended and Restated Declaration of Trust provides that Camden shall indemnify officers and trust managers, as set forth below:

            (a) The Company shall indemnify, to the extent provided in the Company's Bylaws, every person who is or was a trust manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust, foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

            (b) If the indemnification provided in paragraph (a) is either (i) insufficient to cover all costs and expenses incurred by any person named in such paragraph as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named in such paragraph or (ii) not permitted by Texas law, the Company shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every person who is or was a trust manager or officer of the Company or its corporate predecessor and any person who is or was serving at the request of the Company or its corporate predecessor as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust, foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

      Camden's Bylaws provide that Camden may indemnify any trust manager or officer of the Company who was, is or is threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because the person is or was a trust manager, officer, employee or agent of the Company, or is or was serving at the request of the Company in the same or another capacity in another corporation or business association, against judgments, penalties, fines, settlements and reasonable expenses actually incurred if it is determined that the person: (i) conducted himself in good faith, (ii) reasonably believed that, in the case of conduct in his official capacity, his conduct was in the best interests of the Company, and that, in all other cases, his conduct was at least not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided that, if the person is found liable to the Company, or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (A) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (B) will not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibits

EXHIBIT NO.                               DESCRIPTION

2.1 Agreement and Plan of Merger dated as of December 16, 1996, between Camden, Sub and Paragon (attached as Annex I to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement and incorporated herein by reference. The following Exhibits to the Merger Agreement are included as separate Exhibits to this Registration Statement: Form of Third Amended and Restated Agreement of Limited Partnership of Camden Operating L.P. (see
            Exhibit 10.1); Form of Affiliates Letter (see Exhibit 10.2); Terms of Severance (see Exhibit 10.3); Form of Registration Rights Agreement (see Exhibit 10.4); Forms of Letters and Certificates Supporting Tax Opinion (see Exhibit 10.5); and Form of Lock-Up Agreement (see Exhibit 10.6). Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules to the Merger Agreement are omitted. A list briefly identifying the contents of all omitted Schedules is incorporated by reference to page (iv) of the Merger Agreement. The registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request.)

4.1         Amended and Restated Declaration of Trust of Camden (filed as
            Exhibit 3.1 to Camden's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-12110), and incorporated by reference herein)

4.2 Amended and Restated Bylaws of Camden (filed as Exhibit 3.1 to Camden's Current Report on Form 8-K dated October 31, 1996 (File No. 1-12110) filed with the Commission on November 18, 1996, and incorporated by reference herein)

4.3 Specimen certificate for Camden Common Shares (filed as Exhibit 4.1 to Camden's Registration Statement on Form S-11 filed September 15, 1993 (File No. 33-68736), and incorporated by reference herein)

5           Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.

8.1         Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. regarding
            Merger

8.2         Opinion of Hogan & Hartson L.L.P. regarding Merger

8.3         Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. regarding
            REIT status

8.4         Opinion of Hogan & Hartson L.L.P. regarding REIT status

10.1 Form of Third Amended and Restated Agreement of Limited Partnership of Camden Operating L.P.

10.2        Form of Affiliates Letter

10.3        Terms of Severance

10.4        Form of Registration Rights Agreement

10.5        Forms of Letters and Certificates Supporting Tax Opinion

10.6        Form of Lock-Up Agreement

10.7 Voting Agreement, dated December 16, 1996, between Camden, Paragon and certain major securityholders of Camden

10.8 Voting Agreement, dated December 16, 1996, between Camden, Paragon and certain major securityholders of Paragon

10.9 Stock Purchase Agreement, dated December 16, 1996, between Apartment Connection, Inc. and Texas Paragon Management Partners L.P.

23.1        Consent of Deloitte & Touche LLP

23.2        Consent of Ernst & Young LLP

23.3 Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in Exhibits 5, 8.1 and 8.3 hereto)

23.4 Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.2 and 8.4 hereto)

23.5        Consent of PaineWebber Incorporated

23.6        Consent of Merrill Lynch & Co.

24          Powers of Attorney (included on signature page)

99.1        Form of Camden proxy

99.2        Form of Paragon proxy

99.3        Consents of persons named to become trust managers

(b)   Financial Statement Schedules
            Included in documents incorporated by reference

(c)   Item 4(b) Information
            The opinions of PaineWebber Incorporated and Merrill Lynch & Co. are included as Annex II-A and Annex II-B, respectively, to the Joint Proxy Statement/Prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes as follows:

      1. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      2. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      3. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      4. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      5. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of the post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                     SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 25th day of February, 1997.

                                         CAMDEN PROPERTY TRUST

                                         By:  /s/ RICHARD J. CAMPO
                                                  Richard J. Campo
                                             Chairman of the Board and
                                              Chief Executive Officer

                                POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 25, 1997. Each of the undersigned officers and directors of the registrant hereby constitutes Richard J. Campo and D. Keith Oden, either of whom may act, his true and lawful attorneys-in-fact with full power to sign for him and in his name in the capacities indicated below and to file any and all amendments to the registration statement filed herewith, making such changes in the registration statement as the registrant deems appropriate, and generally to do all such things in his name and behalf in his capacity as an officer and director to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

     SIGNATURE                     TITLE AND CAPACITY
     ---------                     ------------------
/s/ RICHARD J. CAMPO         Chairman of the Board of Trust Managers and
    Richard J. Campo         Chief Executive Officer (Principal Executive
                             Officer)

/s/ D. KEITH ODEN            President, Chief Operating Officer and Trust
    D. Keith Oden            Manager


/s/ G. STEVEN DAWSON         Senior Vice President - Finance, Chief Financial
    G. Steven Dawson         Officer, Treasurer and Assistant Secretary
                             (Principal Financial and Accounting Officer)

/s/ GEORGE A. HRDLICKA       Trust Manager
    George A. Hrdlicka

/s/ F. GARDNER PARKER        Trust Manager
    F. Gardner Parker

/s/ STEVEN A. WEBSTER
    Steven A. Webster        Trust Manager

                                 EXHIBIT INDEX

EXHIBIT NO.                               DESCRIPTION

2.1 Agreement and Plan of Merger dated as of December 16, 1996, between Camden, Sub and Paragon (attached as Annex I to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement and incorporated herein by reference. The following Exhibits to the Merger Agreement are included as separate Exhibits to this Registration Statement: Form of Third Amended and Restated Agreement of Limited Partnership of Camden Operating L.P. (see
            Exhibit 10.1); Form of Affiliates Letter (see Exhibit 10.2); Terms of Severance (see Exhibit 10.3); Form of Registration Rights Agreement (see Exhibit 10.4); Forms of Letters and Certificates Supporting Tax Opinion (see Exhibit 10.5); and Form of Lock-Up Agreement (see Exhibit 10.6). Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules to the Merger Agreement are omitted. A list briefly identifying the contents of all omitted Schedules is incorporated by reference to page (iv) of the Merger Agreement. The registrant hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request.)

4.1         Amended and Restated Declaration of Trust of Camden (filed as
            Exhibit 3.1 to Camden's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-12110), and incorporated by reference herein)

4.2 Amended and Restated Bylaws of Camden (filed as Exhibit 3.1 to Camden's Current Report on Form 8-K dated October 31, 1996 (File No. 1-12110) filed with the Commission on November 18, 1996, and incorporated by reference herein)

4.3 Specimen certificate for Camden Common Shares (filed as Exhibit 4.1 to Camden's Registration Statement on Form S-11 filed September 15, 1993 (File No. 33-68736), and incorporated by reference herein)

5           Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.

8.1         Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. regarding
            Merger

8.2         Opinion of Hogan & Hartson L.L.P. regarding Merger

8.3         Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. regarding
            REIT status

8.4         Opinion of Hogan & Hartson L.L.P. regarding REIT status

10.1 Form of Third Amended and Restated Agreement of Limited Partnership of Camden Operating L.P.

10.2        Form of Affiliates Letter

10.3        Terms of Severance

10.4        Form of Registration Rights Agreement

10.5        Forms of Letters and Certificates Supporting Tax Opinion

10.6        Form of Lock-Up Agreement

10.7 Voting Agreement, dated December 16, 1996, between Camden, Paragon and certain major securityholders of Camden

10.8 Voting Agreement, dated December 16, 1996, between Camden, Paragon and certain major securityholders of Paragon

10.9 Stock Purchase Agreement, dated December 16, 1996, between Apartment Connection, Inc. and Texas Paragon Management Partners L.P.

23.1        Consent of Deloitte & Touche LLP

23.2        Consent of Ernst & Young LLP

23.3 Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included in Exhibits 5, 8.1 and 8.3 hereto)

23.4 Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.2 and 8.4 hereto)

23.5        Consent of PaineWebber Incorporated

23.6        Consent of Merrill Lynch & Co.

24          Powers of Attorney (included on signature page)

99.1        Form of Camden proxy

99.2        Form of Paragon proxy

99.3        Consents of persons named to become trust managers